DELMARVA POWER & LIGHT COMPANY



                       APPLICATION FOR APPROVAL OF A PLAN
                    FOR FUNCTIONAL SEPARATION OF GENERATION
                                  PURSUANT TO
                           VIRGINIA ELECTRIC UTILITY
                               RESTRUCTURING ACT



                                February 4, 2000





                                   BEFORE THE
                     VIRGINIA STATE CORPORATION COMMISSION

                      BEFORE THE COMMONWEALTH OF VIRGINIA

                          STATE CORPORATION COMMISSION


APPLICATION OF DELMARVA POWER &         )
LIGHT COMPANY UNDER THE VIRGINIA        )
ELECTRIC UTILITY RESTRUCTURING ACT      )         CASE No. PUE __________
AND FOR OTHER FINDINGS                  )


                                 APPLICATION OF
                         DELMARVA POWER & LIGHT COMPANY


          Delmarva Power & Light Company ("Delmarva" or the "Company") hereby respectfully seeks approval pursuant to section 56-590.B of the Code of Virginia, of a plan for the functional separation of the Company's generation activities from its transmission and distribution activities (the "Plan") and necessary approvals for the implementation of the Plan in accordance with the Virginia Electric Utility Restructuring Act ("Restructuring Act").

          As explained in more detail below, the Plan involves complete divestiture of Delmarva's generation facilities, some of which would be sold to unaffiliated parties and the remainder of which are proposed to be transferred to an affiliate. In order to effectuate the Plan, Delmarva also asks for certain findings relating to Delmarva and its affiliate, Atlantic City Electric Company ("ACE"), that are necessary under the Public Utility Holding Company Act of 1935, as amended ("PUHCA") in order to sell or transfer these generation facilities to an Exempt Wholesale Generator ("EWG").

          Delmarva further requests findings that Delmarva's membership in the PJM Interconnection, LLC, meets the requirements of Virginia Code sections

56-577.A.1 and 56-579 relating to the transfer of management and control of utility transmission facilities to regional transmission entities by January 1, 2001.

          Delmarva further requests that the Virginia State Corporation Commission ("Commission") exercise its discretion pursuant to Virginia Code section 56-249.6 to waive the requirements of filing fuel rate adjustments for the recovery of fuel costs, including purchase power costs, on the grounds that Delmarva's fuel costs can be reasonably recovered through the rates and charges established by the Commission in conjunction with the Plan.

          The Plan provides for the divestiture of Delmarva's generation facilities in three Phases. Therefore, Delmarva asks that the Commission enter orders from time to time as necessary to authorize the conveyances described herein. In particular, Delmarva asks that orders be entered on or before March 15, 2000, authorizing the sale to unaffiliated purchasers of its interests in nuclear baseload generation facilities, with such orders containing the PUHCA findings that are necessary in order to sell such generation facilities to an EWG.


                     I. PARTIES AND OTHER RELATED COMPANIES.

          1. Delmarva is a Delaware corporation and a Virginia public service corporation that provides electric service to approximately 21,500 retail customers and one wholesale customer in Virginia's two Eastern Shore counties. Delmarva has approximately 445,000 additional electric service customers located in Delaware and Maryland. Delmarva also provides natural gas service to approximately 106,000 customers located in Delaware. Delmarva's Virginia customers produce less than 3% of Delmarva's annual electric revenues. During


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the period, October 1, 1998 - September 30, 1999, Delmarva's Virginia retail load peaked on July 5, 1999, at approximately 84.8 MW, or about 2.6% of the 3,255 MW total system peak for Delmarva on that day. Annual energy usage by Virginia retail customers was 367,154 MWH, or about 2.7% of Delmarva's system annual energy usage of 13,657,098 MWH. Delmarva is a wholly owned subsidiary of Conectiv. Delmarva is also a member of the PJM Interconnection, LLC, ("PJM") which is an Independent System Operator as defined by the Federal Energy Regulatory Commission ("FERC"). PJM administers a generation bidding, dispatching and scheduling program and provides interstate transmission service for power generated within and/or transmitted across all or portions of Pennsylvania, New Jersey, Maryland and the Delmarva peninsula.

          2. Conectiv is a Delaware corporation and a registered holding company under PUHCA. Conectiv also owns ACE, Conectiv Resource Partners, Inc. ("CRP") and a number of other corporations with non-regulated businesses. CRP employees provide various services for Conectiv-owned companies, including financial, accounting, legal, human resources, and other administrative services.

          3. ACE is a New Jersey corporation whose retail utility activities are regulated by the New Jersey Board of Public Utilities. ACE has approximately 488,800 electric customers located in the southern one-third of New Jersey. ACE is also a member of PJM.


                                 II. BACKGROUND.

A.   THE LAW.

          4. The Restructuring Act requires that, prior to January 1, 2001, each Virginia electric utility file a plan for the functional separation of its


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generation activities from its distribution and transmission activities. The
Commission is to review each plan.  Section 56-590(B).

          5. The Restructuring Act provides in sections 56-577.A.1 and 56-579 for the transfer of management and control of utility transmission facilities to regional transmission entities by January 1, 2001.

          6. Section 56-249.6 provides the Commission with discretion to waive the requirements of filing fuel rate adjustments for the recovery of fuel costs, including purchase power costs, if it makes findings that the utility's fuel costs can be reasonably recovered through the rates and charges established by the Commission.

          7. Section 32 of PUHCA, 15 U.S.C. section 79z-5a, contains a variety of provisions relating to EWGs, which are, by definition, exclusively in the business of owning and/or operating "eligible facilities" and selling the electric energy from such facilities at wholesale. Because they sell electricity at retail, Delmarva and ACE cannot be EWGs, and their existing power plants are not "eligible facilities" under PUHCA.

          8. Under PUHCA, the power plants of Delmarva and ACE could become "eligible facilities" upon the sale or transfer to an EWG if certain findings are made; namely that:

          allowing such facility to be an eligible facility a) will benefit consumers; b) is in the public interest, and c) does not violate state law. 15 U.S.C. section 79z-5a(c).

          9. A special PUHCA rule within 15 U.S.C. section 79z-5a(c) applies to utilities that are members of a registered utility holding company group, such as Delmarva and ACE. That special rule requires that the EWG findings be


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
obtained from each state commission with rate-making authority over any utility within the holding company group for any facility held as of 1992 by any utility in the group. This means that EWG findings must be sought from the Commission even for facilities currently owned by ACE that are to be sold to an EWG. The same EWG findings are being sought in Delaware, Maryland and New Jersey.

B.   THE PERTINENT FACTS.

          10. In anticipation of retail electric competition, Conectiv, Delmarva, and ACE have developed a corporate strategy that focuses Delmarva and ACE on the core utility business of transmitting and distributing energy to retail and wholesale customers. Under this strategy, Delmarva and ACE would retain their transmission and distribution facilities, continue to read meters and bill customers, and, at least during the transition to full competition in the retail electric generation business, be the provider of last resort to customers who do not choose another electric supplier. Delmarva and ACE would exit the business of owning and operating power plants.

          11. The corporate strategy also classifies the existing power plants as "strategic" and "non-strategic," depending on the perceived ability to operate them profitably. "Non-strategic" facilities include the nuclear and fossil units in which Delmarva and ACE have only small minority interests and base-load coal or oil units whose economic value may be driven largely by economies of scale. "Strategic facilities" are gas- or oil-fired units that are "load-following" units, (i.e., units that can be fired-up and shutdown relatively rapidly to match consumer demand for electricity). The corporate strategy is to sell the non-strategic facilities to unaffiliated companies. The strategic facilities would be transferred to an affiliate that would be part of


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
a group operating in largely unregulated markets, including electric energy trading, oil and gas trading, and competitive retail electric and gas sales markets.

          12. On September 27, 1999, Delmarva executed contracts with PECO Energy Company and PSEG Power, LLC to sell its nuclear interests in the Peach Bottom Nuclear Generating Station located in York County, Pennsylvania, and the Salem Nuclear Power Station located in Salem County, New Jersey, subject to obtaining necessary regulatory approvals. The sales include the nuclear generation units themselves, nuclear decommissioning trust fund balances, nuclear fuel, and the associated interests,in land and other equipment, including the small turbine at Salem that is primarily used for startup and on-site power needs. It is Delmarva's understanding that on or prior to closing, PSEG Power, LLC will designate a subsidiary, PSEG Nuclear, LLC, to be the actual purchaser of the interests.

          13. Delmarva currently owns 7.51% of Peach Bottom and 7.41% of Salem, (representing 173 MW and 172 MW of capacity, respectively). The sales agreements also provide that Delmarva's affiliate, ACE, will sell its 7.51% share of Peach Bottom and 7.41% share of Salem. One-half of each of those interests in Peach Bottom would be sold to PECO Energy Company ("PECO"), and one-half to PSEG Power, LLC. All of the Delmarva and ACE interests in Salem would be sold to PSEG Power, LLC. In addition, ACE holds a 5% share in the Hope Creek Nuclear Station located in Salem County, New Jersey. That 5% interest would also be sold to PSEG Power, LLC.

          14. Under the sales agreements, the purchase price for Delmarva's interest in Salem and Peach Bottom is approximately $4.1 million and $5.1 million respectively. In addition, the purchasers will compensate Delmarva for

Delmarva's share of the net book value of the nuclear fuel at each facility as of the closing date. Under the sales agreements, PECO and PSEG Power, LLC, will assume future decommissioning and environmental liabilities. The net loss (pre-tax) expected from the sale of the Delmarva interests (including transactional costs) in the Nuclear Facilities relative to book value is approximately $252.3 million, but that number cannot be precisely quantified at this time because transaction costs and adjustments to the purchase price and book value will not be known until closing.

          15. On January 18, 2000, Delmarva and ACE executed contracts with NRG Energy, Inc., a non-utility affiliate of the Minnesota-based utility, Northern States Power Company, which contracts, among other things, provide for the sale of Delmarva's Indian River and Vienna powerplants located in Delaware and Maryland, respectively; Delmarva's minority interests in the Keystone and Conemaugh coal plants located in Pennsylvania; the unimproved land acquired by Delmarva for the once-planned construction of a coal-fired powerplant in Dorchester County, Maryland; and certain facilities and interests owned by ACE, including ACE's interests in the Keystone and Conernaugh plants. The sales price for the assets owned by Delmarva was $621.6 million, subject to adjustments for certain projected capital costs incurred prior to closing and changes in inventory levels. The net gain (net of transactional costs and pre-tax) expected from the sale of the Delmarva interests in the Fossil Facilities relative to book value is approximately $249.5 million, but that number cannot be precisely quantified at this time because transaction costs and adjustments to the purchase price and book value will not be known until closing. Associated with the sales contracts are various related agreements involving, among other things, the interconnection of the powerplants to the Delmarva or ACE systems, a six month transitional services agreement and a term sheet for a power purchase agreement to be executed between Delmarva and NRG Energy, Inc. that will provide Delmarva with 500 MW of firm energy (deliverable in every hour) from the date of closing the Fossil Facilities transactions through the end of 2005. It is Delmarva's understanding that on or prior to closing, NRG Energy, Inc. will assign its interests to several subsidiaries or affiliates such that each plant or share of a plant will be owned by a separate legal entity, who will be the actual purchaser of the interests.

          16. For many years Delmarva has been a member of the PJM power pool. That power pool was reorganized in 1997 as the PJM Interconnection, LLC. PJM operates as a single transmission control area with free-flowing interconnections serving 23 million customers of eight mid-Atlantic utilities, including Delmarva. By order dated November 25, 1997, the FERC approved PJM's open access transmission tariff. In addition to its function as an independent system operator (ISO), PJM operates a competitive energy market through the PJM Interchange Energy Market, as described in the FERC order.


                      III. THE FUNCTIONAL SEPARATION PLAN.

A.   PROPOSED DIVESTITURES.

          17. Delmarva proposes to separate its generation function from its transmission and distribution function through divestiture. If approved, it is expected that the divestiture will be complete in the second quarter 2000 and will occur in three phases: 1) sales to third parties (PECO and PSEG Nuclear) of minority interests in Peach Bottom and Salem (the "Nuclear Facilities") on or about March 31, 2000 ("Phase 1"); 2) sales to third parties (NRG Energy, Inc.)

of its minority interests in the Keystone and Conemaugh coal-fired plants and its 100% interests in the Vienna and Indian River base-load fossil units (the "Fossil Units") ("Phase II"); and 3) transfer of intermediate and peak-load facilities to an affiliate ("Phase III").

          18. Delmarva currently owns 2,849 MW of capacity, of which 1,455 is planned for sale to unrelated entities in Phases I and II. The remaining 1,394 MW of capacity would be transferred in Phase III of the Plan to an affiliate after seeking approval of this Commission in a separate filing under the Affiliate Act. That Affiliate Act filing will also identify and describe the proposed transfer to an affiliate of certain intermediate-term and short-term power purchase contracts that were entered into with unaffiliated parties as part of Delmarva's wholesale trading activities.

          19. The Plan results in a functional separation between employees who work at the generation plants and employees performing transmission and distribution functions. Employees at the generation plants will become employees of the companies to which the plants are sold or transferred.

          20. CRP employees will generally be retained by CRP and will continue to provide services including legal, accounting, financial, fuel procurement and energy trading services for the Conectiv holding company group, including Delmarva and the affiliate(s) to which certain of the generation facilities will be transferred. It is expected that, at some point within the period that rates are capped, current CRP employees who perform functions primarily associated with electric generation and supply (e.g., the trading desk employees, fuel procurement employees) will be transferred out of CRP to an affiliated entity.


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
B.   RATE PROPOSALS.

          (i)  Introduction.

          21. Delmarva's Plan reduces and stabilizes rates for Virginia retail electric customers. For each of the first two Phases to close, Delmarva proposes that there be a base rate decrease and that fuel rates be frozen. When the final Phase closes, Delmarva proposes an additional rate decrease so there will be an overall revenue decrease of 2.58%. The rates would stay in effect until at least January 1, 2004, except for small, scheduled, annual increases in the fuel rates. Each of the sales and transfers will require approvals from multiple regulatory authorities. In the event that one or more such approvals is delayed with respect to the sale of facilities to third parties, it is possible that the Phase III transfer of generation facilities to an affiliate could occur prior to implementation of one of the other phases. Delmarva's rate proposals as described below do not require that the Phases close in I-II-III order. As each Phase closes, there will be a rate decrease as described with respect to the Phase that closes. Only two of these reductions would become effective, because, at the closing of whichever Phase is last to close ("Total Divestiture"), the Plan calls for a different set of base and fuel rates (which yield the same overall result) than would result from implementing the base rate reductions in all three Phases.

          22. Because of the rate decreases in the Plan, no separate tracking of "stranded costs" or net losses or net profits associated with the sale or transfer of generation facilities will be necessary.


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
          23. The following illustrates the rate proposals described in more detail below:

                         Base Rates               Fuel Rates          Total Revenues

Phase I                  Class decreases of       Frozen              Decrease from each
Closing of Sales of      0.88% - 1.03%                                Class of 0.70%.
Nuclear Facilities

Phase II                 Class decreases of       Frozen              Decrease from each
Closing of Sales of      1.07% - 1.33%                                Class of 0.90%
Fossil Facilities

Phase III                Class decreases of       Frozen              Decrease from each
Affiliate Transfer of    1.19% - 1.49%                                Class of 1.00%
Remaining Facilities

Capped Rates Going       Class decreases of       Reset to Energy     Decrease from each
Forward After Total      14.75% - 34.42%          Price of PECO       Class of 2.58%
Divestiture (All                                  Power Purchase
Three Phases                                      Agreement; 64.01%
Closed)                                           above current fuel
                                                  rate but offset by
                                                  Base Rate
                                                  Reductions

          (ii) Base Rate Proposal With Respect
               To Closing of Phases I, II, and III.

          24. Delmarva proposes that, as of the first day of the month beginning at least 15 days after closing (the "Effective Date") of any of the three Phases, Virginia retail revenues be reduced as follows: for Phase I, the overall revenue reduction for each class of customer would be 0.7%; for Phase II, the overall revenue reduction for each class of customer would be an additional 0.9%; and for Phase III, the overall revenue reduction for each class of customer would be an additional 1.0%. In each instance, the reductions would be with proration (based on consumption on and after the Effective Date) and, across rate classes, would be pro rata based on revenues from each rate class. See Appendix H, Att. 3, page 1, line 9.


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
          (iii)  Fuel Rate Proposals Effective with
                 the First Closing of Any Phase.

          25. Delmarva proposes that, as of the Effective Date after the closing of the transactions involving any Phase of the Plan, Virginia retail fuel rates be frozen at the level of actual fuel costs for the 12-month period ending at least 30 days prior to the Effective Date. Any deferred fuel balance as of the last day of the above-referenced 12-month period would continue to be deferred until the date of Total Divestiture. Approximately 30 days after the date of Total Divestiture, a final "true-up" of the deferred fuel balance would be computed for recovery from or crediting to ratepayers over a period to be determined by the Commission.

          (iv) Base and Fuel Rate Proposals Effective upon the Date of Total Divestiture.

          26. In order to establish a reasonable degree of price stability for Virginia ratepayers after Total Divestiture, Delmarva proposes as part of its Plan to establish a Virginia fuel rate that is equal to the energy charge of a recently executed, six and one-half year power purchase contract that is larger than Delmarva's entire Virginia load, available every hour on an entirely firm basis and backed by the 30,500 MW of capacity owned by PECO.

          27. As of the first month starting at least 15 days after Total Divestiture, the Virginia retail fuel rate would be set to equal the energy charges set forth within that PECO power purchase agreement ("PECO PPA"). The PECO PPA contains a fixed price per MWH with pre-determined increases scheduled under a fixed price escalator each year.1 Base rates will be simultaneously reset such that the aggregate level of charges to customers yields a 2.58% overall revenue decrease compared with the existing base rates and the fuel rates that were frozen at the closing of the first set of assets to be sold or transferred under the Plan. See Appendix H, Att. 3, page 2, line 16.

          28. Under the Plan, the PECO PPA energy charge is used as a proxy price for the Virginia fuel rate and to establish a schedule of future fuel rate charges; but that PECO PPA energy charge should not be viewed as Delmarva's actual cost for serving Virginia's retail load. Because the PECO PPA is a 100% load factor contract, in order to calculate Delmarva's costs to serve Virginia's retail load based on the PECO PPA, the energy charges would need to increased by at least 50% under a formula that takes into account the actual Virginia retail load factor, offset in part by sales back to PJM of offpeak energy not used by Virginia customers, and grossed-up to reflect losses. Under the Plan, there would be no need to establish such a formula or track PJM interchange purchases and sales -- instead, the Virginia fuel rate would be set to equal the PECO PPA energy charges and base rates decreased to offset the difference between those energy charges and the frozen fuel rates and to provide a total bill reduction of 2.58%.

          29. Delmarva's Plan contemplates that the above-described base and fuel rates would be frozen until January 1, 2004, except that the modest escalation in PECO PPA energy charges would be reflected each year in fuel rates.

---------------

1 The PECO PPA provides 243 megawatts ("MW") of capacity and 1,835,184 megawatthours ("MWH") of energy in 2000. There are scheduled increases in the amount of capacity and energy purchased each year through the May 31, 2006 termination date. The price is initially set at $33.90 per MWH (with no separately stated capacity charge) and slowly escalates to $37.07 per MVM by 2006. The power purchase agreement with PECO has been filed with the FERC and is to become effective on January 1, 2000. The agreement requires PECO to provide and Delmarva to purchase firm energy "around-the-clock," (i.e., 24 hours a day at a 100% load factor). The electric energy provided is not tied to any particular plant owned by PECO and, thus, is backed by all of PECO's generation assets.


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
          30. During this period until January 1, 2004, consistent with the Commission's discretionary power under section 56-249.6, Delmarva would not make filings to recover fuel costs, because Delmarva's rates and charges would be deemed to be sufficient to reasonably recover its fuel costs. Delmarva would also request that it not be required to file fuel cost information during this period beyond identification of annual quantities of Virginia retail sales and the PECO PPA energy costs.

C.   FUTURE FILINGS.

          31. Phase III will also require entering into a number of contractual relationships between Delmarva and one or more affiliates, including: the transfer of the generation facilities; the assignment to an affiliate of certain purchase and sales agreements currently between Delmarva and unaffiliated third-parties; and interconnection and easement agreements between Delmarva and the affiliate that would permit the affiliate's power to be transmitted across Delmarva's system. There may also be power sales agreements between Delmarva and an affiliate. These transactions will be the subject of a subsequent Affiliates Act application.

          32. Delmarva does request, however, that the Commission approve in this proceeding certain principles associated with these future affiliate transactions:

          o Because of the rate reductions described above, the asset transfers to a Delmarva affiliate will be at net book value and no gain or loss will be recognized for ratemaking purposes.

          o Because the Virginia retail fuel clause will be frozen or established with reference to a contract with an unaffiliated supplier, the appropriateness of the price of any other power purchase agreement under which an affiliate sell power to Delmarva will not be the subject of further regulatory review by this Commission if such power purchase agreement does not affect the fuel costs charged to Virginia customers.


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
          33. Delmarva's Plan contemplates a filing in early 2001 to unbundle rates and establish a Code of Conduct that would prohibit cross-subsidization among other things, and make other tariff modifications necessary to comply with the requirements of the Restructuring Act. Because Delmarva has only about 21,000 Virginia retail customers, the Plan would permit 100% of such customers to choose an alternative electric supplier on or after January 1, 2002, rather than proposing a phase-in of retail choice.

          34. Delmarva believes that a competitive market will exist in Delmarva's Virginia service area before January 1, 2004. Consequently, the Plan contemplates a filing in mid-2003 seeking a termination of Capped Rates pursuant to section 56-582.C. In the event the Commission does not terminate Delmarva's Capped Rates as part of that proceeding, Delmarva would likely file a general rate case application to reset base and fuel rates effective January 1, 2004.

             IV. THE APPROVAL OF THE PLAN IS IN THE PUBLIC INTEREST

A.   THE PLAN SATISFIES THE RESTRUCTURING ACT.

          35. The Restructuring Act in section 56-590 requires functional separation between a utility's generation activities and its transmission and distribution activities. The Plan provides for such separation by complete divestiture of all of Delmarva's generation facilities to either third parties or affiliated entities. The Commission has authority under section 56-590.B.3 to provide that a utility retain generating assets "or their equivalent" while the utility serves as a default provider. The Plan fulfills this requirement by Delmarva's commitment to obtain, through power purchase agreements and its membership in PJM, sufficient capacity and energy to serve Delmarva's Virginia retail load, with such capacity and energy priced with reference to the PECO PPA.


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
B.   THE PUBLIC INTEREST IS SERVED BY THE
     PLAN'S SUBSTANTIAL PRICE PROTECTIONS

          36. Historically, utility rates, particularly fuel rates, have varied substantially over time and sometimes have fluctuated dramatically. Nuclear Facilities, in particular, have had a history of millions of dollars being spent on new capital investment to replace or repair equipment that has failed or is needed to comply with changing Nuclear Regulatory Commission rules. The future costs of decommissioning nuclear units are unpredictable, and a major benefit of the sale of the Nuclear Facilities is the purchasers' agreement to assume future liability for decommissioning and other environmental costs. Ratepayers are also currently subject to the risk of sharply higher fuel prices due to demand during abnormally hot or cold weather and as a result of general trends in fuel costs that are outside of Delmarva's control.

          37. The Plan provides substantial price reductions and price stability, which, Delmarva respectfully submits, are in the public interest. Between the date the first closing of any Phase occurs and Total Divestiture, base and fuel rates will be set so that any rate changes are rate decreases.

          38. When Total Divestiture occurs, customers similarly benefit. Base and fuel rates are set so that the aggregate effect compared to base rates and fuel costs prior to the sales, will be a revenue reduction of 2.58%.

          39. After Total Divestiture, base rates will be fixed and fuel rates will increase very slowly over time in accordance with the changes set forth in the PECO PPA. Rate stability is guaranteed until January 1, 2004.

          40. The Plan also provides savings relative to that which would occur if Total Divestiture were to occur and "traditional" cost of service ratemaking


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
mechanisms were employed. See Appendix H, Att. 1, line 9. Under a traditional approach: 1) base rates would be reduced by removing the remaining investment in generation plant from rate base and removing from cost of service the operations and maintenance and other costs associated with the generation facilities; 2) base rates would be increased by the capacity charges incurred under new power purchase contracts to procure sufficient capacity to meet the needs of Virginia retail customers; and 3) fuel rates would rise or fall depending on the costs of replacement energy in the market.

          41. Under the "traditional" ratemaking approach, approximately $8.1 million of Delmarva's $21.3 million in Virginia retail base revenues would be eliminated if the investment and cost of service costs from generation facilities were removed from base rates. This reduction is almost exactly offset, however, by approximately $8.1 million in added costs that would be incurred to replace the capacity and energy provided by the generation facilities. About 92.4 MW of capacity must be obtained in order to meet Virginia-retail peak requirements including the reserve requirements established by PJM. The estimated price for such replacement capacity is $21,900 per MW per year as of May 2000, based on posted bids in futures markets. Replacement fuel costs are calculated using the interchange price at which Delmarva can purchase energy through PJM. The data in Appendix H applies the actual PJM locational marginal prices for each hour multiplied by the energy used by Virginia retail customers in such hours over the 12-month period ending September 30, 1999.

          42. Under current market conditions, the sale and transfer of all of Delmarva's generation facilities and replacing the capacity and energy in the open market would be essentially "break-even," with a slight increase in


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
customer bills of about $34,000 (about 0.1%). (Appendix H, Att. 1.) In contrast, the Plan would reduce customer bills by about 2.58% or $727,543.

          43. The workpapers in Appendix H do not reflect a change in the capital structure of Delmarva caused by the sale of the generation facilities. Delmarva's current expectations are that, while third quarter write-offs primarily associated with the expected sale of the Nuclear Facilities have temporarily increased Delmarva's debt/equity ratio, the proceeds from the sales of fossil facilities and other sources will permit debt to be paid down to levels that leave Delmarva's debt/equity ratio at a reasonable level.

C.   RELIABILITY IS MAINTAINED UNDER THE PLAN.

          44. After the divestiture, Delmarva will meet its retail load obligations in Virginia through power purchase agreements and its continued membership in and obligations with the PJM. Under Virginia law, until such time as this Commission determines that some other entity should be the provider of last resort, Delmarva has a continuing legal obligation to provide sales service within its service territory.

          45. Under its agreements with PJM, Delmarva is required to designate resources (i.e., generation or firm power sales agreements) sufficient to meet its customers' estimated peak demand. PJM is a so-called "tight power pool," with member companies that own in excess of 75,000 MW of capacity that is dispatched by PJM on a daily, bid-in price basis. The physical electron flows of such power is throughout the pool following the laws of physics (i.e., paths of least resistance). PJM operates the higher-voltage transmission systems within the region and the complex accounting systems that track and assign revenues and costs in accordance with actual power generated and used. PJM is the 2nd largest non-government-owned power pool in the world. Delmarva submits that its membership in PJM complies with the requirements of Virginia Code section 56-577(A)(1).

          46. On a purely physical basis, virtually nothing short of mothballing or decommissioning a plant can impair the reliability of supply within the PJM system. No matter who owns a power plant within PJM the output of that plant will be delivered into the interconnected transmission grid and will physically flow along the lines of least resistance to customers throughout the PJM region. Thus, a change in ownership of the power plants, by itself, will neither change the availability of power in the PJM region nor the amount of power delivered into Delmarva's Virginia service area. All that would change is the accounting by PJM so that the new power plant owner would receive the revenues for the output of the plant.

          47. With respect to physical reliability, Delmarva also notes the planned construction near Oak Hall, Virginia, by Commonwealth Chesapeake Company, LLC, ("CCC") of a power plant complex of approximately 135 MW (expected operation in 2000) and an additional 312 MW in a subsequent period, CCC will be executing sales contracts with various entities and it is expected that, for PJM accounting and billing purposes, most or all of the power from this facility will be treated as if delivered to purchasers outside the Delmarva peninsula. On a purely physical basis, however, it is highly unlikely that the actual power flow across Delmarva's system will result in deliveries outside the peninsula. In fact, much of this power will likely flow along paths of least resistance to Delmarva's retail customers in Virginia and southern Maryland.

          48. In the short-run, Delmarva's ability to meet the needs of its customers is actually enhanced by the onset of customer choice in Delmarva's service area. Retail customer choice began for larger industrial customers in Delaware on October 1, 1999. As of January 26, 2000, Delmarva had already lost 336 MW of load (an amount that is four times the peak demand of Delmarva's entire Virginia retail load) and is only a little less than the 345 MW of nuclear capacity to be sold. Loss of load is expected to increase over time as all Delaware customers become eligible to choose an alternative electric supplier on October 1, 2000. On July 1, 2000, 100% of Delmarva's retail customers in Maryland also become eligible for customer choice.

          49. By the end of 2000, the lost load in Delaware and Maryland will far exceed the size of the nuclear capacity sold. Delmarva recognizes, however, that customer choice in Delaware and Maryland is not likely in the near-term to result in lost load that would totally offset the amount of nuclear and fossil capacity that is to be sold in Phases I and II. By obtaining power through power purchase agreements and PJM, however, Delmarva will ensure that there is sufficient capacity and energy to meet the needs of its Virginia customers.

                       V. REQUESTED FINDINGS UNDER PUHCA.

          50. The requested PUHCA findings are that the treatment as "eligible facilities" of Delmarva and ACE's generation facilities: 1) will benefit consumers; 2) is in the public interest; and 3) is not contrary to state law.

          51. The first two criteria set forth in PUHCA are effectively indistinguishable from the standard set forth in the Restructuring Act with respect to the review of a functional separation plan. The Commission is to review such plans and may impose conditions, "as the public interest requires." Virginia Code section 56-590(B)(3). Delmarva respectfully submits that these criteria of PUHCA are met because the Plan, which contemplates a sale or transfer of generation facilities to entities with EWG status, offers substantial benefits to consumers in the form of rate reductions and rate stability, without impairing reliability.

          52. Delmarva's sales of its nuclear interests are contingent on the entire set of agreements involving Delmarva, ACE, PECO and PSEG Power, LLC, being approved and the transactions closed. Thus, the benefits of the Phase I rate reductions and fuel rate freeze that are triggered by Delmarva's sales of its Nuclear Facilities cannot be obtained in the absence of the ACE sales. Hence, the treatment of both Delmarva's and ACE's Nuclear Facilities as "eligible facilities" is in the public interest and will result in benefits to Virginia consumers.

          53. Delmarva's sales of its fossil interests are contingent on the entire set of agreements involving Delmarva, ACE, and NRG Energy, Inc. being approved and the transactions closed. Thus, the benefits of the Phase II rate reductions that are triggered by Delmarva's sales of its Fossil Facilities cannot be obtained in the absence of the ACE sales. Hence, the treatment of both Delmarva's and ACE's Fossil Facilities as "eligible facilities" is in the public interest and will result in benefits to Virginia consumers.

          54. The proposed sales of generation facilities in Phases I and II are not contrary to state law. The Utilities Transfer Act, Chapter 4 of Title 56 of the Virginia Code, would not have even required Commission approval for Delmarva's sale of these Phase I and II facilities, because none of them are located in Virginia. Under the Restructuring Act, adding section 56-590, the law contemplates the possibility that a utility would divest itself of generation facilities. Thus, in the context of the requested PUHCA findings, the Commission can and should find that the sale of the Nuclear and Fossil Facilities by Delmarva is not contrary to state law. Clearly, the sale of ACE's nuclear and fossil facilities is not contrary to Virginia law.

          55. Because Delmarva is part of a registered electric utility holding company group, section 32(c) of PUHCA imposes a special rule that calls for the PUHCA findings to be made with respect to any facilities of any member of the group that will become "eligible facilities." Thus, the same PUHCA findings are requested with respect to ACE's proposed sales of its nuclear and fossil interests.

          56. Delmarva and ACE plan to transfer the generation facilities that are not sold to third parties to one or more affiliates. It is expected that, at some point in the future, such affiliates may seek to qualify as EWGs. Thus, Delmarva also requests in this Application that the Commission make the requisite PUHCA findings for the generation facilities owned by Delmarva and ACE that will be transferred to one or more affiliates.

                  VI. REQUESTED FINDINGS REGARDING TRANSMISSION

          57. As a part of this Application, Delmarva seeks a determination from the Commission that its participation in PJM satisfies the requirements of those provisions of the Restructuring Act, sections 56-577 and 56-579.A and B.

          58. Because of the geographic isolation of Delmarva's Virginia service area on the Eastern Shore from the remainder of Virginia, Delmarva is not connected to any other electric utility operating in Virginia. Therefore, Delmarva is not involved in "the transfer of electric energy through the Commonwealth's interconnected transmission grid" within the meaning of the definition of "transmission" in section 56-576 of the Restructuring Act. Accordingly, Delmarva would not be subject to the provisions of the

Restructuring Act relating to the transfer of management and control of transmission facilities.

          59. The Commission noted these unique circumstances relative to Delmarva's transmission facilities in its Modification of Filing Requirements order dated June 11, 1998 in Case No. PUE980138 at page 3 which excused Delmarva from certain reporting requirements relating to the development of Independent System Operators and Regional Power Exchanges applicable to utilities owning transmission facilities on "mainland" Virginia.

          60. Though not required to do so, Delmarva satisfied the requirements of Virginia Code sections 56-577 and 56-579 prior to their enactment by virtue of its membership in PJM. Therefore, Delmarva asks that the Commission determine either that (1) the requirements of sections 56-577 and 56-579.A and B for transfer of management and control of transmission assets to a regional transmission entity are not applicable to Delmarva or (2) participation by Delmarva in the PJM power pool satisfies the sections 56-577 and 56579.A and B requirements.

                         VII. DESCRIPTION OF APPENDICES.

          61.  The following items are appended:

               o Appendix A lists Delmarva's generation facilities and identifies fuel type, capacity, 1998 energy output, location, and net book value on a Virginia retail basis.

               o Appendix B lists ACE's generation facilities and their location. None of ACE's generation facilities are located in Virginia.

               o Appendix C is a copy of Delmarva's recently executed power purchase agreement with PECO (the "PECO PPA").

               o Appendices D and E are, respectively, the Delmarva sales agreements involving Peach Bottom and Salem.

               o Appendices F and G are, respectively, the Delmarva sales agreement involving wholly-owned (Indian River and Vienna) and minority interest owned (Keystone and Conemaugh) Fossil Facilities.

               o Appendix H is a set of workpapers and illustrative rates demonstrating the revenue reductions proposed under the Plan.

                       VIII. COMMISSION ACTION REQUESTED.

          62. The Restructuring Act, adding section 56-590(D), provides for Commission review of a functional separation plan within 60 days after filing, with a discretionary authority to extend the period for a period not to exceed 120 days. Delmarva respectfully requests that the Commission issue an initial order upon its review of Delmarva's Plan in order to facilitate the planned sales to unaffiliated third parties of the Nuclear Facilities (scheduled for closing on March 31, 2000). Therefore, Delmarva requests expedited consideration and an order issued on or before March 15, 2000, that:

          o Finds that this Application satisfies the requirement of section 56-590 to file a functional separation Plan prior to January 1, 2001.

          o Approves, without further conditions, that portion of the Plan with respect to the sale to third-parties of the Phase I facilities and the associated base rate reduction and fuel rate freeze.

          o Makes explicit findings that, for the Phase I facilities to be sold to third parties by Delmarva or by its affiliate, ACE, the treatment of each such facility as an "exempt facility" as defined by PUHCA: 1) will benefit customers; 2) is in the public interest; and 3) is not contrary to state law.

          o Finds that the rate reductions set forth in the Plan make unnecessary any separate ratemaking treatment of net losses or net gains from the sale to third parties of generation facilities.

          63. Delmarva respectfully requests that the Commission subsequently enter an order that:

          o Approves, without further conditions, that portion of the Plan with respect to the sale to third-parties of the Phase II facilities and the associated base rate reduction and fuel rate freeze.

          o Approves the Plan with respect to the transfer at net book value to one or more non-utility affiliates of the Phase III facilities, with the conditions that the sales, interconnection, easement, power purchase and related contracts between Delmarva and its affliate(s) be filed and submitted for Commission review under the Virginia Affiliates Act and that the rate adjustments set forth herein be implemented.

          o Approves, without further conditions, that portion of the Plan relating to future filing dates for unbundling rates and establishing other mechanisms for 100% of retail customers to become eligible to choose an alternative electric supplier January 2002.

          o In conjunction with the above approvals and to facilitate the sale of the Phase II facilities and the transfer of the Phase III facilities, makes explicit findings that, for the treatment of each such facility currently owned by Delmarva and ACE as an "exempt facility" as defined by PUHCA: 1) will benefit customers; 2) is in the public interest; and 3) is not contrary to state law.

          o Approves, without further conditions, that portion of the Plan that, as of the date of complete divestiture, would establish the Virginia fuel rates with reference to a power purchase agreement between Delmarva and PECO Energy Company and permit recovery in fuel rates of the per MWH charges associated with such agreement.

          o Finds that either (1) the requirements of sections 56-577 and 56-579.A and B for transfer of management and control of transmission assets to a regional transmission entity are not applicable to Delmarva or (2) participation by Delmarva in the PJM Interconnection, LLC satisfies the sections 56-577 and 56579.A and B requirements.

          o Finds, pursuant to section 56-249.6, that Delmarva can reasonably recover its fuel costs through the rates and charges otherwise established and, therefore, that Delmarva need not file for rate recovery or report of fuel costs during the period ending January 1, 2004.

          WHEREFORE, Delmarva Power & Light Company respectfully asks that the Commission grant this Application and make the requested findings set forth herein.

                                        Respectfully submitted,

                                        DELMARVA POWER & LIGHT COMPANY



                                        By:  /s/ Thomas S. Shaw
                                             -----------------------------------
                                             Thomas S. Shaw
                                             Executive Vice President

Peter F. Clark
Randall V. Griffin
Legal Department
Delmarva Power & Light Company
800 King Street, P.0. Box 231
Wilmington, DE 19899
(302) 429-3069

Guy T. Tripp, III
Hunton & Williams
Riverfront Plaza-East Tower
951 East Byrd Street
Richmond, VA 23219-4074
(804) 788-8328

Dated:  February 1, 2000

STATE OF DELAWARE             )
                              )    ss.
COUNTY OF NEW CASTLE          )


          On this 31st day of January, 2000, personally came before me, the subscriber, a Notary Public in and for the state and county aforesaid, Thomas S. Shaw, Executive Vice President of Delmarva Power & Light Company, a corporation existing under the laws of the State of Delaware and the Commonwealth of Virginia, party to this Application, known to me personally to be such, and acknowledged this Application to be his act and deed and the act and deed of Delmarva Power & Light Company, that the signature of such Executive Vice President is in his own proper handwriting, and that the facts set forth therein are true and correct to the best of his knowledge, information, and belief.


                                        /s/ Thomas S. Shaw
                                        ----------------------------------------
                                                     Thomas S. Shaw


SUBSCRIBED AND SWORN before me this 31st day of January, 2000.


                                        ----------------------------------------
                                                      Notary Public

My Commission Expires: 4/30/2001
                      -----------

                                TABLE OF CONTENTS

APPENDIX A

     Delmarva Power & Light Company Generating Facilities

APPENDIX B

     Atlantic City Electric Company Generating Facilities

APPENDIX C

     Power Purchase Agreement Between Delmarva Power & Light Company and Peco Energy Company

APPENDIX D

     Purchase Agreement Among Delmarva Power & Light Company, Peco Energy Company and PSEG Power LLC (Peach Bottom Atomic Power Station)

APPENDIX E

     Purchase Agreement Between Delmarva Power & Light Company and PSEG Power LLC (Salem Nuclear Generating Station

APPENDIX F

     Purchase and Sales Agreement Between Delmarva Power & Light Company and NRG Energy, Inc. (Indian River and Vienna Power Plants, Dorchester Site)

APPENDIX G

     Purchase and Sales Agreement Between Delmarva Power & Light Company and NRG Energy, Inc. (Keystone and Conemaugh Interests)

APPENDIX H

     Workpapers and Rates

                                   APPENDIX A

              DELMARVA POWER & LIGHT COMPANY GENERATING FACILITIES

PHASE I FACILITIES
--------------------------------------------------------------------------------
Plant Name     Location  Fuel           Capacity  1998 Output    Net Book
                                          (MW)       (MWH)       Value (VA)
                                                                 (7/31/99)
--------------------------------------------------------------------------------
Peach Bottom   PA        Nuclear        173       1,230,366      $ 2,177,322
Salem          NJ        Nuclear        172       1,046,849      $ 4,374,436
--------------------------------------------------------------------------------

PHASE II FACILITIES

--------------------------------------------------------------------------------
Plant Name     Location  Fuel           Capacity  1998 Output    Net Book
                                          (MW)       (MWH)       Value (VA)
                                                                 (7/31/99)
--------------------------------------------------------------------------------
Keystone       PA        Fuel            70         493,731      $   307,272
Conemaugh      PA        Coal            70         488,898      $   587,478
Indian River   DE        Coal/Oil       790       2,600,894      $ 7,302,330
Vienna         MD        Oil            180         218,207      $   551,032
--------------------------------------------------------------------------------

PHASE III FACILITIES

--------------------------------------------------------------------------------
Plant Name     Location  Fuel           Capacity  1998 Output    Net Book
                                          (MW)       (MWH)       Value (VA)
                                                                 (7/31/99)
--------------------------------------------------------------------------------
Edge Moor      DE        Coal/Gas/Oil   713       2,500,806      $ 3,471,362
Hay Road       DE        Gas/Kerosene   541       1,045,526      $ 5,742,693
Madison St     DE        Oil             14             178      $    18,180
Christiana     DE        Gas             56           5,200      $    44,338
Del. City      DE        Oil             21              79      $        (0)
West Sub       DE        Oil             20           1,013      $    (1,517)
Crisfield      MD        Oil             11           6,855      $     7,525
Bayview        VA        Oil             12           8,816      $    14,056
Tasley         VA        Oil             27           6,370      $    41,839
--------------------------------------------------------------------------------

Notes: VA portion of Net Book Value is 2.7963% (from 1998 VA AIF Filing). Capacity, Output and Net Book Value figures for Salem, Keystone, Conemaugh, Indian River and Vienna include the small peak units that are part of each of the facilities.

                                   APPENDIX B

              ATLANTIC CITY ELECTRIC COMPANY GENERATING FACILITIES


PHASE I FACILITIES

--------------------------------------------------------------------------------
Plant Name          Location       Fuel
--------------------------------------------------------------------------------
Peach Bottom        PA             Nuclear
Salem               NJ             Nuclear
Hope Creek          NJ             Nuclear
--------------------------------------------------------------------------------

PHASE II FACILITIES

--------------------------------------------------------------------------------
Plant Name          Location       Fuel
--------------------------------------------------------------------------------
B.L. England        NJ             Coal/Oil/Tire Chips
Deepwater           NJ             Gas/Coal/Oil
Keystone            PA             Coal
Conemaugh           PA             Coal
--------------------------------------------------------------------------------

PHASE III FACILITIES

--------------------------------------------------------------------------------
Plant Name          Location       Fuel
--------------------------------------------------------------------------------
Cumberland          NJ             Gas/Oil
Missouri            NJ             Oil
Middle Station      NJ             Oil
Cedar Station       NJ             Oil
Carlls Corner       NJ             Oil
Mickleton           NJ             Gas
Sherman Avenue      NJ             Gas/Oil
--------------------------------------------------------------------------------

                                   APPENDIX C

                        POWER PURCHASE AGREEMENT BETWEEN
                       DELMARVA POWER & LIGHT COMPANY AND
                               PECO ENERGY COMPANY

                              TRANSACTION AGREEMENT
                                     BETWEEN
                        PECO ENERGY COMPANY - POWER TEAM
                                       AND
                         DELMARVA POWER & LIGHT COMPANY

          This Transaction Agreement is entered into as of the third day of November, 1999, by and between PECO Energy Company - Power Team ("PECO") and Delmarva Power & Light Company ("Delmarva") (with PECO or Delmarva referred to hereinafter individually as a "Party" and collectively as the "Parties").

WHEREAS, the Parties had previously entered into that certain Purchase and Sale of Capacity and Energy, dated May 24, 1994 (the "Original Agreement");

WHEREAS, the Parties desire to amend certain terms and conditions under the Original Agreement to provide for the sale of Unforced Capacity, as defined below, and Energy;

WHEREAS, the Parties have agreed that the most efficient way to modify such terms and conditions is to terminate the Original Agreement on December 31, 1999, in consideration for each of the Party's executing this Transaction Agreement; and

WHEREAS, the Parties also desire to release each other from all claims arising from or related to the Original Agreement through the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, PECO and Delmarva, intending to be legally bound hereby, agree as follows:

          1. Term. This Transaction Agreement will become effective upon November 3, 1999, and will terminate on May 31, 2006 unless sooner terminated in accordance with its terms. Applicable provisions of this Transaction Agreement will continue in effect after termination, to the extent necessary to provide for final billings and adjustments, and to preserve or permit the enforcement of or institution of action upon any right or obligation hereunder. Notwithstanding the preceding, the obligations of the Parties to deliver and accept the Product, as defined below, in accordance with the terms and conditions of this Transaction Agreement will commence on January 1, 2000, or on the effective date provided for by the Federal Energy Regulatory Commission (the "FERC").

          2. Sale of Energy and Unforced Capacity. PECO will deliver and sell to Delmarva (i) Unforced Capacity (as that term is defined under the PJM Reliability Assurances Agreement), and (ii) Energy (the "Product" as set forth below. Delmarva will accept and pay for such Unforced Capacity and Energy.

               Interval            Energy/mw      Unforced Capacity/mw
               --------            ---------      --------------------
               1/l/00-5/31/00         206                  243
               6/1/00-5/31/01         211                  249
               6/1/01-5/31/02         216                  255
               6/1/02-5/31/03         221                  261
               6/1/03-5/31/04         226                  267
               6/1/04-5/31/05         232                  273
               6/1/05-5/31/06         237                  279

          3. Payment. Delmarva will pay PECO a single fixed fee for the Energy and Unforced Capacity equal to the product of: (i) dollar amount for the calendar year in which the Energy and Unforced Capacity were delivered, as set forth below and (ii) the Energy amount, as set forth above (the "Fixed Fee"). The Fixed Fee represents the total costs the Delmarva will owe to PECO for Energy scheduled and delivered under this Transaction Agreement.

               Calendar Year       $/MWh
               -------------       -----
               2000                33.90
               2001                34.41
               2002                34.92
               2003                35.45
               2004                35.98
               2005                36.52
               2006                37.07

          4. Delivery Point. The Delivery Point will be the PECO zone as defined by the PJM Interconnection, L.L.C.- Title TO THE PRODUCT WILL PASS at the Delivery Point. PECO will be responsible for all costs, including but not limited to transmission, ancillary services and congestion, prior to delivery of the Product to the Delivery Point. Delmarva will be responsible for all costs, including but not limited to transmission, ancillary services and congestion, after delivery of the Product to the Delivery Point.

          5. Scheduling. The Product will be scheduled and delivered with a 100% load factor in each hour of the Term and is "must-take."

          6. Default. (i) "Event of Default" shall mean, in relation to a Party (the "Defaulting Party"):

               (A) Either Party has a reasonable ground for insecurity of payment by the other Party;

               (B) Either Party makes an assignment or any general arrangement for the benefit of creditors;

               (C) Either Party fails to make a payment and such failure continues for 20 days after receipt of notice demanding such payment;

               (D) Either Party files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it;

               (E) Either Party becomes bankrupt or insolvent (however evidenced);

               (F) Either Party becomes unable to pay its debts as they fall due; or

               (G) Fails to perform any of its material obligations hereunder, and such failure is not excused by Force Majeure.

                    (i) The Defaulting Party shall have a period of thirty (30) days after receiving written notice (the "Cure Period") of the Default from the Non Defaulting Party to attempt to cure the Default. The Defaulting Party shall be able to extend the Cure Period beyond 30 days for a Default that is not curable within 30 days if the Defaulting Party initiates the cure within 30 days and diligently pursues it thereafter until fully unplemented. Provided, however, that no Cure Period shall extend beyond 365 days from the initial written notice of the Default

                    (ii) The opportunity to cure a Default provided for in paragraph (ii) of this Section shall not be available to cure a failure to make a payment under paragraph (i)(C) of this Section or a failure to deliver the amounts specified in Section 2.

                    (iii) In the event that (1) the Defaulting Party fails to cure the Default within the Cure Period; or (2) the Default is not subject to cure under paragraph (iii) of this Section, then the Non-Defaulting Party may upon 10 days written notice, in addition, to any other remedies available at law, terminate this Transaction Agreement.

                    (iv) Determination of Liquidated Damages.

                         (A) In determining Liquidated Damages the following terms will be used:

                              (1) Replacement Price means the price at which Delmarva, acting in a commercially reasonable manner, effects a purchase of energy in place of the Energy not delivered by PECO or, absent such a purchase, the market price for such quantity of electric energy at the Delivery Point, as determined by Delmarva in a commercially reasonable manner.

                              (2) Sales Price means the price at which PECO, acting in a commercially reasonable manner, effects a resale of the Energy not accepted by Delmarva or, absent such a resale, the market price for such quantity of Energy at the Delivery Point, as determined by PECO in a commercially reasonable manner.

                         (B) If PECO schedules or delivers an amount in any hour that is less than the applicable hourly Energy amount, then PECO shall be liable for (a) the product of the amount by which the Replacement Price differed from the Fixed Fee and the amount by which the quantity delivered by PECO was less than the hourly Energy amount, plus (b) the amount of transmission charges, if any, for firm transmission service downstream of the Delivery Point, which Delmarva incurred to achieve the Replacement Price, less the reduction, if any, in transmission charge(s) achieved as a result of the reduction in PECO's schedule or delivery (based on Delmarva's reasonable commercial effort to achieve such reduction). If the total amounts for all hours calculated under this paragraph (B) are negative, then neither Delmarva nor PECO will pay any amount under this liquidated damages provision.

                         (C) If Delmarva schedules and accepts an amount in any hour that is less than the applicable hourly Energy amount, then Delmarva will be liable for (a) the product of the amount by which the Fixed Fee differed from the Sales Price and the amount by which the quantity accepted by Delmarva was less than the hourly Energy amount, plus (b) the amount of transmission charges, if any, for firm transmission service upstream of the Delivery Point, which PECO incurred to achieve the Sales Price, less the reduction, if any, in transmission charge(s) achieved as a result of the reduction in Delmarva's schedule or acceptance of electric energy (based on PECO's reasonable commercial efforts to achieve such reduction). If the total amounts for all hours calculated under this paragraph
                         (C) are negative, then neither Delmarva nor PECO will pay any amount under this Liquidated Damages provision.

                         (D) The Parties agree that the amounts recoverable under this section are a reasonable estimate of loss and not a penalty, and represent the sole and exclusive remedy for the Performing Party. Such amounts are payable for the loss of bargain and the loss of protection against future risks.

                         (E) Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                         (F) Neither Party shall be liable to the other for any indirect, consequential, incidental, punitive or exemplary damages.

          7. Notices. All notices under this Transaction Agreement shall be sent to:
               If to PECO:
                    Marjorie R. Philips
                    PECO Energy Company - Power Team
                    2004 Renaissance Boulevard
                    King of Prussia, PA 19406
                    Tel: 610-292-6610
                    Fax: 610-292-6644

               If to Delmarva:
                    Nathan L. Wilson
                    Delmarva Power & Light Company
                    P.O. Box 6066
                    Newark, DE 19714-6066
                    Tel: 302-452-6360
                    Fax: 302-452-6364

          8. Governing Documents. This Transaction Agreement is executed pursuant to the Service Agreement under PECO's Electric Tariff Volume 1, dated September 7, 1995. In the event of any conflict between the terms of this Transaction Agreement and the terms of the Tariff or Service Agreement, the terms of this Transaction Agreement will prevail and be binding between the Parties without modification thereby.

          9. Agreement on Terms. The terms and conditions of this Transaction Agreement will remain in effect for the term of this Transaction Agreement and will not be subject to change by application or complaint to the FERC or any successor agency pursuant to the Federal power Act or any successor act, or by application or complaint to any court or state regulatory agency, without the prior written agreement of PECO and Delmarva. Neither Party will seek relief from the provisions of this Transaction Agreement from the FERC or any state regulatory authority without the prior written consent of the other Party. Both Parties represent that no state commission acceptance or approval of this Transaction Agreement is required.

          10. Termination of the Original Agreement. The Parties hereby agree that the Original Agreement will terminate at midnight, December 31, 1999, or at midnight of the day before the effective date of service commencement if that date is later than January 1, 2000, and upon such termination shall no longer be effective in any way, and that they will file a Notice of Termination with the FERC as soon as practicable thereafter. Upon the termination of the Original Agreement: (i) this Transaction Agreement is intended by the Parties as the final expression of their agreement for the purchase and sale of energy and capacity as provided for hereunder, and (ii) all prior written or oral understandings, offers or other communications of every kind pertaining to the sale of energy and capacity under this Transaction Agreement and the Original Agreement will be superseded by this Transaction Agreement.

          11. Mutual Release. Each Party releases the other Party, fully and forever, from all claims and demands whatsoever arising in any manner, for any reason whatsoever, including, but not limited to claims whether known or unknown, contingent or otherwise to the date hereof relating to the Original Agreement.

          12.  Binding Arbitration.

               (i) Any claim or dispute, which either Party may have against the other, arising out of the Transaction Agreement will be submitted in writing to the other Party not later than sixty
                    (60) days after the circumstances that gave rise to the claim or dispute have taken place. The submission of any claim or dispute will include a concise statement of the question or issue in dispute, together with relevant facts and documentation to fully support the claim.

               (ii) If any such claim or dispute arises, the Parties will use their reasonable best efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through mutually agreed to alternative dispute resolution ("ADR") techniques, however, either Party may terminate its participation in ADR during any state of ADR and proceed under the following subparagraph (iii).

               (iii) If any claim or dispute arising hereunder is not resolved within sixty (60) days after the notice thereof to the other Party, either Party may demand in writing the submission of the dispute to binding arbitration in Pennsylvania or some other mutually agreed upon location and will be heard by one neutral arbitrator under the American Arbitration Association's Commercial Arbitration Rules.

               (iv) The arbitration process will be expeditiously concluded but not later than six (6) months after the date that it is initiated and the award of the arbitrator will be accompanied by a reasoned opinion if requested by either Party. The arbitrator will have no authority to award punitive or treble damages or any damages inconsistent with
                    Section 6 hereof. The arbitration will be conducted as a common law arbitration and the decision of the arbitrator rendered in such proceeding will be final. Judgment may be entered upon it in any court having jurisdiction.

               (v) The procedures for the resolution of claims and disputes set forth herein will be the sole and exclusive procedures for the resolution of such. All applicable statutes of limitations and defenses based upon the passage of time will be tolled while the procedures specified herein are pending. The Parties will take such action, if any, required to effectuate such tolling. Each Party is required to continue to perform its obligations under the Transaction Agreement pending final resolution of such claim or dispute. All negotiations pursuant to these procedures will be confidential, and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

          13. Successors and Assigns. Section 8.6 of the Tariff is deemed to be modified in accordance with this Section 13. Either Party may assign its obligations under this Transaction Agreement in whole without the prior written consent of the other Party: (i) to an entity acquiring substantially all the electric assets of the assigning Party, (ii) in connection with a merger, or (iii) to an affiliate, provided however, that any such assignee agrees to assume all of the obligations of the assigning Party under the Transaction Agreement.

IN WITNESS WHEREOF, the Parties have caused this Transaction Agreement to be executed as of the day and year first above written.

PECO ENERGY COMPANY                     DELMARVA POWER & LIGHT COMPANY



By:  /s/ Ian P. McLean                  By:  /s/ William H. Spence
     -----------------------------           -----------------------------------
     Ian P. McLean                           William H. Spence
     President, Power Team                   Vice President/General Manager
                                             Energy Supply

                                AGREEMENT TO AND
                              NOTICE OF TERMINATION

          The undersigned parties to the Agreement between PECO Energy Company and Delmarva Power & Light Company for Purchase and Sale of Capacity and Energy, dated May 24, 1994, FERC Docket No. ER95-312-000, filed with the Federal Energy Regulatory Commission as PECO's Rate Schedule FERC No. 96, hereby agree that such Agreement shall terminate effective midnight, December 31, 1999.

DELMARVA POWER & LIGHT COMPANY          PECO ENERGY COMPANY


/s/ Thomas S. Shaw                      /s/ Ian P. McLean
------------------------------          ----------------------------------------
Signature                               Signature



Thomas S. Shaw                          Ian P. McClean
------------------------------          ----------------------------------------
Name                                    Name



Executive Vice President                President, Power Team
------------------------------          ----------------------------------------
Title                                   Title



11/15/19                                11/19/99
------------------------------          ----------------------------------------
Date                                    Date

                                   APPENDIX E

                               PURCHASE AGREEMENT
                     BETWEEN DELMARVA POWER & LIGHT COMPANY
                               AND PSEG POWER LLC


                       (SALEM NUCLEAR GENERATING STATION)

                                                                    (DP&L-SALEM)
                                                                       CONFORMED










                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         DELMARVA POWER & LIGHT COMPANY

                                       AND

                                 PSEG POWER LLC

                         DATED AS OF SEPTEMBER 27, 1999

                                TABLE OF CONTENTS

                                                                            PAGE

                                    ARTICLE I
                                   DEFINITIONS

1.1       Definitions......................................................   1
1.2       Certain Interpretive Matters.....................................  18
1.3       U.S. Dollars.....................................................  18
1.4       Seller's Interest in Purchased Assets............................  18

                                   ARTICLE II
                                PURCHASE AND SALE

2.1       Transfer of Purchased Assets.....................................  18
2.2       Excluded Assets..................................................  20
2.3       Assumed Liabilities..............................................  23
2.4       Excluded Liabilities.............................................  26
2.5       Control of Litigation............................................  27
2.6       Spent Nuclear Fuel Fees..........................................  28
2.7       Department of Energy Decommissioning and
               Decontamination Fees........................................  28

                                   ARTICLE III
                                   THE CLOSING

3.1       Closing..........................................................  29
3.2       Payment of Purchase Price........................................  29
3.3       Adjustment to Nuclear Fuel Supply Payment........................  30
3.4       Tax Reporting and Allocation of Purchase Price...................  31
3.5       Prorations.......................................................  32
3.6       Deliveries by Seller.............................................  34
3.7       Deliveries by Buyer..............................................  35
3.8       Relationship of this Agreement and Collateral Agreement..........  37
3.9       Owners Agreement to Govern.......................................  37
3.10      Additional Agreements............................................  37

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1       Organization, Qualification......................................  37
4.2       Authority........................................................  38
4.3       No Violations; Consents and Approvals............................  38
4.4       Permits..........................................................  39
4.5       Seller's Qualified Decommissioning Funds.........................  39
4.6       Seller's Nonqualified Decommissioning Funds......................  42
4.7       Nuclear Law Matters..............................................  43
4.8       Legal Proceedings................................................  43
4.9       Personal Property................................................  43
4.10      Real Property....................................................  44
4.11      Contracts........................................................  44
4.12      Certain Environmental Liabilities................................  44
4.13      Undisclosed Liabilities..........................................  44
4.14      Intellectual Property............................................  44
4.15      Taxes............................................................  45

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1       Organization; Qualification......................................  45
5.2       Authority........................................................  45
5.3       No Violations; Consents and Approvals............................  46
5.4       Buyer Permits....................................................  47
5.5       Nuclear Law Matters..............................................  47
5.6       Legal Proceedings................................................  47
5.7       Qualified Buyer..................................................  48
5.8       Inspections......................................................  48
5.9       Certain Environmental Liabilities................................  48

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

6.1       Certain Buyer Covenants..........................................  48
6.2       Public Statements................................................  49
6.3       Further Assurances...............................................  49
6.4       Consents and Approvals...........................................  51
6.5       Certain Tax Matters..............................................  52
6.6       Advice of Changes................................................  55
6.7       ISRA Compliance..................................................  55
6.8       Risk of Loss.....................................................  59
6.9       Cooperation after Closing........................................  59
6.10      Decommissioning Funds............................................  60
6.11      Amendment to Seller's Agreements.................................  62
6.12      Exclusivity......................................................  62
6.13      Insurance........................................................  62

                                   ARTICLE VII
                                   CONDITIONS

7.1       Conditions to Obligation of Each Party...........................  63
7.2       Conditions to Obligations of Buyer...............................  63
7.3       Conditions to Obligation of Seller...............................  66

                                  ARTICLE VIII
                         INDEMNIFICATION AND ARBITRATION

8.1       Indemnification..................................................  67
8.2       Defense of Claims................................................  71
8.3       Arbitration......................................................  74

                                   ARTICLE IX
                                   TERMINATION

9.1       Termination......................................................  76
9.2       Effect of Termination............................................  77
9.3       Additional Effects of Termination................................  78

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1      Amendment and Modification.......................................  78
10.2      Expenses.........................................................  78
10.3      Fees and Commissions.............................................  79
10.4      Bulk Sales Laws..................................................  79
10.5      Waiver of Compliance.............................................  79
10.6      Survival.........................................................  79
10.7      Disclaimers......................................................  80
10.8      Notices..........................................................  81
10.9      Assignment, No Third-Party Beneficiaries.........................  82
10.10     Governing Law, Forum, Service of Process.........................  83
10.11     Counterparts.....................................................  83
10.12     Entire Agreement.................................................  83

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A      Form of Assignment and Assumption Agreement
Exhibit B      Form of Bill of Sale
Exhibit C      Form of FIRPTA Affidavit
Exhibit D      Form of Opinions of Counsel to Seller
Exhibit E      Form of Opinions of Counsel to Buyer

SCHEDULES

1.1(105)       Real Property
1.1(119)       Seller's Agreements
2.1(e)         Certain Assets
2.2(b)         Certain Excluded Assets
4.3(a)         Defaults and Violations
4.3(b)         Seller's Required Regulatory Approvals
4.4(a)         Seller Permits
4.4(b)         Seller's Transferable Permits
4.5(d)         Liabilities Relating to Seller's Qualified Decommissioning Funds
4.5(f)         Tax Liability of Seller's Qualified Decommissioning Funds
4.6(d)         Liabilities Relating to Seller's Nonqualified Decommissioning
               Funds
4.7            Nuclear Law Matters
4.8            Seller Legal Proceedings
4.9            Encumbrances on Certain Personal Property
4.11           Certain Seller's Contracts
4.12           Certain Environmental Liabilities
4.15           Tax Matters
5.3(a)         Defaults and Violations
5.3(b)         Consents and Approvals
5.6(a)         Buyer Legal Proceedings
5.9            Certain Environmental Liabilities
6.1(b)         Salem Station Budget
6.10(c)        Decommissioning Funds Investment Manager Agreements and
               Policies
7.2(a)(i)      Certain Buyer's Required Regulatory Approvals
7.2(a)(ii)     Certain Affiliates

                               PURCHASE AGREEMENT
                               ------------------
                                 (DP&L - Salem)

          PURCHASE AGREEMENT, dated as of September 27, 1999, by and between Delmarva Power & Light Company, a Delaware and Virginia corporation ("Seller"), and PSEG Power LLC, a Delaware limited liability company ("Buyer"). Seller and Buyer may be referred to herein individually as a "Party," and collectively as the "Parties."


                               W I T N E S S E T H

          WHEREAS, Seller owns an undivided 7.41% interest as tenant in common without the right of partition in the Salem Station (as defined below) and certain properties and assets associated therewith and ancillary thereto;

          WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, all of Seller's rights, title and interests in and to the Purchased Assets (as defined below) and certain associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement; and

          WHEREAS, Public Service Enterprise Group Incorporated, a New Jersey corporation and sole member of Buyer, has contemporaneously delivered a Guaranty dated the date hereof to Seller, upon which Seller has relied in entering into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

          (1) "ACE" means Atlantic City Electric Company, a New Jersey corporation.

          (2) "Additional Agreements" means the Deeds, the Assignment and Assumption Agreement, the Bill of Sale and the Amendment to Owners Agreement.

          (3) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

          (4) "Agreement" means this Purchase Agreement together with the Schedules and Exhibits hereto.

          (5) "Allocation" has the meaning set forth in Section 3.4.

          (6) "Amendment to Owners Agreement" means the amendment to the Owners Agreement among the signatories to the Owners Agreement, as executed and delivered on the date hereof, effective from and after the Closing Date.

          (7) "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in each case, as amended from time to time.

          (8) "Applicable Tax Law" has the meaning set forth in Section 3.4.

          (9) "Assignment and Assumption Agreement" means the assignment and assumption agreement between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Seller shall assign to Buyer all of Seller's rights, title and interests in and to the Seller's Agreements, certain intangible assets and certain other Purchased Assets, and Buyer shall accept such assignments and assume the Assumed Liabilities.

          (10) "Assumed Decommissioning Liabilities" has the meaning set forth in Section 2.3(d).

          (11) "Assumed Liabilities" has the meaning set forth in Section 2.3.

          (12) "Assumed Nuclear Liabilities" has the meaning set forth in
Section 2.3(e).

          (13) "Assumed Spent Fuel Liabilities" has the meaning set forth in
Section 2.3(f).

          (14) "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended from time to time, 42 U.S.C. section 2011 et seq.

          (15) "Bill of Sale" means the bill of sale of Seller, to be delivered at the Closing, substantially in the form of Exhibit B hereto.

          (16) [Intentionally Omitted]

          (17) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

          (18) "Buyer" has the meaning set forth in the preamble to this Agreement.

          (19) "Buyer Nuclear Permits" has the meaning set forth in Section 5.5(b).

          (20) "Buyer Permits" has the meaning set forth in Section 5.4.

          (21) "Buyer's Indemnitee" has the meaning set forth in Section 8.1(b).

          (22) "Buyer's Insurance Policies" means all insurance policies with respect to the ownership, lease, maintenance or operation of the Salem Station, including the Purchased Assets, including all liability, property damage and business interruption policies in respect thereof, for which Buyer or its Affiliates is liable for payment of the premium and related charges on behalf of itself and the other parties to the Owners Agreement.

          (23) "Buyer's Qualified Decommissioning Funds" means the trust funds that are designated as "nuclear decommissioning reserve funds" under Code
Section 468A for the Salem Station held pursuant to the Amended Master Decommissioning Trust Agreement between Public Service Electric & Gas Company and Mellon Bank, N.A. dated as of January 1, 1996.

          (24) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

          (25) "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

          (26) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

          (27) "Closing" has the meaning set forth in Section 3.1.

          (28) "Closing Date" has the meaning set forth in Section 3.1.

          (29) "Closing Nuclear Fuel Supply Amount" has the meaning set forth in
Section 3.3(a).

          (30) "Closing Payment" has the meaning set forth in Section 3.2(c).

          (31) "Closing Statement" has the meaning set forth in Section 3.3(a).

          (32) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder from time to time.

          (33) "Collateral Agreement" means the purchase agreement dated as of the date hereof between ACE and Buyer, relating to the sale by ACE to Buyer of certain properties and assets at the Salem Station.

          (34) "Commercial Arbitration Rules" has the meaning set forth in
Section 8.3(c).

          (35) "Commercially Reasonable Efforts" means efforts by a Party which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

          (36) "Confidentiality Agreement" means the Confidentiality Agreement, dated August 6, 1999, as amended, between Conectiv and PSEG Energy Holdings, an Affiliate of Buyer.

          (37) "Courts" has the meaning set forth in Section 10.10.

          (38) "CSFB" has the meaning set forth in Section 10.3.

          (39) "Decommissioning" means to remove the Salem Station from service and restore the Sites, in accordance with applicable Law, including (a) the dismantlement, decontamination, storage or entombment of the Salem Station, in whole or in part, and any reduction or removal, whether before or after termination of the NRC Licenses for the Salem Station, of radioactivity at the Sites relating to the Salem Station and (b) all activities necessary for the retirement, dismantlement and decontamination of the Salem Station to comply with all Laws, including Nuclear Laws and Environmental Laws, including the requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC Licenses for the Salem Station and related decommissioning plans.

          (40) "Decommissioning Costs" means the costs of Decommissioning the Salem Station in accordance with all applicable Laws, including Nuclear Laws and Environmental Laws.

          (41) "Decommissioning Funds" means, collectively, the Seller's Qualified Decommissioning Funds and the Seller's Nonqualified Decommissioning Funds.

          (42) "Deeds" means the special warranty deeds, as customarily used in the State of New Jersey in form and substance reasonably satisfactory to the Parties, pursuant to which Seller will convey all of its rights, title and interests in the Real Property to Buyer.

          (43) "Defined Expenses" has the meaning set forth in Section 6.1(b).

          (44) "Department of Energy" means the United States Department of Energy, and any successor agency thereto.

          (45) "Department of Energy Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's special assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act (42 U.S.C. 2297g et seq.), and the Department of Energy's implementing regulations at 10 CFR Part 766, and any similar fees assessed under amended or superseding statutes or regulations applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

          (46) "Department of Energy Standard Contract" means the Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste, No. DE-CR01-83NE44480 with respect to the Salem Station, dated as of June 13, 1983 between the United States of America, represented by the United States Department of Energy, and PSE&G Utility.

          (47) "Direct Claim" has the meaning set forth in Section 8.2(d).

          (48) "Encumbrances" means any and all mortgages, pledges, liens, claims, security interests, conditional and installment sale agreements, easements, activity and use limitations, exceptions, rights-of-way, deed restrictions, defects of title, encumbrances and charges of any kind.

          (49) "Environmental Claims" has the meaning set forth in Section
8.1(c).

          (50) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

          (51) "Environmental Laws" means all (a) Laws, in each case, as amended from time to time, relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources; but shall not include Nuclear Laws.

          (52) "Environmental Permits" means all permits, registrations, certifications, franchises, certificates, licenses and other authorizations, consents and approvals of any Governmental Authorities with respect to or under Environmental Laws.

          (53) "Estimated Nuclear Fuel Supply Amount" has the meaning set forth in Section 3.2(b).

          (54) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (55) "Excluded Assets" has the meaning set forth in Section 2.2.

          (56) "Excluded Liabilities" has the meaning set forth in Section 2.4.

          (57) "FERC" means the United States Federal Energy Regulatory Commission, and any successor agency thereto.

          (58) "Final Allocation" has the meaning set forth in Section 3.4.

          (59) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit of Seller, to be delivered at the Closing, substantially in the form of Exhibit C hereto.

          (60) "Fuel Supplies" means, collectively, the Nuclear Fuel Supplies, and fuel oil supplies, in each case, for use at the Salem Station.

          (61) "Fund Tax Loss" has the meaning set forth in Section 6.5(g).

          (62) "Governmental Authority" means any foreign, federal, state, local or other governmental, executive, legislative, judicial, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, tribunal, government-owned corporation or other governmental authority.

          (63) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law; but shall not include Nuclear Material to the extent regulated under Nuclear Laws.

          (64) "High-Level Waste" means (a) irradiated nuclear reactor fuel, (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel and (c) solids into which such liquid wastes have been converted.

          (65) "High-Level Waste Repository" means a facility subject to the licensing and regulatory authority of the NRC, and which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel and other High-Level Waste in accordance with the requirements set forth in the Nuclear Waste Policy Act.

          (66) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          (67) "Income Tax" means any Tax imposed by any Governmental Authority
(a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of such bases is described in clause (a), in each case together with any interest, penalties or additions attributable to such Tax.

          (68) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

          (69) "Indemnifying Party" has the meaning set forth in Section 8.1(f).

          (70) "Indemnitee" has the meaning set forth in Section 8.1(b).

          (71) "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

          (72) "Inspection " means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its Representatives with respect to the Purchased Assets prior to the Closing.

          (73) "Inventories" means materials, spare parts, capital spare parts, consumable supplies and chemical inventories relating to the operation of the Salem Station; but shall not include Fuel Supplies.

          (74) "ISRA" has the meaning set forth in Section 6.7(a)(i).

          (75) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with responsibility for the particular function after reasonable inquiry by them of selected employees of such Persons whom they believe, in good faith, to be the persons responsible for the subject matter of the inquiry, as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate.

          (76) "LDV Agreement" means the Integration of Lower Delaware Valley Transmission System Agreement, Amendments and Supplements between Seller, ACE, Jersey Central Power & Light Company, PECO and PSE&G Utility, as amended and revised from time to time.

          (77) "Laws" means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

          (78) "Low-Level Waste" means radioactive material that (a) is not High-Level Waste, Spent Nuclear Fuel or Byproduct Material, and (b) the NRC classifies as low-level radioactive waste.

          (79) "Material Adverse Effect" means any change in or effect on the Salem Station or any portion thereof (other than the Decommissioning Funds) that is materially adverse to the operation or condition (financial or otherwise) of the Salem Station, taken as a whole, including a shutdown thereof that is materially adverse to the operation or condition (financial or otherwise) of the Salem Station, but excluding (a) any change or effect generally affecting the international, national, regional or local electric industry as a whole and not specific to the Salem Station (other than any change or effect affecting the nuclear electric industry generally), (b) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of Pennsylvania-New Jersey-Maryland Interconnection L.L.C. or its control area, (c) any change or effect resulting from changes in the international, national, regional or local markets for any fuel (whether nuclear or otherwise) used at the Salem Station,
(d) any change or effect resulting from changes in the North American, national, regional or local electricity transmission systems or operations thereof, (e) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability and (f) any change or effect which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1.

          (80) "Mortgage" means the Mortgage and Deed of Trust, dated as of October 1, 1934, between Seller and New York Trust Co., as amended.

          (81) "NEIL" means Nuclear Electric Insurance Limited, and any successor entity thereto.

          (82) "Net Book Value" means, as of any date and with respect to any asset or property, an amount equal to the original cost of such asset or property less applicable depreciation and amortization, calculated and presented in accordance with methods and procedures historically applied by Buyer in the preparation of monthly statements delivered to Seller under the Owners Agreement prior to the date hereof.

          (83) "NJBPU" means the New Jersey Board of Public Utilities, and any successor agency thereto.

          (84) "NJDEP" means the New Jersey Department of Environmental Protection, and any successor agency thereto.

          (85) "NRC" means the Nuclear Regulatory Commission, as established by section 201 of the Energy Reorganization Act of 1974, 42 U.S.C. section 5841, as amended, and any successor agency thereto.

          (86) "NRC Applications" means whatever actions may be necessary or appropriate to request and obtain the NRC Approvals.

          (87) "NRC Approvals" means the consent of the NRC pursuant to Section 184 of the Atomic Energy Act and 10 C.F.R. section 50.80 to the transfer of the Purchased Assets to Buyer, NRC approval of all conforming administrative license amendments associated with such transfers, NRC consent to the transfer of, and approval of any related amendments to, any nuclear materials licenses associated with such transfers and any other NRC consents and approvals required in connection with the consummation of the transactions contemplated by this Agreement.

          (88) "NRC Licenses" means, together, (i) Facility Operating License No. DPR-70 with respect to Unit 1 at the Salem Station and (ii) Facility

Operating License No. DPR-75 with respect to Unit 2 at the Salem Station, in each case, issued by the NRC to Seller, ACE, PSE&G Utility and PECO, as amended.

          (89) "Nuclear Fuel Supplies" means the nuclear fuel assemblies in the reactor core, natural uranium, converted uranium, enriched uranium and any other form of any thereof, under contract or in inventory, and located at or in transit to the Salem Station, as well as all nuclear fuel constituents in all stages of the fuel cycle which are in the process of production, conversion, enrichment or fabrication.

          (90) "Nuclear Laws" means, collectively, in each case, as amended from time to time, (a) all Laws relating to: the regulation of nuclear power plants, Nuclear Materials and the transportation and storage of Nuclear Materials; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of High-Level Waste, and Spent Nuclear Fuel, and contracts for and payments into the Nuclear Waste Fund; (b) the Atomic Energy Act of 1954 (42 U.S.C. section 2011 et seq.); (c) the Energy Reorganization Act of 1974 (42 U.S.C. section 5801 et seq.); (d) the Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 - 351; 96 STAT. 1663); (e) the Foreign Assistance Act of 1961 (22 U.S.C. section 2429 et seq.); (f) the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. section 3201); (g) the Low-Level Radioactive Waste Policy Act (42 U.S.C. section 2021b et seq.); (h) the Nuclear Waste Policy Act; (i) the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. section 2021d, 471); (j) the Energy Policy Act of 1992 (42 U.S.C. section 13201 et seq.); (k) New Jersey Radiation Protection Act, N.J.S.A. 26: 2D-1 et seq.; and (l) New Jersey Radiation Accident Response Act, N.J.S.A. 26: 2D-37 et.seq.; but shall not include Environmental Laws.

          (91) "Nuclear Materials" means Source Material, Special Nuclear Material, Low-Level Waste, High-Level Waste, Byproduct Material and Spent Nuclear Fuel.

          (92) "Nuclear Waste Fund" means the fund established by the Department of Energy under the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High-Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel or High-Level Waste are deposited.

          (93) "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended from time to time (42 U.S.C. section 10101 et seq.).

          (94) "Off-Site Location" means any real property other than the Sites.

          (95) "Owners Agreement" means the Owners Agreement for Salem Nuclear Generating Station Units No. 1, 2 and 3, dated as of November 24, 1971, as amended, by and between Seller, ACE, PECO and PSE&G Utility.

          (96) "Party" and "Parties" have the respective meanings set forth in the preamble to this Agreement.

          (97) "PECO" means PECO Energy Company (formerly Philadelphia Electric Company), a Pennsylvania corporation.

          (98) "Permitted Encumbrances" means: (a) such Encumbrances as arise under any Seller's Agreement or the LDV Agreement; (b) with respect to any period before the Closing, Encumbrances created by the Mortgage; (c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent or the validity of which is being challenged in good faith by appropriate proceedings provided that the aggregate amount being so contested does not exceed $100,000 or Seller has provided Buyer adequate security with respect thereto, in form and substance satisfactory to Buyer; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Buyer; (e) such zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities as (i) do not materially detract from the value of any Purchased Asset as currently used, or materially interfere with the present use of any Purchased Asset or (ii) would not, individually or in the aggregate, have a Material Adverse Effect; and (f) such non-monetary easements, activity and use limitations, exceptions, rights of way, deed restrictions, covenants and conditions and defects of title as (i) do not materially detract from the value of the Real Property as currently used or materially interfere with the present use of the Real Property or (ii) would not, individually or in the aggregate, have a Material Adverse Effect.

          (99) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other business association or Governmental Authority.

          (100) "Prime Rate" has the meaning set forth in Section 3.3(c).

          (101) "PSE&G Utility" means Public Service Electric & Gas Company, a New Jersey corporation.

          (102) "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (103) "Purchase Price" has the meaning set forth in Section 3.2(a).

          (104) "Purchased Assets" has the meaning set forth in Section 2.1.

          (105) "Real Property" means all real property interests in the Counties of Salem, Cumberland and Cape May, New Jersey owned by the Seller (including all land and the buildings and other improvements thereon and all appurtenances thereto) on, underlying or used in connection with the Salem Station and the properties acquired under the estuary enhancement program related thereto, including the properties set forth on Schedule 1.1(105).

          (106) "Regulatory Termination" has the meaning set forth in Section
9.3.

          (107) "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, groundwater, land surface and subsurface strata) or within any building, structure, facility or fixture.

          (108) "Remediation" or "Remediate" means action of any kind to address an Environmental Condition or a Release or threatened Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Sites or an Off-Site Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Sites or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location.

          (109) "Representatives" of a Person means, collectively, such Person's Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants and financial advisors), parent entities and other controlling Persons.

          (110) "Salem Interest" means Seller's undivided 7.41% interest as tenant in common without the right of partition in the Salem Station.

          (111) "Salem Station" means the generating station described in the Owners Agreement described in Section 1.1(95).

          (112) "Salem Station Budget" has the meaning set forth in Section 6.1(b).

          (113) "SEC" means the United States Securities and Exchange Commission, and any successor agency thereto.

          (114) "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (115) "Seller" has the meaning set forth in the preamble to this Agreement.

          (116) "Seller Nuclear Permits" has the meaning set forth in Section
4.7.

          (117) "Seller Permits" has the meaning set forth in Section 4.4.

          (118) "Seller Tax Loss" has the meaning set forth in Section 6.5(g).

          (119) "Seller's Agreements" means, collectively, the contracts, agreements, arrangements, licenses and leases of any nature, which shall be assigned pursuant to Section 2.1(f), (i) to which Seller is a party, each of which is set forth in Schedule 1.1(119), and (ii) entered into by Buyer, for and on behalf of Seller, whether under the Owners Agreement or otherwise, and by or to which Seller or the Purchased Assets is or are bound or subject, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets.

          (120) "Seller's Indemnitee" has the meaning set forth in Section
8.1(a).

          (121) "Seller's Insurance Policies" means all insurance policies with respect to the ownership, lease, maintenance or operation of the Purchased Assets, including all liability, property damage and business interruption policies in respect thereof, for which solely Seller or its Affiliates (as opposed to Buyer or its Affiliates) are liable for the payment of premiums and related charges.

          (122) "Seller's Nonqualified Decommissioning Funds" means the trust funds that are designated as nonqualified decommissioning funds for the Salem Station and held pursuant to the Trust Agreement.

          (123) "Seller's Qualified Decommissioning Funds" means the trust funds that are designated as "nuclear decommissioning reserve funds" under Code
Section 468A for the Salem Station and held pursuant to the Trust Agreement.

          (124) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

          (125) "Sites" means the Real Property forming a part, or used or usable in connection with the operation, of the Salem Station, including any real property used for the disposal of solid or hazardous waste that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, to the extent owned by Seller, including the soil and groundwater present at the Sites, and any reference to materials or conditions "at the Sites", including Hazardous Substances and Environmental Conditions, shall include all materials and conditions "at, on, in, upon, over, across, under or within" the Sites.

          (126) "Source Material" means: (a) uranium or thorium, or any combination thereof, in any physical or chemical form or (b) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium or (iii) any combination thereof; but shall not include Special Nuclear Material.

          (127) "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material", and any material artificially enriched by any of the foregoing materials or isotopes; but shall not include Source Material.

          (128) "Spent Nuclear Fuel" means nuclear fuel that has been withdrawn from a nuclear reactor following irradiation and has not been chemically separated into its constituent elements by reprocessing, including the Special Nuclear Material, Byproduct Material, Source Material and other radioactive materials associated with nuclear fuel assemblies.

          (129) "Spent Nuclear Fuel Fees" means the fees assessed on electricity generated and sold at the Salem Station pursuant to the Department of Energy Standard Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as amended from time to time.

          (130) "Subsequent Transaction" has the meaning set forth in Section
9.3.

          (131) "Subsidiary", when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

          (132) "Tangible Personal Property" has the meaning set forth in
Section 2.1(e).

          (133) "Tax" or "Taxes" means all taxes, surtaxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, special franchise, payroll, recording, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto; provided, however, that "Taxes" shall not include sewer rents or charges for water.

          (134) "Tax Benefit" has the meaning set forth in Section 8.1(d).

          (135) "Tax Cost" has the meaning set forth in Section 8.1(d).

          (136) "Tax Return" means any return, report, information return, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

          (137) "Termination Date" has the meaning set forth in Section 9.1(b).

          (138) "Third-Party Claim" has the meaning set forth in Section 8.2(a).

          (139) "Transferable Permits" means all those Seller Permits, including Seller's Nuclear Permits (and all applications pertaining thereto), which are transferable under applicable Laws by Seller to Buyer with or without a filing with, notice to, consent or approval of any Governmental Authority.

          (140) "Transfer Taxes" means any property transfer or gains tax, sales tax, conveyance fee, use tax, stamp tax, stock transfer tax or other similar tax, including any related penalties, interest and additions to tax.

          (141) "Transmission Assets" has the meaning set forth in Section
2.2(a).

          (142) "Trust Agreement" means the Nuclear Decommissioning Master Trust Agreement between Delmarva Power & Light Company and Mellon Bank, N.A., dated December 1, 1995.

          (143) "USEPA" means the United States Environmental Protection Agency, and any successor agency thereto.

          1.2 Certain Interpretive Matters. The Article, Section and Schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning of this Agreement. The term "includes" or "including" shall mean "including without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Other capitalized terms used in this Agreement and not defined in Section 1.1 shall have the meanings assigned to them elsewhere in this Agreement. Unless the context otherwise requires, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement.

          1.3 U.S. Dollars. When used herein, the term "dollars" and the symbol "$" refer to the lawful currency of the United States of America.

          1.4 Seller's Interest in Purchased Assets. The Parties acknowledge and agree that Seller owns and holds an undivided seven and forty-one hundredths percent (7.41%) interest as tenant in common without the right of partition in the Salem Station. The Parties agree that all references in this Agreement to Seller's rights, title and interests in, to and under the Purchased Assets, and rights, liabilities and obligations in connection therewith, shall be construed in this context.


                                   ARTICLE II

                                PURCHASE AND SALE

          2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Seller's rights, title and interests, of whatever kind and nature, whether tangible or intangible, in and to all assets (except for the Excluded Assets) constituting or used and necessary for the operation of the Salem Station or any portion thereof, together with all goodwill relating thereto, including, without limitation, those assets listed below, each as in existence on the Closing Date (collectively, the "Purchased Assets"):

               (a) The Real Property;

               (b) The Inventories;

               (c) The Nuclear Materials held pursuant to the NRC Licenses;

               (d) The Fuel Supplies;

               (e) All machinery (mobile or otherwise), equipment (including computer hardware and software and communications equipment), vehicles, tools, spare parts, fixtures, furniture, furnishings and other personal property located at or in transit to the Salem Station or used and necessary for the operation of the Salem Station, in each case, on the Closing Date (collectively, the "Tangible Personal Property"), including the electrical transmission assets (as opposed to generation assets) set forth in Schedule 2.1(e);

               (f) Subject to the receipt of necessary consents and approvals, the Seller's Agreements;

               (g) Subject to the receipt of necessary consents and approvals, the Transferable Permits and all of Seller's rights, title and interests in and to any other permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of Governmental Authorities relating to the ownership, lease, maintenance or operation of the Salem Station or any portion thereof;

               (h) Seller's Nonqualified Decommissioning Funds as of the Closing Date, including all income, interest and other earnings accrued thereon, together with all required accounting and other records;

               (i) Seller's Qualified Decommissioning Funds as of the Closing Date, including all income, interest and other earnings accrued thereon, together with all required accounting and other records;

               (j) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of Seller relating specifically to the Salem Station (subject to the right of Seller to retain copies of same for its use) other than such items which are proprietary to third parties and accounting records;

               (k) All unexpired, transferable warranties and guarantees from third parties arising out of, in respect of, or in connection with, (i) any item of Real Property or personal property, or interest therein, included in the Purchased Assets or (ii) the Assumed Liabilities;

               (l) All claims of Seller relating to or pertaining to the Department of Energy's defaults under the Department of Energy Standard Contract (including all claims for failure by the Department of Energy to take Spent Nuclear Fuel) accrued prior to, on or after the Closing Date, whether relating to periods prior to, on or after the Closing Date, and all other claims of Seller against the Department of Energy with respect to, arising out of or in connection with the Purchased Assets, other than the claims described in Section 2.2(l); and

               (m) The rights of Seller in, to and under all causes of action against third parties with respect to, arising out of or in connection with Seller's rights, title and interests in and to the Purchased Assets or the Assumed Liabilities, or any portion thereof, whether accruing prior to, on or after the Closing Date, other than any such causes of action as constitute Excluded Assets or Excluded Liabilities, whether received as payment or credit against future liabilities, in each case, relating to any period prior to, on or after the Closing Date, other than the claims described in Section 2.2(m).

         2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase or acquire, any right, title or interest in, to or under the following assets and properties which are associated with the Purchased Assets, but which are hereby specifically excluded from the definition of Purchased Assets (collectively, the "Excluded Assets"):

               (a) The right, title and interest of Seller in, to and under all electrical transmission or distribution assets (as opposed to generation assets) located at or forming part of the Salem Station (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts (including the LDV Agreement) and warranties, to the extent they relate to such transmission and distribution assets (other than the electrical transmission assets identified in Schedule 2.1(e) included as Purchased Assets) (collectively, the "Transmission Assets");

               (b) The right, title and interest of Seller in, to and under certain switches and meters, gas facilities, revenue meters and remote testing units, drainage pipes and systems, pumping equipment and associated piping, in each case, located at or forming part of the Salem Station as identified in
Schedule 2.2(b) attached hereto;

               (c) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, including account balances under Seller's Insurance Policies and the right, title and interest of

Seller in, to and under account balances held by NEIL under Buyer's Insurance Policies, but excluding such assets comprising the Decommissioning Funds;

               (d) All Seller's Insurance Policies and the right, title and interest of Seller in, to and under account balances held by NEIL under Buyer's Insurance Policies;

               (e) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and prepaid expenses, including premiums and account balances under Seller's Insurance Policies and the right, title and interest of Seller in, to and under account balances held by NEIL under Buyer's Insurance Policies, and any income, sales, payroll or other Tax receivables (in each case, whether held by Seller or any third party, including Buyer under the Owners Agreement), but excluding such assets comprising the Decommissioning Funds;

               (f) The right, title and interest of Seller in, to and under all intellectual property, including the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof;

               (g) All tariffs, agreements and arrangements with Persons other than Buyer to which Seller is a party for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services;

               (h) Other than with respect to the Decommissioning Funds, all Tax refunds or credits (including refunds or credits of real property Taxes paid or due with respect to the Salem Station or any related Real Property), which refunds or credits are owed to Seller with respect to periods prior to the Closing Date, whether directly or indirectly, under the Owners Agreement or otherwise regardless of when actually paid (which refunds or credits shall be net to Seller of all reasonable out-of-pocket costs and expenses (including legal fees) incurred by Buyer in connection with obtaining the portion of such Tax refund or credit owed to Seller);

               (i) The minute books, stock transfer books, corporate seal and other corporate records of Seller;

               (j) The right, title and interest of Seller in, to and under all contracts, agreements, arrangements, licenses and leases of any nature, other than the Seller's Agreements;

               (k) All other assets and properties owned or leased by Seller which are not used and necessary for the operation of the Salem Station or any portion thereof;

               (l) All claims of Seller relating to or pertaining to any refund or credit received on or after the Closing Date by Buyer or its successors or permitted assigns of all or any part of Department of Energy Decommissioning and Decontamination Fees for which Seller is or was liable; provided that Seller shall not have any right to pursue such claims separately, but shall be entitled to pursue such claims solely by joint action with Buyer and any other interested parties approved by Buyer, such action to be controlled by Buyer in its sole discretion; provided, also, that if Buyer shall receive any such refund or credit on or after the Closing Date of all or any part of such Department of Energy Decommissioning and Decontamination Fees, Seller's claim to a portion of such refund shall be limited to the amount of such refund or credit multiplied by a fraction, (i) the numerator of which is the amount of Decommissioning and Decontamination Fees with respect to the Salem Station paid by Seller or on Seller's behalf, and (ii) the denominator of which is the amount of Decommissioning and Decontamination Fees with respect to the Salem Station paid by all of the parties to the Owners Agreement or on their behalf; and provided, further, that the aforesaid claims shall constitute Excluded Assets (rather than Purchased Assets) after the Closing only if Seller shall continue to pay after the Closing its proportionate share of the costs and expenses (including reasonable legal fees) of pursuing any such claims (but not Department of Energy Decommissioning and Decontamination Fees), such proportionate share to be determined as if Seller had not transferred its rights, title and interests in and to the Purchased Assets to Buyer;

               (m) All rights of Seller in, to and under the action against Westinghouse Electric Corporation or its Affiliates, or their respective successors or assigns, captioned Public Service Electric & Gas Company, et al.
v. Westinghouse Electric Corporation, C.A. No. 96-925 (MTB) in the United States District Court for the District of New Jersey, and all related actions currently pending in state courts; provided that the aforesaid claims shall constitute Excluded Assets (rather than Purchased Assets) after the Closing only if Seller shall continue to pay after the Closing its proportionate share of the costs and expenses (including reasonable legal fees) of pursuing any such claims, such proportionate share to be determined as if Seller had not transferred its rights, title and interests in and to the Purchased Assets to Buyer; and

               (n) The right, title and interest of Seller in, to and under this Agreement, the Collateral Agreement and the Additional Agreements.

         2.3 Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform and otherwise discharge, without recourse to Seller (other than as set forth herein or in the Owners Agreement, as amended by the Amendment to Owners Agreement), in accordance with the terms and subject to the conditions set forth herein, all of the liabilities and obligations of Seller, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate to the Purchased Assets (other than Excluded Liabilities) (the "Assumed Liabilities"), including those set forth below; provided that nothing set forth in this Section 2.3 shall require Buyer to assume any liabilities or obligations that are expressly excluded pursuant to
Section 2.4:

               (a) All liabilities and obligations of Seller arising on or after the Closing Date under the Seller's Agreements and the Transferable Permits in accordance with the terms thereof, except, in each case, to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date;

               (b) All liabilities and obligations of Seller in respect of Taxes for which Buyer is liable pursuant to Section 6.5 hereof;

               (c) Other than those set forth in Section 2.4(g), all liabilities and obligations of Seller arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, in either case, whether such liabilities or obligations are known or unknown, contingent or accrued, including (i) any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets prior to, on or after the Closing Date, and the costs associated with correcting any such violations;
(ii) loss of life, injury to Persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest prior to, on or after the Closing
Date), in each case, caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) the investigation or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under or migrating from the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; (iv) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused or allegedly caused by the disposal, storage, transportation, discharge, Release or recycling of Hazardous Substances at an Off-Site Location, or the arrangement for such activities, prior to, on or after the Closing Date, in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (v) the investigation or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled at an Off-Site Location, or the arrangement for such activities, prior to, on or after the Closing Date, in connection with the ownership, lease, maintenance or operation of the Purchased Assets;

               (d) All liabilities and obligations of Seller in respect of Decommissioning the Salem Station, and the Decommissioning Costs relating thereto, whether arising prior to, on or after the Closing Date (collectively, "Assumed Decommissioning Liabilities");

               (e) Other than as set forth in Section 2.4(h), all liabilities and obligations of Seller arising under or relating to Nuclear Laws, and all liabilities and obligations of Seller arising under or relating to Nuclear Materials or to any claim in respect thereof, whether based on Nuclear Laws, Environmental Laws, common law or otherwise (excluding liabilities and obligations for Department of Energy Decommissioning and Decontamination Fees, which are governed by Section 2.7), whether such liabilities or obligations are known or unknown, contingent or accrued, in each case, arising or occurring prior to, on or after the Closing Date, including all asserted or unasserted liabilities or obligations to third parties (including employees) for personal injury or tort, or any other theory of liability, arising out of the ownership, lease, maintenance or operation of the Purchased Assets prior to, on or after the Closing Date, including liabilities and obligations arising out of or resulting from the transportation, treatment, storage or disposal of Nuclear Materials, including liabilities and obligations arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Salem Station, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of Nuclear Materials to or from the Salem Station, or any other such site prior to, on or after the Closing Date, including liability for all deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act and 10 C.F.R. Part 140 or 10 C.F.R. section 50.54(w), including all liabilities and obligations of Seller for retrospective premium obligations under Seller's Insurance Policies or Buyer's Insurance Policies (collectively, "Assumed Nuclear Liabilities");

               (f) All liabilities and obligations of Seller in respect of Spent Nuclear Fuel, including Spent Nuclear Fuel Fees, whether such liability or obligation is known or unknown, contingent or accrued, and whether arising or occurring prior to, on or after the Closing Date, except as specified in Section
2.6 (collectively, "Assumed Spent Fuel Liabilities"); and

               (g) With respect to the Purchased Assets, any Tax that may be imposed on Seller by any Governmental Authority on the ownership, lease, maintenance, operation, or use of the Purchased Assets on or after the Closing Date, except for any Income Tax attributable to income (including proceeds representing the Purchase Price or proceeds of asset sales) received by Seller and any Transfer Taxes for which Seller is liable pursuant to Section 6.5.

          2.4 Excluded Liabilities. Notwithstanding anything to the contrary in
Section 2.3, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of Seller (the "Excluded Liabilities"):

               (a) Any liabilities or obligations of Seller arising out of, in respect of, or in connection with, any Excluded Assets or other assets of Seller which are not Purchased Assets;

               (b) Any liabilities or obligations of Seller arising out of, in respect of, or in connection with, Taxes attributable to the Purchased Assets for taxable periods, or portions thereof, ending before the Closing Date, except for Transfer Taxes and Taxes for which Buyer is liable pursuant to Section 6.5;

               (c) Any liabilities or obligations of Seller accruing under any of the Seller's Agreements prior to the Closing Date;

               (d) Any payment obligations of Seller under the Owners Agreement, as amended by the Amendment to Owners Agreement, for goods delivered or services rendered or liabilities incurred prior to the Closing Date, except for such obligations for which Buyer or any other Person (other than Seller) is liable under the Owners Agreement, as amended by the Amendment to Owners Agreement;

               (e) Any and all asserted or unasserted liabilities or obligations to third parties (including employees of Seller) for personal injury or tort, or similar causes of action relating to Seller's acts or omissions in connection with the ownership of the Purchased Assets arising during or attributable to the period prior to the Closing Date, other than liabilities or obligations assumed by Buyer under Sections 2.3(c) and (e);

               (f) Any fines or similar penalties imposed by and payable to any Governmental Authority under applicable Law (as in effect prior to the Closing Date, notwithstanding any provision hereof to the contrary) with respect to the Purchased Assets resulting from (i) an investigation, proceeding, request for information or inspection before or by a Governmental Authority directly relating to actions or omissions by Seller prior to the Closing Date or (ii) violations of applicable Law (as in effect prior to the Closing Date, notwithstanding any provision hereof to the contrary), wilful misconduct or gross negligence directly relating to actions or omissions by Seller prior to the Closing Date;

               (g) Any liabilities or obligations of Seller arising under or relating to any claim in respect of Environmental Conditions or Hazardous Substances, in each case, relating to the Purchased Assets, but only to the extent relating to any Off-Site Location and of which Seller has Knowledge prior to the Closing Date; and

               (h) Any liabilities or obligations of Seller arising under or relating to Nuclear Laws, and any liabilities or obligations of Seller arising under or relating to Nuclear Materials or to any claim in respect thereof, whether based on Nuclear Laws, Environmental Laws, common law or otherwise, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, but only to the extent relating to any written assessment by any Governmental Authority prior to the Closing Date with respect to any Nuclear Incident (as defined in the Atomic Energy Act) occurring prior to the Closing Date, which assessment exceeds the aggregate amount of the policy limits under all applicable Buyer's Insurance Policies.

          2.5 Control of Litigation.

               (a) The Parties acknowledge and agree that, from and after the Closing Date, Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Excluded Assets or Excluded Liabilities, so long as such control, defense or settlement does not unreasonably interfere with Buyer's operation of the Salem Station; and Buyer agrees to cooperate fully in connection therewith, provided, however, that Seller shall reimburse Buyer for all reasonable costs and expenses incurred in providing such cooperation.

               (b) The Parties acknowledge and agree that, from and after the Closing Date, Buyer shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Purchased Assets or Assumed Liabilities, so long as such control, defense or settlement does not unreasonably interfere with Seller's ownership of the Excluded Assets or with the Excluded Liabilities; and Seller agrees to cooperate fully in connection herewith provided, however, that Buyer shall reimburse Seller for all reasonable costs and expenses incurred in providing such cooperation.

          2.6 Spent Nuclear Fuel Fees. Seller, to the extent of the Salem Interest, shall be liable for and pay, pursuant to the Owners Agreement, all Spent Nuclear Fuel Fees in effect prior to the Closing Date with respect to its share of electricity generated at and sold from the Salem Station prior to the Closing Date, and Buyer shall have no liability or obligation in respect thereof. Buyer shall be liable for and pay all Spent Nuclear Fuel Fees with respect to its share of electricity generated at and sold from the Salem Station, including that relating to the Salem Interest, from and after the Closing Date, together with all additional Spent Nuclear Fees that are assessed or become effective on or after the Closing Date, whether assessed with respect to electricity generated at and sold from the Salem Station prior to, on or after the Closing Date, and Seller shall have no further liability or obligation in respect thereof. Without limiting the liability of Buyer under Sections 2.3(e) and (f), from and after the Closing Date, Buyer shall assume title to, and such liabilities and obligations as Seller may have for the storage and disposal of, Spent Nuclear Fuel presently stored at the Salem Station (including any such fuel which may have been used in connection with generating Seller's share of electricity at the Salem Station). From and after the Closing Date, Buyer shall have all rights of recovery from third parties and the Department of Energy relating to, arising from or in connection with the Department of Energy's failure to take Spent Nuclear Fuel.

          2.7 Department of Energy Decommissioning and Decontamination Fees. Seller, to the extent of the Salem Interest, shall be liable for and pay, pursuant to the Owners Agreement, its pro rata share of Department of Energy Decommissioning and Decontamination Fees prior to the Closing Date, and, thereafter, Buyer shall be liable for and pay, and Seller shall have no liability for, such Department of Energy Decommissioning and Decontamination Fees, together with all additional assessments for Department of Energy Decommissioning and Decontamination Fees that become effective on or after the Closing Date, whether assessed with respect to any period occurring prior to, on or after the Closing Date.


                                   ARTICLE III

                                   THE CLOSING

          3.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII, the sale, assignment, conveyance, transfer and delivery of Seller's rights, title and interests in and to the Purchased Assets by Seller to Buyer, and the purchase, assumption and acquisition by Buyer of the Purchased Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing ") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. local time, or at such other time and location as may be agreed upon in writing between Buyer and Seller, within five (5) Business Days following the date on which the last of the conditions precedent to the Closing set forth in Sections 7.1(a), 7.2(a),
(h) and (i), and 7.3(a) and (f) of this Agreement, shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist. The date on which the Closing actually occurs is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

          3.2 Payment of Purchase Price.

               (a) Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of Seller's rights, title and interests in and to the Purchased Assets, Buyer shall, at the Closing, (i) pay, or cause to be paid, to Seller cash in an amount equal to the sum of (A) $4,100,000 plus (B) 7.41% of the Net Book Value, as of the Closing Date, of the

Nuclear Fuel Supplies (the "Purchase Price") and (ii) assume and agree to pay, perform or otherwise discharge the Assumed Liabilities.

               (b) At least five (5) Business Days prior to the Closing Date, Buyer shall provide to Seller a written estimate of 7.41% of the Net Book Value, as of the Closing Date, of the Nuclear Fuel Supplies (the "Estimated Nuclear Fuel Supply Amount"), which shall be certified in writing by an appropriate officer of Buyer.

               (c) At the Closing, in furtherance but not in duplication of
Section 3.2(a), Buyer shall pay to Seller cash in an aggregate amount equal to the sum of (i) $4,100,000 plus (ii) the Estimated Nuclear Fuel Supply Amount (the "Closing Payment"). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date.

          3.3 Adjustment to Nuclear Fuel Supply Payment.

               (a) Within sixty (60) days after the Closing Date, Buyer shall deliver to Seller, at Buyer's sole cost and expense, a statement ("Closing Statement") setting forth 7.41% of the Net Book Value, as of the Closing Date, of the Nuclear Fuel Supplies (the "Closing Nuclear Fuel Supply Amount"), together with a calculation of the Purchase Price. Concurrently with the delivery of the Closing Statement, Buyer shall furnish to Seller such documents and other records as may be reasonably requested by Seller in order to confirm the information and calculation set forth in the Closing Statement.

               (b) In the event that Seller is in disagreement with the Closing Nuclear Fuel Supply Amount, and in the event that the aggregate amount of such disagreements exceeds $100,000, Seller shall, within ten (10) Business Days after receipt of the Closing Statement, notify Buyer of such disagreements setting forth with specificity the nature and amounts thereof. In the event that Seller is in disagreement with only a portion of the Closing Nuclear Fuel Supply Amount, Buyer or Seller, as the case may be, shall pay all undisputed amounts in the manner set forth in Section 3.3(c); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 3.3(b). If (i) the aggregate amount of the disagreements referred to in this
Section 3.3(b) does not exceed $100,000 or (ii) Seller fails to notify Buyer of all disagreements within the ten (10) Business Day period provided for herein, then the Closing Nuclear Fuel Supply Amount, as delivered by Buyer pursuant to
Section 3.3(a), shall be final, binding and conclusive on the Parties. If Seller is in disagreement with the Closing Nuclear Fuel Supply Amount and notifies Buyer within such ten (10) Business Day period, then the Parties shall promptly attempt to resolve such disagreements by negotiation. If the Parties are unable to resolve such disagreements within thirty (30) days following such notice of disagreement by Seller, then the Parties shall appoint an Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Nuclear Fuel Supply Amount. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne equally by Seller and Buyer.

               (c) No later than the fifth (5th) Business Day following the determination of the Closing Nuclear Fuel Supply Amount pursuant to Section 3.3(b), either (i) Buyer shall pay to Seller the amount, if any, by which the Purchase Price exceeds the Closing Payment, or (ii) Seller shall pay to Buyer the amount, if any, by which the Closing Payment exceeds the Purchase Price, in either case, together with simple interest accruing on such payment at the Prime Rate (as defined below) from the Closing Date through and including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving Party. As used herein, "Prime Rate" means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

          3.4 Tax Reporting and Allocation of Purchase Price. Buyer and Seller shall treat the transactions contemplated by Article II as the acquisition by Buyer of a trade or business for all United States federal income tax purposes and agree that no portion of such transactions will be treated in whole or in part as a payment for services (or future services) for United States federal income tax purposes. Buyer shall deliver to Seller at the Closing a preliminary allocation among the Purchased Assets of the Purchase Price and such other consideration paid to Seller pursuant to this Agreement, and, as soon as practicable following the Closing (but in any event within ten (10) Business Days following the final determination of the Closing Nuclear Fuel Supply Amount), Buyer shall prepare and deliver to Seller a final allocation of the Purchase Price and additional consideration described in the preceding clause, and the post-closing adjustments pursuant to Section 3.3(b), among the Purchased Assets (the "Allocation"). The Allocation shall be consistent with Section 1060 of the Code and the regulations thereunder ("Applicable Tax Law"). Seller hereby agrees to accept Buyer's Allocation unless Seller determines that such Allocation (including any valuations and the determination of the Purchase Price or other consideration) was not prepared in accordance with Applicable Tax Law. If Seller so determines, Seller shall within twenty (20) Business Days thereafter propose any changes necessary to cause the Allocation to be prepared in accordance with Applicable Tax Law. Within ten (10) Business Days following delivery of such proposed changes, Buyer shall provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Buyer and Seller are unable to resolve any disputed objections within ten (10) Business Days thereafter, such objections shall be referred to the Independent Accounting Firm, who shall determine the Allocation (including any valuations and the determination of the Purchase Price or other consideration). The Independent Accounting Firm shall be instructed to deliver to Buyer and Seller a written determination of the proper allocation of such disputed items within twenty (20) Business Days. Such determination shall be final, conclusive and binding upon the Parties for all purposes, and the Allocation shall be so adjusted (the Allocation, including the adjustment, if any, to be referred to as the "Final Allocation"). The fees and disbursements of the Independent Accounting Firm attributable to the Allocation shall be shared equally by Buyer and Seller. Each of Buyer and Seller agrees to timely file Internal Revenue Service Form 8594, and all Federal, state, local and foreign Tax Returns, in accordance with such Final Allocation and to report the transactions contemplated by this Agreement for Federal Income Tax and all other tax purpose in a manner consistent with the Final Allocation. Each of Buyer and Seller agrees to promptly provide the other Parties with any additional information and reasonable assistance required to complete Form 8594, or compute Taxes arising in connection with (or otherwise affected by) the transactions contemplated hereunder. Each of Buyer and Seller shall timely notify the other Parties and each shall timely provide the other Parties with reasonable assistance in the event of an examination, audit or other proceeding regarding the Final Allocation.

          3.5 Prorations.

               (a) Buyer and Seller agree that, except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance and operation of the Purchased Assets, including those listed below (but not including Income Taxes), shall be prorated as of the Closing Date, without any duplication of payment under the Owners Agreement, as amended by the Amendment to Owners Agreement, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, or otherwise measured by calendar days):

                    (i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or arising out of, in respect of, or in connection with, the ownership, lease, maintenance or operation of the Purchased Assets;

                    (ii) Rent, Taxes and all other items (including prepaid services and goods not included in Inventories), in each case, payable by or to Seller under any of the Seller's Agreements assigned to and assumed by Buyer;

                    (iii) Any permit, license, registration, compliance assurance fees or other fees arising out of, in respect of, or in connection with, any Transferable Permit;

                    (iv) Sewer rents and charges for water, telephone, electricity and other utilities arising out of, in respect of, or in connection with, the Purchased Assets;

                    (v) Insurance premiums paid on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets, to the extent payable under the Buyer's Insurance Policies;

                    (vi) Spent Nuclear Fuel Fees, in the manner contemplated by
Section 2.6;

                    (vii) Department of Energy Decommissioning and Decontamination Fees, in the manner contemplated by Section 2.7; and

                    (viii) Prepaid operating and maintenance expenses, whether arising under the Owners Agreement or otherwise.

               (b) Seller or Buyer, as the case may be, shall promptly reimburse the other Party that portion of any amount paid by such other Party to the extent relating to the period for which Seller or Buyer, as the case may be, is liable under Section 3.5(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.5(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Buyer shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.5. Notwithstanding anything to the contrary herein, no proration shall be made under this Section 3.5 with respect to (i) real property Tax refunds that are Excluded Assets under Section 2.2(h) or (ii) Taxes payable by Buyer pursuant to
Section 6.5(a).

          3.6 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

               (a) The Deeds, duly executed by Seller and in recordable form, subject only to Permitted Encumbrances, and any owner's affidavits or similar documents reasonably required by Buyer's title insurance company;

               (b) The Bill of Sale, duly executed by Seller;

               (c) The Assignment and Assumption Agreement, duly executed by Seller;

               (d) Evidence, in form and substance reasonably satisfactory to Buyer and its counsel, of Seller's receipt of (i) the Seller's Required Regulatory Approvals and (ii) the consents and approvals set forth on Schedule 4.3(a);

               (e) The opinions of counsel to Seller to the effect set forth in Exhibit D hereto, subject to customary limitations and qualifications;

               (f) A Certificate of Good Standing with respect to Seller, as of a recent date, issued by the Secretary of State of the State of Delaware and the Commonwealth of Virginia;

               (g) To the extent available, originals of all Seller's Agreements to which Seller is a party and Transferable Permits issued to Seller and, if not available, true and correct copies thereof;

               (h) A certificate dated the Closing Date executed by the duly authorized officers of Seller to the effect that, to such officers' Knowledge, the conditions set forth in Sections 7.2(b) and (c) have been satisfied by Seller and that each of the representations and warranties of Seller made in this Agreement are true and correct in all material respects as though made at and as of the Closing Date;

               (i) The Amendment to Owners Agreement, duly executed by Seller;

               (j) A FIRPTA Affidavit, duly executed by Seller;

               (k) Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

               (l) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Additional Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

               (m) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer, Seller's rights, title and interests in and to the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form, provided that Seller shall not be required to prepare or obtain any survey, abstract, title opinion or title insurance policy with respect to the Real Property; and

               (n) All such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.7 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

               (a) The Closing Payment, by wire transfer of immediately available funds to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date;

               (b) The Assignment and Assumption Agreement, duly executed by Buyer;

               (c) The Amendment to Owners Agreement, duly executed by PSE&G Utility and Buyer;

               (d) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Buyer is a party and all of the agreements and instruments, in each case, to be executed and delivered by Buyer in connection herewith;

               (e) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, each Additional Agreement to which Buyer is a party and the other agreements contemplated hereby;

               (f) Certificates of insurance required pursuant to 10 C.F.R. Parts 50 and 140;

               (g) Evidence, in form and substance reasonably satisfactory to Seller and its counsel, of Buyer's receipt of the Buyer's Required Regulatory Approvals;

               (h) The opinions of counsel to Buyer to the effect set forth in Exhibit E hereto, subject to customary limitations and qualifications;

               (i) A Certificate of Good Standing with respect to Buyer, as of a recent date, issued by the Secretary of State of the state of organization of Buyer;

               (j) A certificate dated the Closing Date executed by the duly authorized officers of Buyer to the effect that, to such officers' Knowledge, the conditions set forth in Sections 7.3(b) and (c) have been satisfied by Buyer and that each of the representations and warranties of Buyer made in this Agreement are true and correct in all material respects as though made at and as of the Closing Date;

               (k) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to purchase and acquire Seller's rights, title and interests in and to the Purchased Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

               (l) All such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.8 Relationship of this Agreement and Collateral Agreement. The transactions contemplated by this Agreement, together with the transactions contemplated by the Collateral Agreement, are intended by the Parties to be consummated substantially simultaneously; and if any of the transactions contemplated hereby or by the Collateral Agreement are not consummated on the Closing Date in accordance with the terms and subject to the conditions set forth herein and therein, as applicable, then each Party shall take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case, that are necessary to dissolve and invalidate all transactions contemplated hereby; provided, however, that if the failure to consummate the transactions contemplated hereby or by the Collateral Agreement results from a default or breach of a party under this Agreement or the Collateral Agreement, then nothing in the foregoing shall preclude or limit the rights or remedies of any Party in connection with such default or breach.

          3.9 Owners Agreement to Govern. The Parties agree that, except as otherwise expressly provided in Section 6.1 of this Agreement, the Parties' ownership, lease, maintenance and operation prior to the Closing Date of the Salem Station shall be governed by the Owners Agreement.

          3.10 Additional Agreements. The Parties acknowledge that the Additional Agreements shall be executed and delivered on or before the Closing Date, and each Party shall execute and deliver, in connection with the Closing, each Additional Agreement to which it is to be a party, substantially in the form of each Additional Agreement attached hereto.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          4.1 Organization, Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

          4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller, and no other corporate proceeding on the part of Seller is necessary to authorize this Agreement and each of the Additional Agreements to which Seller is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          4.3 No Violations; Consents and Approvals

               (a) Except as set forth in Schedule 4.3(a), and subject to obtaining any Seller's Required Regulatory Approvals, none of the execution, delivery and performance of this Agreement, the execution, delivery and performance of the Additional Agreements, or the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets, may be bound (other than the Seller's Agreements referred to in clause (ii) of the definition thereof), except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Seller or any of its assets, including the Purchased Assets, which violations, individually or in the aggregate, would have a Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act, or (ii) set forth in Schedule 4.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Seller's Required Regulatory Approvals"), no consent, authorization or approval of, declaration, filing or registration with, or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, authorizations, approvals, declarations, filings, registrations with and notices which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect, or prevent Seller from performing its material obligations under this Agreement or the Additional Agreements; and (ii) such consents, authorizations, approvals, declarations, filings, registrations with or notices which become applicable to Seller or the Purchased Assets as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

          4.4 Permits. Prior to the Closing Date, Seller will hold all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities that Seller requires in order to own any of the Purchased Assets (collectively, "Seller Permits"), except for (a) Seller Nuclear Permits (which are governed by Section 4.7) and
(b) such failures to hold or comply with such Seller Permits as would not, individually or in the aggregate, have a Material Adverse Effect or would not, individually as in the aggregate, materially impair Seller's ability to consummate the transactions contemplated hereby. Schedule 4.4(a) sets forth a complete list, as of the date hereof, of all Seller Permits issued to Seller through the date hereof. Schedule 4.4(b) sets forth a complete list, as of the date hereof, of all Transferable Permits issued to Seller through the date hereof.

          4.5 Seller's Qualified Decommissioning Funds.

               (a) Each of Seller's Qualified Decommissioning Funds is a trust validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs as it now does. Seller has heretofore delivered to Buyer a copy of the Trust Agreement as in effect on the date of this Agreement. Seller agrees to furnish Buyer with copies of all amendments of the Trust Agreement adopted after the date of this Agreement promptly after each such amendment has been adopted. Each of Seller's Qualified Decommissioning Funds satisfies the requirements necessary to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code
Section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. section 1.468A-1(b)(3). Each of Seller's Qualified Decommissioning Funds is in compliance in all material respects with all applicable rules and regulations of the NRC, the Delaware Public Service Commission, the Maryland Public Service Commission, the Virginia State Corporation Commission and the Internal Revenue Service. The Seller's Qualified Decommissioning Funds have not engaged in any acts of "self-dealing" as defined in Treas. Reg. section 1.468A-5(b)(2). No "excess contribution" as defined in Treas. Reg. section 1.468A-5(c)(2)(ii) has been made to Seller's Qualified Decommissioning Funds which has not been withdrawn within the period provided under Treas. Reg. section 1.468A-5(c)(2)(i) for withdrawals of excess contributions to be made without resulting in a disqualification of such funds under Treas. Reg. section 1.468A-5(c)(1). Seller has made timely and valid elections to make annual contributions to the Seller's Qualified Decommissioning Funds since the formation of such trusts. Seller has delivered, or will deliver prior to the Closing, copies of such elections to Buyer.

               (b) Subject to the receipt of Seller's Required Regulatory Approvals and amendment of the Trust Agreement, Seller has all requisite authority to cause the assets of the Seller's Qualified Decommissioning Funds to be transferred in accordance with the provisions of this Agreement.

               (c) Seller or the trustees of each of the Seller's Qualified Decommissioning Funds have filed or caused to be filed with the NRC, the Internal Revenue Service and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them. Seller has delivered, or will deliver prior to the Closing, to Buyer a copy of the schedule of ruling amounts most recently issued by the Internal Revenue Service for each of the Seller's Qualified Decommissioning Funds, a copy of the request that was filed to obtain such schedule of ruling amounts and a copy of any pending request for a revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. As of the Closing, Seller will have timely filed all requests for revised schedules of ruling amounts for Seller's Qualified Decommissioning Funds to the extent required by and in accordance with Treas. Reg. section 1.468A-3(i). Seller shall furnish Buyer with copies of such request for revised schedules of ruling amounts, together with all exhibits, amendments and supplementals thereto, promptly after they have been filed with the Internal Revenue Service. Any amounts contributed to Seller's Qualified Decommissioning Funds while such requests are pending before the Internal Revenue Service and which turn out to be in excess of the applicable amounts provided in the schedule of ruling amounts issued by the Internal Revenue Service will be withdrawn from the Seller's Qualified Decommissioning Funds within the period provided under Treas. Reg. section 1.468A-5(c)(2)(i) for withdrawals of excess contributions to be made without resulting in a disqualification of the Funds under Treas. Reg. section 1.468A-5(c)(1). There are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that may be contributed to Seller's Qualified Decommissioning Funds or may require distributions to be made from the Seller's Qualified Decommissioning Funds.

               (d) Seller has made or prior to the Closing will make available to Buyer the balance sheet for each of the Seller's Qualified Decommissioning Funds as of March 31, 1999 and as of the fourth Business Day before Closing, as prepared by the trustee of Seller's Qualified Decommissioning Fund in the ordinary course and consistent with past practice. Seller has made, or prior to the Closing will make, available to Buyer information from which Buyer can determine the Tax Basis of all assets in Seller's Qualified Decommissioning Funds as of the fourth Business Day before Closing. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including any acts of "self-dealing" as defined in Treas. Reg. section 1.468A-5(b)(2) or agency or other legal proceedings that may materially affect the financial position of each of the Seller's Qualified Decommissioning Funds other than those that are disclosed on Schedule 4.5(d).

               (e) Seller has made or prior to the Closing will make available to Buyer all contracts and agreements to which the trustee of each of the Seller's Qualified Decommissioning Funds, in its capacity as such, is a party.

               (f) Each of the Seller's Qualified Decommissioning Funds has filed all Tax Returns required to be filed and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.5(f), no notice of deficiency or assessment has been received from any taxing authority with respect to liability for Taxes or the Seller's Qualified Decommissioning Funds which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.5(f) is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.5(f), there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with each of the Seller's Qualified Decommissioning Funds for any period.

               (g) To the extent Seller has pooled the assets of the Seller's Qualified Decommissioning Funds for investment purposes in periods prior to Closing, such pooling arrangement is a partnership for federal income tax purposes and Seller has filed all Tax Returns required to be filed with respect to such pooling arrangement for such periods or the pooling arrangement has elected out of partnership status, and the distributive or allocable share of any income, gain or loss of such pooling arrangement is includable in the income of Seller's Qualified Decommissioning Funds.

          4.6 Seller's Nonqualified Decommissioning Funds.

               (a) Each of Seller's Nonqualified Decommissioning Funds is a trust validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with all requisite authority to conduct its affairs as it now does. Each of Seller's Nonqualified Decommissioning Funds is in compliance in all material respects with all applicable rules and regulations of the NRC and the Delaware Public Service Commission, the Maryland Public Service Commission and the Virginia State Corporation Commission.

               (b) Subject only to receipt of the Seller's Required Regulatory Approvals and amendment of the Trust Agreement, Seller has all requisite authority to cause the assets of the Seller's Nonqualified Decommissioning Funds to be transferred to Buyer's nonqualified decommissioning funds in accordance with the provisions of this Agreement and amendment of the Trust Agreement.

               (c) Seller or the trustee of the Seller's Nonqualified Decommissioning Funds have filed or caused to be filed with the NRC and any state or local authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

               (d) Seller has made or prior to the Closing will make available to Buyer the balance sheet for each of Seller's Nonqualified Decommissioning

Funds as of March 31, 1999 and as of the fourth Business Day before Closing, as prepared by the trustee of Seller's Nonqualified Decommissioning Fund in the ordinary course and consistent with past practice. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) including agency or other legal proceedings that may materially affect the financial position of Seller's Nonqualified Decommissioning Funds other than those, if any, that are disclosed on Schedule 4.6(d).

               (e) Seller has made or prior to the Closing will make available to Buyer all contracts and agreements to which the trustee of the Seller's Nonqualified Decommissioning Funds, in its capacity as such, is a party.

               (f) To the extent Seller has pooled the assets of Seller's Nonqualified Decommissioning Funds for investment purposes in periods prior to closing, such pooling arrangement is not an association taxable as a corporation for federal income tax purposes.

          4.7 Nuclear Law Matters. Seller is a licensed co-owner, but not an operator, of the Salem Station. Subject to this fact, and except as set forth in
Schedule 4.7, prior to the Closing Date, Seller will hold all Seller Permits in respect of Nuclear Laws that Seller requires in order to own its rights, title and interests in and to the Purchased Assets (collectively, "Seller Nuclear Permits").

          4.8 Legal Proceedings. Except as set forth in Schedule 4.8, there is no claim, action, proceeding or investigation pending, or to Seller's Knowledge, threatened against or relating to Seller or its Affiliates before any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Additional Agreements, or the consummation of the transactions contemplated hereby or thereby, (b) a claim against Buyer or its Affiliates for damages as a result of Seller entering into this Agreement or any of the Additional Agreements, or the consummation by Seller of the transactions contemplated hereby or thereby, (c) a material impairment of Seller's ability to perform its obligations under this Agreement or any of the Additional Agreements, or (d) a Material Adverse Effect. Except as set forth in Schedule 4.8, Seller is not subject to any outstanding judgments, decrees or orders of any court, arbitrator or Governmental Authority that would, individually or in aggregate, have a Material Adverse Effect.

          4.9 Personal Property. Seller has such title to all personal property included in the Purchased Assets as arises by reason of Seller's rights under the Owners Agreement and owns such personal property free and clear of all Encumbrances created by Seller, except for Permitted Encumbrances and the Encumbrances set forth on Schedule 4.9.

          4.10 Real Property. Seller owns good, valid and marketable fee simple title to the Salem Interest in the Real Property described by metes and bounds in the deeds listed as items 1.a., 1.b. and 2.a. through 2.h. in Schedule 1.1(105), subject only to Permitted Encumbrances.

          4.11 Contracts. Except as disclosed in Schedule 4.11, (i) each Seller's Agreement listed on Schedule 1.1(119) constitutes a legal, valid and binding obligation of Seller and, to Seller's Knowledge, constitutes a valid and binding obligation of the other parties thereto, (ii) to Seller's Knowledge is in full force and effect, and (iii) may be transferred to Buyer as contemplated by this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder, except for such breaches, forfeitures or impairments which would not, individually or in the aggregate, have a Material Adverse Effect.

          4.12 Certain Environmental Liabilities. Except as set forth on
Schedule 4.12, there are no liabilities or obligations arising under or relating to Environmental Laws or relating to any claim with respect to Environmental Conditions or Hazardous Substances with respect to the Purchased Assets, in any case, which relate to any Off-Site Location and of which Seller has Knowledge.

          4.13 Undisclosed Liabilities. Except for liabilities and obligations specifically referred to in Section 2.3(a) through (g) or Section 2.4(a) through
(h), or on Schedule 4.3(a) or 4.9, the Purchased Assets are not, to the Knowledge of Seller, subject to any material liability or obligation that has arisen solely as a result of an act or omission by Seller (other than Permitted Encumbrances).

          4.14 Intellectual Property. Seller does not own or otherwise have any right to use any patent, trade name, trademark, service mark or other intellectual property that is used in and necessary for the operation of the Salem Station, other than such as may be included in the Purchased Assets.

          4.15 Taxes. With respect to the Purchased Assets (i) all income Tax Returns required to be filed have been filed, and (ii) all income Taxes shown to be due on such income Tax Returns have been paid in full. Except as set forth in
Schedule 4.15, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for income Taxes of Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.15 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.15, there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for income Taxes associated with the Purchased Assets for any period. Schedule 4.15 sets forth the taxing jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require Buyer to withhold any portion of the Purchased Price or would subject Buyer to any liability for any income Taxes of Seller.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          5.1 Organization; Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is, or by the Closing Date will be, qualified to do business in the State of New Jersey.

          5.2 Authority. Buyer has full power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and each such Additional Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all necessary action required on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or each of the Additional Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          5.3 No Violations; Consents and Approvals

               (a) Except as set forth in Schedule 5.3(a), and subject to obtaining any Buyer's Required Regulatory Approvals, none of the execution, delivery or performance of this Agreement, the execution, delivery and performance of the Additional Agreements or the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of formation or operating agreement (or similar governing documents) of Buyer, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Buyer is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would have a Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act, or (ii) set forth in Schedule 5.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Buyer's Required Regulatory Approvals"), no consent, authorization or approval of, declaration, filing or registration with, or notice to, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements or the consummation by Buyer of the transactions contemplated hereby and thereby, other than (i) such consents, authorizations, approvals, declarations, filings, registrations with, or notices, which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect or prevent Buyer from performing its material obligations under this Agreement or the Additional Agreements and (ii) such consents, authorizations, approvals, declarations, filings, registrations with, or notices which become applicable to Buyer as a result of the specific regulatory status of Seller (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Seller (or any of its Affiliates) is or proposes to be engaged.

          5.4 Buyer Permits. Prior to and on the Closing Date, subject to the receipt of Buyer's Required Regulatory Approvals, Buyer will hold all permits, certificates, licenses and other authorizations of all Governmental Authorities that Buyer requires in order to own, lease, maintain and operate the Salem Station, including the Purchased Assets (collectively, "Buyer Permits"), except, in each case, for (a) Buyer Nuclear Permits (which are governed by Section 5.5) and (b) such failures to hold or comply with such Buyer Permits as would not result in a Material Adverse Effect or would not, individually or in the aggregate, materially impair Buyer's ability to consummate the transactions contemplated hereby.

          5.5 Nuclear Law Matters.

               (a) PSE&G Utility is a licensed co-owner, and the licensed operator, of the Salem Station.

               (b) Prior to and on the Closing Date, subject to the receipt of Buyer's Required Regulatory Approvals, Buyer will hold all Buyer Permits in respect of Nuclear Laws that Buyer requires in order to own, lease, maintain and operate the Salem Station, including, on the Closing Date, the Purchased Assets (collectively, "Buyer Nuclear Permits").

          5.6 Legal Proceedings.

               (a) Except as set forth in Schedule 5.6(a), there is no action, proceeding or investigation pending or, to Buyer's Knowledge, threatened against or relating to Buyer or its Affiliates before any court, arbitrator or Governmental Authority, which could, individually or in the aggregate, reasonably be expected to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Additional Agreements, or the consummation of the transactions contemplated hereby or thereby, (ii) a claim against Seller or its Affiliates for damages as a result of Buyer entering into this Agreement or any of the Additional Agreements, or the consummation by Buyer of the transactions contemplated hereby or thereby, (iii) a material impairment of Buyer's ability to perform its obligations under this Agreement or any of the Additional Agreements, or (iv) a Material Adverse Effect. Except as set forth in Schedule 5.6(a), Buyer is not subject to any outstanding judgments, decrees or orders of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect.

               (b) As of the date of this Agreement, to the Knowledge of Buyer, there is no action, proceeding or investigation involving an amount in dispute in excess of $1 million pending or threatened against any third party (other than those referred to in Section 2.1(l), 2.2(l) or (m)) with respect to the ownership, lease, operation or maintenance of the Salem Station.

          5.7 Qualified Buyer. As of the date of this Agreement, to Buyer's Knowledge, there is no fact, circumstance, event or condition reasonably expected to impair Buyer's ability, on or prior to the Closing Date, to obtain all Buyer Permits, including Buyer Nuclear Permits and Environmental Permits, necessary for Buyer to own, lease, maintain and operate the Salem Station, including on the Closing Date, the Purchased Assets.

          5.8 Inspections. Buyer has, prior to its execution and delivery of this Agreement, had full opportunity to conduct to its satisfaction Inspections of the Purchased Assets. Buyer acknowledges, after such review and Inspections, that no further investigation is necessary for purposes of acquiring Seller's rights, title and interests in and to the Purchased Assets for Buyer's intended use.

          5.9 Certain Environmental Liabilities. Except as set forth on Schedule 5.9, there are no liabilities or obligations arising under or relating to Environmental Laws or relating to any claim in respect to Environmental Conditions or Hazardous Substances with respect to the Purchased Assets, in any case, which relate to any Off-Site Location and of which Buyer has Knowledge.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

          6.1 Certain Buyer Covenants.

               (a) Notwithstanding any provision of the Owners Agreement to the contrary, Buyer shall reimburse Seller for all costs and expenses relating to Inventories at the Salem Station for which Seller is liable, whether under the Owners Agreement or otherwise, between September 1, 1999 and the Closing Date to the extent that the amount of such costs and expenses exceeds the product obtained by multiplying (i) the average monthly costs and expenses for Inventories at the Salem Station for which Seller was liable during the twelve-month period ended August 31, 1999, by (ii) the number of months (including partial months, prorated on a daily basis) between September 1, 1999 and the Closing Date. Any such reimbursement payable by Buyer to Seller pursuant to this Section 6.1(a) shall be paid in the manner contemplated by Section 3 of the Amendment to Owners Agreement.

                  (b) Schedule 6.1(b) sets forth the aggregate forecasted budget prepared by Buyer (the "Salem Station Budget") for capital expenditures (other than Nuclear Fuel Supplies), and operations and maintenance expenses (whether ordinary course or otherwise) for the Salem Station (together, "Defined Expenses"), for the months from and after September 1, 1999. Notwithstanding any provision of the Owners Agreement to the contrary, the amount of Defined Expenses allocable to the Salem Interest from and after September 1, 1999 shall be reduced to the extent that the amount of such Defined Expenses exceeds, in the aggregate, the product obtained by multiplying (i) the sum of all Defined Expenses allocated in the Salem Station Budget to each month (including partial months, prorated on a daily basis) which has elapsed prior to the Closing Date, times (ii) 1.05, times (iii) 0.0741. The amount of such reduction is referred to as the "Defined Expenses Excess." The Defined Expenses Excess shall be taken into account for purposes of and as set forth in Section 3 of the Amendment to Owners Agreement.

         6.2 Public Statements. Except as required by applicable Law, any Governmental Authority or applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment relating to this Agreement, the Additional Agreements or the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party (which approval shall not be unreasonably withheld or delayed).

          6.3 Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each Party shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the purchase, sale, assignment, conveyance, transfer and delivery of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement as soon as practicable. Such actions shall include, without limitation, each Party using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to its obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions


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
hereunder, and to effectuate a transfer of the Transferable Permits to Buyer, and providing access to such books and records of the other Party as may reasonably be requested for such purpose. No Party shall, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement; provided that the good faith exercise of any approval rights or discretion provided for in this Agreement shall not be deemed in violation of the requirements of this Section 6.3(a).

               (b) Without limiting the generality of Section 6.3(a):

                    (i) In the event that any part of Seller's rights, title and interests in and to Purchased Assets shall not have been assigned, conveyed, transferred or delivered to Buyer at the Closing, Seller shall, subject to
Section 6.3(b)(ii), use Commercially Reasonable Efforts after the Closing to assign, convey, transfer or deliver such rights, title and interests to Buyer as promptly as practicable.

                    (ii) To the extent that Seller's rights under any Seller's Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Seller's Agreement or violate any applicable Law and Seller, at its sole cost and expense, shall use Commercially Reasonable Efforts to obtain any such required consents, approvals or authorizations as promptly as practicable. If any consent, approval or authorization to an assignment of any Seller's Agreement shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under such Seller's Agreement, such that Buyer would not, subject to the terms and conditions hereof, acquire and assume the benefit and detriment of all such rights and obligations, Seller, at Buyer's option and to the fullest extent permitted by Law and such Seller's Agreement, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such Seller's Agreement, and, to the maximum extent permitted by Law and such Seller's Agreement enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations of such Seller's Agreement as Buyer may reasonably request.

          6.4 Consents and Approvals. Without limiting the generality of Section 6.3(a):


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
               (a) As promptly as practicable after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall use their Commercially Reasonable Efforts to respond promptly to any requests for additional information made by, either of such agencies, and to cause the applicable waiting period under the HSR Act relating to the Purchased Assets to terminate or expire at the earliest possible date after the date of filing of such notification. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any filing.

               (b) As promptly as practicable after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of the NJBPU, the SEC and all other Governmental Authorities, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall respond promptly to any requests for additional information made by such Persons, and use their respective Commercially Reasonable Efforts to cause all such consents and approvals to be obtained or waived at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing or notice.

               (c) Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to state or local Tax Law.

               (d) Without limiting the generality of Section 6.4(b), as promptly as practicable after the date of this Agreement, Buyer shall make all filings required by the Federal Power Act, individually or jointly with Seller, as reasonably determined by the Parties. Prior to filing any application with the FERC, Buyer shall submit such application to Seller for review and comment and shall incorporate into such application all revisions reasonably requested. If any filing is rejected by the FERC, Buyer shall petition the FERC for rehearing or permission to re-submit an application with the FERC, provided that, in either case, such action has been approved by Seller.


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
               (e) Without limiting the generality of Section 6.4(b), as promptly as practicable after the date hereof, Seller and Buyer shall jointly submit NRC Applications requesting the NRC Approvals. The Parties shall respond promptly to any requests for additional information made by the NRC, cooperate in connection with any presentation or proceeding associated with such NRC Applications and use their respective Commercially Reasonable Efforts to cause such NRC Approvals to be obtained at the earliest practicable date after the date of filing. Seller and Buyer each shall bear its own costs relating to the NRC Applications and shall pay one-half of all NRC fees payable in connection with the NRC Applications and the NRC Approvals, provided that, notwithstanding the foregoing, Buyer shall, at its sole expense, comply with all conditions and requirements imposed by the NRC relating to the amount, including the sufficiency and adequacy, of the Decommissioning Funds and similar such external trust funds of Buyer.

          6.5 Certain Tax Matters.

               (a) All Transfer Taxes incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including (i) sales Tax on the sale or purchase of the Purchased Assets imposed by the State of New Jersey, and (ii) Transfer Taxes or conveyance fees on conveyances of interests in real and/or personal property imposed by the State of New Jersey or any county or municipality therein) shall be borne equally by Seller and Buyer. Seller, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such, Transfer Taxes, and, if required by Law, Buyer shall join in the execution of all such Tax Returns and other documentation. Prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

               (b) With respect to Taxes to be prorated in accordance with
Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Buyer shall make each such Tax Return available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Seller's failure to approve any such Tax Return shall not limit


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
Buyer's obligation to timely file such Tax Return and duly and timely pay all Taxes shown to be due thereon. Seller shall, to the extent required by Law, join in the execution of any such Tax Returns.

               (c) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.5(c) or pursuant to any other Section hereof that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto in accordance with the terms and conditions set forth in the Confidentiality Agreement.

               (d) Buyer and Seller shall cooperate and provide each other with such assistance as may be reasonably requested by the other Party in connection with obtaining private letter rulings from the Internal Revenue Service pertaining to the transfers of the Decommissioning Funds contemplated by this Agreement. Without limiting the generality of the foregoing, Seller and Buyer shall use its best efforts to obtain a private letter ruling from the Internal Revenue Service determining that the transfer of assets from Seller's Qualified Decommissioning Funds to Buyer's Qualified Decommissioning Funds is a disposition that satisfies the requirements of Treas. Reg. section 1.468A-6(b) or Treas. Reg. section 1.468A-(6)(g)(1). Neither Seller nor Buyer shall take any action that would cause (i) such transfer to fail to satisfy the requirements of Treas. Reg. section 1.468A-6(b) or Treas. Reg. section 1.468A-6(g)(1) or (ii) Seller and Buyer to fail to obtain such private letter ruling.

               (e) In the event that a dispute (other than with respect to the Decommissioning Funds) arises between Seller and Buyer regarding Taxes or any amount due under this Section 6.5, Seller and Buyer shall attempt in good faith to resolve such dispute and any agreed upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty (30) days after notice thereof is given to any Party, upon the written request of any Party, the Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute


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
shall be made within five (5) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

               (f) If Buyer or Seller receives a refund of Taxes in respect of the Purchased Assets (other than with respect to the Decommissioning Funds) for a taxable period including the Closing Date, Buyer shall pay to Seller the portion of any such refund attributable to the portion of the taxable period prior to the Closing Date, and Seller shall pay to Buyer the portion of any such refund attributable to the portion of such taxable period on and after the Closing Date.

               (g) From and after the Closing Date, Buyer and, to the extent permitted by applicable Law, the Buyer's Qualified Decommissioning Funds shall indemnify, defend and hold harmless the Seller's Qualified Decommissioning Funds from and against any and all Indemnifiable Losses asserted against or suffered by the Seller's Qualified Decommissioning Funds relating to, resulting from or arising out of the imposition of any federal, state or local Tax on any income or gain recognized by the Seller's Qualified Decommissioning Funds as the result of transfers contemplated by this Agreement of the assets in the Seller's Qualified Decommissioning Funds to the Buyer's Qualified Decommissioning Funds not qualifying under Treas. Reg. section 1.468A-6 (each, a "Fund Tax Loss") (other than those Fund Tax Losses that occur directly as a result of Seller's conduct or a breach of Seller's representations and warranties set forth in
Section 4.5). From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller's Indemnitees from and against any and all Indemnifiable Losses asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of the imposition on any of Seller's Indemnitees of any federal, state or local Tax in connection with any income or gain recognized by any of the Seller's Qualified Decommissioning Funds to the extent such Tax was not paid by any of the Seller's Qualified Decommissioning Funds as the result of transfers contemplated by this Agreement of the assets in the Seller's Qualified Decommissioning Funds to the Buyer's Qualified Decommissioning Funds not qualifying under Treas. Reg. section 1.468A-6 (each, a "Seller Tax Loss") (other than those Seller Tax Losses that occur directly as a result of Seller's conduct or a breach of Seller's representations and warranties set forth in Section 4.5). Buyer shall pay the amount of any Fund Tax Loss or Seller Tax Loss within ten (10) days of receipt of written notice setting forth with reasonable specificity the nature and amount of such Fund Tax Loss or Seller Tax Loss.

          6.6 Advice of Changes. Prior to the Closing, each Party shall advise the other Party in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and which, if


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
existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller may at any time notify Buyer, in writing, of any fact, event, circumstance or condition that constitutes or results in a breach of any of its representations and warranties in Article IV; provided, however, that no such notice shall constitute a supplement or amendment of any Schedule hereto. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Parties agree thereto in writing.

          6.7  ISRA Compliance.

               (a)  Prior to the Closing.

                    (i) Prior to the Closing, Buyer shall be responsible for taking all necessary actions to comply with the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA") applicable to the transactions contemplated hereby and by the Additional Agreements, including filing all necessary forms and conducting any Remediation as may be required by NJDEP criteria, procedures and time schedules. Buyer shall fully cooperate with Seller with respect to such compliance, including, providing Seller with advance copies of all submittals to be filed in connection with ISRA and incorporating comments provided by Seller into such filings as and where appropriate, in Buyer's reasonable judgment, and providing to Seller copies of correspondence and documents received from the New Jersey Department of Environmental Protection ("NJDEP") on a timely basis; provided, that neither Buyer nor Seller shall take any action that would result in a violation of ISRA by either person. Without limiting the generality of the foregoing, Buyer shall, with cooperation from Seller, prepare and file an application for a Letter of Non-Applicability or another appropriate exemption or limitation on the scope of ISRA review if, in the judgment of Buyer, such application is reasonably likely to be approved by the NJDEP.

                    (ii) Seller shall fully cooperate with Buyer in connection with Buyer's compliance with ISRA under subsection (a)(i), including providing full cooperation and support to Buyer in connection with the preparation and prosecution of an application for a Letter of Non-Applicability, providing information as may be required to prepare and file any ISRA-related submission, providing comments on any draft ISRA-related submittals forwarded by Buyer for Seller review, executing any ISRA or ISRA-related forms reasonably requiring Seller's signature that are necessary to allow the Parties to consummate the transactions contemplated by this Agreement and the Additional Agreements in


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
accordance with ISRA requirements, including a form of application for a Letter of Non-Applicability, and providing to Buyer copies of correspondence and documents received from the NJDEP, all on a timely basis.

                    (iii) Notwithstanding anything to the contrary herein, Seller shall be responsible for filing a General Information Notice (as such term is defined by ISRA) if, in the judgment of Seller, such action is necessary to ensure compliance with ISRA, provided, however, that if on or by the date required under ISRA for filing a General Information Notice related to the transactions contemplated by this Agreement, Buyer has filed an application for a Letter of Non-Applicability, Seller shall not make a General Information Notice filing related to the transaction at such time without Buyer's written approval and such filing otherwise shall not be made unless and until the NJDEP makes a written determination that a Letter of Non-Applicability will not be issued. Buyer shall defend, indemnify and hold harmless Seller from all Indemnifiable Losses incurred by Seller that arise as a result of Seller's not filing a General Information Notice on or by the date required by ISRA. Furthermore, to the extent that the NJDEP alleges, because of Buyer's actions or omissions prior to Closing, that a violation of ISRA is alleged to have occurred for which NJDEP alleges Seller is liable, Seller shall provide written notice to Buyer of such allegation and Buyer shall have five (5) days from receipt of such written notice to Buyer to cure such alleged violation. If Buyer fails to cure such alleged violation to the satisfaction of the NJDEP, Seller may assume responsibility for complying with the requirements of ISRA until Closing. In such event, Buyer shall promptly reimburse Seller for all reasonable costs and expenses incurred by Seller in connection with actions taken by Seller to comply with ISRA prior to the Closing, including all reasonable costs and expenses of attorneys, environmental consultants and engineers retained by Seller to comply with ISRA. Buyer shall fully cooperate with Seller in connection with Seller's compliance with ISRA under this subsection, including executing any forms necessary to allow the Parties to consummate the transactions contemplated by this Agreement and the Additional Agreements in accordance with ISRA requirements, providing reasonable access to the Salem Station, and assisting Seller and its Representatives and consultants in conducting any required field work. Buyer shall defend, indemnify and hold harmless Seller from all Indemnifiable Losses incurred by Seller as a result of any violation of ISRA for which NJDEP alleges Seller is liable because of Buyer's actions or omissions prior to Closing that Buyer does not cure as provided in this subsection.

                    (iv) (A) If the NJDEP determines that ISRA is applicable to the transactions contemplated by this Agreement and the Additional Agreements, Buyer shall conduct a Preliminary Assessment and submit a Preliminary Assessment


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
Report to the NJDEP that seeks the NJDEP's written concurrence that neither Buyer nor Seller shall be required to Remediate potential contamination at the Sites by radionuclides in connection with the actions that Seller or Buyer will be required to take to comply with ISRA as a result of the transactions contemplated by this Agreement and the Additional Agreements. Notwithstanding anything to the contrary herein, Buyer shall not be obligated to commence work on the Preliminary Assessment until such time as the NJDEP has ruled on the application for a Letter of Non-Applicability.

                    (B) Except as provided in subsection (C) below, if the NJDEP rules adversely on Buyer's and Seller's application for a Letter of Non-Applicability and the request as set forth in subsection (A) above, then Buyer, pursuant to Section 9.1(h) of this Agreement, may terminate the Agreement.

                    (C) Notwithstanding the foregoing, if the NJDEP determines that ISRA is applicable to the transfer by PSE&G Utility of its interest in the Real Property to any Affiliate of PSE&G Utility (the "PSE&G Reorganization"), and PSE&G Utility and such Affiliate decide to proceed with the PSE&G Reorganization whether or not PSE&G Utility or any Affiliate of PSE&G Utility will or may be required to Remediate potential contamination of the Sites by radionuclides pursuant to ISRA, then Buyer shall not have a right to terminate the Agreement pursuant to Section 9.1(h) of this Agreement.

                    (v) Except as set forth in subsection (a)(iii) above, Buyer and Seller shall each be responsible for the costs and expenses each incurs in connection with the actions each is required to take to comply with ISRA prior to Closing pursuant to Section 6.7(a), including all costs and expenses of attorneys, environmental consultants and engineers each may retain to comply with ISRA prior to Closing; provided, that if Buyer is required to conduct a Preliminary Assessment and submit a Preliminary Assessment Report in accordance with subsection (a)(iv) above, Buyer and Seller shall bear equally all costs and expenses incurred by Buyer and Seller in connection with the performance of such Preliminary Assessment and preparation of such Preliminary Assessment Report. Such costs and expenses do not include any costs or expenses incurred by Buyer or PSE&G Utility in connection with the PSE&G Reorganization.

               (b) Closing Covenant. Seller and Buyer acknowledge and agree that in order to consummate the transactions contemplated by this Agreement and the Additional Agreements, it may be necessary to enter into one or more Remediation Agreements, as such term is used in ISRA, or alternative agreements or orders


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
whereby the party executing such agreements or orders commits to comply with all requirements of ISRA after the Closing. Such Remediation Agreements or alternative agreements or orders may require the party or parties executing such agreements or orders to establish financial assurance in accordance with NJDEP regulations. If the NJDEP does not issue a Letter of Non-Applicability with respect to the transactions contemplated by this Agreement, Buyer shall execute or cause to be executed by PSE&G Utility Remediation Agreements, as such term is used under ISRA, and establish financial assurance as necessary, subject to Buyer's right to terminate this Agreement under Section 9.1.

               (c) Post-Closing. After the Closing, Buyer shall be liable for compliance with ISRA in connection with all of the Purchased Assets that are subject to ISRA, including with respect to the Remediation of all areas of environmental concern to the extent required by the NJDEP or ISRA, whether or not Buyer, PSE&G Utility or Seller have executed any Remediation Agreements or alternative agreements or orders. Notwithstanding anything to the contrary herein, Buyer shall indemnify, defend and hold harmless Seller for all Indemnifiable Losses incurred by Seller after the Closing Date in connection with ISRA compliance in connection with the Purchased Assets, including any fines, penalties or costs related to a Remediation incurred because of Buyer's failure to comply with ISRA or the terms of any Remediation Agreement or alternative agreement or order.

          6.8 Risk of Loss. From the date hereof through (but not including) the Closing Date, all risk of loss or damage to the assets or properties included in the Purchased Assets (other than the Decommissioning Funds) shall be borne by Seller. Notwithstanding any provision hereof to the contrary, subject to Section 9.1(g), if, before the Closing Date, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated or (ii) damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any proceeds thereof to Buyer at the Closing and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor (and pay the amount of any deductible and/or self-insured amount in respect of such casualty) to Buyer at the Closing. Notwithstanding the foregoing, if such condemnation, taking, damage, destruction or other casualty results in a Material Adverse Effect, Buyer and Seller shall negotiate to settle the loss resulting from such condemnation, taking, damage, destruction or other casualty (and such negotiation shall include the negotiation of a fair and equitable reduction of the Purchase Price). If no such settlement can be agreed upon within sixty (60) days after Seller has notified Buyer of such casualty or loss,


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
then Buyer or Seller may terminate this Agreement pursuant to Section 9.1(g).

          6.9 Cooperation after Closing. From and after the Closing Date, Seller shall have access to and rights to copy all books and records, and other documents, relating to the Purchased Assets to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for all costs or expenses incurred by Seller or Buyer pursuant to this Section 6.9. Notwithstanding the foregoing, Buyer shall not have any obligation to Seller under this Agreement to maintain any books, records or other documents relating to the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date beyond seven (7) years from the Closing Date, except to the extent that such books and records, or other documents, are required to be maintained under applicable Law. If Buyer shall desire to dispose of any of such books and records, or other documents, that may relate to ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date, Buyer shall, prior to such disposition, give to Seller a reasonable opportunity, but in no event less than sixty (60) days, at Seller's expense, to segregate and remove such books and records, or other documents, as Seller may select.

          6.10 Decommissioning Funds.

               (a) At the Closing, Seller will direct the trustee and investment managers of Seller's Qualified Decommissioning Funds for the Salem Station to transfer all of the assets of such funds to the trustee of Buyer's Qualified Decommissioning Funds for the Salem Station; provided, however, that, upon written request of the trustee of Seller's Qualified Decommissioning Funds, Buyer shall cause the trustee of the Buyer's Qualified Decommissioning Funds to reimburse promptly, but in no event later than thirty (30) days after such notice (with respect to expenses) and the due date (with respect to income taxes), the trustee of Seller's Qualified Decommissioning Funds for expenses associated with the transfer of the assets and the termination of such funds and any related income taxes due with respect to such funds for the period prior to Closing. If Buyer does not obtain a private letter ruling from the Internal Revenue Service determining that the transfer of Seller's Qualified Decommissioning Funds to Buyer's Qualified Decommissioning Funds satisfies the requirements of Treas. Reg. section 1.468A-6(b) or Treas. Reg. sectin 1.468A-6(g)(1), then Seller shall transfer the assets in Seller's Qualified


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
Decommissioning Funds to such trust(s) as directed by Buyer at least two (2) Business Days prior to the Closing Date.

               (b) At the Closing, Seller will direct the trustee and investment managers of Seller's Nonqualified Decommissioning Funds for the Salem Station to transfer all of the assets of such funds to the trustee of Buyer's nonqualified decommissioning funds for the Salem Station; provided, however, that, upon written request of the trustee of Seller's Nonqualified Decommissioning Funds, Buyer shall cause the trustee of the Buyer's nonqualified decommissioning funds to reimburse promptly, but in no event later than thirty (30) days after such notice, the trustee of Seller's Nonqualified Decommissioning Funds for expenses associated with the transfer of the assets and the termination of such funds.

               (c) Schedule 6.10(c) sets forth a true and correct list of all investment manager agreements and investment management policies relating to the Trust Agreement and the Decommissioning Funds. Prior to the earlier of the Closing Date and any date on which this Agreement is terminated pursuant to
Section 9.1, except as required by applicable Law, Seller shall not amend, modify or change any investment manager agreement or investment management policy relating to the Trust Agreement or the Decommissioning Funds, whether orally or in writing, nor appoint a successor investment manager without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

               (d) To the extent not prohibited by the terms of the Trust Agreement, Seller shall (i) instruct the trustee and investment managers of the Decommissioning Funds to manage, invest and maintain the assets and properties held by the Decommissioning Funds in a manner consistent with suggestions provided in writing by Buyer to Seller from time to time and (ii) afford Buyer the opportunity, as reasonably requested, to review information regarding the management, investment and maintenance of the Decommissioning Funds; provided that neither Seller, the trustee nor any investment manager of the Decommissioning Funds shall be required to take, or fail to take, any action pursuant to this Section 6.10(d) if either Seller, such trustee or any such investment manager, in the exercise of its reasonable judgment, shall determine in good faith that effecting any such suggestion would reasonably be expected to
(x) constitute a breach or violation of any other provision of this Agreement, or impair the ability of any Party to perform its obligations hereunder or consummate the transactions contemplated hereby, (y) constitute a breach or violation of its certificate of incorporation or bylaws, or similar governing documents, of any applicable Law, or applicable order, decree or judgment, or of any other contract, agreement or other arrangement to which it is a party or by


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or to which it or its assets or properties are bound or subject, including any agreement between Seller and such trustee or any investment manager, and any investment policy that is effective on the date hereof with respect to the Decommissioning Funds, or (z) result in an adverse effect on Seller, its businesses, assets or properties, including the Decommissioning Funds, or their respective conditions (financial or otherwise); and provided further, that Buyer shall maintain the confidentiality of any information reviewed pursuant to clause (ii) above in accordance with the terms and conditions set forth in the Confidentiality Agreement.

               (e) Subject to applicable Law and to the extent not prohibited by the Trust Agreement, immediately prior to the Closing, Seller shall withdraw from the Seller's Nonqualified Decommissioning Funds an amount equal to all amounts in respect of contributions made by Seller to the Decommissioning Funds during the period commencing on April 1, 1999 and ending on the Closing Date, provided that in the event that such withdrawal is not permitted by applicable Law or the Trust Agreement, then promptly, but in no event later than thirty
(30) days, after the Closing Date, Buyer shall reimburse to Seller all such amounts, by wire transfer of immediately available funds to an account designated by Seller. The Decommissioning Funds shall retain all income, interest and other earnings accrued on the Decommissioning Funds as of Closing. Seller shall furnish to Buyer such documents and other records as may be reasonably requested by Buyer in order to confirm the amount of the withdrawal provided for in this Section 6.10(e), as well as all income, interest and other earnings accrued on the Decommissioning Funds between the date hereof and the Closing Date.

               (f) To the extent permitted by applicable Law and the terms of the Trust Agreement, Seller shall, after the date hereof, not contribute additional amounts to the Decommissioning Funds.

          6.11 Amendment to Seller's Agreements. From and after the date hereof and prior to the Closing Date, Seller shall not enter into any Seller's Agreement as a party, or modify, amend, extend or voluntarily terminate, prior to its expiration date, any Seller's Agreement to which Seller is a party or any of the Transferable Permits issued to Seller, in any material respect.

          6.12 Exclusivity. Effective as of the date of this Agreement through and until the earlier to occur of the termination of this Agreement and the Closing, Seller shall not market its rights, title or interests in the Purchased Assets to any other Person, or accept or pursue any other offers or bids for Seller's rights, title or interests in and to the Purchased Assets, provided


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this provision is not applicable to assets of the Decommissioning Funds to the extent sold in accordance with Section 6.10.

          6.13 Insurance.

               (a) Buyer shall obtain and maintain the insurance required pursuant to 10 C.F.R. Parts 50 and 140, and in accordance with all Nuclear Laws for so long as Buyer shall be the licensed operator of the Salem Station; provided that this provision is not intended to grant to Seller rights or interests in any such insurance.

               (b) Seller shall use its Commercially Reasonable Efforts to assist Buyer in making any claims relating to pre-Closing periods against Seller's Insurance Policies that may provide coverage related to the Assumed Liabilities. Buyer shall use its Commercially Reasonable Efforts to assist Seller in making any claims relating to pre-Closing periods against Buyer's Insurance Policies that may provide coverage related to the Excluded Liabilities.


                                   ARTICLE VII

                                   CONDITIONS

          7.1 Conditions to Obligation of Each Party. The respective obligations of each Party hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

               (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted), and no Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby.


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
          7.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver in writing, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

               (a) (i) Buyer shall have received all of the Buyer Required Regulatory Approvals (other than with respect to ISRA which is governed by Sections 7.2(h) and (i)) and, except as set forth in Schedule 7.2(a)(i), in form and substance reasonably satisfactory to Buyer (including adverse conditions relating to Buyer, the Affiliates of Buyer listed in Schedule 7.2(a)(ii) or the Purchased Assets), and all conditions to effectiveness prescribed therein or otherwise by Law shall have been satisfied; provided, however, that if at the time any Buyer's Required Regulatory Approval is obtained, Buyer reasonably expects a request for rehearing or a challenge thereto to be filed or if a request for rehearing or a challenge thereto has been filed, in each case, which, if successful, would cause such Buyer's Required Regulatory Approval to be reversed, stayed, enjoined, set aside, annulled, suspended or, except as set forth in Schedule 7.2(a)(i), modified in such manner as to result in such Buyer's Required Regulatory Approval not being reasonably satisfactory as set forth above, then Buyer may by notice to Seller within five (5) Business Days after receipt of such Buyer's Required Regulatory Approval, delay the Closing Date until the time for requesting rehearing has expired or until such challenge is decided, in each case, whether or not any appeal thereof is pending; and (ii) Seller shall have received all of Seller's Required Regulatory Approvals and Buyer shall have received evidence thereof, in form and substance reasonably satisfactory to Buyer.

               (b) Seller shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

               (c) The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

               (d) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's


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Knowledge, the conditions set forth in Sections 7.2(b) and (c) have been satisfied by Seller;

               (e) Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller's closing deliveries set forth in Section 3.6;

               (f) The lien of the Mortgage on the Purchased Assets and any other Encumbrance (other than Permitted Encumbrances) on the Purchased Assets, including the Nuclear Fuel Supplies, arising under or through Seller shall have been released and any documents necessary to evidence such release shall have been delivered to Buyer;

               (g) The Collateral Agreement shall be in full force and effect and the valid and binding obligation of each party thereto (other than Buyer); and all conditions to the obligations of all parties to the Collateral Agreement to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived;

               (h) Buyer shall, with respect to the Salem Station, have (i) obtained a Letter of Non-Applicability (as such term is used in ISRA); (ii) obtained a No Further Action Letter (as such term is used in ISRA) from the NJDEP; (iii) obtained the approval of a Remedial Action Workplan (as such term is used in ISRA); or (iv) executed a Remediation Agreement (to be executed by Buyer or PSE&G Utility to the extent allowed by ISRA) or an alternative agreement or order that will allow Buyer and Seller to consummate the transactions contemplated by this Agreement and the Additional Agreements in compliance with ISRA;

               (i) (A) The NJDEP shall have determined that ISRA is not applicable to the transactions contemplated by this Agreement and the Additional Agreements or (B) Seller and Buyer shall have received prior to the Closing the NJDEP's written concurrence that neither Buyer nor Seller shall be required to Remediate potential contamination of the Sites by radionuclides in connection with the actions that Seller or Buyer will be required to take to comply with ISRA as a result of the transactions contemplated by this Agreement and the Additional Agreements; provided, that the condition set forth in this subsection shall be deemed satisfied if the NJDEP determines that (i) a Letter of Non-Applicability will not be issued for the Sites as requested by PSE&G Utility in connection with the PSE&G Reorganization and (ii) PSE&G Utility and any Affiliate of PSE&G Utility decide to proceed with the PSE&G Reorganization whether or not PSE&G Utility or any Affiliate of PSE&G Utility will or may be


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
required to Remediate potential contamination of the Sites by radionuclides pursuant to ISRA.

               (j) There shall not have occurred and be continuing a Material Adverse Effect;

               (k) Buyer shall have received a title report or commitment with respect to the Real Property that does not include any exceptions other than Permitted Encumbrances and such matters as a current survey of the Real Property may show; and

               (l) Buyer shall have received a private letter ruling issued by the Internal Revenue Service to the effect that Buyer will not recognize gain or otherwise take into account any income for federal income tax purposes by reason of the transfer of the assets of the Seller's Nonqualified Decommissioning Funds to the Buyer's nonqualified decommissioning funds.

          7.3 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver in writing, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

               (a) (i) Seller shall have received all of the Seller Required Regulatory Approvals, in form and substance reasonably satisfactory to Seller (including adverse conditions relating to Seller or the Purchased Assets), and all conditions to effectiveness prescribed therein or otherwise by Law shall have been satisfied; provided, however, that if at the time any Seller Required Regulatory Approval is obtained, Seller reasonably expects a request for rehearing or a challenge thereto to be filed or if a request for rehearing or a challenge thereto has been filed, in each case, which, if successful, would cause such Seller Required Regulatory Approval to be reversed, stayed, enjoined, set aside, annulled, suspended or modified in such manner as to result in such Seller Required Regulatory Approval not being reasonably satisfactory as set forth above, then Seller may by notice to Buyer within five (5) Business Days after receipt of such Seller Required Regulatory Approval, delay the Closing Date until the time for requesting rehearing has expired or until such challenge is decided, in each case, whether or not any appeal thereof is pending; and (ii) Buyer shall have received all of Buyer's Required Regulatory Approvals and Seller shall have received evidence thereof, in form and substance reasonably satisfactory to Seller.


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
               (b) Buyer shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

               (c) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date) except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

               (d) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.3(b) and (c) have been satisfied by Buyer;

               (e) Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer's closing deliveries set forth in Section 3.7;

               (f) Buyer shall, with respect to the Salem Station, have (i) obtained a Letter of Non-Applicability (as such term is used in ISRA); (ii) obtained a No Further Action Letter (as such term is used in ISRA) from the NJDEP; (iii) obtained the approval of a Remedial Action Workplan (as such term is used in ISRA); or (iv) executed a Remediation Agreement (to be executed by Buyer or PSE&G Utility to the extent allowed by ISRA) or an alternative agreement or order that will allow Buyer and Seller to consummate the transactions contemplated by this Agreement and the Additional Agreements in compliance with ISRA;

               (g) The Collateral Agreement shall be in full force and effect and the valid and binding obligation of each party thereto (other than Seller); and all conditions to the obligations of all parties to the Collateral Agreement to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived; and

               (h) Seller shall have received a private letter ruling issued by the Internal Revenue Service to the effect that Seller will be allowed current ordinary deductions for federal income tax purposes for any amounts treated as realized by Seller, or otherwise recognized as income to Seller, as a result of Buyer's assumption of the Assumed Decommissioning Liabilities.


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
                                  ARTICLE VIII

                         INDEMNIFICATION AND ARBITRATION

          8.1 Indemnification.

               (a) From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a "Seller's Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) and including costs and expenses incurred in connection with investigations and settlement proceedings (each, an "Indemnifiable Loss") asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of or in connection with
(i) any breach by Buyer of any representation or warranty of Buyer contained in this Agreement; (ii) any breach by Buyer of any covenant or agreement of Buyer set forth in this Agreement, (iii) the Assumed Liabilities, (iv) the failure by Buyer or its Representatives to comply with ISRA with respect to the Purchased Assets that are subject thereto; or (v) any Third-Party Claim against any Seller's Indemnitee to the extent arising out of or in connection with Buyer's ownership, lease, maintenance or operation of any of the Purchased Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Buyer shall be liable pursuant to clauses (i) and (ii) of Section 8.1 (a) only for Indemnifiable Losses for which any Seller's Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such representations, warranties, covenants or agreements survive the Closing in accordance with
Section 10.6.

               (b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a "Buyer's Indemnitee" and, together with Seller's Indemnitees, an "Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer's Indemnitee in any way relating to, resulting from or arising out of or in connection with (i) any breach by Seller of any covenant or agreement of Seller set forth in this Agreement; (ii) any breach by Seller of any representation or warranty of Seller contained in this Agreement; (iii) the Excluded Liabilities;
(iv) any Third-Party Claim against any Buyer's Indemnitee to the extent arising


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
out of or in connection with Seller's ownership or operation of the Excluded Assets (other than to the extent such Third-Party Claim constitutes an Assumed Liability); provided, however, that Seller shall be liable pursuant to clause
(i) and (ii) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer's Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with
Section 10.6.

               (c) In furtherance, and not in limitation, of the provisions set forth in Section 8.1(b), without any further action required by any Person, from and after the Closing Date, Buyer shall be deemed to release, hold harmless and forever discharge Seller from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws relating to the Purchased Assets ("Environmental Claims") (other than those described in Section 2.4(g)). In furtherance of, and to the extent set forth in, the foregoing, Buyer shall, at Closing, irrevocably waive any and all rights and benefits with respect to such Environmental Claims that it now has or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the release from and after the Closing provided for in this Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Buyer nevertheless hereby intends, effective from and after the Closing, irrevocably to release, hold harmless and forever discharge Seller from all such Environmental Claims to the extent provided and in the manner contemplated by this paragraph.

               (d) Any Indemnifiable Loss shall be (i) net of the dollar amount of any insurance or other proceeds actually receivable by the Indemnitee or any of its Affiliates with respect to the Indemnifiable Loss, (ii) reduced to take account of any Tax Benefit realized by the Indemnitee arising from the incurrence or payment of such Indemnifiable Loss (a "Tax Benefit" meaning for this purpose the positive excess of the Tax liability of Indemnitee without regard to such Indemnifiable Loss over the Tax liability of such Indemnitee


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
taking into account such Indemnifiable Loss, with all other circumstances remaining unchanged), and (iii) increased to take account of any Tax Cost incurred by Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) (a "Tax Cost" meaning for this purpose the positive excess of the Tax liability of such Indemnitee taking such indemnity payment into account over the Tax liability of such Indemnitee without regard to such payment, with all other circumstances remaining unchanged).

               (e) The rights and remedies of Seller, and Buyer under this
Article VIII are, solely as between Seller and Buyer, exclusive and in lieu of any and all other rights and remedies which each of Seller and Buyer may have under this Agreement, under applicable Law, with respect to any Indemnifiable Loss, whether at common law or in equity, including for declaratory, injunctive or monetary relief. The indemnification obligations of the Parties set forth in this Article VIII apply only to matters arising out of this Agreement and the transactions contemplated hereby, but do not extend to matters arising out of the Owners Agreement, the Collateral Agreement or any of the Additional Agreements. Any Indemnifiable Loss arising under or pursuant to the Owners Agreement, the Collateral Agreement or any of the Additional Agreements shall be governed by the indemnification obligations, if any, contained in such agreement under which the Indemnifiable Loss arises.

               (f) Notwithstanding anything to the contrary contained herein:

                    (i) No Party (including an Indemnitee) shall be entitled to recover from any other Party (including any Party hereto required to provide indemnification under this Agreement or any Additional Agreement (an "Indemnifying Party")) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party;

                    (ii) No Party shall have any liability or obligation to indemnify under Section 8.1(a) or 8.1(b), as the case may be, unless and until the aggregate amount of Indemnifiable Losses for which such Party would be liable thereunder, but for this provision, exceeds, together with all such Indemnifiable Losses for which such Party is so liable under the Collateral Agreement, $100,000; provided that, thereafter, such Party shall be liable for all such Indemnifiable Losses;

                    (iii) To the fullest extent permitted by Law, each of Buyer and Seller hereby waives any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement or any breach or violation hereof; provided that the


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provisions of this clause (iii) shall not apply to indemnification for a
Third-Party Claim.

               (g) An Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(g), the Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any losses or expenses for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

               (h) The expiration, termination or extinguishment of any covenant or agreement shall not affect the Parties' obligations under Sections 8.1(a) through 8.1(b) hereof if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

          8.2 Defense of Claims.

               (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a "Third-Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee's receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel; provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third-Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects to assume the defense of any Third-Party Claim, the Indemnitee shall (i) cooperate in all reasonable respects with the Indemnifying Party in connection


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with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third-Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim and unconditionally releases the Indemnitee completely in connection with such Third-Party Claim. In the event that the Indemnifying Party shall assume the defense of any Third-Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the Indemnifying Party does not assume the defense of any such Third-Party Claim, the Indemnitee may defend the same in such manner as it may deem appropriate, including settling, compromising or discharging such claim or litigation after giving notice to the Indemnifying Party of the terms of the proposed settlement, compromise or discharge and the Indemnifying Party will promptly reimburse the Indemnitee upon written request. Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third-Party Claim if such Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee which, if successful, would materially adversely affect the business of the Indemnitee; provided that such Indemnifying Party shall continue to be obligated to such Indemnitee pursuant to this Article VIII for all Indemnifiable Losses relating to, resulting from or arising out of such Third-Party Claim.

               (b) If, within ten (10) Business Days after an Indemnitee gives written notice to the Indemnifying Party of any Third-Party Claim, such Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in Section 8.2(a), the Indemnifying Party shall not be liable for any costs, fees or expenses subsequently incurred by the Indemnitee in connection with the defense, compromise or settlement thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) Business Days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable costs, fees and expenses thereof.

               (c) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not admit any liability with respect to, or enter into any settlement, compromise or discharge of, or any voluntary consent decree, order or injunction with respect to, any Third-Party Claim which would lead to liability or create any financial or other obligation on the part of the


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Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle, compromise or discharge, or to enter into any voluntary consent decree, order or injunction with respect to, a Third-Party Claim, which offer would not lead to liability or the creation of any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third-Party Claim and the Indemnitee may contest or defend such Third-Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

                  (d) Subject to Section 8.3, any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in no event later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss; and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee's notice. If the Indemnifying Party rejects such claim, subject to Section 8.3, the Indemnitee shall be free to seek enforcement of its right to indemnification under this Agreement.

               (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, compromise, discharge or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, compromise, discharge or payment by, from or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the Prime Rate) shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of


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
the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 8.2(e) shall be construed to require any Party hereto to obtain or maintain any insurance coverage.

               (f) A failure to give timely notice as provided in this Section
8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

          8.3 Arbitration.

               (a) Notwithstanding any provision hereof to the contrary, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date) and relating to or arising out of any provision of this Agreement (other than disputes arising under Section 2.3, 2.4, 3.2, 3.3, 3.4, 6.5, 8.1(a)(iii) or 8.1(b)(iii)), the sole remedy available to either Party is the dispute resolution procedure set forth in this Section 8.3; provided, however, that either Party may seek a preliminary injunction or other provisional judicial remedy if such action is necessary to prevent irreparable harm or preserve the status quo, in which case both Parties shall nonetheless continue to pursue resolution of the dispute by means of this procedure. The Party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other Party hereto shall submit to the Party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

               (b) The chief executive officers (or any other executive officer or officers directly reporting to, and duly designated by, such chief executive officers) of each of the Parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that such meeting shall be held at the principal offices of the Party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty (60) days after the written notice of dispute is given pursuant to Section 8.3(a) hereof. Each Party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

               (c) In the event that (i) a meeting has been held in accordance with Section 8.3(b) and (ii) any such dispute of the kind referred to in Section 8.3(a) shall have not been resolved at such meeting, then, upon the written request of any Party, the Parties shall submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules"). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one such arbitrator to be selected by each Party within thirty (30) days after the meeting held in accordance with Section 8.3(b) with the third such arbitrator, who shall be a former U.S. District Court or U.S. Circuit Court of Appeals judge and shall serve as chairperson of such tribunal, selected by the other two arbitrators or, in the absence of agreement between such arbitrators, by the American Arbitration Association). The venue of the arbitration shall be Wilmington, Delaware, the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with Section 8.3(b). The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties involved in such dispute, and their respective Representatives, and may be entered in court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties, each Party shall bear its own costs and expenses (including attorneys' fees and expenses) relating to the arbitration.


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
                                   ARTICLE IX

                                   TERMINATION

          9.1 Termination.

               (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

               (b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement, by any Additional Agreement or the Collateral Agreement; or
(iii) at any time after the first anniversary of the date of this Agreement if the Closing shall not have occurred on or before such date (the "Termination Date").

               (c) This Agreement may be terminated by Buyer, upon written notice to Seller, if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.2(a), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer, or if the Buyer's Required Regulatory Approvals, other than those set forth in Schedule 7.2(a)(i), shall have been granted but are not in form and substance reasonably satisfactory to Buyer (including adverse conditions relating to Buyer, the Affiliates of Buyer listed in Schedule 7.2(a)(ii) or the Purchased Assets).

               (d) This Agreement may be terminated by Seller, upon written notice to Buyer, if any of the Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.3(a), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller, or shall have been granted but are not in


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
form and substance reasonably satisfactory to Seller (including adverse conditions relating to Seller or the Purchased Assets).

               (e) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement, which has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach

               (f) Except as otherwise provided in this Agreement, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement, which has resulted in a Material Adverse Effect and such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

               (g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, in accordance with the provisions of Section 6.8, provided that the Party seeking to so terminate shall have complied in all material respects with its obligations under Section 6.8.

               (h) This Agreement may be terminated by Buyer, upon written notice to Seller, in accordance with the provisions of Section 6.7(a)(iv)(B), provided that Buyer has complied in all respects with its obligations under
Section 6.7.

          9.2 Effect of Termination. Upon termination of this Agreement prior to the Closing pursuant to Section 9.1, this Agreement shall be null and void and of no further force or effect (except that the provisions set forth in this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further liability or obligation under this Agreement (other than for any willful breach of its obligations hereunder). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.


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
          9.3 Additional Effects of Termination. In the event that this Agreement is terminated by Buyer pursuant to (a) Section 9.1(b)(iii) due to the failure to satisfy the condition set forth in Section 7.2(a) or (b) Section 9.1(c), in each case due to the inclusion of an adverse condition in any Buyer's Required Regulatory Approval (each, a "Regulatory Termination"), then, notwithstanding any provision hereof or of the Owners Agreement, as may then be in effect, to the contrary, upon any exercise by Buyer or PSE&G Utility of its rights under Section 26.3 of the Owners Agreement, Buyer or PSE&G Utility shall exercise such rights in such manner as to acquire the Salem Interest pursuant to a transaction (the "Subsequent Transaction") on terms and conditions that are no less favorable to Seller than those set forth in this Agreement; provided that the Subsequent Transaction shall provide for the termination of Buyer's and PSE&G Utility's rights under Section 26.3 of the Owners Agreement upon the occurrence of a Regulatory Termination of such Subsequent Transaction prior to the consummation thereof.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

          10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by the Parties.

          10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in Section 10.3. Notwithstanding the foregoing, in no event shall Seller bear or be liable for the payment of any costs, fees or expenses (other than attorneys' fees and expenses and the fees and commissions referred to in Section 10.3) incurred by Seller to obtain any approval of FERC or the NRC Approvals included among the Buyer's Required Regulatory Approvals or the Seller's Required Regulatory Approvals, or to transfer the Decommissioning Funds to Buyer at the Closing, to the extent that the aggregate amount of such costs, fees and expenses exceeds, together with all such costs, fees and expenses which Seller bears or is liable for under the Collateral Agreement, $200,000; and Buyer shall bear and be liable to the extent of any such excess.

          10.3 Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Credit Suisse First Boston, Inc. ("CSFB") and Reed/Navigant Consulting Group, which are acting for and at the expense of Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by such Party or its Representatives. Seller shall pay or otherwise discharge all such brokerage fees, commissions and finder's fees so incurred by Seller.

          10.4 Bulk Sales Laws. Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all jurisdictions.

          10.5 Waiver of Compliance. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          10.6 Survival.

               (a) The representations and warranties given or made by any Party or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of one (1) year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (i) all representations and warranties relating to Taxes and Tax Returns, including those set forth in Sections 4.5 and 4.6, shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, and (ii) any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

               (b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in Article VIII and Section 6.5, shall survive the Closing in accordance with their respective terms.

          10.7 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE PURCHASED ASSETS ARE SOLD "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER, THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OR IN THE DEEDS, SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE AND OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY REQUIREMENTS OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY NUCLEAR LAWS OR ENVIRONMENTAL LAWS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER NUCLEAR LAWS OR ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE DEEDS, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY,


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
EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

          10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

               (a)  If to Seller, to:

                    Delmarva Power & Light Company
                    In care of Conectiv
                    800 King Street
                    P.O. Box 231
                    Wilmington, Delaware  19899
                    Attention:  Chairman
                    Facsimile:  (302) 429-3367

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Rodney Square
                    Wilmington, Delaware 19801
                    Attention:  Steven J. Rothschild, Esquire
                    Facsimile: (302) 651-3001


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
               (b)  If to Buyer, to:

                    PSEG Power LLC
                    80 Park Plaza
                    T-5A
                    P.O. Box 570
                    Newark, New Jersey  07101
                    Attention:  Harold W. Borden, Vice President
                                and General Counsel
                    Facsimile: (973) 639-0741

                    with a copy to:

                    Steptoe & Johnson LLP
                    1330 Connecticut Avenue, NW
                    Washington, DC 20036
                    Attention:  Filiberto Agusti, Esquire
                    Facsimile: (202) 429-3902

          10.9 Assignment, No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and, except as set forth in this Section 10.9, neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. This Agreement shall create no third-party beneficiary rights of any kind in any Representative or former employee of Seller or Buyer. Notwithstanding the foregoing, (a) Seller may assign any or all of its rights, interests, obligations and remedies hereunder to one or more Affiliates of Seller; provided, however, that no such assignment shall relieve or discharge Seller from any of its obligations hereunder, and (b) Buyer may (i) assign any or all of its rights, interests, obligations and remedies hereunder to one or more Affiliates of Buyer, including Public Service Enterprise Group, provided that each such Affiliate shall, at the time of such assignment be qualified under applicable Law to obtain all Buyer Permits, including Buyer Nuclear Permits and Environmental Permits, necessary for such Affiliate to own, lease, maintain and operate the Salem Station including, on the Closing Date, the Purchased Assets,
(ii) assign, transfer, pledge or otherwise dispose of its rights and interest in this Agreement to a trustee, lending institution or other Person for financing purposes, including upon or pursuant to the exercise of remedies under such financing or refinancing, or by way of assignments, transfers, conveyances or


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
dispositions in lieu thereof, or (iii) assign to any Affiliate of PSEG such Purchased Assets as are not material in the aggregate to the extent necessary to assure that the Purchased Assets may be operated as an exempt wholesale generator under Section 32(g) of PUHCA; provided, however, that no such assignment, transfer, pledge, conveyance or disposition pursuant to this Section 10.9(b) shall (A) impair or materially delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Buyer from any of its obligations hereunder.

          10.10 Governing Law, Forum, Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of New Jersey (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such Courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial in any suit, action or proceeding arising out of any dispute in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 10.10 is intended to modify or expand the terms and provisions of Section 8.3 with respect to the rights of the Parties to seek judicial remedy of any dispute relating to or arising out of any provision of this Agreement.

          10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and the Additional Agreements and supersede all prior agreements and understandings among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that there are no representations, warranties, covenants


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
or agreements among the Parties with respect to the subject matter set forth in such agreements contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated July 2, 1999, previously provided to Buyer by or on behalf of Seller, Reed/Navigant Consulting Group and CSFB).

                                        [SIGNATURE PAGE FOLLOWS]


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
          IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.


                                        DELMARVA POWER & LIGHT
                                        COMPANY



                                        By:  /s/ Thomas S. Shaw
                                             -----------------------------------
                                        Name:  Thomas S. Shaw
                                               ---------------------------------
                                        Title:  Executive Vice President
                                                ------------------------


                                        PSEG POWER LLC



                                        By:  /s/ Robert W. Metcalfe
                                             -----------------------------------
                                        Name:  Robert W. Metcalfe
                                               ---------------------------------
                                        Title:  Vice President - Development
                                                --------------------------------


                                                                    (DP&L/SALEM)

                                   APPENDIX F

                           PURCHASE AND SALE AGREEMENT
                     BETWEEN DELMARVA POWER & LIGHT COMPANY
                              AND NRG ENERGY, INC.

                     (INDIAN RIVER AND VIENNA POWER PLANTS,
                                DORCHESTER SITE)

                                                                  EXECUTION COPY






                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                         DELMARVA POWER & LIGHT COMPANY

                                       AND

                                NRG ENERGY, INC.

                          DATED AS OF JANUARY 18, 2000




                                                  (DP&L - WHOLLY OWNED STATIONS)

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A      Form of Access Agreement
Exhibit B      Form of Assignment and Assumption Agreement
Exhibit C      Form of Bill of Sale
Exhibit D      Form of FIRPTA Affidavit
Exhibit E      Form of Interconnection Agreement
Exhibit F      Form of Limited Warranty Deed
Exhibit G      Term Sheet for Power Purchase Agreement
Exhibit H      Form of Transition Services Agreement
Exhibit I      Form of Seller's Legal Opinion
Exhibit J      Form of Buyer's Legal Opinion

SCHEDULES

1.1(23)        Capital Expenditures
1.1(42)        Description of Dorchester Property
1.1(76)        Description of the Indian River Station
1.1(96)        Permitted Encumbrances
1.1(130)       Target Adjustment Amount Methodology
1.1(137)       Transferable Permits
1.1(147)       Description of Vienna Station
2.1(c)         Electrical Transmission Facilities/Information
               Technology/Communications Assets
2.1(f)         Emission Allowances to be Transferred to Buyer
2.1(g)         Excess Emission Allowances
2.4(n)         Certain Environmental Conditions
2.6            Inventories
4.3(a)         Seller's Defaults and Violations
4.3(b)         Seller's Consents and Approvals
4.4            Insurance Exceptions
4.6            Environmental Matters
4.7            Labor Matter Exceptions
4.8(a)         Benefit Plans
4.8(b)         Benefit Plans; ERISA Exceptions
4.9            Real Property
4.11(a)        Seller's Agreements
4.12           Legal Proceedings
5.3(a)         Buyer's Defaults and Violations
5.3(b)         Buyer's Consents and Approvals
5.10           Environmental Site Assessments
6.1            Conduct of Business Exceptions
6.8(c)         Collective Bargaining Agreements

6.8(h)         Transferred Non-Union Employee Severance Benefits
6.10           Certain Tax-Exempt Bonds
6.12(b)(i)     Prorated SO2 Allowances
6.12(b)(ii)    Prorated NOx Emission Allowances
7.1(c)         Buyer's Required Regulatory Approvals
7.2(c)         Seller's Required Regulatory Approvals

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

1.1       Definitions..........................................................1
1.2       Certain Interpretive Matters........................................15
1.3       U.S. Dollars........................................................15

                                   ARTICLE II
                                PURCHASE AND SALE

2.1       Transfer of Assets..................................................15
2.2       Excluded Assets.....................................................17
2.3       Assumed Liabilities.................................................19
2.4       Excluded Liabilities................................................20
2.5       Control of Litigation...............................................22
2.6       Inventories.........................................................22

                                   ARTICLE III
                                   THE CLOSING

3.1       Closing.............................................................23
3.2       Payment of Purchase Price...........................................23
3.3       Adjustment to Purchase Price........................................24
3.4       Tax Reporting and Allocation of Purchase Price......................25
3.5       Prorations..........................................................25
3.6       Deliveries by Seller................................................26
3.7       Deliveries by Buyer.................................................27
3.8       Post-Closing Excluded Asset Deliveries..............................28
3.9       Relationship of this Agreement and Related Purchase Agreements......28

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1       Organization; Qualification.........................................29
4.2       Authority...........................................................29
4.3       Consents and Approvals; No Violation................................30
4.4       Insurance...........................................................30
4.5       Title and Related Matters...........................................31
4.6       Environmental Matters...............................................31
4.7       Labor Matters.......................................................31

4.8       Benefit Plans; ERISA................................................32
4.9       Real Property.......................................................32
4.10      Condemnation........................................................32
4.11      Contracts and Leases................................................32
4.12      Legal Proceedings...................................................33
4.13      Permits.............................................................33
4.14      Year 2000...........................................................33
4.15      Assets Used in Operation of the Wholly Owned Stations...............33

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1       Organization; Qualification.........................................34
5.2       Authority...........................................................34
5.3       Consents and Approvals; No Violation................................34
5.4       Buyer's Permits.....................................................35
5.5       Availability of Funds...............................................35
5.6       Financial Statements................................................35
5.7       Legal Proceedings...................................................36
5.8       Qualified Buyer.....................................................36
5.9       Inspections.........................................................36
5.10      WARN Act............................................................36
5.11      Regulation as a Utility.............................................36

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

6.1       Conduct of Business Relating to the Purchased Assets................36
6.2       Access to Information...............................................37
6.3       Public Statements...................................................38
6.4       Further Assurances..................................................39
6.5       Consents and Approvals..............................................40
6.6       Certain Tax Matters.................................................41
6.7       Advice of Changes...................................................42
6.8       Employees...........................................................43
6.9       Risk of Loss........................................................47
6.10      Certain Tax-Exempt Bonds............................................48
6.11      PJM; MAAC...........................................................48
6.12      Emission Allowances.................................................48
6.13      Insurance Claims....................................................52
6.14      Reimbursement of Certain Metering Expenses..........................52

                                   ARTICLE VII
                                    CONDITION

7.1       Conditions to Obligation of Buyer...................................52
7.2       Conditions to Obligation of Seller..................................54

                                  ARTICLE VIII
                         INDEMNIFICATION AND ARBITRATION

8.1       Indemnification.....................................................55
8.2       Defense of Claims...................................................57
8.3       Arbitration.........................................................58
8.4       Remediation of Matters Covered in Sections 2.4(g) and 2.4(n)........59

                                   ARTICLE IX
                                   TERMINATION

9.1       Termination.........................................................60
9.2       Effect of Termination...............................................62

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1      Amendment and Modification..........................................62
10.2      Expenses............................................................62
10.3      Fees and Commissions................................................62
10.4      Bulk Sales Laws.....................................................63
10.5      Waiver  of  Compliance; Consents....................................63
10.6      No Survival.........................................................63
10.7      Disclaimers.........................................................63
10.8      Notices.............................................................64
10.9      Assignment..........................................................65
10.10     Governing Law; Forum; Service of Process............................66
10.11     Counterparts........................................................66
10.12     Interpretation......................................................66
10.13     Schedules and Exhibits..............................................66
10.14     Entire Agreement....................................................66

                           PURCHASE AND SALE AGREEMENT

          PURCHASE AND SALE AGREEMENT, dated as of January 18, 2000 (this "Agreement"), by and between Delmarva Power & Light Company, a Delaware and Virginia corporation ("DP&L" or "Seller"), and NRG Energy, Inc., a Delaware corporation ("Buyer"). Seller and Buyer may each be referred to herein individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

          WHEREAS, Seller owns two fossil fuel-fired electric generating stations (the "Wholly Owned Stations"), and certain properties and assets associated therewith and ancillary thereto; and

          WHEREAS, Seller owns a developmental site consisting of approximately 247 acres of land located in Dorchester County, Maryland (referred to herein as the "Dorchester Property"), and certain properties and assets associated therewith and ancillary thereto; and

          WHEREAS, Seller possesses certain Emission Allowances (as defined below); and

          WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Purchased Assets (as defined below) and certain associated Liabilities (as defined below), upon the terms and conditions hereinafter set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

          (1) "Access Agreement" means the easement and license agreement between Buyer and Seller, or any Affiliate thereof, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Buyer will provide Seller, or an Affiliate thereof, with access rights with respect to certain of the Purchased Assets transferred to Buyer and to certain Excluded Assets retained by Seller.

          (2) "ACE" means Atlantic City Electric Company, a New Jersey corporation.

          (3) "ACE Related Purchase Agreements" means (i) the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by ACE and Buyer, relating to the purchase and sale of the B.L. England Station, the Deepwater Station, certain interests in the Merrill Creek Reservoir, certain SO2 Allowances and NOx Emission Allowances, and certain related properties and assets, and (ii) the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by Seller and Buyer, relating to the purchase and sale of ACE's undivided 2.47% interest as tenant in common in the Keystone Station, Seller's undivided 3.83% interest as tenant in common in the Conemaugh Station and certain related properties and assets.

          (4) "Additional Agreements" means the Interconnection Agreement, the Power Purchase Agreement, the Transition Services Agreement, the Access Agreement, the Limited Warranty Deeds, the Assignment and Assumption Agreements and the Bill of Sale.

          (5) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

          (6) "Agreement" means this Purchase Agreement together with the Schedules and Exhibits hereto.

          (7) "Assignment and Assumption Agreements" means the assignment and assumption agreements between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit B hereto, pursuant to which Seller shall assign the Seller's Agreements, certain intangible assets and certain other Purchased Assets to Buyer, and Buyer shall accept such assignment and assume the Assumed Liabilities.

          (8)  "Assumed Liabilities" has the meaning set forth in Section 2.3.

          (9) "B.L. England Station" means the generating station known as B.L. England Station, located in the town of Beesley's Point, County of Cape May, State of New Jersey, and related properties and assets.

          (10) "Benefit Plans" has the meaning set forth in Section 4.8(a).

          (11) "Bill of Sale" means the bill of sale of Seller, to be delivered at the Closing, substantially in the form of Exhibit C hereto.

          (12) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

          (13) "Buyer" has the meaning set forth in the preamble to this Agreement.

          (14) "Buyer Material Adverse Effect" has the meaning set forth in
Section 5.3(a).

          (15) "Buyer's Benefit Plans" has the meaning set forth in Section 6.8(e)(iv).

          (16) "Buyer's Financial Statements" has the meaning set forth in
Section 5.6.

          (17) "Buyer's Indemnitee" has the meaning set forth in Section 8.1(b).

          (18) "Buyer's Pension Plan" has the meaning set forth in Section
6.8(f).

          (19) "Buyer's Permits" has the meaning set forth in Section 5.4.

          (20) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

          (21) "Buyer's Savings Plan" has the meaning set forth in Section
6.8(g).

          (22) "Buyer's Welfare Plans" has the meaning set forth in Section 6.8(e)(iv).

          (23) "Capital Expenditures" means the total amount of funds paid, or Liabilities incurred, by Seller (other than such as constitute Assumed Liabilities) for one or more of the projects listed on Schedule 1.1(23) during the period commencing on September 1, 1999 and ending on the Closing Date.

          (24) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

          (25) "Closing" has the meaning set forth in Section 3.1.

          (26) "Closing Adjustment Amount" means an amount, calculated in a manner consistent with the calculation of the Target Adjustment Amount, equal to the sum, as of the Closing Date, of (a) the Net Book Value of Seller's right, title and interest in and to the Inventories plus (b) Capital Expenditures.

          (27) "Closing Date" has the meaning set forth in Section 3.1.

          (28) "Closing Date Benefits" has the meaning set forth in Section 6.8(f).

          (29) "Closing Payment" has the meaning set forth in Section 3.2(c).

          (30) "Closing Statement" has the meaning set forth in Section 3.3(a).

          (31) "COBRA" means Sections 601 through 608 of ERISA and Section 4980B of the Code.

          (32) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (33) "Commercial Arbitration Rules" has the meaning set forth in
Section 8.3(c).

          (34) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

          (35) "Computer Systems" has the meaning set forth in Section 4.14.

          (36) "Conemaugh Station" means the generating station known as Conemaugh Station, located in the County of Indiana, Commonwealth of Pennsylvania, and related properties and assets.

          (37) "Confidentiality Agreement" means the Confidentiality Agreement, dated July 21, 1999, between Conectiv, a Delaware corporation, and Buyer.

          (38) "Courts" has the meaning set forth in Section 10.10.

          (39) "Deepwater Station" means the generating station known as Deepwater Station, located in the Town of Pennsville, County of Salem, State of New Jersey, and related properties and assets.

          (40) "Direct Claim" has the meaning set forth in Section 8.2(c).

          (41) "DNREC" means the Delaware Department of Natural Resources and Environmental Control, and any successor agency thereto.

          (42) "Dorchester Property" means the approximately 247-acre site owned by DP&L located in the County of Dorchester, State of Maryland, and related properties and assets, all as more fully identified on Schedule 1.1(42) attached hereto.

          (43) "DP&L" has the meaning set forth in the preamble to this Agreement.

          (44) "DP&L Related Purchase Agreement" means the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by Seller and Buyer, relating to the purchase and sale of Seller's undivided 3.70% interest as tenant in common in the Keystone Station, Seller's undivided 3.72% interest as tenant in common in the Conemaugh Station, and certain related properties and assets.

          (45) "DPSC" means the Delaware Public Service Commission, and any successor agency thereto.

          (46) "Easements" means, collectively, all easements, licenses, rights of way and other access rights to be granted by Buyer to Seller, or any Affiliate thereof, pursuant to the Access Agreement, and the easements, licenses, rights of way and other access rights reserved by Seller, or any Affiliate thereof, in the Limited Warranty Deeds, including such as authorize access, use, maintenance, construction, repair, replacement and other activities by Seller, or any Affiliate thereof, or otherwise necessary for Seller, or any Affiliate thereof, to operate its electrical transmission and distribution facilities, or information technology and telecommunications assets, or fulfill legal requirements applicable thereto.

          (47) "Emission Allowances" means Emission Reduction Credits, NOx Emission Allowances and SO2 Allowances.

          (48) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the relevant Site that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including and to the extent allowable under applicable Law, reductions resulting from shutdowns or control of emissions beyond that required by applicable Law) that have been certified by any applicable Governmental Authority as complying with the Law and regulations governing the establishment of such credits (including certification that such emissions reductions are enforceable, permanent, quantifiable and surplus), including air emissions reductions as described above that have been approved by the applicable Governmental Authority and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

          (49) "Employees" has the meaning set forth in Section 6.8(e).

          (50) "Encumbrances" means any and all mortgages, pledges, liens, claims, security interests, agreements, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

          (51) "Environmental Claims" has the meaning set forth in Section
8.1(c).

          (52) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

          (53) "Environmental Laws" means all (a) Laws, in each case, as amended from time to time, relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

          (54) "Environmental Permits" means all permits, certificates, licenses and authorizations of all Governmental Authorities under Environmental Laws.

          (55) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (56) "ERISA Affiliate" has the meaning set forth in Section 2.4(k).

          (57) "ERISA Affiliate Plans" has the meaning set forth in Section 2.4(k).

          (58) "Estimated Adjustment Amount" has the meaning set forth in
Section 3.2(b).

          (59) "Excess Emission Allowances" has the meaning set forth in Section 2.1(h).

          (60) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (61) "Excluded Assets" has the meaning set forth in Section 2.2.

          (62) "Excluded Liabilities" has the meaning set forth in Section 2.4.

          (63) "FERC" means the United States Federal Energy Regulatory Commission, and any successor agency thereto.

          (64) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit of Seller, to be delivered at the Closing, substantially in the form of Exhibit D hereto.

          (65) "Good Utility Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

          (66) "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

          (67) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          (68) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          (69) "IBEW" means Local 1307 of the International Brotherhood of Electrical Workers.

          (70) "IBEW Collective Bargaining Agreements" has the meaning set forth in Section 6.8(c).

          (71) "Income Tax" means any Tax imposed by any Governmental Authority
(a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of such bases is described in clause (a), in each case, together with any interest, penalties or additions attributable thereto.

          (72) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

          (73) "Indemnifying Party" has the meaning set forth in Section 8.1(e).

          (74) "Indemnitee" has the meaning set forth in Section 8.1(b).

          (75) "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

          (76) "Indian River Station" means the generating station known as Indian River Power Plant, located in the town of Millsboro, County of Sussex, State of Delaware, and related properties and assets, all as more fully identified on Schedule 1.1(76) attached hereto.

          (77) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its Representatives with respect to the Purchased Assets prior to the Closing.

          (78) "Interconnection Agreement" means the interconnection agreement, between Seller, or an Affiliate thereof, and Buyer, to be delivered at the Closing, substantially in the form of Exhibit E hereto.

          (79) "Inventories" means coal, oil, tire-derived fuel and other fuel inventories, limestone, materials, spare parts, capital spare parts, consumable supplies and chemical and gas inventories (together with related freight, commodity and handling (other than on-site handling)) which are located at or in transit to the Wholly Owned Stations relating to the operation of the Wholly Owned Stations.

         (80) "Keystone Station" means the generating station known as Keystone Station located in Plumcreek Township, County of Armstrong, Commonwealth of Pennsylvania, and related properties and assets.

          (81) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate.

          (82) "Laws" means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

          (83) "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

          (84) "Like-Kind Exchange" has the meaning set forth in Section 6.6(e).

          (85) "Limited Warranty Deeds" means the Limited Warranty Deeds, to be delivered at the Closing, substantially in the form of Exhibit F hereto, pursuant to which Seller will convey the Real Property to Buyer.

          (86) "MAAC" means the Mid-Atlantic Area Council.

          (87) "Material Adverse Effect" means any change in or effect on the Purchased Assets or the operation of the Purchased Assets after the date hereof that is materially adverse to the operation or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to the Purchased Assets, (ii) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of Pennsylvania-New Jersey-Maryland Interconnection L.L.C. or its control area, (iii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at each of the Wholly Owned Stations, (iv) any change or effect resulting from changes in the North American, national, regional or local electricity transmission systems or operations thereof, (v) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (vi) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability and (vii) any change in or effect on the Purchased Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1.

          (88) "MDE" means the Maryland Department of the Environment, and any successor agency thereto.

          (89) "Net Book Value" means, as of any date, original cost (including related freight, commodity and handling (other than on-site handling)) less applicable depreciation and amortization, as reflected on Seller's books and records through such date in accordance with United States generally accepted accounting principles as applied by Seller on August 31, 1999.

          (90) "Non-Union Employees" has the meaning as set forth in Section 6.8(e).

          (91) "NOx" means oxides of nitrogen.

          (92) "NOx Budget Program" means Nitrogen Oxides Budget Program, which is a statutory or regulatory program promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the oxides of nitrogen that can be emitted by all sources covered by the program and establishes allowances or authorizations, which in total are equal to the amount of oxides of nitrogen allowed by the limit, where each allowance or authorization represents a "right" to emit a unit of oxides of nitrogen, as the means for ensuring compliance with the limit.

          (93) "NOx Emission Allowance" means (a) an authorization by the DNREC under its NOx Budget Program authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the DNREC; (b) an authorization by the MDE under any future NOx Budget Program authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the MDE; or (c) an authorization by the USEPA under any future NOx Budget Program promulgated by the USEPA, including any future program implemented in lieu of a state NOx Budget Program, authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the USEPA.

          (94) "Off-Site Location" means any real property other than the Sites.

          (95) "Party" and "Parties" have the respective meanings set forth in the preamble to this Agreement.

          (96) "Permitted Encumbrances" means: (a) the Easements; (b) those exceptions to title to the Purchased Assets listed on Schedule 1.1(96); (c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business to the extent that they secure payment of obligations which are not in arrears or otherwise due and which have been incurred under Good Utility Practices; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (f) with respect to any Station, such non-monetary Encumbrances as do not materially detract from the value of the Purchased Assets located at such Station, taken as a whole, as currently used, or materially interfere with the present use of the Purchased Assets located at such Station, taken as a whole.

          (97) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other business association or Governmental Authority.

          (98) "PJM" means the Pennsylvania-New Jersey-Maryland Power Pool, as established and administered by Pennsylvania-New Jersey-Maryland Interconnection L.L.C.

          (99) "PJM Agreement" means the Operating Agreement dated June 2, 1997 of Pennsylvania-New Jersey-Maryland Interconnection L.L.C., as amended from time to time.

          (100) "Power Purchase Agreement" means the power purchase agreement between Buyer and Seller, to be delivered at the Closing, substantially to the effect of the term sheet set forth as Exhibit G hereto.

          (101) "Prime Rate" has the meaning set forth in Section 3.3(c).

          (102) "Proprietary Information" of a Party means all information about any Party or its properties or operations furnished to the other Party or its Representatives by such Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a non-confidential basis prior to its disclosure by the Party or its Representatives; (c) is or becomes available to the other Party on a non-confidential basis from a source other than such Party, provided that the source of such information was not known by such Party or its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Party or any of its Representatives with respect to such material; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

          (103) "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (104) "Purchase Price" has the meaning set forth in Section 3.2(a).

          (105) "Purchased Assets" has the meaning set forth in Section 2.1.

          (106) "Qualified Offer" has the meaning set forth in Section 6.8(e).

          (107) "Qualifying Use" has the meaning set forth in Section 6.11.

          (108) "Real Property" has the meaning set forth in Section 2.1(a).

          (109) "Related Purchase Agreements" means, collectively, the ACE Related Purchase Agreements and the DP&L Related Purchase Agreement.

          (110) "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

          (111) "Remediation" means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Sites or an Off-Site Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Sites or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location.

         (112) "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after a Remediation.

          (113) "Representatives" of a Person means, collectively, such Person's Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

          (114) "SEC" means the United States Securities and Exchange Commission, and any successor agency thereto.

          (115) "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (116) "Seller" has the meaning set forth in the preamble to this Agreement.

          (117) "Seller's Agreements" means, collectively, (i) the contracts, agreements, arrangements, licenses and leases of any nature to which, as of the date hereof, Seller is a party, or by or to which Seller or the Purchased Assets is bound or subject, and (ii) those contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller on or after the date of this Agreement consistent with the terms of Section 6.1(iii), in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, but excluding Benefit Plans.

          (118) "Seller's Indemnitee" has the meaning set forth in Section
8.1(a).

          (119) "Seller's Pension Plan" has the meaning set forth in Section 6.8(f).

          (120) "Seller's Permits" has the meaning set forth in Section 4.13.

          (121) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

          (122) "Seller's Savings Plans" has the meaning set forth in Section 6.8(g).

          (123) "Sites" means the Real Property, forming a part, or used or usable in connection with the operation, of the Wholly Owned Stations and the Dorchester Property, including any real property used for the disposal of solid or hazardous waste that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, to the extent owned by or subject to any interest of Seller, including the soil and groundwater present at the Sites, and any reference to materials or conditions "at the Sites", including Hazardous Substances and Environmental Conditions, shall include all materials and conditions "at, on, in, upon, over, across, under or within" the Sites.

          (124) "SO2" means sulfur dioxide.

          (125) "SO2 Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C. section 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

          (126) "Statement" has the meaning set forth in Section 6.15(c).

          (127) "Stations" means, together, the Indian River Station, the Vienna Station and the Dorchester Property.

          (128) "Subsidiary", when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

          (129) "Tangible Personal Property" has the meaning set forth in
Section 2.1(d).

          (130) "Target Adjustment Amount" means $17,828,000, which represents the Net Book Value, as of August 31, 1999, of Seller's right, title and interest in and to the Inventories, as calculated in the manner set forth on Schedule 1.1(130).

          (131) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

          (132) "Tax Return" means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

          (133) "Third-Party Claim" has the meaning set forth in Section 8.2(a).

          (134) "Title Commitments" means (i) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 5, 1999, relating to the Indian River Station; (ii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 11, 1999, relating to the Vienna Station; and (iii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated October 11, 1999, relating to the Dorchester Property.

          (135) "Total Cash Compensation" has the meaning set forth in Section 6.8(e)(ii).

          (136) "Transfer Taxes" has the meaning set forth in Section 6.6(a).

          (137) "Transferable Permits" means those Permits and Environmental Permits (and all applications pertaining thereto) which are transferable under applicable Laws by Seller to Buyer (with or without a filing with, notice to, consent or approval of any Governmental Authority), as set forth on Schedule 1.1(137).

          (138) "Transferred Employee Records" means records of Seller that relate to Transferred Employees, but only to the extent that such records pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration reports and (v) active medical restriction forms.

          (139) "Transferred Employees" has the meaning set forth in Section 6.8(e).

          (140) "Transferred Non-Union Employee" has the meaning set forth in
Section 6.8(e).

          (141) "Transferred Savings Employees" has the meaning set forth in
Section 6.8(g).

          (142) "Transferred Union Employee" has the meaning set forth in
Section 6.8(a).

          (143) "Transition Services Agreement" means the Transition Services Agreement between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit H attached hereto.

          (144) "Transmission Assets" has the meaning set forth in Section
2.2(a).

          (145) "Union Employees" has the meaning set forth in Section 6.8(a).

          (146) "USEPA" means the United States Environmental Protection Agency, and any successor agency thereto.

          (147) "Vienna Station" means the generating station known as Vienna Power Plant, located in the town of Vienna, County of Dorchester, State of Maryland, and related properties and assets, all as more fully identified on
Schedule 1.1(147) attached hereto.

          (148) "WARN Act" means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

          (149) "Wholly Owned Stations" means, collectively, the Indian River Station and the Vienna Station.

          (150) "Year 2000 Compliance" has the meaning set forth in Section
4.14.

          1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular words include the plural, the masculine includes the feminine and neuter, and vice versa. In this Agreement, the term "includes" or "including" shall be deemed followed by the words "including without limitation." References herein to a section, article, Exhibit or Schedule mean a section, article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument constitutes a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

          1.3 U.S. Dollars. When used herein, the term "dollars" and the symbol "$" refer to the lawful currency of the United States of America.


                                   ARTICLE II

                                PURCHASE AND SALE

          2.1 Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date (collectively, the "Purchased Assets"):

               (a) The real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule 4.9 (the "Real Property");

               (b) The Inventories;

               (c) Machinery, equipment, vehicles, furniture and other personal property owned by Seller, located on the Real Property on the Closing Date (collectively, "Tangible Personal Property"), including the electrical transmission facilities (as opposed to generation facilities) and information technology and telecommunications assets set forth on Schedule 2.1(c);

               (d) The Seller's Agreements;

               (e) Subject to the receipt of necessary consents and approvals, the Transferable Permits;

               (f) The Emission Allowances identified on Schedule 2.1(f);

               (g) Such of the Emission Allowances of Seller as are identified on Schedule 2.1(g) (the "Excess Emission Allowances");

               (h) The names "Indian River Power Plant" and "Vienna Power Plant"; provided, however, that Buyer expressly acknowledges and agrees that the Purchased Assets do not include any right, title or interest in or to the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

               (i) To the extent permitted by applicable Law, the Transferred Employee Records;

               (j) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, and similar items relating specifically to the Wholly Owned Stations (subject to the right of Seller to retain copies of same for its use), other than such items as are proprietary to third parties and accounting records; and

               (k) Other than those relating to the generator rotor failure at the Indian River Station, the rights of Seller in, to and under all causes of action against third parties with respect to, arising out of or in connection with Seller's rights, title and interest in and to the Purchased Assets or the Assumed Liabilities, or any portion thereof, whether accruing prior to, on or after the Closing Date, other than any such causes of action as constitute Excluded Assets or Excluded Liabilities, whether received as payment or credit against future liabilities.

          2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase or acquire, any right, title or interest in, to or under any properties, assets, business, operation or division of Seller, or any Affiliate thereof, not expressly set forth in Section 2.1, including the following assets and properties which are hereby specifically excluded from the definition of Purchased Assets (collectively, the "Excluded Assets"):

               (a) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all electrical transmission or distribution facilities (as opposed to generation facilities) or information technology and communications assets of Seller or any of its Affiliates located at or forming a part of either of the Wholly Owned Stations (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets or information technology and communications assets (other than the electrical transmission facilities and information technology and telecommunications assets identified on Schedule 2.1(c), all of which are included as Purchased Assets) (collectively, the "Transmission Assets");

               (b) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under certain switches and meters, gas facilities, revenue meters and remote testing units, drainage pipes and systems, pumping equipment and associated piping, in each case, located at or forming a part of the Wholly Owned Stations, as identified in the Access Agreement;

               (c) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

               (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), prepaid expenses relating to the operation of the Purchased Assets and any income, sales, payroll or other Tax receivables (in each case, whether held by Seller or any third party);

               (e) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all intellectual property, including the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof;

               (f) All tariffs, agreements and arrangements to which Seller or its Representatives is a party for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services;

               (g) Subject to Section 6.13, the rights of Seller and its successors, assigns and Representatives in, to and under all causes of action against third parties relating to any Excluded Assets or Excluded Liabilities, if any, whether accruing prior to, on or after the Closing Date, including all claims for refunds, prepayments, offsets, recoupment, insurance proceeds, insurance distributions, dividends or other proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case, relating to any period prior to the Closing Date;

               (h) All Tax refunds or credits (including refunds or credits of real property Taxes paid or due with respect to the Wholly Owned Stations, the Dorchester Property or any related Real Property), which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, regardless of when actually paid;

               (i) All employment agreements and personnel records of Seller and their respective successors, assigns and Representatives, other than, to the extent permitted by applicable Law, Transferred Employee Records;

               (j) The minute books, stock transfer books, corporate seal and other corporate records of Seller and its successors, assigns and Representatives;

               (k) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all contracts, agreements, arrangements, licenses and leases of any nature, other than the Seller's Agreements;

               (l) Except as set forth in Section 6.8(g), all assets and properties owned or held by any Benefit Plan;

               (m) All insurance policies relating to the ownership, lease, maintenance or operation of the Purchased Assets;

               (n) All other assets and properties owned or leased by Seller or its successors, assigns and Representatives which are not used in the operation of the Wholly Owned Stations;

               (o) The right, title and interest of Seller and its successors, assigns and Representatives under this Agreement and the Additional Agreements; and

               (p) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all Emission Allowances of Seller or any of its Affiliates (other than the Emission Allowances identified on Schedule 2.1(f) and the Excess Emission Allowances identified on Schedule 2.1(g)).

          2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Liabilities of Seller and its Affiliates, successors, assigns or Representatives which relate, directly or indirectly, to the Purchased Assets, other than Excluded Liabilities (collectively, the "Assumed Liabilities"), including the following such Liabilities:

               (a) All Liabilities of Seller under the Seller's Agreements and the Transferable Permits in accordance with the terms thereof, including the contracts, agreements, arrangements, licenses and leases of whatever nature entered into by Seller with respect to the Purchased Assets on or after the date hereof consistent with the terms of Section 6.1(iii), except, in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date;

               (b) All Liabilities of Seller which relate to the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Section 3.5 or 6.6;

               (c) All Liabilities of Seller which relate to the Transferred Employees for which Buyer is responsible on or after the Closing Date pursuant to Section 6.8;

               (d) All Liabilities of Seller arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, including (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets on or after the Closing Date (but excluding all fines and penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date), and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, or migrating from the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or migrating from the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under, or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or migrating from the Purchased Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; provided that nothing set forth in this Section 2.3(d) shall require Buyer to assume any Liabilities that are Excluded Liabilities pursuant to Sections 2.4(e), 2.4(g), 2.4(h), 2.4(i), 2.4(j) or 2.4(n);

               (e) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, lease, maintenance, use or sale of the Purchased Assets on or after the Closing Date, except for any Income Taxes attributable to income received by Seller; and

               (f) For purposes of clarification, Buyer acknowledges that it shall assume and be fully responsible for holding in its accounts sufficient SO2 Allowances and NOx Allowances to cover emissions of SO2 and NOx from all of the Sites for all of the calendar year in which the Closing occurs, including the period of such year prior to the Closing Date.

          2.4 Excluded Liabilities. Notwithstanding Section 2.3, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following Liabilities of Seller (the "Excluded Liabilities"):

               (a) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Representatives or Buyer's ownership, lease, maintenance or operation of the Purchased Assets;

               (b) Any Liabilities of Seller in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 3.5 or 6.6;

               (c) Any Liabilities of Seller arising from the breach prior to the Closing Date by Seller of any of the Seller's Agreements;

               (d) Any and all Liabilities to third parties for personal injury or tort, or similar causes of action to the extent arising out of the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(d);

               (e) Any fines or penalties imposed by any Governmental Authority resulting from any violation of law by Seller that occurred prior to the Closing Date;

               (f) Any payment obligations of Seller or its Affiliates for goods delivered or services rendered prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(d);

               (g) Liability for Remediation of Environmental Conditions at, on, under or migrating from the Purchased Assets, but only to the extent that (i) such Liability arises out of or derives from the same facts which form the basis of a conviction, guilty plea or plea of nolo contendere by Seller for a violation of Environmental Laws by Seller; (ii) Seller's conviction, guilty plea or plea of nolo contendere was based on Seller's intentional and willful wrongful actions; and (iii) Seller's conviction, guilty plea or plea of nolo contendere arises from a matter as to which Seller has received written notice from a Governmental Authority on or before the sixth anniversary of the Closing Date.

               (h) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the disposal, storage, transportation, discharge, migration of, Release or recycling of Hazardous Substances at an Off-Site Location, or the arrangement for such activities, prior to the Closing Date, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

               (i) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, migrating from, Released, recycled, or the arrangement of such activities, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, at any Off-Site Location, prior to the Closing Date; provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

               (j) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the ownership, lease, maintenance or operation by Seller or its Affiliates of the Transmission Assets prior to, on or after the Closing Date, except to the extent caused by the acts or omissions of Buyer or Buyer's ownership, lease, maintenance or operation of the Purchased Assets;

               (k) Any Liabilities relating to any Benefit Plan maintained by Seller or any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which Seller and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), maintained by, contributed to, or obligated to contribute to, by Seller or any ERISA Affiliate, including any Liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA; or (ii) with respect to any noncompliance by Seller with ERISA or any other applicable Laws, but not including any Liabilities assumed by Buyer pursuant to Section 6.8;

               (l) Any Liabilities relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any action or inaction by Seller prior to the Closing Date other than such actions or inactions taken at the direction of Buyer;

               (m) Any obligation to provide continuation coverage under COBRA (and notice of the right to elect such coverage) to Transferred Employees, employees associated with the Purchased Assets who do not become Transferred Employees (and their dependents or former dependents), and former dependents of Transferred Employees who became eligible for continuation coverage under COBRA on account of a "qualifying event" (as defined under COBRA) occurring before the Closing Date (but not including any Liabilities assumed by Buyer pursuant to Section 6.8);

               (n) Liability for Remediation of the Environmental Condition described in Schedule 2.4(n); and

               (o) Subject to Section 6.10, any Liabilities under the bonds listed on Schedule 6.10.

          2.5 Control of Litigation. The Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or relating to any Excluded Assets or Excluded Liabilities, and Buyer agrees to cooperate in connection therewith to the extent Seller reasonably requests; provided, however, that Buyer shall not be required to incur any out-of-pocket costs and Seller shall reimburse Buyer for the costs incurred by Buyer in making its employees available for such purpose, including the allocable amount of salaries and wages of such employees.

          2.6 Inventories. Schedule 2.6 lists the quantities of Inventories relating to the Wholly Owned Stations that will be transferred at the Closing to Buyer, to the extent located at or in transit to any Wholly Owned Station on the Closing Date, together with the Net Book Value of Inventories, in each case, as of August 31, 1999.

                                   ARTICLE III

                                   THE CLOSING

          3.1 Closing. The sale, assignment, conveyance, transfer and delivery of the Purchased Assets by Seller to Buyer, and the purchase, assumption and acquisition by Buyer of the Purchased Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. local time, on the first Business Day after August 31, 2000 that is ten (10) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Sections 7.1(a) and (c), and Sections 7.2(a) and (c) of this Agreement, shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location thereafter as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

          3.2 Payment of Purchase Price.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer shall, at the Closing, (i) pay to Seller cash in the aggregate amount of $508,463,000 plus the amount, if any, by which the Closing Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Closing Adjustment Amount (the "Purchase Price"), and (ii) assume and agree to pay, perform and otherwise discharge the Assumed Liabilities.

               (b) At least five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Closing Adjustment Amount, which estimate shall be certified in writing by an appropriate officer of each Seller (the "Estimated Adjustment Amount").

               (c) At the Closing, in furtherance but not in duplication of
Section 3.2(a) and without limiting the generality of Section 3.7, Buyer shall pay to Seller cash in an aggregate amount equal to $508,463,000 plus the amount, if any, by which the Estimated Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Estimated Adjustment Amount (the "Closing Payment"). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date.

          3.3 Adjustment to Purchase Price.

               (a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer, at Seller's sole cost and expense, a statement setting forth the Closing Adjustment Amount (the "Closing Statement"). Contemporaneously, Seller shall deliver to Buyer a schedule setting forth a calculation of the Purchase Price and the amount of any payment to be made, and by whom, pursuant to Section 3.3(c).

               (b) In the event that Buyer is in disagreement with the Closing Statement, and in the event that the aggregate amount of such disagreements exceeds $100,000, Buyer shall, within ten (10) Business Days after receipt of the Closing Statement, notify Seller of such disagreements setting forth with specificity the nature and amounts thereof. In the event that Buyer is in disagreement with only a portion of the Closing Statement, Buyer or Seller, as the case may be, shall pay all undisputed amounts in the manner set forth in
Section 3.3(c); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 3.3(b). If (i) the aggregate amount of the disagreements referred to in this Section 3.3(b) does not exceed $100,000 or (ii) Buyer fails to notify Seller of all disagreements within the ten (10) Business Day period provided for herein, then the Closing Statement, as delivered by Seller pursuant to Section 3.3(a), shall be final, binding and conclusive on the Parties hereto. If Buyer is in disagreement with the Closing Statement and notifies Seller within such ten (10) Business Day period, then the Parties shall promptly attempt to resolve such disagreements by negotiation. If the Parties are unable to resolve such disagreements within thirty (30) days following such notice of disagreement by Buyer, the Parties shall appoint an Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Adjustment Amount. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne equally by Buyer and Seller.

               (c) No later than the fifth (5th) Business Day following the determination of the Closing Adjustment Amount pursuant to Section 3.3(b), either (i) Seller shall pay Buyer the amount, if any, by which the Closing Payment exceeds the Purchase Price, or (ii) Buyer shall pay Seller the amount, if any, by which the Purchase Price exceeds the Closing Payment, in either case, together with simple interest accruing on such payment at the Prime Rate from the Closing Date through and including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving Party. As used herein, "Prime Rate" means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

          3.4 Tax Reporting and Allocation of Purchase Price. Buyer and Seller shall use their respective reasonable best efforts to agree in good faith upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the Closing Date. In the event that the Parties cannot agree on a mutually satisfactory allocation within such sixty-day period, the Parties shall appoint an Independent Accounting Firm that shall, at Seller's and Buyer's joint expense, determine the appropriate allocation. The finding of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. After determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, Buyer and Seller shall file, for the tax year in which the Closing occurs, Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such allocation. Buyer and Seller shall report the transactions contemplated by this Agreement for United States federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4. Buyer and Seller shall provide the other promptly with any information required to complete Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price and the Assumed Liabilities.

          3.5 Prorations.

               (a) Buyer and Seller agree that, except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance or operation of the Purchased Assets, including those listed below (but not including Income Taxes), shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                    (i) Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets;

                    (ii) Rent, Taxes and all other items (including prepaid services and goods not included in Inventory), in each case, payable by or to Seller under any of the Seller's Agreements;

                    (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

                    (iv) Sewer rents and charges for water, telephone, electricity and other utilities;

                    (v) Insurance premiums paid on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets to the extent payable under any policy or other arrangement included among the Seller's Agreements; and

                    (vi) Prepaid operating and maintenance expenses.

               (b) Seller or Buyer, as the case may be, shall promptly reimburse the other Party that portion of any amount paid by such other Party to the extent relating to the period for which Seller or Buyer, as the case may be, is liable under Section 3.5(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.5(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Buyer shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.5. Notwithstanding anything to the contrary herein, no proration shall be made under this Section 3.5 with respect to (i) real property Tax refunds that are Excluded Assets under Section 2.2(h) or (ii) Taxes payable by Buyer pursuant to
Section 6.6(a).

          3.6 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

               (a) One or more Limited Warranty Deeds, duly executed by Seller and in recordable form;

               (b) The Bills of Sale, duly executed by Seller;

               (c) The Assignment and Assumption Agreements, duly executed by Seller;

               (d) The Interconnection Agreement, duly executed by Seller;

               (e) The Power Purchase Agreement, duly executed by Seller;

               (f) The Transition Services Agreement, duly executed by Seller;

               (g) The Access Agreement, duly executed by Seller and in recordable form;

               (h) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c);

               (i) A FIRPTA Affidavit, duly executed by Seller;

               (j) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

               (k) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Additional Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

               (l) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form, provided that Seller shall not be required to prepare or obtain any survey, abstract, title opinion or title insurance policy with respect to the Real Property; and

               (m) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.7 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

               (a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller's instructions to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date;

               (b) The Assignment and Assumption Agreements, including an Assignment and Assumption Agreement with respect to all applicable obligations under the IBEW Collective Bargaining Agreements as they relate to Transferred Union Employees, duly executed by Buyer;

               (c) The Interconnection Agreement, duly executed by Buyer;

               (d) The Power Purchase Agreement, duly executed by Buyer;

               (e) The Transition Services Agreement, duly executed by Buyer;

               (f) The Access Agreement, duly executed by Buyer;

               (g) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer's Required Regulatory Approvals set forth on Schedule 7.1(c);

               (h) A copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement and all of the agreements and instruments, in each case, to be executed and delivered by Buyer in connection herewith;

               (i) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, each Additional Agreement to which Buyer is a party and the other agreements contemplated hereby;

               (j) All such other permits, agreements, documents, instruments and writings as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to purchase and acquire the Purchased Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

               (k) Such other permits, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.8 Post-Closing Excluded Asset Deliveries. In the event that Seller or Buyer, or any of their respective Representatives, shall determine after the Closing that any Excluded Asset is in the possession of Buyer or any of its Representatives, Buyer shall, or shall cause any such Representative to, promptly, but in no event later than five (5) Business Days following such determination, pay or deliver, or cause to be paid or delivered, to Seller such Excluded Asset, at Buyer's sole cost and expense.

          3.9 Relationship of this Agreement and Related Purchase Agreements. The transactions contemplated by this Agreement, together with the transactions contemplated by the Related Purchase Agreements, are intended by the Parties to be consummated substantially simultaneously; and if any of the transactions contemplated hereby or by any of the Related Purchase Agreements are not consummated simultaneously on the Closing Date in accordance with the terms and subject to the conditions set forth herein and therein, as applicable, then each Party shall take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case, that are necessary to dissolve and invalidate all transactions contemplated hereby; provided, however, that if the failure to consummate the transactions contemplated hereby or by the Related Purchase Agreements results from a default or breach of a party under this Agreement or any of the Related Purchase Agreements, then nothing in the foregoing shall preclude or limit the rights or remedies of any Party in connection with such default or breach. Notwithstanding any provision contained herein to the contrary, if all conditions to the obligations of all parties to the ACE Related Purchase Agreements to consummate the transactions contemplated thereby have been satisfied or, to the extent permitted by applicable Law, waived, but, for any reason, the transactions contemplated by this Agreement and the DP&L Related Purchase Agreement cannot be consummated simultaneously therewith, then the Parties shall, at Buyer's option and in its sole discretion, consummate the transactions contemplated by the ACE Related Purchase Agreements; provided, however, that nothing contained in this Section 3.9 shall be construed as relieving Buyer of any of its obligations under this Agreement or the DP&L Related Purchase Agreement, as set forth therein.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows (all such representations and warranties, except those set forth in Sections 4.1 and 4.2, being made to the Knowledge of Seller):

          4.1 Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, subject to the receipt of Seller's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          4.3 Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller's Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Seller;
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would have a Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Seller's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Seller's ability to perform its material obligations under this Agreement or such Additional Agreements; (ii) such consents, approvals, filings and notices which become applicable to Seller or the Purchased Assets as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and (iii) such consents, approvals, filings and notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

          4.4 Insurance. Except as set forth on Schedule 4.4, all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Seller and insuring any Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no written notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on Schedule 4.4, as of the date of this Agreement, Seller has not been refused any such insurance with respect to any Purchased Assets.

          4.5 Title and Related Matters. Except for Permitted Encumbrances, Seller has good, valid and marketable title to the Real Property included in the Purchased Assets and has good and valid title to all other Purchased Assets, free and clear of all Encumbrances.

          4.6 Environmental Matters. Except as set forth on Schedule 4.6:

               (a) Seller holds, and is in compliance with, all Environmental Permits that Seller requires in order to own, lease and operate the Purchased Assets, and Seller is otherwise in compliance with applicable Environmental Laws with respect to the ownership, lease, maintenance or operation of the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, and such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof;

               (b) Seller has not received any written request for information, or been notified in writing that it is a potentially responsible party under CERCLA or any similar state law, with respect to any of the Sites, or any written notice relating to any Governmental Authority's allegation or investigation of any criminal violations by Seller of any Environmental Laws, except for requests or notices with respect to Liabilities as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof; and

               (c) Seller has not entered into or agreed to any consent decree or order under any Environmental Law relating to the Purchased Assets, and Seller is not subject to any outstanding judgment, decree or order relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchased Assets, except for such decrees, orders and judgments as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof.

          4.7 Labor Matters. Seller has previously delivered to Buyer true and correct copies of all collective bargaining agreements to which Seller is a party or is subject and which relate to its Employees. With respect to the Employees, except as set forth on Schedule 4.7 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, (a) Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours;
(b) Seller has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board; and (c) no material arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller.

          4.8 Benefit Plans; ERISA.

               (a) Schedule 4.8(a) lists, as of the date of this Agreement, all material deferred compensation, profit-sharing, retirement and pension plans, and all material bonus, fringe benefit and other employee benefit plans, maintained or with respect to which contributions are made by Seller for the benefit of any Employee ("Benefit Plans"). True and complete copies of all such Benefit Plans have been made available to Buyer.

               (b) Except as set forth on Schedule 4.8(b) and except for such matters as would not, individually or in the aggregate, have a Material Adverse
Effect: with respect to Employees, Seller has fulfilled its obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each of its "employee pension benefit plans" (as defined in Section 3(2) of ERISA), and each such plan is in compliance with the presently applicable provisions of ERISA and the Code; Seller has not incurred any liability under Section 4062(b) of ERISA to the Pension Benefit Guaranty Corporation in connection with any employee pension benefit plan relating to its Employees which is subject to Title IV of ERISA; Seller shall as soon as practicable after the date of this Agreement apply for a letter from the Internal Revenue Service for each employee pension benefit plan determining that such plan is exempt from United States federal income Tax under Sections 401(a) and 501(a) of the Code; and no withdrawal liability has been incurred by or asserted against Seller with respect to any employee pension benefit plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

          4.9 Real Property. Schedule 4.9 sets forth a description of the Real Property. True and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force, in each case, in Seller's possession and relating to the Real Property, have been previously made available to Buyer.

          4.10 Condemnation. As of the date hereof, Seller has not received any written notice of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any material part of the Purchased Assets.

          4.11 Contracts and Leases.

               (a) Schedule 4.11(a) sets forth a list of all written Seller's Agreements, other than such contracts, licenses, agreements, arrangements and personal property leases as (i) are set forth in any other Schedule, (ii) constitute Excluded Assets or Excluded Liabilities, (iii) may be terminated after the Closing by Buyer upon notice of no more than ninety (90) days, (iv) involve future annual expenditures by Buyer after the Closing of $1,000,000 or less, (v) are expected to expire or terminate prior to the Closing or (vi) are entered into by Seller after the date hereof consistent with the terms of
Section 6.1(iii).

               (b) Except as set forth on Schedule 4.11(a), each Seller's Agreement set forth on Schedule 4.11(a): (i) constitutes the valid and binding obligation of Seller that is a party thereto and the other parties thereto and
(ii) will continue in full force and effect after the Closing in accordance with its terms.

               (c) Except as set forth on Schedule 4.11(a), there is not under any Seller's Agreement set forth on Schedule 4.11(a) any default or event which, with notice or lapse of time or both, would constitute a default, on the part of Seller or any other party thereto, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

          4.12 Legal Proceedings. Except as set forth on Schedule 4.12, there are no suits, actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Except as set forth on Schedule 4.12, Seller is not subject to any judgment, order or decree of any Governmental Authority which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

          4.13 Permits. Seller holds, and is in compliance with, all permits, certificates, licenses and other authorizations of all Governmental Authorities (collectively, "Seller's Permits") that Seller requires in order to own the Purchased Assets, except for (a) Environmental Permits (which are governed by
Section 4.6) and (b) such failures to hold, or comply with, Seller's Permits as would not, individually or in the aggregate, have a Material Adverse Effect.

          4.14 Year 2000. Seller, with respect to all Computer Systems included in the Purchased Assets, has plans to achieve Year 2000 Compliance with respect to such Computer Systems and are using Commercially Reasonable Effects to execute and carry out such plans. "Computer Systems" means data processing hardware, software and firmware products (including embedded microcontrollers in non-computer equipment). "Year 2000 Compliance" means that the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries.

          4.15 Assets Used in Operation of the Wholly Owned Stations. Other than Emission Allowances and the Excluded Assets, the Purchased Assets include all material assets and properties that are used by Seller in the operation of the Wholly Owned Stations as electrical generation stations as of the date hereof.

                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows (all such representations and warranties, except those set forth in Sections 5.1 and 5.2, being made to the Knowledge of Buyer):

          5.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is, or by the Closing will be, qualified to do business in the State of New Jersey. Buyer has heretofore delivered to Seller true and correct copies of its certificate or articles of incorporation and bylaws (or other similar governing documents) as currently in effect.

          5.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, subject to the receipt of Buyer's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          5.3 Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer's Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement or the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or other similar governing documents) of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement, or to perform its material obligations hereunder or thereunder (a "Buyer Material Adverse Effect"); or (iii) constitute violations of any Law, order, judgment or decree applicable to Buyer or any of its Subsidiaries, which violations, individually or in the aggregate, would have a Buyer Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Buyer's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Buyer Material Adverse Effect.

          5.4 Buyer's Permits. Buyer holds, and is in compliance with, or on or prior to the Closing Date will hold, and from and after the Closing Date will comply with, all permits, certificates, licenses and other authorizations of all Governmental Authorities that Buyer requires in order to own, lease, maintain and operate the Wholly Owned Stations, including the Purchased Assets (collectively, "Buyer's Permits").

          5.5 Availability of Funds. Buyer has sufficient funds and lines of credit available to it, or has received binding written commitments from creditworthy financial institutions, true and correct copies of which have been provided to Seller, to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder or under any Additional Agreement, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and by the Additional Agreements, and to permit Buyer to timely pay or perform all of its other obligations (including its obligations pursuant to Article VIII) under this Agreement and the Additional Agreements.

          5.6 Financial Statements. Buyer has provided Seller with true and correct copies of its balance sheet, income statement and statement of changes in cash flows of Buyer for each of its last three completed fiscal years, together with the related reports of its independent accountants, PricewaterhouseCoopers LLP, and for its most recently completed fiscal quarter ("Buyer's Financial Statements"). Buyer's Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly reflect, in all material respects, the financial position, results of operations and cash flow of Buyer at and for the periods therein.

          5.7 Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Buyer is not subject to any judgments, orders or decrees of any Governmental Authority which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

          5.8 Qualified Buyer. Buyer is qualified to obtain and, after the Closing, retain all Buyer Permits, including Environmental Permits, necessary for Buyer to own, lease, maintain and operate the Wholly Owned Stations, including, from and after the Closing Date, the Purchased Assets.

          5.9 Inspections. Buyer has, prior to the execution and delivery of this Agreement, reviewed the environmental site assessments prepared for Seller and set forth on Schedule 5.10.

          5.10 WARN Act. Buyer does not intend to engage within sixty (60) days of the Closing Date in a "plant closing" or "mass layoff" as such terms are defined in the WARN Act.

          5.11 Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by any Governmental Authority.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

          6.1 Conduct of Business Relating to the Purchased Assets. Except as set forth on Schedule 6.1, as contemplated by this Agreement or any Additional Agreement or to the extent Buyer otherwise consents in writing, during the period from the date of this Agreement to the Closing Date, Seller shall operate the Purchased Assets in the ordinary course of business consistent with the past practices of Seller and in accordance with Good Utility Practices, and shall use all Commercially Reasonable Efforts to preserve intact the Purchased Assets, and endeavor to preserve the goodwill and relationships with customers, vendors, suppliers, employees and others having business dealings with it. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as set forth on Schedule 6.1 or as required under applicable Law or by any Governmental Authority, between the date hereof and the Closing Date, without the prior written consent of Buyer, Seller shall not, with respect to the Purchased Assets:

                    (i) Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any Purchased Assets (except for Purchased Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller or its Affiliates or with Good Utility Practices) other than
(a) to any Affiliate of Seller, in which event, Seller shall cause such Affiliate to convey such Purchased Assets to Buyer at the Closing, or (b) to the extent that any such action results in a Permitted Encumbrance of the type described in clauses (c), (d) or (f) of Section 1.1(96);

                    (ii) Modify, amend or voluntarily terminate prior to the expiration date any of the material Seller's Agreements, other than (a) in the ordinary course of business, to the extent consistent with the past practices of Seller or its Affiliates or with Good Utility Practices or (b) as may be required in connection with transferring Seller's rights or obligations thereunder to Buyer pursuant to this Agreement;

                    (iii) Enter into any contract, agreement, commitment or arrangement relating to the Purchased Assets (other than Capital Expenditures) that provides for future payments in any twelve-month period that individually exceed $1,000,000 or in the aggregate exceed $5,000,000, unless it is terminable by Seller without penalty or premium upon no more than ninety (90) days' notice;

                    (iv) Except as otherwise required by the terms of the IBEW Collective Bargaining Agreements, Benefit Plans or applicable Law, (a) materially increase the salaries or wages of Employees prior to the Closing, (b) take any action prior to the Closing to effect a material change in the IBEW Collective Bargaining Agreements or Benefit Plans or (c) take any action prior to the Closing to materially increase the aggregate benefits payable to Employees; or

                    (v) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the prohibited transactions set forth in the foregoing paragraphs (i) through (iv).

          6.2 Access to Information.

               (a) Between the date of this Agreement and the Closing Date, Seller shall: (i) give Buyer and its Representatives, during ordinary business hours and upon reasonable notice, reasonable access to all books, records, plans, offices and other facilities and properties in the possession of Seller included in the Purchased Assets; (ii) furnish Buyer with such financial and operating data and other information in the possession of Seller with respect to the Purchased Assets as Buyer may from time to time reasonably request; and
(iii) furnish Buyer with all such other information in the possession of Seller as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such inspections and investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply. Notwithstanding anything herein to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any Wholly Owned Station, and Seller shall only furnish or provide such access to Employee personnel records and files to the extent permitted by applicable Law and to the extent that such records and files pertain to the following: (i) skill and development training; (ii) seniority histories; (iii) salary and benefit information; (iv) Occupational, Safety and Health Administration reports; and (v) active medical restriction forms.

               (b) All information furnished to or obtained by Buyer and Buyer's Representatives pursuant to this Section 6.2 shall be Proprietary Information and shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.2 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

               (c) For a period of seven (7) years from and after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records of the Purchased Assets, including all Transferred Employee Records, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets or the Excluded Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

               (d) Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, Seller or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby or by any Additional Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

          6.3 Public Statements. Except as required by applicable Law or by applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party.

          6.4 Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferable Permits to Buyer. Seller shall cooperate with Buyer in its efforts to obtain all other Permits and Environmental Permits necessary for Buyer to operate the Purchased Assets. Buyer shall perform all conditions required of Buyer in connection with obtaining the Seller's Required Regulatory Approvals. No Party shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

               (b) Without limiting the generality of Section 6.4(a):

                           (i)      In the event that any Purchased Asset shall
not have been conveyed to Buyer at the Closing, Seller shall, subject to Section 6.4(b)(ii), use Commercially Reasonable Efforts after the Closing to convey such asset to Buyer as promptly as practicable.

                           (ii)     To the extent that Seller's rights under any
material Seller's Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Seller's Agreement or violate any applicable Law. If any consent, approval or authorization to the assignment of any material Seller's Agreement shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under such Seller's Agreement, such that Buyer would not acquire and assume the benefit and detriment of all such rights and obligations, Seller, at its option and to the fullest extent permitted by applicable Law and such Seller's Agreement, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such Seller's Agreement, or, to the fullest extent permitted by applicable Law and such Seller's Agreement, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations under such Seller's Agreement.

          6.5 Consents and Approvals. Without limiting the generality of Section 6.4(a):

               (a) As promptly as practicable after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by such agencies, and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any filing.

               (b) As promptly as practicable after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of the DPSC, the MPSC, the SEC and all other Governmental Authorities, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements. In furtherance of the foregoing, the Parties shall, prior to January 31, 2000, agree upon a form of Power Purchase Agreement, substantially to the effect of the term sheet set forth in Exhibit G hereto. The Parties shall respond promptly to any requests for additional information made by such Persons, and use their respective Commercially Reasonable Efforts to cause all such consents and approvals to be obtained or waived at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing or notice; provided, however, that Buyer shall bear all costs associated with experts and consultants reasonably necessary for the preparation of any such filing or notice or reasonably necessary to obtain such consents and approvals as promptly as practicable.

               (c) Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax Liabilities of Seller pursuant to state or local Tax Law.

               (d) Without limiting the generality of Section 6.5(b), as promptly as practicable after the date hereof, Buyer shall make all filings required by the Federal Power Act. Prior to filing any application with the FERC, Buyer shall submit such application to Seller for review and comment and shall incorporate into such application all revisions reasonably requested. Buyer shall be solely responsible for the cost of preparing and filing such application, as well as all petition(s) for rehearing and all reapplications. If any filing is rejected by the FERC, Buyer shall petition the FERC for rehearing or permission to re-submit an application with the FERC, provided that, in either case, such action has been approved by Seller.

          6.6 Certain Tax Matters.

               (a) All transfer, sales and similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including (i) sales Tax on the sale or purchase of the Purchased Assets imposed by Delaware and Maryland and
(ii) transfer Tax on conveyances of interests in real property imposed by Delaware and Maryland) shall be borne by Buyer (and, to the extent paid by Seller, Buyer shall reimburse Seller upon request); provided, however, that if, pursuant to Section 6.6(e), the transactions contemplated by this Agreement are effectuated as a Like-Kind Exchange, then Seller shall bear such Transfer Taxes to the extent that they exceed the amount of Transfer Taxes that would have otherwise been incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

               (b) With respect to Taxes to be prorated in accordance with
Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Buyer shall make each such Tax Return available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Seller's failure to approve any such Tax Return shall not limit Buyer's obligation to timely file such Tax Return and duly and timely pay all Taxes shown to be due thereon.

               (c) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to Liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.6(c) or pursuant to any other Section that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto in accordance with the terms and conditions set forth in the Confidentiality Agreement.

               (d) In the event that a dispute arises between Seller and Buyer regarding Taxes or any amount due under this Section 6.6, the affected Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty (30) days after notice thereof is given to any Party, the affected Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five (5) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

               (e) As reasonably requested by Seller, Buyer shall cooperate with Seller in effectuating the transactions contemplated by this Agreement in such a manner as to qualify for deferred like-kind exchange treatment under Section 1031 of the Code ("Like-Kind Exchange") (including the transfer of cash and other property and the assignment of this Agreement to one or more qualified intermediaries and the execution of appropriate documentation). In such event, Seller shall be responsible, and shall indemnify Buyer for, any Transfer Taxes incurred by Buyer as a result of effectuating such Like-Kind Exchange to the extent that the amount of such Transfer Taxes exceeds the amount of Transfer Taxes that the Buyer would have otherwise incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). At Buyer's request, Seller shall promptly provide Buyer copies of all documents prepared by Seller, including proposed agreements, relating to the Like-Kind Exchange and shall give Buyer a reasonable opportunity to promptly comment on such documents and agreements.

               (f) To the extent that any Party receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving Party shall promptly pay the amount of such Tax refund or credit to the other Party.

          6.7 Advice of Changes. Prior to the Closing, each Party shall advise the other in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller shall, from time to time prior to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in any of the Schedules hereto and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in any of the Schedules hereto in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (a) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer; and provided further, that, with respect to clause (b) above, any such supplemental or


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
amended disclosure shall, for purposes of this Agreement, including for purposes of determining whether the conditions to Closing set forth in Article VII are satisfied, be deemed to have been disclosed as of the date of this Agreement.

          6.8 Employees.

               (a) Buyer shall offer employment, effective as of the Closing Date, to all employees of Seller employed at the Wholly Owned Stations as of the Closing Date who are covered by any IBEW Collective Bargaining Agreement, including those employees absent from active service due to illness or leave of absence (the "Union Employees"), pursuant to and in accordance with the applicable IBEW Collective Bargaining Agreement and applicable Law. Each Union Employee who becomes employed by Buyer pursuant to this Section 6.8(a) is referred to herein as a "Transferred Union Employee". Each Transferred Union Employee shall receive on or before the date that is thirty (30) days after the Closing Date a $4,500 lump sum signing bonus from Seller, less applicable withholdings.

               (b) Any Union Employee who refuses an offer of employment from Buyer shall be treated by Seller as a terminated employee under the terms of the IBEW Collective Bargaining Agreements.

               (c) Schedule 6.8(c) sets forth the collective bargaining agreements and amendments and supplements thereto to which Seller is a party with the IBEW in connection with the Wholly Owned Stations (as so amended and supplemented, "IBEW Collective Bargaining Agreements"). Transferred Union Employees shall retain their seniority and receive full credit for service with Seller and its Affiliates in connection with entitlement to vacation and all other benefits and rights under the IBEW Collective Bargaining Agreements to which seniority or years of service are applicable. On the Closing Date, Buyer shall assume the IBEW Collective Bargaining Agreements for the duration of their respective terms as they relate to Transferred Union Employees and other employees to be employed by Buyer or its Affiliates at the Wholly Owned Stations in positions covered by the IBEW Collective Bargaining Agreements, and Buyer shall comply with all applicable obligations under the IBEW Collective Bargaining Agreements. Buyer shall establish a pension plan and benefit programs for the duration of the remaining term of the IBEW Collective Bargaining Agreements which are substantially equivalent to Seller's plans and programs and shall provide, with respect to each benefit and coverage thereunder, at least the same level of benefits and coverage as Seller's plans and programs as of the Closing Date, all in accordance with the IBEW Collective Bargaining Agreements. Buyer shall recognize the IBEW as the collective bargaining agent for the Transferred Employees in positions covered by the IBEW Collective Bargaining Agreements.

               (d) Buyer shall comply with the provisions of section 1016(b) of the Delaware Electric Utility Restructuring Act of 1999, and similar Laws in other jurisdictions, with respect to all Union Employees covered by the IBEW Collective Bargaining Agreements.

               (e) Buyer may, but, except as set forth below, shall not be required to, offer employment, effective as of the Closing Date, to certain employees of Seller, to be agreed to by Buyer and Seller, who are (i) employed at the Wholly Owned Stations (other than Union Employees) or (ii) corporate support personnel identified by Seller within thirty (30) days after the date hereof (collectively, the "Non-Union Employees" and, together with Union Employees, "Employees"), provided that, Buyer shall hire its initial complement of management personnel from among the Non-Union Employees. Within ninety (90) days after the date hereof, Buyer shall notify Seller as to the identity of those Non-Union Employees to whom it intends to offer employment, provided that, during such period, Seller shall, upon reasonable notice and to the extent not disruptive to the operation of the Purchased Assets, provide Buyer with reasonable access to Non-Union Employees and, to the extent permitted by applicable Law, their personnel records. Each Non-Union Employee who becomes employed by Buyer pursuant to this Section 6.8(e) shall be referred to herein as a "Transferred Non-Union Employee" and, together with Transferred Union Employees, the "Transferred Employees." Each Transferred Non-Union Employee shall receive on or before the date that is thirty (30) days after the Closing Date a lump sum signing bonus from Seller equal to 10% of such Transferred Non-Union Employee's base salary in the most recent calendar year ending prior to the Closing, less applicable withholdings. Any offer of employment to a Non-Union Employee that satisfies all of the following requirements is referred to herein as a "Qualified Offer":

                    (i) Buyer shall offer such Non-Union Employee full-time employment with Buyer; provided, however, that nothing herein shall prevent Buyer from terminating any Transferred Non-Union Employee following the Closing Date for cause within twelve (12) months after the Closing and for any reason thereafter.

                    (ii) Buyer shall pay and provide such Transferred Non-Union Employee annual compensation, bonus and other incentive opportunities (the "Total Cash Compensation") at a rate equal to at least 85% of such Transferred Non-Union Employee's Total Cash Compensation in the most recent calendar year ending prior to the Closing.

                    (iii) The location of such Transferred Non-Union Employee's workplace must be no more than 50 miles from the location of such Transferred Non-Union Employee's workplace as of immediately prior to the Closing Date.

                    (iv) Such Transferred Non-Union Employee shall be eligible to participate in such employee benefit plans, programs and arrangements of Affiliates of Buyer as are offered to similarly situated non-union employees of Buyer's operating Affiliates ("Buyer's Benefit Plans") and shall receive full credit for service with Seller and their Affiliates for eligibility, vesting and benefits entitlement purposes; provided, however, that such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits. Buyer shall cause the Buyer's Benefit Plans to (x) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to such Transferred Non-Union Employee under the employee welfare benefit plans (as such term is defined in Section 3(1) of ERISA) of

Buyer or its Affiliates ("Buyer's Welfare Plans") to the extent such limitations or waiting periods that were in effect with respect to such Transferred Non-Union Employees under Seller's employee welfare plans have been satisfied as of the Closing Date, and (y) provide such Transferred Non-Union Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any deductible or out-of-pocket requirements under the Buyer Welfare Plans (on a pro rata basis in the event of a difference in plan years).

               (f) With respect to each Transferred Employee's accrued benefit (based on service and compensation as of the Closing Date) (the "Closing Date Benefits"), Seller shall, effective as of the Closing Date, amend the Conectiv Retirement Plan ("Seller's Pension Plan") to (i) recognize service with Buyer for purposes of vesting the Closing Date Benefits in Seller's Pension Plan; (ii) recognize service with Buyer toward eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan; (iii) provide that retirement from Buyer's service shall be deemed retirement from active employment with Seller for purposes of eligibility for receipt of subsidized early retirement and optional benefit forms with respect to the Closing Date Benefits under Seller's Pension Plan; and
(iv) provide that Closing Date Benefits cannot commence until the earlier of such Transferred Employee's actual retirement from Buyer's employment or attainment of age 65. The pension plan of Buyer ("Buyer's Pension Plan") shall recognize all prior service with Seller for purposes of vesting and benefit accrual for Transferred Union Employees (and, at Buyer's election, Transferred Non-Union Employees), and may offset the Closing Date Benefits from benefit accruals thereunder. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their respective obligations under this Section 6.8(f) for the purposes of administration of Buyer's Pension Plan and Seller's Pension Plan.

               (g) As soon as practicable, and in any event within ninety (90) days after the Closing Date, Buyer shall establish or make available to Transferred Union Employees a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code (such plan or plans referred to as "Buyer's Savings Plan") in which all Transferred Union Employees shall be eligible to participate as of the later of the Closing Date or the Buyer's Savings Plan's Effective Date. Buyer's Savings Plan shall provide for deferral options and employer matching contributions with respect to the Transferred Union Employees who are participants in the Conectiv Savings & Investment Plan and the Atlantic City Electric Co. Savings Plan B (collectively, "Seller's Savings Plans") as of the Closing Date (such employees, the "Transferred Savings Employees") that are no less favorable than those provided as of immediately prior to the Closing Date to the Transferred Savings Employees under the Seller's Savings Plans (including an opportunity to make up for any lost deferrals and/or employer matching contributions that were unavailable because of a delay between the Closing Date and the effective date of Buyer's Savings Plan). Contributions to the Seller's Savings Plans with respect to the Transferred Savings Employees shall cease effective as of the Closing Date. Each Transferred Savings Employee shall be afforded the option of transferring his or her account balance into the Buyer's Savings Plan; provided, however, that if Seller is able to obtain a favorable ruling from the Internal

Revenue Service to the effect that the consummation of the transactions contemplated hereby shall constitute a sale of substantially all of the assets used in a trade or business within the meaning of Section 401(k)(10) of the Code, each Transferred Savings Employee shall be afforded the option of rolling over his or her account balance into the Buyer's Savings Plan. Such transfers or rollovers shall satisfy the requirements of Section 414(l) of the Code and
Section 208 of ERISA and shall be in the form of cash or other property, as Seller and Buyer shall mutually agree prior to such transfer or rollover. Prior to such transfer or rollover, Buyer will provide Seller with such documents and other information as Seller shall reasonably request to assure itself that Buyer's Savings Plan and the trust or trusts established pursuant thereto (i) provide for voluntary participant after-tax contributions and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the transfer or rollover. In the event that a Transferred Savings Employee shall elect to leave his or her loan balance in one of Seller's Savings Plans, Buyer shall cooperate with Seller in providing that such outstanding loan balance shall be repaid through payroll deductions from Buyer's payroll. Upon such transfer, Buyer's Savings Plan shall assume all Liabilities whatsoever with respect to all amounts transferred from Seller's Savings Plan to Buyer's Savings Plan in respect of the Transferred Savings Employees and Seller, its Affiliates and Seller's Savings Plan shall be relieved of all such Liabilities. Notwithstanding anything in this Section 6.8(g) to the contrary, no such transfer or rollover shall take place unless and until Seller have received written evidence of the adoption of Buyer's Savings Plan and the trust (or trusts) thereunder by Buyer and either (A) a copy of a favorable determination letter issued by the Internal Revenue Service and satisfactory to Seller's counsel with respect to Buyer's Savings Plan or (B) an opinion, satisfactory to Seller's counsel, of Buyer's counsel to the effect that the terms of Buyer's Savings Plan and its related trust or trusts qualify under Sections 401(a) and 501(a) of the Code. Buyer and Seller shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 6.8(g) for the purposes of administration of Buyer's Savings Plan, and they shall cooperate in the filing of documents required by the transactions described herein.

               (h) Buyer shall provide severance benefits as set forth on
Schedule 6.8(h) to any Transferred Non-Union Employee (i) who, within the 12-month period immediately following the Closing Date, is terminated by Buyer or any of its Affiliates other than for cause (as defined on Schedule 6.8(h)) or
(ii) with respect to such Persons who have received and accepted Qualifying Offers, whose terms and conditions of employment with Buyer or any of its Affiliates are changed during the 12-month period immediately following the Closing Date, such that such terms and conditions fail to satisfy all of the requirements set forth in clauses (i) through (iv) of Section 6.8(e).

               (i) Buyer shall provide notice of and the opportunity to purchase continuation coverage as required by COBRA to any dependent or former dependent of a Transferred Union Employee or Transferred Non-Union Employee who incurs a "qualifying event" (as such term is defined in COBRA) on or after the Closing Date, or who incurs a "qualifying event" prior to the Closing Date (other than a termination of employment or death of the employee) as to which notice is not provided to Seller or Buyer until the Closing Date or thereafter.

               (j) Seller shall be responsible, with respect to the Purchased Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local Laws for the notification of Union Employees and Non-Union Employees of any "employment loss" (within the meaning of the WARN
Act) which occurs prior to the Closing Date.

               (k) Notwithstanding any contrary provision of this Section 6.8, Buyer may, in its sole discretion and at its expense, choose to offer a voluntary early retirement or employment termination benefit program to any group of Union Employees or Non-Union Employees, and such program may be offered either before or after the Closing. Seller shall (i) cooperate with Buyer in the design, implementation and administration of such program; and (ii) provide Buyer with such financial and demographic information as may be reasonably necessary for such design, implementation or administration. Buyer acknowledges and agrees that (x) any such program will require participating Employees to sign a release or waiver as a condition of receipt of benefits thereunder; (y) such release or waiver shall be designed and implemented in compliance with the requirements for valid waivers contained in the Age Discrimination in Employment Act, as amended, whether or not a participating Employee is protected by such Act; and (z) such release or waiver shall release Seller, its directors, officers and subsidiaries, to the same extent that Buyer is released thereby. Buyer shall reimburse Seller for all reasonable out-of-pocket costs, fees and expenses incurred at the direction of Buyer in the design, implementation or administration of such program.

          6.9 Risk of Loss.

               (a) From the date hereof through the Closing Date, all risk of loss or damage to the Tangible Personal Property included in the Purchased Assets shall be borne by Seller, other than loss or damage caused by the negligent acts or omissions of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

               (b) Notwithstanding any provision hereof to the contrary, subject to Section 9.1(g), if, before the Closing Date, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (ii) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any net proceeds thereof to Buyer at the Closing and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor to Buyer at the Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction results in a Material Adverse Effect, Buyer and Seller shall negotiate to resolve the loss resulting from such condemnation, taking, damage or destruction (and such negotiation shall include the negotiation of a fair and equitable adjustment to the Purchase Price). If no


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
such resolution can be agreed upon within ninety (90) days after Seller has notified Buyer of such loss, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement pursuant to Section 9.1(g).

          6.10 Certain Tax-Exempt Bonds. Buyer acknowledges that Seller financed the Purchased Assets set forth on Schedule 6.10 with the proceeds of tax-exempt bonds and that the continuing tax-exempt status of such bonds depends on the continuing qualifying use of such assets as property used to abate or control water or atmospheric pollution or contamination by removing, altering, disposing or storing pollutants, contaminants, water or heat within the meaning of Section 103(b)(4)(F) of the Code ("Qualifying Use"). In the event that the use of such assets is changed to a non-Qualifying Use on or before the maturity date of such bonds, as set forth on Schedule 6.10, Seller will be required to take certain action to comply with their obligations to maintain the tax-exempt status of those bonds. Accordingly, Buyer shall give Seller written notice of any change in the use of such assets from their current Qualifying Use that occurs before the maturity date of such bonds, as set forth on Schedule 6.10. Such notice shall be given at least ten (10) Business Days prior to such change in use. Notwithstanding the foregoing, Buyer shall not be deemed to have breached this
Section 6.10 if Buyer shall abandon the use of such assets. In the event that Buyer sells or otherwise transfers such assets on or before the maturity date of such bonds, as set forth on Schedule 6.10, Buyer shall give written notice to Sellers at least ten (10) Business Days prior thereto and Buyer shall require the subsequent owner of such assets to covenant and agree to comply with the provisions of this Section 6.10. This covenant shall be included in any recorded deed of transfer of such assets and, to the extent applicable, will be considered a covenant that runs with the land.

          6.11 PJM; MAAC. From and after the Closing Date, Buyer shall maintain membership in good standing in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement.

          6.12 Emission Allowances.

               (a) Buyer and Seller shall take all necessary actions, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that (i) Buyer will obtain all, or the rights to all, (A) Emission Allowances that are to be transferred to it pursuant to Section 2.1(f) and as set forth on Schedule 2.1(f), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future, and (B) Excess Emission Allowances that are to be transferred to it pursuant to Section 2.1(g) and as set forth on
Schedule 2.1(g) and (ii) Seller will retain or obtain all, or the rights to all, Emission Allowances that are defined as Excluded Assets pursuant to Section 2.2(p), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future. Buyer and Seller further acknowledge and agree that such actions may be required before, on or after the Closing Date.


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
               (b) Notwithstanding anything in this Agreement to the contrary, Seller shall provide additional Emissions Allowances to Buyer in connection with Seller's operation of the Purchased Assets during the year of the Closing, or Buyer shall transfer Emissions Allowances to Seller, as follows:

                    (i)  SO2 Allowances.

                         (A)  Seller shall provide SO2 Allowances to Buyer based
on the following formula: (1) Seller's emissions of SO2 (in tons) from the units subject to Title IV of the Clean Air Act, 42 U.S.C. section 7401, et seq., for the period of the year from and including January 1 of the year the transaction closes up to, but not including, the Closing Date; minus (2) Seller's Prorated SO2 Allowances. Seller's Prorated SO2 Allowances shall be determined by adding all of the SO2 Allowances set forth on Schedule 6.12(b)(i) from and including January 1 of the year in which the transaction closes up to, but not including, the Closing Date. If the result of this calculation is less than zero, then Buyer shall transfer to Seller SO2 Allowances equal to the absolute value of the result of the calculation set forth in this subsection.

                         (B)  If Schedule 6.12(b)(i) is not finalized as of the
date of the execution of this Agreement, Seller hereby covenants to act in good faith to promptly prepare such schedule. Schedule 6.12(b)(i) shall be prepared as follows. First, Seller shall develop a projection of its SO2 emissions for each of the Purchased Assets for each calendar day for the year 2000. Second, Seller shall take the SO2 Allowances set forth on Schedule 2.1(f) for each Purchased Asset for the year 2000 and allocate the SO2 Allowances to each calendar day for the year 2000 so that for each calendar day, the ratio of said SO2 Allowances to the total number of SO2 Allowances for the Purchased Asset set forth on Schedule 2.1(f) for the year 2000 shall equal the ratio of the projected SO2 emissions for each calendar day to the total number of projected SO2 emissions for the Purchased Asset for the year 2000. When completed,
Schedule 6.12(b)(i) shall be a day-by-day schedule of SO2 Allowances for each of the Purchased Assets. The final form and substance of Schedule 6.12(b)(i) shall be subject to the agreement of Seller and Buyer, acting in good faith, consistent with the terms of this subsection.

                    (ii) NOx Emission Allowances.

                         (A)  Seller shall provide NOx Emission Allowances to
Buyer based on the following formula: (1) Seller's emissions of NOx (in tons) from the units subject to the NOx Budget Program of New Jersey for the period of the year from and including May 1 of the year in which the transaction closes up to, but not including, the Closing Date or September 30 of said year, whichever comes first; minus (2) Seller's Prorated NOx Emission Allowances. Seller's Prorated NOx Emission Allowances shall be determined by adding all of the NOx Emission Allowances set forth on Schedule 6.12(b)(ii) from and including May 1 of the year the transaction closes up to, but not including, the Closing Date or September 30 of the year the transaction closes, whichever comes first. If the result of this calculation is less than zero, than Buyer shall transfer to


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
Seller an amount of NOx Emission Allowances equal to the absolute value of the result of the calculation set forth in this subsection.

                         (B)  If Schedule 6.12(b)(ii) is not finalized as of the
date of the execution of this Agreement, Seller hereby covenants to act in good faith to promptly prepare such schedule after the relevant Governmental Authority finalizes the allocation of NOx Emission Allowances for the year 2000.
Schedule 6.12(b)(ii) shall be prepared as follows. First, Seller shall develop a projection of its NOx emissions for each of the Purchased Assets for each calendar day from May 1, 2000 to and including September 30, 2000. Second, Seller shall take the NOx Emission Allowances set forth on Schedule 2.1(f) for each Purchased Asset for the year 2000 and allocate the NOx Emission Allowances to each calendar day for the period May 1, 2000 to and including September 30, 2000, so that for each such calendar day, the ratio of said NOx Emission Allowances to the total number of NOx Emission Allowances for the Purchased Asset set forth on Schedule 2.1(f) for the year 2000 shall equal the ratio of the projected NOx emissions for each such calendar day to the total number of projected NOx emissions for the Purchased Asset for the period May 1, 2000 to and including September 30, 2000. When completed, Schedule 6.12(b)(ii) shall be a day-by-day schedule of NOx Emission Allowances for each of the Purchased Assets. The final form and substance of Schedule 6.12(b)(ii) shall be subject to the agreement of Seller and Buyer, acting in good faith, consistent with the terms of this subsection.

                    (iii) If it appears that the Closing of the transactions contemplated by this Agreement will not occur until after December 31, 2000, Seller shall prepare schedules that will accomplish the same purpose as Schedules 6.12(b)(i) and 6.12(b)(ii) for calendar year 2001. Such schedules shall be prepared consistent with the terms of Section 6.12(b).

               (c) Buyer shall deliver to Seller, within thirty (30) days after Closing, a statement indicating the amount of SO2 Allowances and NOx Emission Allowances it is owed, or that it owes Seller, in accordance with the formulas set forth in subsection (b) (the "Statement"). The Statement shall be based on verified CEMs data for SO2 and NOx and shall include sufficient information to be evaluated by Seller. In the event that Seller is in disagreement with the Statement, Seller shall, within ten (10) calendar days after receipt of the Statement, notify Buyer of such disagreement setting forth with specificity the nature of such disagreement. If Seller fails to notify Buyer of all disagreements within the ten (10) calendar days provided for herein, then the Statement, as delivered by Buyer pursuant to Section 6.12(c), shall be final, binding and conclusive on the Parties hereto and the Party owing SO2 Allowances and/or NOx Emission Allowances to the other Party shall transfer such SO2 Allowances and/or NOx Emission Allowances (or make a payment in lieu of transferring such Emissions Allowances in accordance with Section 6.12(d)). If Seller is in disagreement with the Statement and notifies Buyer within such ten
(10) calendar day period, then the Parties shall promptly attempt to resolve such disagreement by negotiation. If the Parties are unable to resolve such disagreements within fifteen (15) calendar days following such notice of disagreement, the Parties shall appoint an Independent Accounting Firm within thirty (30) calendar days following such notice, which shall review the Statement and any additional information related to the Statement submitted by


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
either of the Parties and shall determine the amount of SO2 Allowances and/or NOx Emission Allowances owed by either of the Parties. Resolution of any such disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) calendar days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne by Buyer and Seller equally.

               (d) The Party or Parties owing SO2 Allowances and/or NOx Emission Allowances calculated pursuant to this Section shall transfer the number of SO2 Allowances and/or NOx Emission Allowances owed to the other Party by no later than thirty (30) days prior to the dates by which Buyer must have sufficient SO2 Allowances and/or NOx Emission Allowances in its compliance accounts in order to comply with Title IV of the federal Clean Air Act or the NOx Budget Programs of Delaware and Maryland. The NOx Emission Allowances and SO2 Allowances transferred hereunder shall have a vintage year that is the same as the year the transaction closes or, solely in the case of SO2 Allowances, a prior vintage year, unless the Party that is owed such Emission Allowances waives such requirement in writing. If the Party owing SO2 Allowances and/or NOx Emission Allowances does not or cannot meet this provision, the other Party shall be entitled to (i) acquire SO2 Allowances and/or NOx Emission Allowances equal to the number of additional SO2 Allowances and/or NOx Emission Allowances calculated pursuant to this Section and (ii) seek compensation from the owing Party for the cost of acquiring such additional SO2 Allowances and/or NOx Emission Allowances, respectively ("Allowance Cost"), which shall be calculated based on the market price for such allowances as of the date such allowances are purchased; provided, that a Party that is owed SO2 Allowances and/or NOx Emission Allowances and has the right to purchase such Emission Allowances pursuant to this Section must purchase such Emission Allowances no later than 180 days after the date(s) by which the owing Party was to provide such Emission Allowances to the owed Party, as set forth in the first sentence of this subsection, in order to be entitled to receive compensation under this subsection. The Party that has the right to purchase SO2 Allowances and/or NOx Emission Allowances pursuant to this Section shall also be entitled to receive simple interest at the Prime Rate on the Allowance Cost, which shall accrue from the date(s) payment is due as provided in the following sentence through and including the date of payment by the owing Party. Payment shall be made no later than thirty (30) days after the owing Party receives an invoice from the owed Party for compensation, which invoice shall specify the market price of the Emissions Allowances acquired by the owed Party; provided, that the owing Party shall not be obligated to make such payment if it disputes the amount of compensation claimed by the owed Party within fifteen (15) days after receipt of the invoice from the owed Party. Any disputes concerning the compensation owed to Buyer under Section 6.12(d) shall be resolved through good faith negotiations between the Parties. Buyer and Seller shall be obligated to act reasonably to mitigate the Allowance Cost as set forth herein. Furthermore, notwithstanding anything to the contrary herein, Seller shall have no obligation to indemnify Buyer for any penalties or fines or other costs or expenses related to Buyer's failure to comply with the legal requirements of Title IV of the Clean Air Act or the NOx Budget Program of New Jersey.


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
          6.13 Insurance Claims. Seller shall use its Commercially Reasonable Efforts to assist Buyer in making any claims relating to pre-Closing periods against any insurance policies of Seller that may provide coverage related to the Assumed Liabilities.

          6.14 Reimbursement of Certain Metering Expenses. From and after the Closing, Buyer shall (i) reimburse Seller for reasonable amounts expended by Seller prior to the later to occur of December 31, 2000 and the date that is ninety (90) days after the Closing Date in connection with the installation, renovation or improvement of revenue quality meters and related equipment up to an aggregate amount of $1,500,000; and (ii) cooperate with Seller as fully as reasonably possible in order to facilitate Seller's installation, renovation or improvement of revenue quality meters and related equipment to the extent that such installation, renovation or improvement requires that Seller gain access to the Real Property after the Closing Date.


                                   ARTICLE VII

                                   CONDITIONS

          7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction, order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Buyer agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Buyer shall have obtained the Buyer's Required Regulatory Approvals set forth on Schedule 7.1(c), in form and substance reasonably satisfactory to Buyer (including any adverse conditions therein); and such Buyer's Required Regulatory Approvals shall be final and nonappealable;

               (d) Seller shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

               (e) (i) The representations and warranties of Seller set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.1(d) and (e) have been satisfied by Seller;

               (g) Buyer shall have received an opinion from Seller's counsel, which counsel shall be reasonably acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit I hereto;

               (h) There shall not have occurred any Material Adverse Effect during the period commencing on the date hereof and ending at the Closing;

               (i) Buyer shall be able to obtain at Closing an owner's policy or policies of title insurance issued on the form customarily used in Delaware and Maryland as applicable, insuring title to the Real Property in an amount equal to the Purchase Price relating to such Real Property, or such lesser amount as Buyer elects, with exceptions only for Permitted Encumbrances, but without the so-called "standard" exceptions for (x) the rights of parties in possession, (y) unfiled mechanics' and materialmens' liens and (z) matters arising after the dates of the Title Commitments and with the creditors' rights exclusion to coverage deleted, without Buyer being obligated to pay more than $50,000 in aggregate additional premium in order for the issuer to delete or insure over title exceptions which are not Permitted Encumbrances. For purposes hereof "additional premium" means premium in excess of the amount that the title insurer has otherwise agreed to accept for issuing the policies of title insurance to Buyer in the requested amount;

               (j) Buyer shall have obtained an easement or comparable access rights allowing Buyer reasonable access to the rail line serving the Vienna Station;

               (k) Seller shall have (i) completed in all material respects the overhaul of the high pressure section of the steam turbine of Unit 8 at the Vienna Station and (ii) inspected and, to the extent consistent with Seller's past practice, completed in all material respects the overhaul of the low pressure section of the steam turbine of Unit 8 at the Vienna Station, in each case, in a manner consistent with Seller's past practice; provided, however, that, if prior to November 30, 2000 all conditions to the obligations of all Parties to this Agreement to consummate the transactions contemplated hereby have been satisfied or, to the extent permitted by applicable Law, waived, other than the condition set forth in this Section 7.1(k), then the condition set forth in this Section 7.1(k) shall be deemed satisfied if such overhaul can


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
reasonably be completed after the Closing by Buyer, at Seller's expense, on or before November 30, 2000; it being understood that after the Closing Buyer shall complete such overhaul in a manner consistent with Seller's past practice;

               (l) Seller shall have completed in all material respects the testing, start-up and commissioning of the Unit 3 and Unit 4 SNCR at the Indian River Station;

               (m) Seller shall have completed in all material respects the repair of the generator, transformer and related equipment forming a part of Unit 3 at the Indian River Station such that: (i) such repair complies in all material respects with Good Utility Practices; and (ii) upon completion of such repair, Unit 3 at the Indian River Station shall be capable of meeting its net capacity of 165 MW as demonstrated for PJM's summer and winter capacity tests prior to the effective date of the Power Purchase Agreement;

               (n) Seller shall have obtained an operating permit from DNREC for Units 1 and 2 at the Indian River Station authorizing the use of low NOx burner technology and over fire air; and

               (o) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Buyer); and all conditions to the obligations of all parties to the Related Purchase Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.

          7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Seller agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Seller shall have obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c), in form and substance reasonably satisfactory to Seller (including any adverse conditions therein) and all conditions to effectiveness prescribed therein or otherwise by Law shall have


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
been satisfied in all material respects; and such Seller's Required Regulatory Approvals shall be final and nonappealable;

               (d) Buyer shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

               (e) (i) The representations and warranties of Buyer set forth in this Agreement that are qualified by reference to Buyer Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Buyer that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Seller shall have received a certificate from an authorized officer of each Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(d) and (e) have been satisfied by Buyer;

               (g) Seller shall have received an opinion from Buyer's counsel, which counsel shall be reasonably acceptable to Seller, dated the Closing Date, substantially in the form of Exhibit J hereto; and

               (h) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Seller); and all conditions to the obligations of all parties to the Related Purchase Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.


                                  ARTICLE VIII

                         INDEMNIFICATION AND ARBITRATION

          8.1 Indemnification.

               (a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a "Seller's Indemnitee"), from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees and expenses in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any Inspection, or (iv) any Third-Party Claim against any Seller's Indemnitee in connection with Buyer's ownership, lease, maintenance or operation of any of the Purchased Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Buyer shall be liable to Seller pursuant to clause (i) of Section 8.1(a) only for Indemnifiable Losses for which any Seller's Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with
Section 10.6.

               (b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a "Buyer's Indemnitee" and, together with Seller's Indemnitees, an "Indemnitee"), from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer's Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller set forth in this Agreement or
(ii) the Excluded Liabilities; provided, however, that Seller shall be liable pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer's Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with Section 10.6.

               (c) In furtherance, and not in limitation, of the provisions set forth in Section 8.1(a), Buyer, for itself and on behalf of its Representatives, hereby irrevocably releases, holds harmless and forever discharges Seller from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws relating to the Purchased Assets, other than such Liabilities which have been retained by Seller hereunder (collectively, "Environmental Claims"). In furtherance of the foregoing, Buyer, for itself and on behalf of its Representatives, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that are presently unknown, unanticipated and unsuspected, and Buyer further agrees that this release set forth in this Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and on behalf of its Representatives, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge Seller from all such Environmental Claims.

               (d) The rights and remedies of Seller and Buyer set forth in this
Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law,


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
whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss.

               (e) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party hereto required to provide indemnification under this Agreement (an "Indemnifying Party")) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys' fees suffered by such Party. Buyer and Seller hereby irrevocably waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim).

               (f) Any Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(f), the Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

          8.2 Defense of Claims.

               (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a "Third-Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than ten (10) Business Days after the Indemnitee's receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel. If an Indemnifying Party elects not to assume the defense of any Third-Party Claim, the Indemnitee may defend, compromise or settle such Third-Party Claim with counsel selected by it, provided that, without the prior written consent of the Indemnifying Party, the Indemnitee shall not agree to the entry of any judgment with respect to, or any compromise or settlement of, any Third-Party Claim, which judgment, compromise or settlement does not include the unconditional release of the Indemnifying Party.

               (b) If, within twenty (20) Business Days after an Indemnitee gives written notice to the Indemnifying Party of any Third-Party Claim, such Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third-Party Claim


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
as provided in Section 8.2(a), then the Indemnifying Party shall not be liable for any costs, fees or expenses subsequently incurred by the Indemnitee in connection with the defense, compromise or settlement thereof.

               (c) Subject to Section 8.3, any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, in no event later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee's notice.

               (d) A failure to give timely notice as provided in this Section
8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

          8.3 Arbitration.

               (a) Notwithstanding any provision hereof to the contrary, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date) and relating to or arising out of any provision of this Agreement (other than disputes arising under Section 2.3, 2.4, 3.2, 3.3, 3.4,
6.6 or 8.1(a)(ii)), the Party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other Party hereto shall submit to the Party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

               (b) The chief executive officers (or any other executive officer or officers directly reporting to, and duly designated by, such chief executive officers) of each of the Parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that such meeting shall be held at the principal offices of the Party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty (60) days after the written notice of


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
dispute is given pursuant to Section 8.3(a). Each Party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

               (c) In the event that (i) a meeting has been held in accordance with Section 8.3(b), (ii) any such dispute of the kind referred to in Section 8.3(a) shall not have been resolved at such meeting and (iii) the aggregate amount in dispute exceeds $100,000, then either Party may submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules"). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one arbitrator selected by each Party within thirty (30) days after the meeting held in accordance with Section 8.3(b) with the third selected by the other two arbitrators or, in the absence of agreement between them, the American Arbitration Association), the venue of the arbitration shall be Wilmington, Delaware, the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with Section 8.3(b). The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties and their respective Representatives, and may be entered in court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties, each Party shall bear its own costs and expenses (including attorneys' fees and expenses) relating to the arbitration.

          8.4 Remediation of Matters Covered in Sections 2.4(g) and 2.4(n). With respect to the Liabilities as to which Seller has retained responsibility for Remediation pursuant to Section 2.4(g) or 2.4(n):

               (a) Seller shall have the right, but not the obligation, to control the management of any Remediation covered by this Section 8.4. With respect to the Liabilities described in Schedule 2.4(n), Seller shall notify Buyer at the Closing whether it intends to control the management of the Remediation after the Closing. As for other Liabilities that are potentially covered by this Section 8.4, Seller must notify Buyer within thirty (30) days of receipt of notice of Buyer's claim for indemnification for such matter that it intends to undertake responsibility for said Remediation. Prior to a determination by Seller that it will undertake Remediation pursuant to this
Section 8.4, Buyer shall, at Seller's expense, take only those actions necessary to comply with applicable Environmental Laws or as required by Governmental Authorities or address conditions that pose an immediate and acute environmental or health risk (unless additional actions are approved by Seller, such approval not to be unreasonably withheld or delayed).

               (b) Seller shall comply with all applicable Laws, including all applicable Environmental Laws, with respect to its performance pursuant to this
Section 8.4. Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Buyer a reasonable opportunity (at Buyer's own expense) to promptly comment on any submissions Seller intends to deliver or submit to the appropriate regulatory body prior to said submission. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor


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
the investigation or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work. Notwithstanding the foregoing, Buyer shall not take any actions that shall unreasonably interfere with Seller's performance of the Remediation. Seller shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the property. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the Remediation, including providing Seller with reasonable access to employees and documents as necessary.

               (c) If Seller declines to undertake the performance of a Remediation hereunder, Buyer shall be entitled to control the investigation and remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Seller a reasonable opportunity (at Seller's own expense) to promptly comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with the results of all such field work. Notwithstanding the foregoing, Seller shall not take any actions that shall unreasonably interfere with Buyer's performance of the Remediation. Seller's decision to allow Buyer to undertake Remediation hereunder shall not limit or affect Seller's obligation to indemnify Buyer for said investigation and remediation as otherwise provided in this Agreement.

               (d) Without regard to whether Buyer or Seller is conducting a Remediation pursuant to this Section 8.4, the Parties agree that such Remediation will be conducted in a reasonable manner and consistent with the use of the Site in question as an electric generating station. Without limiting the foregoing, the Parties agree that they will conduct any such Remediation so that the Remediation Standard that is applicable to the Site is the least stringent Remediation Standard that would apply to the Site based on the current use of the Site, and Buyer furthermore covenants that it will accept a deed restriction or other reasonable institutional or engineering controls, if such mechanisms will (A) allow the Remediation of the Site to be completed in the least cost manner in compliance with applicable Environmental Law and (B) not unreasonably interfere with operations at the Site. Notwithstanding the foregoing, if Buyer determines at or after the Closing that it desires a Remediation such that the Site is remediated to a more stringent Remediation Standard, it may do so, provided, that (x) if Seller is managing a Remediation pursuant to this Section 8.4, it has the right, to the extent permitted by Law, to cease conduct of the Remediation and request Buyer to assume the conduct of the Remediation and (y) notwithstanding which of the Parties conducts the Remediation, Buyer shall be liable for the costs and expenses associated with the Remediation to the extent those costs and expenses exceed those that would be associated with a Remediation Standard as determined by the previous sentence.


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                                   ARTICLE IX

                                   TERMINATION

          9.1 Termination.

               (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

               (b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement or by any Additional Agreement; or (iii) at any time after the first anniversary of the date of this Agreement if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) (iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on such date, the conditions to the Closing set forth in Section 7.1(c) or 7.2(c) shall not have been satisfied but all other conditions to the Closing shall be satisfied or shall be capable of being satisfied, then no Party shall be entitled to terminate this Agreement prior to the date which is 180 days after the first anniversary of the date of this Agreement.

               (c) This Agreement may be terminated by Buyer, upon written notice to Seller, if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer.

               (d) This Agreement may be terminated by Seller, upon written notice to Buyer, if any of the Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller.

               (e) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and


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
such breach is not cured by the earlier of the Closing Date or the date thirty
(30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

               (f) Except as otherwise provided in this Agreement, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

               (g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, in accordance with the provisions of Section 6.9(b), provided that the Party seeking to so terminate shall have complied with its obligations under Section 6.9.

          9.2 Effect of Termination. Upon termination of this Agreement prior to the Closing pursuant to Section 9.1, this Agreement shall be null and void and of no further force or effect (except that the provisions set forth in Section 6.3, this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement (other than for any wilful breach of its obligations hereunder).


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

          10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by all Parties.

          10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in Section 10.3. Notwithstanding the foregoing, Buyer shall be responsible for the payment of, or reimbursement of Seller for, (a) all actual out-of-pocket costs, fees and expenses charged by Lawyers Title Insurance Corporation in connection with obtaining any title insurance policy and all endorsements thereto, including policy premiums, (b) all survey costs, fees and expenses, incurred by Buyer, (c) all survey costs, fees and expenses incurred by Seller on or prior to the date hereof, but, together with all such costs, fees and expenses incurred in connection with the Related Purchase Agreements, not in excess of $600,000, (d)


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
all filing fees under the HSR Act and (e) all costs for experts and consultants in accordance with Section 6.5(b).

          10.3 Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Credit Suisse First Boston, Inc. and Reed/Navigant Consulting Group, which are acting for and at the expense of Seller, and CIBC World Markets Corp., which is acting for and at the expense of Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by such Party or its Representatives. Seller, on the one hand, and Buyer, on the other hand, shall pay or otherwise discharge all such brokerage fees, commissions and finder's fees so incurred by such Parties.

          10.4 Bulk Sales Laws. Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

          10.5 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.

          10.6 No Survival. No representation or warranty contained in this Agreement shall survive the delivery of the Limited Warranty Deeds and the Closing. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

          10.7 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE PURCHASED ASSETS ARE SOLD "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER AND THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF


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
ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE PURCHASED ASSETS FOR OPERATION AS A POWER PLANT OR AS A FUEL PROCESSING FACILITY, AS APPLICABLE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

          SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE NAMES "INDIAN RIVER POWER PLANT" AND "VIENNA POWER PLANT," INCLUDING ALL REPRESENTATIONS AND WARRANTIES OF (1) TITLE; (2) LENGTH, NATURE, EXCLUSIVITY AND CONTINUITY OF USE; (3) STRENGTH OR FAME; AND (4) NONINFRINGEMENT AND NONDILUTION OF TRADEMARK, SERVICE MARK, TRADE NAME OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. BUYER HEREBY ACKNOWLEDGES THAT THE NAMES "INDIAN RIVER POWER PLANT" AND "VIENNA POWER PLANT" EACH HAVE A GEOGRAPHIC CONNOTATION ASSOCIATED WITH THE LOCATION OF CERTAIN OF THE PURCHASED ASSETS.

          10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):


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               (a)  If to Seller, to:

                    Conectiv
                    800 King Street
                    P.O. Box 231
                    Wilmington, Delaware  19899
                    Attention:  Chairman
                    Facsimile:  (302) 429-3367

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Rodney Square
                    Wilmington, Delaware  19801
                    Attention:  Steven J. Rothschild, Esquire
                    Facsimile:  (302) 651-3001

               (b)  if to Buyer, to:

                    NRG Energy, Inc.
                    1221 Nicollet Mall, Suite 700
                    Minneapolis, Minnesota  55403
                    Attention:  Vice President and General Counsel
                    Facsimile:  (612) 373-5392

                    with a copy to:

                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                    3400 City Center
                    33 South Sixth Street
                    Minneapolis, Minnesota  55402
                    Attention:  Joseph T. Kinning, Esquire
                    Facsimile:  (612) 333-0066

          10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third-party beneficiary rights in any Employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed


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
employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, (i) Seller may assign all or any portion of its rights, interests, obligations and remedies hereunder to Conectiv, a Delaware corporation, or any of Conectiv's wholly owned subsidiaries; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Seller from any of its obligations hereunder; and (ii) Buyer may assign all or any portion of its rights, interests, obligations and remedies hereunder to (A) any of its wholly owned subsidiaries or (B) a trustee, lending institution or other Person solely for purposes of financing the transactions contemplated hereby; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Buyer from any of its obligations hereunder.

          10.10 Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

          10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

          10.13 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.


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
          10.14 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and the Additional Agreements and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that there are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated June 18, 1999, previously provided to Buyer by or on behalf of Seller, Reed/Navigant Consulting Group and Credit Suisse First Boston, Inc.).


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

                                        DELMARVA POWER & LIGHT COMPANY



                                        By:  /s/ Thomas S. Shaw
                                             -----------------------------------
                                             Name:   Thomas S. Shaw
                                             Title:  Executive Vice President


                                        NRG ENERGY, INC.



                                        By:  /s/ Craig A. Mataczynski
                                             -----------------------------------
                                             Name:   Craig A. Mataczynski
                                             Title:  Senior Vice President

                                   APPENDIX G

                          PURCHASE AND SALES AGREEMENT
                     BETWEEN DELMARVA POWER & LIGHT COMPANY
                              AND NRG ENERGY, INC.


                       (KEYSTONE AND CONEMAUGH INTERESTS)

                                                                  EXECUTION COPY






                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                         DELMARVA POWER & LIGHT COMPANY

                                       AND

                                NRG ENERGY, INC.

                          DATED AS OF JANUARY 18, 2000














                                                 (DP&L - JOINTLY OWNED STATIONS)

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A         Form of Assignment and Assumption Agreement
Exhibit B         Form of Bill of Sale
Exhibit C         Form of FIRPTA Affidavit
Exhibit D         Form of Limited Warranty Deed
Exhibit E         Form of Seller's Legal Opinion
Exhibit F         Form of Buyer's Legal Opinion


SCHEDULES

1.1(17)           Capital Expenditures
1.1(28)           Description of Conemaugh Station
1.1(66)           Description of Keystone Station
1.1(84)           Permitted Encumbrances
1.1(114)          Target Adjustment Amount Methodology
1.1(120)          Transferable Permits
2.1(c)            Electrical Transmission Facilities
2.1(f)            Emission Allowances to be Transferred to Buyer
2.1(g)            Excess Emission Allowances
2.6               Inventories
4.3(a)            Seller's Defaults and Violations
4.3(b)            Seller's Consents and Approvals
4.4               Insurance Exceptions
4.6               Environmental Matters
4.7               Real Property
4.9(a)            Seller's Agreements
4.10              Legal Proceedings
5.3(a)            Buyer's Defaults and Violations
5.3(b)            Buyer's Consents and Approvals
5.9               Environmental Site Assessments
7.1(c)            Buyer's Required Regulatory Approvals
7.2(c)            Seller's Required Regulatory Approvals

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

1.1      Definitions.......................................................... 1
1.2      Certain Interpretive Matters.........................................13
1.3      U.S. Dollars.........................................................13
1.4      Sellers' Interest in Jointly Owned Stations.  .......................13

                                   ARTICLE II
                                PURCHASE AND SALE

2.1      Transfer of Assets...................................................14
2.2      Excluded Assets......................................................15
2.3      Assumed Liabilities..................................................17
2.4      Excluded Liabilities.................................................18
2.5      Control of Litigation................................................20
2.6      Inventories..........................................................20

                                   ARTICLE III
                                   THE CLOSING

3.1      Closing..............................................................20
3.2      Payment of Purchase Price............................................21
3.3      Adjustment to Purchase Price.........................................21
3.4      Tax Reporting and Allocation of Purchase Price.......................22
3.5      Prorations...........................................................23
3.6      Deliveries by Seller.................................................24
3.7      Deliveries by Buyer..................................................25
3.8      Post-Closing Excluded Asset Deliveries...............................26
3.9      Relationship of this Agreement and Related Purchase Agreements.......26

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.1      Organization; Qualification..........................................27
4.2      Authority............................................................27
4.3      Consents and Approvals; No Violation.................................27
4.4      Insurance............................................................28
4.5      Title and Related Matters............................................28
4.6      Environmental Matters................................................28
4.7      Real Property........................................................29

4.8      Condemnation.........................................................29
4.9      Contracts and Leases.................................................29
4.10     Legal Proceedings....................................................30
4.11     Permits..............................................................30

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

5.1      Organization; Qualification..........................................30
5.2      Authority............................................................31
5.3      Consents and Approvals; No Violation.................................31
5.4      Buyer's Permits......................................................32
5.5      Availability of Funds................................................32
5.6      Financial Statements.................................................32
5.7      Legal Proceedings....................................................32
5.8      Qualified Buyer......................................................32
5.9      Inspections..........................................................33
5.10     Regulation as a Utility..............................................33

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

6.1      Access to Information................................................33
6.2      Public Statements....................................................34
6.3      Further Assurances...................................................34
6.4      Consents and Approvals...............................................35
6.5      Certain Tax Matters..................................................36
6.6      Advice of Changes....................................................38
6.7      Risk of Loss.........................................................38
6.8      PJM; MAAC............................................................39
6.9      Emission Allowances..................................................39

                                   ARTICLE VII
                                   CONDITIONS

7.1      Conditions to Obligation of Buyer....................................39
7.2      Conditions to Obligation of Seller...................................41

                                  ARTICLE VIII
                         INDEMNIFICATION AND ARBITRATION

8.1      Indemnification......................................................42
8.2      Defense of Claims....................................................44

8.3      Arbitration..........................................................45
8.4      Remediation of Matters Covered in Section 2.4(g).....................46

                                   ARTICLE IX
                                   TERMINATION

9.1      Termination..........................................................47
9.2      Effect of Termination................................................48

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1     Amendment and Modification...........................................49
10.2     Expenses.............................................................49
10.3     Fees and Commissions.................................................49
10.4     Bulk Sales Laws......................................................49
10.5     Waiver  of  Compliance; Consents.....................................50
10.6     No Survival..........................................................50
10.7     Disclaimers..........................................................50
10.8     Notices..............................................................51
10.9     Assignment...........................................................52
10.10    Governing Law; Forum; Service of Process.............................52
10.11    Counterparts.........................................................53
10.12    Interpretation.......................................................53
10.13    Schedules and Exhibits...............................................53
10.14    Entire Agreement.....................................................53

                           PURCHASE AND SALE AGREEMENT

          PURCHASE AND SALE AGREEMENT, dated as of January 18, 2000 (this "Agreement"), by and between Delmarva Power & Light Company, a Delaware and Virginia corporation ("DP&L" or "Seller"), and NRG Energy, Inc., a Delaware corporation ("Buyer"). Seller and Buyer may be referred to herein individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

          WHEREAS, Seller owns minority interests in two fossil fuel-fired electric generating stations (referred to herein as the "Jointly Owned Stations"), and certain properties and assets associated therewith and ancillary thereto; and

          WHEREAS, Seller possesses certain Emission Allowances (as defined below) relating to the Jointly Owned Stations; and

          WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, or cause to be sold and assigned, the Purchased Assets (as defined below) and certain associated Liabilities (as defined below), upon the terms and conditions hereinafter set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings specified in this Section 1.1.

          (1) "ACE" means Atlantic City Electric Company, a New Jersey corporation.

          (2) "ACE Related Purchase Agreements" means the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by ACE and Buyer, relating to the purchase and sale of the B.L. England Station, the Deepwater Station, certain Excess Merrill Creek Interests, certain SO2 Allowances and NOx Emission Allowances and certain related properties and assets; and (ii) the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by ACE and Buyer, relating to the purchase and sale of ACE's undivided 2.47% interest as tenant in common in the Keystone Station, ACE's undivided 3.83% interest as tenant in common in the Conemaugh Station, and certain related properties and assets.

          (3) "Additional Agreements" means the Limited Warranty Deeds, the Assignment and Assumption Agreement and the Bill of Sale.

          (4) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act.

          (5) "Agreement" means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto.

          (6) "Assignment and Assumption Agreements" means the assignment and assumption agreements between Seller and Buyer, to be delivered at the Closing, substantially in the form of Exhibit A hereto, pursuant to which Seller shall assign to Buyer the Seller's Agreements, certain intangible assets and certain other Purchased Assets, and Buyer shall accept such assignment and assume the Assumed Liabilities.

         (7)   "Assumed Liabilities" has the meaning set forth in Section
2.3.

         (8) "B.L. England Station" means the generating station known as B.L. England Station, located in the Town of Beesley's Point, County of Cape May, State of New Jersey, and certain related properties and assets.

         (9) "Bill of Sale" means the bill of sale of Seller, to be delivered at the Closing, substantially in the form of Exhibit B hereto.

         (10) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

          (11) "Buyer" has the meaning set forth in the preamble to this Agreement.

          (12) "Buyer Material Adverse Effect" has the meaning set forth in
Section 5.3(a).

          (13) "Buyer's Financial Statements" has the meaning set forth in
Section 5.5.

          (14) "Buyer's Indemnitee" has the meaning set forth in Section 8.1(b).

          (15) "Buyer's Permits" has the meaning set forth in Section 5.4.

          (16) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

          (17) "Capital Expenditures" means the total amount of funds paid, or Liabilities incurred, by Seller (other than such as constitute Assumed Liabilities) for one or more of the projects listed on Schedule 1.1(17) during the period commencing on September 1, 1999 and ending on the Closing Date.

          (18) "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

          (19) "Closing" has the meaning set forth in Section 3.1.

          (20) "Closing Adjustment Amount" means an amount, calculated in a manner consistent with the calculation of the Target Adjustment Amount, equal to the sum, as of the Closing Date, of (a) the Net Book Value of Seller's right, title and interest in and to the Inventories plus (b) Capital Expenditures.

          (21) "Closing Date" has the meaning set forth in Section 3.1.

          (22) "Closing Payment" has the meaning set forth in Section 3.2(c).

          (23) "Closing Statement" has the meaning set forth in Section 3.3(a).

          (24) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (25) "Commercial Arbitration Rules" has the meaning set forth in
Section 8.3(c).

          (26) "Commercially Reasonable Efforts" means efforts which are reasonably within the contemplation of the Parties at the time of entering into this Agreement and which do not require the performing Party to expend funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

          (27) "Conemaugh Interest" means Seller's 3.72% undivided interest as tenant in common in Conemaugh Station.

          (28) "Conemaugh Station" means the generating station known as Conemaugh Station, located in the County of Indiana, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on
Schedule 1.1(28) attached hereto.

          (29) "Confidentiality Agreement" means the Confidentiality Agreement, dated July 21, 1999, between Conectiv, a Delaware corporation, and Buyer.

          (30) "Courts" has the meaning set forth in Section 10.10.

          (31) "Deepwater Station" means the generating station known as Deepwater Station, located in the Town of Pennsville, County of Salem, State of New Jersey, and certain related properties and assets.

          (32) "Direct Claim" has the meaning set forth in Section 8.2(c).

          (33) "Dorchester Property" means the approximately 247-acre site owned by DP&L located in the County of Dorchester, State of Maryland, and related properties and assets.

          (34) "DP&L" means Delmarva Power & Light Company, a Delaware and Virginia corporation.

          (35) "DP&L Related Purchase Agreement" means the separate Purchase and Sale Agreement, dated as of the date hereof, entered into by Seller and Buyer, relating to the purchase and sale of the Indian River Station, the Vienna Station, the Dorchester Property, certain SO2 Allowances and NOx Emission Allowances, and certain related properties and assets.

          (36) "Easements" means, collectively, all easements, licenses, rights of way and other access rights reserved by Seller, or any Affiliate thereof, in the Limited Warranty Deeds, including such as authorize access, use, maintenance, construction, repair, replacement and other activities by Seller, or any Affiliate thereof, or otherwise necessary for Seller, or any Affiliate thereof, to operate its electrical transmission and distribution facilities, or information technology and telecommunications assets, or fulfill legal requirements applicable thereto.

          (37) "Emission Allowances" means Emission Reduction Credits, NOx Emission Allowances and SO2 Allowances.

          (38) "Emission Reduction Credits" means credits, in units that are established by the Governmental Authority with jurisdiction over the relevant Site that has obtained the credits, resulting from reductions in the emissions of air pollutants from an emitting source or facility (including, and to the extent allowable under applicable Law, reductions resulting from shutdowns or control of emissions beyond that required by applicable Law) that have been certified by any applicable Governmental Authority as complying with the Law and regulations governing the establishment of such credits (including certification that such emissions reductions are enforceable, permanent, quantifiable and surplus), including air emissions reductions as described above that have been approved by the applicable Governmental Authority and are awaiting USEPA approval. The term also includes certified air emissions reductions, as described above, regardless as to whether the Governmental Authority certifying such reductions designates such certified air emissions reductions by a name other than "emission reduction credits."

          (39) "Encumbrances" means any and all mortgages, pledges, liens, claims, security interests, agreements, easements, activity and use limitations, restrictions, defects of title or encumbrances of any kind.

          (40) "Environmental Claims" has the meaning set forth in Section
8.1(c).

          (41) "Environmental Condition" means the presence or Release to the environment, whether at the Sites or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Sites or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

          (42) "Environmental Laws" means all (a) Laws, in each case, as amended from time to time, relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

          (43) "Environmental Permits" means all permits, certificates, licenses and authorizations of all Governmental Authorities under Environmental Laws.

          (44) "Estimated Adjustment Amount" has the meaning set forth in
Section 3.2(b).

          (45) "Excess Emission Allowances" has the meaning set forth in Section 2.1(g).

          (46) "Excess Merrill Creek Interests" means the interests of ACE in the Merrill Creek Reservoir located in Harmony Township, County of Warren, State of New Jersey, which are to be sold to Buyer pursuant to the ACE Related Purchase Agreements.

          (47) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (48) "Excluded Assets" has the meaning set forth in Section 2.2.

          (49) "Excluded Liabilities" has the meaning set forth in Section 2.4.

          (50) "FERC" means the United States Federal Energy Regulatory Commission, and any successor agency thereto.

          (51) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit of Seller, to be delivered at the Closing, substantially in the form of Exhibit C hereto.

          (52) "Governmental Authority" means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof.

          (53) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          (54) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

          (55) "Income Tax" means any Tax imposed by any Governmental Authority
(a) based upon, measured by or calculated with respect to net income, profits or receipts (including capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including corporate franchise taxes) if one or more of such bases is described in clause (a), in each case, together with any interest, penalties or additions attributable thereto.

          (56) "Indemnifiable Loss" has the meaning set forth in Section 8.1(a).

          (57) "Indemnifying Party" has the meaning set forth in Section 8.1(f).

          (58) "Indemnitee" has the meaning set forth in Section 8.1(b).

          (59) "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Seller and Buyer for purposes of this Agreement.

          (60) "Indian River Station" means the generating station known as Indian River Power Plant, located in the Town of Millsboro, County of Sussex, State of Delaware, and related properties and assets.

          (61) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by Buyer or its Representatives with respect to the Purchased Assets prior to the Closing.

          (62) "Inventories" means coal, oil, tire-derived fuel and other fuel inventories, limestone, materials, spare parts, capital spare parts, consumable supplies and chemical and gas inventories (together with related freight, commodity and handling (other than on-site handling)) which are located at or in transit to the Jointly Owned Stations relating to the operation of the Jointly Owned Stations.

          (63) "Jointly Owned Stations" means, together, Conemaugh Station and Keystone Station.

          (64) "Jointly Owned Stations Operating Agreements" means, together,
(i) the Operating Agreement, dated December 1, 1967, as amended, among Pennsylvania Electric Company, ACE, Baltimore Gas and Electric Company, DP&L, Metropolitan Edison Company, Pennsylvania Power & Light Company, Philadelphia Electric Company, Potomac Electric Power Company, Public Service Electric and Gas Company and UGI Corporation, with respect to the ownership and operation of Conemaugh Station and (ii) the Operating Agreement, dated December 1, 1965, as amended, among Pennsylvania Electric Company, ACE, Baltimore Gas and Electric Company, DP&L, Jersey Central Power & Light Company, Pennsylvania Power & Light Company, Philadelphia Electric Company and Public Service Electric and Gas Company, with respect to the ownership and operation of the Keystone Station.

          (65) "Keystone Interest" means Seller's 3.70% undivided interest as tenant in common in Keystone Station.

          (66) "Keystone Station" means the generating station known as Keystone Station located in Plumcreek Township, County of Armstrong, Commonwealth of Pennsylvania, and related properties and assets, all as more fully identified on
Schedule 1.1(66) attached hereto.

          (67) "Knowledge" means the actual knowledge of the directors and executive officers of the specified Person, which directors and executive officers are charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate.

          (68) "Laws" means all laws, statutes, rules, regulations and ordinances of any Governmental Authority.

          (69) "Liability" or "Liabilities" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

          (70) "Like-Kind Exchange" has the meaning set forth in Section 6.5(e).

          (71) "Limited Warranty Deeds" means the Limited Warranty Deeds, to be delivered at the Closing, substantially in the form of Exhibit D hereto, pursuant to which Seller will convey the Real Property to Buyer.

          (72) "MAAC" means the Mid-Atlantic Area Council.

          (73) "Material Adverse Effect" means any change in or effect on the Purchased Assets or the operation of the Purchased Assets after the date hereof that is materially adverse to the operation or condition (financial or otherwise) of the Purchased Assets, taken as a whole, other than (i) any change or effect affecting the international, national, regional or local electric industry as a whole and not specific and exclusive to the Purchased Assets, (ii) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, including any change in or effect on the structure, operating agreements, operations or procedures of Pennsylvania-New Jersey-Maryland Interconnection L.L.C. or its control area, (iii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Jointly Owned Stations, (iv) any change or effect resulting from changes in the North American, national, regional or local electricity transmission systems or operations thereof, (v) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated Persons, (vi) any change or effect to the extent constituting or involving an Excluded Asset or an Excluded Liability and
(vii) any change in or effect on the Purchased Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1.

          (74) "Net Book Value" means, as of any date, original cost (including related freight, commodity and handling (other than on-site handling)) less applicable depreciation and amortization, as reflected on Seller's books and records through such date in accordance with United States generally accepted accounting principles as applied by Seller on August 31, 1999.

          (75) "Net PURTA Refund" has the meaning set forth in Section 3.5(c).

          (76) "NOx" means oxides of nitrogen.

          (77) "NOx Budget Program" means Nitrogen Oxides Budget Program, which is a statutory or regulatory program promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the oxides of nitrogen that can be emitted by all sources covered by the program and establishes allowances or authorizations, which in total are equal to the amount of oxides of nitrogen allowed by the limit, where each allowance or authorization represents a "right" to emit a unit of oxides of nitrogen, as the means for ensuring compliance with the limit.

          (78) "NOx Emission Allowance" means (a) an authorization by the PaDEP under its NOx Budget Program authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the PaDEP; or (b) an authorization by the USEPA under any future NOx Budget Program promulgated by the USEPA, including any future program implemented in lieu of a state NOx Budget Program, authorizing the emission of one ton of NOx during the ozone season, as such season is defined by the USEPA.

          (79) "Off-Site Location" means any real property other than the Sites.

          (80) "PaDEP" means the Pennsylvania Department of Environmental Protection, and any successor agency thereto.

          (81) "PaPUC" means the Pennsylvania Public Utility Commission, and any successor agency thereto.

          (82) "Party" and "Parties" have the respective meanings set forth in the preamble to this Agreement.

          (83) "Pennsylvania Assets" has the meaning set forth in Section
3.5(c).

          (84) "Permitted Encumbrances" means: (a) the Easements; (b) those exceptions to title to the Purchased Assets listed in Schedule 1.1(84); (c) statutory liens for Taxes or other charges or assessments of Governmental Authorities not yet due or delinquent, or which are being contested in good faith by appropriate proceedings; (d) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business to the extent that they secure payment of obligations which are not in arrears or otherwise due and which have been incurred under Good Utility Practices; (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; and (f) with respect to any Jointly Owned Station, such non-monetary Encumbrances as do not materially detract from the value of the Purchased Assets located at such Jointly Owned Station, taken as a whole, as currently used, or materially interfere with the present use of the Purchased Assets located at such Jointly Owned Station, taken as a whole.

          (85) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other business association or Governmental Authority.

          (86) "PJM" means the Pennsylvania-New Jersey-Maryland Power Pool, as established and administered by Pennsylvania - New Jersey - Maryland Interconnection L.L.C.

          (87) "PJM Agreement" means the Operating Agreement dated June 2, 1997 of Pennsylvania-New Jersey-Maryland Interconnection L.L.C., as amended from time to time.

          (88) "Prime Rate" has the meaning set forth in Section 3.3(c).

          (89) "Proprietary Information" of a Party means all information about any Party or its properties or operations furnished to the other Party or its Representatives by such Party or its Representatives, after the date hereof, regardless of the manner or medium in which it is furnished. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a non-confidential basis prior to its disclosure by the Party or its Representatives; (c) is or becomes available to the other Party on a non-confidential basis from a source other than such Party, provided that the source of such information was not known by such Party or its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Party or any of its Representatives with respect to such material; (d) is independently developed by the other Party; or (e) was disclosed pursuant to the Confidentiality Agreement and remains subject to the terms and conditions of the Confidentiality Agreement.

          (90) "PUHCA" means the Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (91) "Purchase Price" has the meaning set forth in Section 3.2(a).

          (92) "Purchased Assets" has the meaning set forth in Section 2.1.

          (93) "PURTA" has the meaning set forth in Section 3.5(a)(i).

          (94) "PURTA Assessment" has the meaning set forth in Section 3.5(c).

          (95) "Real Property" has the meaning set forth in Section 2.1(a).

          (96) "Related Purchase Agreements" means, collectively, the ACE Related Purchase Agreements and the DP&L Related Purchase Agreement.

          (97) "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

          (98) "Remediation" means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Sites or an Off-Site Location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Sites or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Sites or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Sites or an Off-Site Location.

          (99) "Remediation Standard" means a numerical standard (whether resulting from an enacted statute, promulgated regulation, guidance or policy document issued by a regulatory agency, or developed on a case-by-case basis through a risk assessment or other methodology authorized pursuant to an applicable Environmental Law) that defines the concentrations of Hazardous Substances that may be permitted to remain in any environmental media after a Remediation.

          (100) "Representatives" of a Person means, collectively, such Person's Affiliates and its and their respective directors, officers, partners, members, employees, representatives, agents, advisors (including accountants, legal counsel, environmental consultants, engineering consultants and financial advisors), parent entities and other controlling Persons.

          (101) "SEC" means the United States Securities and Exchange Commission, and any successor agency thereto.

          (102) "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          (103) "Seller" has the meaning set forth in the preamble to this Agreement.

          (104) "Seller's Agreements" means, collectively, (i) the contracts, agreements, arrangements, licenses and leases of any nature to which, as of the date hereof, Seller is a party, or by or to which Seller or the Purchased Assets is bound or subject, (ii) those contracts, agreements, arrangements, licenses and leases of any nature entered into by Seller on or after the date of this Agreement consistent with the terms of this Agreement and (iii) those contracts, agreements, arrangements, licenses and leases entered into by any party to the Jointly Owned Stations Operating Agreements, for and on behalf of Seller, with or without Seller's Knowledge, and by or to which Seller or the Purchased Assets are bound or subject as of the date hereof, or by or to which Seller or the Purchased Assets become bound or subject after the date hereof, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets.

          (105) "Seller's Indemnitee" has the meaning set forth in Section
8.1(a).

          (106) "Seller's Interests" means, together, the Conemaugh Interest and the Keystone Interest.

          (107) "Seller's Permits" has the meaning set forth in Section 4.11.

          (108) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

          (109) "Sites" means the Real Property forming a part, or used or usable in connection with the operation, of the Jointly Owned Stations, including any real property used for the disposal of solid or hazardous waste that is included in the Real Property. Any reference to the Sites shall include the surface and subsurface elements, to the extent owned by or subject to any interest of Seller, including the soil and groundwater present at the Sites, and any reference to materials or conditions "at the Sites", including Hazardous Substances and Environmental Conditions, shall include all materials and conditions "at, on, in, upon, over, across, under or within" the Sites.

          (110) "SO2" means sulfur dioxide.

          (111) "SO2 Allowance" means an authorization by the Administrator of the USEPA under the Clean Air Act, 42 U.S.C.ss. 7401, et seq., to emit one ton of sulfur dioxide during or after a specified calendar year.

          (112) "Subsidiary", when used in reference to any Person, means any entity of which outstanding securities or interests having ordinary voting power to elect a majority of the board of directors or other governing body performing similar functions of such entity are owned directly or indirectly by such Person.

          (113) "Tangible Personal Property" has the meaning set forth in
Section 2.1(e).

          (114) "Target Adjustment Amount" means $2,648,000, which represents the Net Book Value, as of August 31, 1999, of Seller's right, title and interest in and to the Inventories, as calculated in the manner set forth in Schedule 1.1(114).

          (115) "Tax" or "Taxes" means all taxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security and other taxes, together with any interest, penalties or additions attributable thereto.

          (116) "Tax Return" means any return, report, information return or other document, together with all amendments and supplements thereto (including any related or supporting information), required to be supplied to any

Governmental Authority responsible for the administration of Laws governing
Taxes.

          (117) "Third-Party Claim" has the meaning set forth in Section 8.2(a).

          (118) "Title Commitments" means (i) the Title Commitment provided by Lawyers Title Insurance Corporation, dated December 20, 1999, relating to the Conemaugh Station; (ii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated December 20, 1999, relating to the Keystone Station; and
(iii) the Title Commitment provided by Lawyers Title Insurance Corporation, dated December 20, 1999, relating to Keystone Lake.

          (119) "Transfer Taxes" has the meaning set forth in Section 6.6(a).

          (120) "Transferable Permits" means those Permits and Environmental Permits (and all applications pertaining thereto) which are transferable under applicable Laws by Seller to Buyer (with or without a filing with, notice to, consent or approval of any Governmental Authority), as set forth in Schedule 1.1(120).

          (121) "Transmission Assets" has the meaning set forth in Section
2.2(a).

          (122) "USEPA" means the United States Environmental Protection Agency, and any successor agency thereto.

          (123) "Vienna Station" means the generating station known as Vienna Power Plant, located in the town of Vienna, County of Dorchester, State of Maryland, and related properties and assets.

          (124) "Year 2000 Compliance" has the meaning set forth in Section
4.14.

          1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular words include the plural, the masculine includes the feminine and neuter, and vice versa. In this Agreement, the term "includes" or "including" shall be deemed followed by the words "including without limitation." References herein to a section, article, Exhibit or Schedule mean a section, article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument constitutes a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

          1.3 U.S. Dollars. When used herein, the term "dollars" and the symbol "$" refer to the lawful currency of the United States of America.

          1.4 Sellers' Interest in Jointly Owned Stations. The Parties acknowledge and agree that Seller owns and holds (a) an undivided three and seventy-two hundredths percent (3.72%) interest as tenant in common in the Conemaugh Station and (b) an undivided three and seventy hundredths percent

(3.70%) interest as tenant in common in the Keystone Station. All references in this Agreement to Seller's right, title and interest in, to and under the Purchased Assets, and, in each case, the rights, liabilities and obligations in connection therewith, shall be construed in this context.


                                   ARTICLE II

                                PURCHASE AND SALE

          2.1 Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances, except for the Permitted Encumbrances, all of Seller's right, title and interest in, to and under the following assets and properties, except as otherwise provided in Section 2.2, each as of the Closing Date, but only to the extent of the Seller's Interests (collectively, the "Purchased Assets"):

               (a) The real property (including all buildings and other improvements thereon and all appurtenances thereto) described on Schedule 4.7 (the "Real Property");

               (b)  The Inventories;

               (c) Machinery, equipment, vehicles, furniture and other personal property owned by Seller, located on the Real Property on the Closing Date (collectively, "Tangible Personal Property"), including the electrical transmission facilities (as opposed to generation facilities) set forth on
Schedule 2.1(c);

               (d)  The Seller's Agreements;

               (e) Subject to the receipt of necessary consents and approvals, the Transferable Permits;

               (f)  The Emission Allowances identified on Schedule 2.1(f);

               (g) Such of the Emission Allowances of Seller as are identified on Schedule 2.1(g) (the "Excess Emission Allowances");

               (h) The names "Conemaugh Station" and "Keystone Station"; provided, however, that Buyer expressly acknowledges and agrees that the Purchased Assets do not include any right, title or interest in or to the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof; and

               (i) All books, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items relating specifically to the Jointly Owned Stations that are in Seller's possession (subject to the right of Seller to retain copies of same for its use), other than such items as are proprietary to third parties and accounting records.

               (j) The rights of Seller in, to and under all causes of action against third parties with respect to, arising out of or in connection with Seller's rights, title and interest in and to the Purchased Assets or the Assumed Liabilities, or any portion thereof, whether accruing prior to, on or after the Closing Date, other than any such causes of action as constitute Excluded Assets or Excluded Liabilities, whether received as payment or credit against future liabilities.

          2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as requiring Seller to sell, assign, convey, transfer or deliver, and Buyer shall not be entitled to purchase or acquire, any right, title or interest in, to or under any properties, assets, business, operation or division of Seller, or any Affiliate thereof, not expressly set forth in Section 2.1, including the following assets and properties which are hereby specifically excluded from the definition of Purchased Assets (collectively, the "Excluded Assets"):

               (a) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all electrical transmission or distribution facilities (as opposed to generation facilities) or information technology and communications assets of Seller or any of its Affiliates located at or forming a part of any of the Jointly Owned Stations (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties, to the extent they relate to such transmission and distribution assets or information technology and communications assets (other than the electrical transmission facilities identified on Schedule 2.1(c), all of which are included as Purchased Assets) (collectively, the "Transmission Assets");

               (b) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under certain switches and meters, gas facilities, revenue meters and remote testing units, drainage pipes and systems, pumping equipment and associated piping, in each case, located at or forming a part of the Jointly Owned Stations;

               (c) All certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

               (d) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), prepaid expenses relating to the operation of the Purchased Assets and any income, sales, payroll or other Tax receivables (in each case, whether held by Seller or any third party, including under any Jointly Owned Stations Operating Agreements);

               (e) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all intellectual property, including the names "Delmarva Power & Light Company", "DP&L" or any derivation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof;

               (f) All tariffs, agreements and arrangements to which Seller or any of its Representatives is a party for the purchase or sale of electric capacity or energy, or for the purchase of transmission, distribution or ancillary services;

               (g) The rights of Seller and its successors, assigns and Representatives in, to and under all causes of action against third parties relating to any Excluded Assets or Excluded Liabilities, if any, whether accruing prior to, on or after the Closing Date, including all claims for refunds, prepayments, offsets, recoupment, insurance proceeds, insurance distributions, dividends or other proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future Liabilities, in each case, relating to any period prior to the Closing Date;

               (h) All Tax refunds or credits (including refunds or credits of real property Taxes paid or due with respect to the Jointly Owned Stations), which refunds or credits are with respect to periods prior to the Closing Date, whether directly or indirectly, under the Jointly Owned Stations Operating Agreements or otherwise, regardless of when actually paid;

               (i) All employment agreements and personnel records of Seller and its successors, assigns and Representatives;

               (j) The minute books, stock transfer books, corporate seal and other corporate records of Seller and its successors, assigns and Representatives;

               (k) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all contracts, agreements, arrangements, licenses and leases of any nature, other than the Seller's Agreements;

               (l) All insurance policies relating to the ownership, lease, maintenance or operation of the Purchased Assets;

               (m) All other assets and properties owned or leased by Seller or its successors, assigns and Representatives which are not used in the operation of the Jointly Owned Stations;

               (n) The right, title and interest of Seller and its successors, assigns and Representatives under this Agreement and the Additional Agreements; and

               (o) The right, title and interest of Seller and its successors, assigns and Representatives in, to and under all Emission Allowances of Seller or any of its Affiliates (other than the Emission Allowances identified on Schedule 2.1(f) and the Excess Emission Allowances identified on Schedule 2.1(g)).

          2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform and otherwise discharge, without recourse to Seller or its Affiliates, all of the Liabilities of Seller and its Affiliates, successors, assigns or Representatives which relate, directly or indirectly, to the Purchased Assets, other than Excluded Liabilities, but only to the extent of the Seller's Interests (collectively, the "Assumed Liabilities"), including the following such Liabilities:

               (a) All Liabilities of Seller under the Seller's Agreements, including the Jointly Owned Stations Operating Agreements, and the Transferable Permits in accordance with the terms thereof, including (i) the contracts, agreements, arrangements, licenses and leases of whatever nature entered into by Seller with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement and (ii) those contracts, agreements, arrangements, licenses and leases entered into by any party to the Jointly Owned Stations Operating Agreements, for and on behalf of Seller, with or without Seller's Knowledge, and by or to which Seller or the Purchased Assets are bound or subject as of the date hereof, or by or to which Seller or the Purchased Assets become bound or subject after the date hereof, in each case, relating to the ownership, lease, maintenance or operation of the Purchased Assets, except, in each case, to the extent such Liabilities, but for a breach or default by Seller, would have been paid, performed or otherwise discharged prior to the Closing Date;

               (b) All Liabilities of Seller which relate to the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Section 3.5 or 6.5;

               (c) All Liabilities of Seller arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, whether based on common law or Environmental Laws, whether relating to the Sites or any Off-Site Location, including (i) any violation or alleged violation of Environmental Laws, whether prior to, on or after the Closing Date, with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets on or after the Closing Date (but excluding all fines and penalties that arise in connection with the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date), and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under or migrating from, the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at or migrating from the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Purchased Assets; (iii) any Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under or migrating from, the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or migrating from the Purchased Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; and (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, on or after the Closing Date, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Purchased Assets; provided that nothing set forth in this Subsection 2.3(c) shall require Buyer to assume any liabilities or obligations that are Excluded Liabilities pursuant to Section 2.4(e), 2.4(g), 2.4(h), 2.4(i) or 2.4(j);

               (d) With respect to the Purchased Assets, any Tax that may be imposed by any federal, state or local government on the ownership, lease, maintenance, use or sale of the Purchased Assets on or after the Closing Date, except for any Income Taxes attributable to income received by Seller; and

               (e) For purposes of clarification, Buyer acknowledges that it shall assume and be fully responsible for holding in its accounts sufficient SO2 Allowances and NOx Allowances to cover emissions of SO2 and NOx from all of the Sites for all of the calendar year in which the Closing occurs, including the period of such year prior to the Closing Date.

          2.4 Excluded Liabilities. Notwithstanding Section 2.3, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following Liabilities of Seller (the "Excluded Liabilities"):

               (a) Any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller which are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Representatives or Buyer's ownership, lease, maintenance or operation of the Purchased Assets;

               (b) Any Liabilities of Seller in respect of Taxes attributable to the Purchased Assets for taxable periods ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 3.5 or 6.5;

               (c) Any Liabilities of Seller arising from the breach prior to the Closing Date by Seller of any of the Seller's Agreements;

               (d) Any and all Liabilities to third parties for personal injury or tort, or similar causes of action to the extent arising out of the ownership, lease, maintenance or operation of the Purchased Assets prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(c);

               (e) Any fines or penalties imposed by any Governmental Authority resulting from any violation of law by Seller that occurred prior to the Closing Date;

               (f) Any payment obligations of Seller or its Affiliates for goods delivered or services rendered prior to the Closing Date, other than the Liabilities assumed by Buyer under Section 2.3(c);

               (g) Liability for Remediation of Environmental Conditions at, on, under or migrating from, the Purchased Assets, but only to the extent that
(i) such Liability arises out of or derives from the same facts which form the basis of a conviction, guilty plea or plea of nolo contendere by Seller for a violation of Environmental Laws by Seller; (ii) Seller's conviction, guilty plea or plea of nolo contendere was based on Seller's intentional and willful wrongful actions; and (iii) Seller's conviction, guilty plea or plea of nolo contendere arises from a matter as to which Seller has received written notice from a Governmental Authority on or before the sixth anniversary of the Closing Date.

               (h) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) caused (or allegedly caused) by the disposal, storage, transportation, discharge, migration of, Release or recycling of Hazardous Substances at an Off-Site Location, or the arrangement for such activities, prior to the Closing Date, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated;

               (i) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the Remediation (whether or not such Remediation commenced before the Closing Date or commences on or after the Closing Date) of Hazardous Substances that are disposed, stored, transported, discharged, migrating from, Released, recycled, or the arrangement of such activities, in connection with the ownership, lease, maintenance or operation of the Purchased Assets, at any Off-Site Location, prior to the Closing Date; provided that, for purposes of this Section, "Off-Site Location" does not include any location to which Hazardous Substances disposed of or Released at the Purchased Assets have migrated; and

               (j) Any Liability under or related to Environmental Laws or the common law arising as a result of or in connection with the ownership, lease, maintenance or operation by Seller or its Affiliates of the Transmission Assets prior to, on or after the Closing Date, except to the extent caused by the acts or omissions of Buyer or Buyer's ownership, lease, maintenance or operation of the Purchased Assets.

          2.5 Control of Litigation. The Parties agree and acknowledge that Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or relating to any Excluded Assets or Excluded Liabilities, and Buyer agrees to cooperate in connection therewith to the extent Seller reasonably requests; provided, however, that Buyer shall not be required to incur any out-of-pocket costs and Seller shall reimburse Buyer for the costs incurred by Buyer in making its employees available for such purpose, including the allocable amount of salaries and wages of such employees.

          2.6 Inventories. Schedule 2.6 lists the quantities of Inventories relating to the Jointly Owned Stations that will be transferred to Buyer, but only to the extent of the Seller's Interest, together with the Net Book Value of such Inventories, in each case, as of August 31, 1999.


                                   ARTICLE III

                                   THE CLOSING

          3.1 Closing. The sale, assignment, conveyance, transfer and delivery of the Purchased Assets by Seller to Buyer, and the purchase, assumption and acquisition by Buyer of the Purchased Assets and the Assumed Liabilities, and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, Wilmington, Delaware, at 10:00 a.m. local time on the first Business Day after August 31, 2000 that is ten (10) Business Days after the date on which the last of the conditions precedent to the Closing set forth in Sections 7.1(a) and (c), and Sections 7.2(a) and (c) of this Agreement shall have been satisfied or, to the extent permitted by applicable Law, waived by the Party for whose benefit such conditions precedent exist, or at such other date, time and location thereafter as may be agreed upon in writing between Buyer and Seller. The date on which the Closing actually occurs is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

          3.2  Payment of Purchase Price.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer shall, at the Closing, (i) pay to Seller cash in the aggregate amount of $113,136,000 plus the amount, if any, by which the Closing Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Closing Adjustment Amount (the "Purchase Price"), and (ii) assume and agree to pay, perform and otherwise discharge the Assumed Liabilities.

               (b) At least five (5) Business Days prior to the Closing Date, Seller shall provide to Buyer its good faith estimate of the Closing Adjustment Amount, which estimate shall be certified in writing by an appropriate officer of Seller (the "Estimated Adjustment Amount").

               (c)  At the Closing, in furtherance but not in duplication of
Section 3.2(a) and without limiting the generality of Section 3.7, Buyer shall pay to Seller cash in an aggregate amount equal to $113,136,000 plus the amount, if any, by which the Estimated Adjustment Amount exceeds the Target Adjustment Amount, or minus the amount, if any, by which the Target Adjustment Amount exceeds the Estimated Adjustment Amount (the "Closing Payment"). The Closing Payment shall be paid to Seller by Buyer at the Closing by wire transfer of immediately available funds to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date.

          3.3 Adjustment to Purchase Price.

               (a) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer, at Seller's sole cost and expense, a statement setting forth the Closing Adjustment Amount (the "Closing Statement"). Contemporaneously, Seller shall deliver to Buyer a schedule setting forth a calculation of the Purchase Price and the amount of any payment to be made, and by whom, pursuant to Section 3.3(c).

               (b) In the event that Buyer is in disagreement with the Closing Statement, and in the event that the aggregate amount of such disagreements exceeds $100,000, Buyer shall, within ten (10) Business Days after receipt of the Closing Statement, notify Seller of such disagreements setting forth with specificity the nature and amounts thereof. In the event that Buyer is in disagreement with only a portion of the Closing Statement, Buyer or Seller, as the case may be, shall pay all undisputed amounts in the manner set forth in
Section 3.3(c); and all other amounts shall be paid at such time as all disagreements are resolved in accordance with this Section 3.3(b). If (i) the aggregate amount of the disagreements referred to in this Section 3.3(b) does not exceed $100,000 or (ii) Buyer fails to notify Seller of all disagreements within the ten (10) Business Day period provided for herein, then the Closing Statement, as delivered by Seller pursuant to Section 3.3(a), shall be final, binding and conclusive on the Parties hereto. If Buyer is in disagreement with the Closing Statement and notifies Seller within such ten (10) Business Day period, then the Parties shall promptly attempt to resolve such disagreements by negotiation. If the Parties are unable to resolve such disagreements within thirty (30) days following such notice of disagreement by Buyer, the Parties shall appoint an Independent Accounting Firm within forty-five (45) days following such notice, which shall review the Closing Statement and determine the Closing Adjustment Amount. Resolution of any disagreements shall be made by the Independent Accounting Firm in a writing addressed to all Parties within thirty (30) days following referral to it by the Parties of such disagreements in accordance with this Agreement. The findings of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. All costs and fees of the Independent Accounting Firm shall be borne equally by Buyer and Seller.

               (c) No later than the fifth (5th) Business Day following the determination of the Closing Adjustment Amount pursuant to Section 3.3(b), either (i) Seller shall pay Buyer the amount, if any, by which the Closing Payment exceeds the Purchase Price, or (ii) Buyer shall pay Seller the amount, if any, by which the Purchase Price exceeds the Closing Payment, in either case, together with simple interest accruing on such payment at the Prime Rate from the Closing Date through and including the date of payment, by wire transfer of immediately available funds to an account designated by the receiving Party. As used herein, "Prime Rate" means, as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

          3.4 Tax Reporting and Allocation of Purchase Price. Buyer and Seller shall use their respective reasonable best efforts to agree in good faith upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the Closing Date. In the event that the Parties cannot agree on a mutually satisfactory allocation within such sixty-day period, the Parties shall appoint an Independent Accounting Firm that shall, at Seller's and Buyer's joint expense, determine the appropriate allocation. The finding of such Independent Accounting Firm shall be final, binding and conclusive on the Parties. After determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, Buyer and Seller shall file, for the tax year in which the Closing occurs, Internal Revenue Service Form 8594, and all Tax Returns, in accordance with such allocation. Buyer and Seller shall report the transactions contemplated by this Agreement for United States federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4. Buyer and Seller shall provide the other promptly with any information required to complete Form 8594. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed-upon allocation of the Purchase Price and the Assumed Liabilities.

          3.5  Prorations.

               (a) Buyer and Seller agree that, except as otherwise provided in this Agreement, all of the items customarily prorated relating to the ownership, lease, maintenance or operation of the Purchased Assets, including those listed below (but not including Income Taxes), shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period prior to the Closing Date, and Buyer liable to the extent such items relate to any period on or after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                    (i) Personal property, real estate and occupancy Taxes (other than any Pennsylvania public utility realty tax pursuant to 72 P.S. ss. 8102-A ("PURTA"), as well as additional assessments and surtaxes relating to PURTA (collectively, the "PURTA Assessment") which are addressed in Section 3.5(c)), assessments and other charges, if any, on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets;

                    (ii) Rent, Taxes and all other items (including prepaid services and goods not included in Inventory), in each case, payable by or to Seller under any of the Seller's Agreements;

                    (iii) Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

                    (iv) Sewer rents and charges for water, telephone, electricity and other utilities;

                    (v) Insurance premiums paid on or with respect to the ownership, lease, maintenance or operation of the Purchased Assets to the extent payable under any policy or other arrangement included among the Seller's Agreements; and

                    (vi) Prepaid operating and maintenance expenses, whether arising under the Jointly Owned Stations Operating Agreements or otherwise.

               (b) Seller or Buyer, as the case may be, shall promptly reimburse the other Party that portion of any amount paid by such other Party to the extent relating to the period for which Seller or Buyer, as the case may be, is liable under Section 3.5(a), in each case, upon presentation of a statement setting forth in reasonable detail the nature and amount of any such payment. In connection with the prorations set forth in Section 3.5(a), if actual figures are not available on the Closing Date, the proration shall be calculated based upon the respective amounts accrued through the Closing Date or paid for the most recent year or other appropriate period for which such amounts paid are available. All prorated amounts shall be recalculated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available. Seller and Buyer shall furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 3.5. Notwithstanding anything to the contrary herein, no proration shall be made under this Section 3.5 with respect to (i) real property Tax refunds that are Excluded Assets under Section 2.2(h) or (ii) Taxes payable by Buyer pursuant to
Section 6.5(a).

               (c) (i) Seller shall be responsible for and pay the PURTA Assessment imposed on any public utilities which are included in the Purchased Assets located in the Commonwealth of Pennsylvania (the "Pennsylvania Assets") with respect to the calendar year in which the Closing occurs. Buyer shall reimburse Seller in accordance with this Section 3.5(c) for its proportionate share of the PURTA Assessment for the calendar year in which the Closing occurs. Buyer's proportionate share shall be based upon the number of days within the Closing year that Buyer owned the Pennsylvania Assets. For example, if the Closing were to occur on December 1, 2000, and $1,000,000 of PURTA Assessment for calendar year 2000 had been paid, then Buyer's proportionate share of such PURTA Assessment would be equal to the product obtained by multiplying $1,000,000 by a fraction, the numerator of which would be the number of days in calendar year 2000 during which Buyer owned the Pennsylvania Assets (31), and the denominator of which would be the number of days in calendar year 2000
(366). Therefore, the aggregate amount of Buyer's proportionate share of the PURTA Assessment would be $1,000,000 multiplied by 31/366, or $84,699.50. Seller shall compute Buyer's obligation hereunder and notify Buyer of such obligation at least five (5) Business Days before the Closing. The reimbursement payable by Buyer to Seller hereunder shall be paid at Closing.

                    (ii) In the event Seller or Buyer obtains a refund of the PURTA Assessment paid with respect to the year in which the Closing occurred, any such refund, net of any costs incurred by the Party obtaining such refund (a "Net PURTA Refund"), shall be prorated in accordance with this Section 3.5(c). Any prorated Net PURTA Refund shall be paid to the Party entitled to such prorated Net PURTA Refund promptly upon final adjudication or settlement of such Net PURTA Refund. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in connection with the filing of any refund claim for a PURTA Assessment, or the conduct of any audit, dispute, proceeding, suit or action concerning any PURTA Assessment.

          3.6 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following to Buyer:

               (a) One or more Limited Warranty Deeds, duly executed by Seller and in recordable form;

               (b)  The Bills of Sale, duly executed by Seller;

               (c) The Assignment and Assumption Agreements, duly executed by Seller;

               (d) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Seller has obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c);

               (e)  A FIRPTA Affidavit, duly executed by Seller;

               (f) Copies, certified by the Secretary or Assistant Secretary of Seller, of resolutions authorizing the execution and delivery of this Agreement, each Additional Agreement to which Seller is a party and all of the other agreements and instruments, in each case, to be executed and delivered by Seller in connection herewith;

               (g) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Additional Agreement to which Seller is a party and the other agreements and instruments contemplated hereby;

               (h) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer the Purchased Assets, in accordance with this Agreement and, where necessary or desirable, in recordable form, provided that Seller shall not be required to prepare or obtain any survey, abstract, title opinion or title insurance policy with respect to the Real Property; and

               (i) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.7 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, the following to Seller:

               (a) The Closing Payment, by wire transfer of immediately available funds in accordance with Seller's instructions to the account of Seller designated by Seller at least two (2) Business Days prior to the Closing Date;

               (b) The Assignment and Assumption Agreements, duly executed by Buyer;

               (c) Evidence, in form and substance reasonably satisfactory to Seller, demonstrating that Buyer has obtained the Buyer's Required Regulatory Approvals set forth on Schedule 7.1(c);

               (d) A copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this

Agreement, each Additional Agreement and all of the agreements and instruments, in each case, to be executed and delivered by Buyer in connection herewith;

               (e) A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement, each Additional Agreement to which Buyer is a party and the other agreements contemplated hereby;

               (f) All such other permits, agreements, documents, instruments and writings as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to purchase and acquire the Purchased Assets, and to assume the Assumed Liabilities, in each case, in accordance with this Agreement and, where necessary or desirable, in recordable form; and

               (g) Such other permits, agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

          3.8 Post-Closing Excluded Asset Deliveries. In the event that Seller or Buyer, or any of their respective Representatives, shall determine after the Closing that any Excluded Asset is in the possession of Buyer or any of its Representatives, Buyer shall, or shall cause any such Representative to, promptly, but in no event later than five (5) Business Days following such determination, pay or deliver, or cause to be paid or delivered, to Seller such Excluded Asset, at Buyer's sole cost and expense.

          3.9 Relationship of this Agreement and Related Purchase Agreements. The transactions contemplated by this Agreement, together with the transactions contemplated by the Related Purchase Agreements, are intended by the Parties to be consummated substantially simultaneously; and if any of the transactions contemplated hereby or by any of the Related Purchase Agreements are not consummated simultaneously on the Closing Date in accordance with the terms and subject to the conditions set forth herein and therein, as applicable, then each Party shall take, or cause to be taken, all actions, and do, or cause to be done, all things, in each case, that are necessary to dissolve and invalidate all transactions contemplated hereby; provided, however, that if the failure to consummate the transactions contemplated hereby or by the Related Purchase Agreements results from a default or breach of a party under this Agreement or any of the Related Purchase Agreements, then nothing in the foregoing shall preclude or limit the rights or remedies of any Party in connection with such default or breach. Notwithstanding any provision contained herein to the contrary, if all conditions to the obligations of all parties to the ACE Related Purchase Agreements to consummate the transactions contemplated thereby have been satisfied or, to the extent permitted by applicable Law, waived, but, for any reason, the transactions contemplated by this Agreement and the DP&L Related Purchase Agreement cannot be consummated simultaneously therewith, then the Parties shall, at Buyer's option and in its sole discretion, consummate the transactions contemplated by the ACE Related Purchase Agreements; provided, however, that nothing contained in this Section 3.9 shall be construed as relieving Buyer of any of its obligations under this Agreement or the DP&L Related Purchase Agreement, as set forth therein.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows (all such representations and warranties, except those set forth in Sections 4.1 and 4.2, being made to the Knowledge of Seller):

          4.1 Organization; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Delaware and Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business as now being conducted requires it to be so qualified, except to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, subject to the receipt of Seller's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Seller of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          4.3 Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 4.3(a), subject to obtaining or making all Seller's Required Regulatory Approvals, neither the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Seller;
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been, or will be prior to the Closing obtained, or which would not, individually or in the aggregate, have a Material Adverse Effect; or (iii) constitute violations of any Law, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would have a Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 4.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Seller's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings and notices which, if not obtained or made, would not materially impair Seller's ability to perform its material obligations under this Agreement or such Additional Agreements; (ii) such consents, approvals, filings and notices which become applicable to Seller or the Purchased Assets as a result of the status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged; and (iii) such consents, approvals, filings and notices, the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

          4.4 Insurance. Except as set forth on Schedule 4.4, all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Seller and insuring any Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no written notice of cancellation or termination has been received by Seller with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on Schedule 4.4, as of the date of this Agreement, Seller has not been refused any such insurance with respect to any Purchased Assets.

          4.5 Title and Related Matters. Except for Permitted Encumbrances, Seller has good, valid and marketable title to the Real Property included in the Purchased Assets and has good and valid title to all other Purchased Assets, free and clear of all Encumbrances.

          4.6  Environmental Matters. Except as set forth on Schedule 4.6:

               (a) Seller holds, and is in compliance with, all Environmental Permits that Seller requires in order to own, lease and operate the Purchased Assets, and Seller is otherwise in compliance with applicable Environmental Laws with respect to the ownership, lease, maintenance or operation of the Purchased Assets, except for such failures to hold or comply with required Environmental Permits, and such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof.

               (b) Seller has not received any written request for information, or been notified in writing that it is a potentially responsible party under CERCLA or any similar state law, with respect to any of the Sites, or any written notice relating to any Governmental Authority's allegation or investigation of any criminal violations by Seller of any Environmental Laws, except for requests or notices with respect to Liabilities as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof; and

               (c) Seller has not entered into or agreed to any consent decree or order under any Environmental Law relating to the Purchased Assets, and Seller is not subject to any outstanding judgment, decree or order relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchased Assets, except for such decrees, orders and judgments as would not, individually or in the aggregate, materially impair the ability of Buyer to operate the Purchased Assets after the Closing in the manner operated by Seller on the date hereof.

          4.7 Real Property. Schedule 4.7 sets forth a description of the Real Property. True and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force, in each case, in Seller's possession and relating to the Real Property, have been previously made available to Buyer.

          4.8 Condemnation. As of the date hereof, Seller has not received any written notice of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any material part of the Purchased Assets.

          4.9  Contracts and Leases.

               (a) Schedule 4.9(a) sets forth a list of all written Seller's Agreements, other than such contracts, licenses, agreements, arrangements and personal property leases as (i) are set forth in any other Schedule, (ii) constitute Excluded Assets or Excluded Liabilities, (iii) may be terminated after the Closing by Buyer upon notice of no more than ninety (90) days, (iv) involve future annual expenditures by Buyer after the Closing of $1,000,000 or less, (v) are expected to expire or terminate prior to the Closing, (vi) are entered into by Seller after the date hereof in accordance with the term of this Agreement or (vii) are entered into by any party to the Jointly Owned Stations Operating Agreements, for and on behalf of Seller, with or without Seller's Knowledge, and by or to which Seller or the Purchased Assets are bound or subject as of the date hereof, or by or to which Seller or the Purchased Assets become bound or subject after the date hereof.

               (b) Except as set forth on Schedule 4.9(a), each Seller's Agreement set forth on Schedule 4.9(a): (i) constitutes the valid and binding obligation of Seller and the other parties thereto and (ii) will continue in full force and effect after the Closing in accordance with its terms.

               (c) Except as set forth on Schedule 4.9(a), there is not under any Seller's Agreement set forth on Schedule 4.9(a) any default or event which, with notice or lapse of time or both, would constitute a default, on the part of Seller or any other party thereto, except such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

          4.10 Legal Proceedings. Except as set forth on Schedule 4.10, there are no suits, actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller by or before any Governmental Authority, which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Except as set forth on Schedule 4.10, Seller is not subject to any judgment, order or decree of any Governmental Authority which would, individually or in the aggregate, have a Material Adverse Effect or would materially impair Seller's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

          4.11 Permits. Seller holds, and is in compliance with, all permits, certificates, licenses and other authorizations of all Governmental Authorities (collectively, "Seller's Permits") that Seller requires in order to own the Purchased Assets, except for (a) Environmental Permits (which are governed by
Section 4.6) and (b) such failures to hold, or comply with, Seller's Permits as would not, individually or in the aggregate, have a Material Adverse Effect.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows (all such representations and warranties, except those set forth in Sections 5.1 and 5.2, being made to the Knowledge of Buyer):

          5.1 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is, or by the Closing will be, qualified to do business in the Commonwealth of Pennsylvania. Buyer has heretofore delivered to Seller true and correct copies of its certificate or articles of incorporation and bylaws (or other similar governing documents) as currently in effect.

          5.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each such Additional Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, subject to the receipt of Buyer's Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Buyer of each Additional Agreement to which it is a party, each such Additional Agreement will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          5.3  Consents and Approvals; No Violation.

               (a) Except as set forth on Schedule 5.3(a), and subject to obtaining or making all Buyer's Required Regulatory Approvals, neither the execution and delivery by Buyer of this Agreement or the Additional Agreements to which it is a party nor the consummation by Buyer of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws (or other similar governing documents) of Buyer or any of its Subsidiaries; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer, any such Subsidiary or any of their respective properties and assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite consents, approvals or waivers have been or will be prior to the Closing obtained, or which would not, individually or in the aggregate, materially impair Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement, or to perform its material obligations hereunder or thereunder (a "Buyer Material Adverse Effect"); or (iii) constitute violations of any Law, order, judgment or decree applicable to Buyer or any of its Subsidiaries, which violations, individually or in the aggregate, would have a Buyer Material Adverse Effect.

               (b) Except for consents, approvals, filings and notices (i) required under the HSR Act or (ii) set forth on Schedule 5.3(b) (the consents, approvals, filings and notices referred to in clause (ii) of this sentence are collectively referred to herein as the "Buyer's Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery by Buyer of this Agreement and the

Additional Agreements to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, would not have a Buyer Material Adverse Effect.

          5.4 Buyer's Permits. Buyer holds, and is in compliance with, or on or prior to the Closing Date will hold, and from and after the Closing Date will comply with, all permits, certificates, licenses and other authorizations of all Governmental Authorities that Buyer requires in order to own, lease, maintain and operate the Purchased Assets (collectively, "Buyer's Permits").

          5.5 Availability of Funds. Buyer has sufficient funds and lines of credit available to it, or has received binding written commitments from creditworthy financial institutions, true and correct copies of which have been provided to Seller, to permit Buyer on the Closing Date to pay the Purchase Price, all other amounts payable by Buyer hereunder or under any Additional Agreement, and all fees and expenses incurred by Buyer in connection with the transactions contemplated hereby and by the Additional Agreements, and to permit Buyer to timely pay or perform all of its other obligations (including its obligations pursuant to Article VIII) under this Agreement and the Additional Agreements.

          5.6 Financial Statements. Buyer has provided Seller with true and correct copies of its balance sheet, income statement and statement of changes in cash flows of Buyer for each of its last three completed fiscal years, together with the related reports of its independent accountants, PricewaterhouseCoopers LLP, and for its most recently completed fiscal quarter ("Buyer's Financial Statements"). Such Buyer's Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly reflect, in all material respects, the financial position, results of operations and cash flow of Buyer at and for the periods therein.

          5.7 Legal Proceedings. There are no suits, actions or proceedings pending or threatened against Buyer by or before any Governmental Authority, which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party. Buyer is not subject to any judgments, orders or decrees of any Governmental Authority which would, individually or in the aggregate, have a Buyer Material Adverse Effect or would materially impair such Buyer's ability to consummate the transactions contemplated hereby or by any Additional Agreement to which it is a party.

          5.8 Qualified Buyer. Buyer is qualified to obtain and, after the Closing, retain all Buyer Permits, including Environmental Permits, necessary for Buyer to own, lease, maintain and operate the Jointly Owned Stations, including, from and after the Closing Date, the Purchased Assets.

          5.9 Inspections. Buyer has, prior to the execution and delivery of this Agreement, reviewed the environmental site assessments prepared for Seller and set forth on Schedule 5.9.

          5.10 Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by any Governmental Authority.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

          6.1  Access to Information.

               (a) Between the date of this Agreement and the Closing Date, Seller shall: (i) use its Commercially Reasonable Efforts to give Buyer and its Representatives, during ordinary business hours and upon reasonable notice, reasonable access to all books, records, plans, offices and other facilities and properties included in the Purchased Assets; (ii) furnish Buyer with such financial and operating data and other information in the possession of Seller with respect to the Purchased Assets as Buyer may from time to time reasonably request; and (iii) furnish Buyer with all such other information in the possession of Seller as shall be reasonably necessary to enable Buyer to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that (A) any such inspections and investigations shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply and (D) Seller shall not be required to supply Buyer with any information with respect to the Jointly Owned Stations to which Seller is not entitled pursuant to the terms of the Jointly Owned Stations Operating Agreements. Notwithstanding anything herein to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any Jointly Owned Station.

               (b) All information furnished to or obtained by Buyer and Buyer's Representatives pursuant to this Section 6.1 shall be Proprietary Information and shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Nothing in this Section 6.1 is intended to or shall be deemed to amend, supplement or otherwise modify the obligations of Buyer, its Representatives or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

               (c) For a period of seven (7) years from and after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records of the Purchased Assets in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Purchased Assets or the Excluded Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.1(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

               (d) Buyer shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, Seller or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby or by any Additional Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

          6.2 Public Statements. Except as required by applicable Law or by applicable rules of any national securities exchange, in which event the Parties shall consult with each other in advance, prior to the Closing Date, no press release or other public announcement, statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any Party or its Representatives without the prior written consent of the other Party.

          6.3  Further Assurances.

               (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase and sale of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using its reasonable best efforts to ensure satisfaction of the conditions precedent to each Party's obligations hereunder, including obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferable Permits to Buyer. Seller shall cooperate with Buyer in its efforts to obtain all other Permits and Environmental Permits necessary for Buyer to operate the Purchased Assets. Buyer shall perform all conditions required of Buyer in connection with obtaining the Seller's Required Regulatory Approvals. No Party shall, without prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

               (b)  Without limiting the generality of Section 6.3(a):

                    (i) In the event that any Purchased Asset shall not have been conveyed to Buyer at the Closing, Seller shall, subject to Section 6.3(b)(ii), use Commercially Reasonable Efforts after the Closing to convey such asset to Buyer as promptly as practicable.

                    (ii) To the extent that Seller's rights under any material Seller's Agreement may not be assigned without the consent, approval or authorization of any third party which consent, approval or authorization has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign such right if an attempted assignment would constitute a breach of such Seller's Agreement or violate any applicable Law. If any consent, approval or authorization to the assignment of any material Seller's Agreement shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under such Seller's Agreement, such that Buyer would not acquire and assume the benefit and detriment of all such rights and obligations, Seller, at its option and to the fullest extent permitted by applicable Law and such Seller's Agreement, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such Seller's Agreement, or, to the fullest extent permitted by applicable Law and such Seller's Agreement, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations under such Seller's Agreement.

          6.4  Consents and Approvals. Without limiting the generality of
Section 6.3(a):

               (a) As promptly as practicable after the date of this Agreement, Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall use their respective Commercially Reasonable Efforts to respond promptly to any requests for additional information made by such agencies, and to cause the applicable waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall pay all filing fees payable under the HSR Act but each Party shall bear its own costs and expenses of the preparation of any filing.

               (b) As promptly as practicable after the date of this Agreement, Seller and Buyer shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain all required consents and approvals of the PaPUC, the SEC and all other Governmental Authorities, and make all other filings and give all other notices required to be made prior to the Closing with respect to the transactions contemplated hereby and by the Additional Agreements. The Parties shall respond promptly to any requests for additional information made by such Persons, and use their respective Commercially Reasonable Efforts to cause all such consents and approvals to be obtained or waived at the earliest possible date after the date of filing. Each Party will bear its own costs of the preparation of any such filing or notice; provided, however, that Buyer shall bear all costs associated with experts and consultants reasonably necessary for the preparation of any such filing or notice or reasonably necessary to obtain such consents and approvals as promptly as practicable.

               (c) Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax Liabilities of Seller pursuant to state or local Tax Law.

               (d) Without limiting the generality of Section 6.4(b), as promptly as practicable after the date hereof, Buyer shall make all filings required by the Federal Power Act. Prior to filing any application with the FERC, Buyer shall submit such application to Seller for review and comment and shall incorporate into such application all revisions reasonably requested. Buyer shall be solely responsible for the cost of preparing and filing such application, as well as all petition(s) for rehearing and all reapplications. If any filing is rejected by the FERC, Buyer shall petition the FERC for rehearing or permission to re-submit an application with the FERC, provided that, in either case, such action has been approved by Seller.

          6.5  Certain Tax Matters.

               (a) All transfer, sales and similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the Additional Agreements, and the transactions contemplated hereby and thereby (including (i) sales Tax on the sale or purchase of the Purchased Assets imposed by Pennsylvania and (ii) transfer Tax on conveyances of interests in real property imposed by Pennsylvania) shall be borne by Buyer (and, to the extent paid by Seller, Buyer shall reimburse Seller upon request); provided, however, that if, pursuant to
Section 6.6(e), the transactions contemplated by this Agreement are effectuated as a Like-Kind Exchange, then Seller shall bear such Transfer Taxes to the extent that they exceed the amount of Transfer Taxes that would have otherwise been incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). Buyer, at its expense, shall prepare and file, to the extent required by, or permissible under, applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable Governmental Authority.

               (b)  With respect to Taxes to be prorated in accordance with
Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.

Buyer's preparation of such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Buyer shall make each such Tax Return available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Return, it being understood that Seller's failure to approve any such Tax Return shall not limit Buyer's obligation to timely file such Tax Return and duly and timely pay all Taxes shown to be due thereon.

               (c) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Authority relating to Liability for Taxes, and each Party shall retain and provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Section 6.5(c) or pursuant to any other Section that provides for the sharing of books, records and information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the parties hereto in accordance with the terms and conditions set forth in the Confidentiality Agreement.

               (d) In the event that a dispute arises between Seller and Buyer regarding Taxes or any amount due under this Section 6.5, the affected Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty (30) days after notice thereof is given to any Party, the affected Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and Buyer. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five (5) Business Days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

               (e) As reasonably requested by Seller, Buyer shall cooperate with Seller in effectuating the transactions contemplated by this Agreement in such a manner as to qualify for deferred like-kind exchange treatment under
Section 1031 of the Code ("Like-Kind Exchange") (including the transfer of cash and other property and the assignment of this Agreement to one or more qualified intermediaries and the execution of appropriate documentation). In such event, Seller shall be responsible, and shall indemnify Buyer, for any Transfer Taxes incurred by Buyer as a result of effectuating such Like-Kind Exchange to the extent that the amount of such Transfer Taxes exceeds the amount of Transfer Taxes that the Buyer would have otherwise incurred had the transactions not been effectuated as a Like-Kind Exchange (and all such amounts shall be computed on an after-Tax basis). At Buyer's request, Seller shall promptly provide Buyer copies of all documents prepared by Seller, including proposed agreements, relating to the Like-Kind Exchange and shall give Buyer a reasonable opportunity to promptly comment on such documents and agreements.

               (f) To the extent that any Party receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving Party shall promptly pay the amount of such Tax refund or credit to the other Party.

          6.6 Advice of Changes. Prior to the Closing, each Party shall advise the other in writing with respect to any matter arising after the date of this Agreement of which that Party obtains Knowledge and which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Seller shall, from time to time prior to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in any of the Schedules hereto and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in any of the Schedules hereto in order to make any representation or warranty set forth in this Agreement true and correct as of such date; provided, however, that, with respect to clause (a) above, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless expressly consented to in writing by Buyer; and provided further, that, with respect to clause (b) above, any such supplemental or amended disclosure shall, for purposes of this Agreement, including for purposes of determining whether the conditions to Closing set forth in Article VII are satisfied, be deemed to have been disclosed as of the date of this Agreement.

          6.7  Risk of Loss.

               (a) From the date hereof through the Closing Date, all risk of loss or damage to the Tangible Personal Property included in the Purchased Assets shall be borne by Seller, other than loss or damage caused by the negligent acts or omissions of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

               (b) Notwithstanding any provision hereof to the contrary, subject to Section 9.1(g), if, before the Closing Date, all or any portion of the Purchased Assets is (i) condemned or taken by eminent domain or is the subject of a pending or threatened condemnation or taking which has not been consummated, or (ii) materially damaged or destroyed by fire or other casualty, Seller shall notify Buyer promptly in writing of such fact, and (x) in the case of a condemnation or taking, Seller shall assign or pay, as the case may be, any net proceeds thereof to Buyer at the Closing and (y) in the case of a fire or other casualty, Seller shall either restore such damage or assign the insurance proceeds therefor to Buyer at the Closing. Notwithstanding the foregoing, if such condemnation, taking, damage or destruction results in a Material Adverse Effect, Buyer and Seller shall negotiate to resolve the loss resulting from such condemnation, taking, damage or destruction (and such negotiation shall include the negotiation of a fair and equitable adjustment to the Purchase Price). If no such resolution can be agreed upon within ninety (90) days after Seller has notified Buyer of such loss, then Buyer, on the one hand, or Seller, on the other hand, may terminate this Agreement pursuant to Section 9.1(g).

          6.8 PJM; MAAC. From and after the Closing Date, Buyer shall maintain membership in good standing in PJM and MAAC, and shall submit to the governance of the independent system operator established and administered under the PJM Agreement.

          6.9 Emission Allowances. Buyer and Seller shall take all necessary actions, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that (i) Buyer will obtain all, or the rights to all, (A) Emission Allowances that are to be transferred to it pursuant to Section 2.1(f) and as set forth on Schedule 2.1(f), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future, and (B) Excess Emission Allowances that are to be transferred to it pursuant to Section 2.1(g) and as set forth on Schedule 2.1(g) and (ii) Seller will retain or obtain all, or the rights to all, Emission Allowances that are defined as Excluded Assets pursuant to Section 2.2(o), including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future. Buyer and Seller further acknowledge and agree that such actions may be required before, on or after the Closing Date.


                                   ARTICLE VII

                                   CONDITIONS

          7.1 Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Buyer) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction, order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Buyer agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Buyer shall have obtained the Buyer's Required Regulatory Approvals set forth on Schedule 7.1(c), in form and substance reasonably satisfactory to Buyer (including any adverse conditions therein); and such Buyer's Required Regulatory Approvals shall be final and nonappealable;

               (d) Seller shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

               (e) (i) The representations and warranties of Seller set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.1(d) and (e) have been satisfied by Seller;

               (g) Buyer shall have received an opinion from Seller's counsel, which counsel shall be reasonably acceptable to Buyer, dated the Closing Date, substantially in the form of Exhibit E hereto;

               (h) There shall not have occurred any Material Adverse Effect during the period commencing on the date hereof and ending at the Closing;

               (i) Buyer shall be able to obtain at Closing an owner's policy or policies of title insurance issued on the form customarily used in Pennsylvania insuring title to the Real Property in an amount equal to the Purchase Price relating to such Real Property, or such lesser amount as Buyer elects, with exceptions only for Permitted Encumbrances, but without the so-called "standard" exceptions for (x) the rights of parties in possession, (y) unfiled mechanics' and materialmens' liens and (z) matters arising after the dates of the Title Commitments and with the creditors' rights exclusion to coverage deleted, without Buyer being obligated to pay more than $50,000 in aggregate additional premium in order for the issuer to delete or insure over title exceptions which are not Permitted Encumbrances. For purposes hereof "additional premium" means premium in excess of the amount that the title insurer has otherwise agreed to accept for issuing the policies of title insurance to Buyer in the requested amount; and

               (j) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Buyer); and all conditions to the obligations of all parties to the Related Purchase Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.

          7.2 Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver, to the extent permitted by applicable Law, by Seller) at or prior to the Closing of the following conditions:

               (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

               (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the transactions contemplated hereby or by the Additional Agreements shall have been issued and remain in effect (Seller agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted), and no applicable Law shall be in effect which prohibits the consummation of the transactions contemplated hereby or thereby;

               (c) Seller shall have obtained the Seller's Required Regulatory Approvals set forth on Schedule 7.2(c), in form and substance reasonably satisfactory to Seller (including any adverse conditions therein), and all conditions to effectiveness prescribed therein or otherwise by Law shall have been satisfied in all material respects; and such Seller's Required Regulatory Approvals shall be final and nonappealable;

               (d) Buyer shall have in all material respects performed and complied with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

               (e) (i) The representations and warranties of Buyer set forth in this Agreement that are qualified by reference to Buyer Material Adverse Effect shall be true and correct in all respects and (ii) the representations and warranties of Buyer that are not so qualified shall be true and correct in substantially all respects, in each case, as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties that are made as of a specific date which shall have been true and correct as of such date);

               (f) Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.2(d) and (e) have been satisfied by Buyer;

               (g) The Jointly Owned Stations Operating Agreements shall have been amended to (i) join Buyer as a party to each of the Jointly Owned Stations Operating Agreements and (ii) irrevocably release Seller from any and all liabilities and obligations under the Jointly Owned Stations Operating Agreements, in each case, effective from and after the Closing Date; the Jointly Owned Stations Operating Agreements, as amended, shall be in form and substance satisfactory to Seller; and the Jointly Owned Stations Operating Agreements, as amended, shall be in full force and effect and the valid and binding obligation of each signatory thereto, including Buyer, enforceable against each such signatory in accordance with their respective terms;

               (h) Seller shall have received an opinion from Buyer's counsel, which counsel shall be reasonably acceptable to Seller, dated the Closing Date, substantially in the form of Exhibit F hereto; and

               (i) Subject to the last sentence of Section 3.9, the Related Purchase Agreements shall be in full force and effect and the valid and binding obligation of each party thereto (other than Seller); and all conditions to the obligations of all parties to the Related Purchase Agreements to consummate the transactions contemplated thereby shall have been satisfied or, to the extent permitted by applicable Law, waived.


                                  ARTICLE VIII

                         INDEMNIFICATION AND ARBITRATION

          8.1  Indemnification.

               (a) From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a "Seller's Indemnitee"), from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including reasonable attorneys' fees and expenses in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller's Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any Inspection or (iv) any Third-Party Claim against any Seller's Indemnitee in connection with Buyer's ownership, lease, maintenance or operation of any of the Purchased Assets on or after the Closing Date (other than to the extent such Third-Party Claim constitutes an Excluded Liability); provided, however, that Buyer shall be liable to Seller pursuant to clause (i) of this Section 8.1(a) only for Indemnifiable Losses for which any Seller's Indemnitee gives written notice to Buyer (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with
Section 10.6.

               (b) From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a "Buyer's Indemnitee" and, together with Seller's Indemnitees, an "Indemnitee"), from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer's Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller set forth in this Agreement or
(ii) the Excluded Liabilities; provided, however, that Seller shall be liable pursuant to clause (i) of this Section 8.1(b) only for Indemnifiable Losses for which any Buyer's Indemnitee gives written notice to Seller (setting forth with reasonable specificity the nature and amount of the Indemnifiable Loss) during the period for which such covenants or agreements survive the Closing in accordance with Section 10.6.

               (c) In furtherance, and not in limitation, of the provisions set forth in Section 8.1(a), Buyer, for itself and on behalf of its Representatives, hereby irrevocably releases, holds harmless and forever discharges Seller from any and all Indemnifiable Losses of any kind or character, whether known or unknown, contingent or accrued, arising under or relating to Environmental Laws, or relating to any claim in respect of any Environmental Condition or Hazardous Substance, whether based on common law or Environmental Laws relating to the Purchased Assets, other than such Liabilities which have been retained by Seller hereunder (collectively, "Environmental Claims"). In furtherance of the foregoing, Buyer, for itself and on behalf of its Representatives, hereby irrevocably waives any and all rights and benefits with respect to such Environmental Claims that it now has, or in the future may have conferred upon it by virtue of any Law or common law principle, which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. In this connection, Buyer hereby acknowledges that it is aware that factual matters now unknown to it may have given, or hereafter may give, rise to Environmental Claims that are presently unknown, unanticipated and unsuspected, and Buyer further agrees that this release set forth in this Section 8.1(c) has been negotiated and agreed upon in light of that awareness, and Buyer, for itself and on behalf of its Representatives, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge Seller from all such Environmental Claims.

               (d) The rights and remedies of Seller and Buyer set forth in this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, under applicable Law, whether at common law or in equity, including for declaratory, injunctive or monetary relief, in each case, with respect to any Indemnifiable Loss.

               (e) Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party hereto required to provide indemnification under this Agreement (an "Indemnifying Party")) any amount in excess of the actual compensatory damages, court costs and reasonable attorneys' fees suffered by such Party. Buyer and Seller hereby irrevocably waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third-Party Claim).

               (f) Any Indemnitee shall use Commercially Reasonable Efforts to mitigate all losses, damages and the like relating to a claim under the indemnification provisions in this Section 8.1, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. For purposes of this Section 8.1(f), the Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation.

          8.2  Defense of Claims.

               (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any suit, action or proceeding made or brought by any Person who is not an Indemnitee (a "Third-Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in no event later than ten (10) Business Days after the Indemnitee's receipt of notice of such Third-Party Claim. Such notice shall describe the nature of the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be incurred by the Indemnitee. The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third-Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel. If an Indemnifying Party elects not to assume the defense of any Third-Party Claim, the Indemnitee may defend, compromise or settle such Third-Party Claim with counsel selected by it, provided that, without the prior written consent of the Indemnifying Party, the Indemnitee shall not agree to the entry of any judgment with respect to, or any compromise or settlement of, any Third-Party Claim, which judgment, compromise or settlement does not include the unconditional release of the Indemnifying Party.

               (b) If, within twenty (20) Business Days after an Indemnitee gives written notice to the Indemnifying Party of any Third-Party Claim, such Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third-Party Claim as provided in Section 8.2(a), then the Indemnifying Party shall not be liable for any costs, fees or expenses subsequently incurred by the Indemnitee in connection with the defense, compromise or settlement thereof.

               (c) Subject to Section 8.3, any claim by an Indemnitee on account of an Indemnifiable Loss which does not constitute a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, in no event later than twenty (20) Business Days after the Indemnitee becomes aware of such Direct Claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, of such Indemnifiable Loss and the Indemnifying Party shall have a period of twenty (20) Business Days within which to respond to such Direct Claim. If the Indemnifying Party fails to respond during such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have accepted such claim and, subject to this Article VIII, shall promptly reimburse the Indemnitee for the Indemnifiable Losses set forth in the Indemnitee's notice.

          (d) A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

          8.3  Arbitration.

               (a) Notwithstanding any provision hereof to the contrary, in the event of any dispute between Seller and Buyer arising after the Closing (whether relating to facts, events or circumstances occurring or existing prior to, on or after the Closing Date) and relating to or arising out of any provision of this Agreement (other than disputes arising under Section 2.3, 2.4, 3.2, 3.3, 3.4,
6.5 or 8.1(a)(ii)), the Party asserting such dispute shall give written notice to the other of the fact that a dispute has arisen pursuant hereto. Such notice shall include (i) a statement setting forth in reasonable detail the facts, events, circumstances, evidence and arguments underlying such dispute and (ii) proposed arrangements for a meeting to attempt to resolve the dispute to be held within sixty (60) days after such notice is given. Within thirty (30) days after such notice is given, the other Party hereto shall submit to the Party giving such notice a written summary responding to such statement of facts, events, circumstances, evidence and arguments contained in the notice and an acceptance of or proposed alternative to the meeting arrangements set forth in the initial notice.

               (b) The chief executive officers (or any other executive officer or officers directly reporting to, and duly designated by, such chief executive officers) of each of the Parties shall meet at a mutually acceptable time and place to attempt to settle any dispute in good faith; provided, however, that such meeting shall be held at the principal offices of the Party receiving the notice of dispute unless otherwise agreed; and provided further, that any such meeting shall be held no later than sixty (60) days after the written notice of dispute is given pursuant to Section 8.3(a). Each Party shall bear its own costs and expenses with respect to preparation for, attendance at and participation in such meeting.

               (c) In the event that (i) a meeting has been held in accordance with Section 8.3(b), (ii) any such dispute of the kind referred to in Section 8.3(a) shall not have been resolved at such meeting and (iii) the aggregate amount in dispute exceeds $100,000, then either Party may submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Commercial Arbitration Rules"). In the event that such dispute is submitted to arbitration pursuant to the Commercial Arbitration Rules, then the arbitration tribunal shall be composed of three arbitrators (one arbitrator selected by each Party within thirty (30) days after the meeting held in accordance with Section 8.3(b) with the third selected by the other two arbitrators or, in the absence of agreement between them, the American Arbitration Association), the venue of the arbitration shall be Wilmington, Delaware, the language of the arbitration shall be English and the arbitration shall commence no later than sixty (60) days after the meeting held in accordance with Section 8.3(b). The decision, judgment and order of the arbitration tribunal shall be final, binding and conclusive as to the Parties and their respective Representatives, and may be entered in court of competent jurisdiction. Other than the fees and expenses of the arbitrators, which shall be shared equally by the Parties, each Party shall bear its own costs and expenses (including attorneys' fees and expenses) relating to the arbitration.

          8.4 Remediation of Matters Covered in Section 2.4(g). With respect to the Liabilities as to which Seller has retained responsibility for Remediation pursuant to Section 2.4(g):

               (a) Seller shall have the right, but not the obligation, to control the management of any Remediation covered by this Section 8.4. With respect to Liabilities that are potentially covered by this Section 8.4, Seller must notify Buyer within thirty (30) days of receipt of notice of Buyer's claim for indemnification for such matter that it intends to undertake responsibility for said Remediation. Prior to a determination by Seller that it will undertake Remediation pursuant to this Section 8.4, Buyer shall, at Seller's expense, take only those actions necessary to comply with applicable Environmental Laws or as required by Governmental Authorities or address conditions that pose an immediate and acute environmental or health risk (unless additional actions are approved by Seller, such approval not to be unreasonably withheld or delayed).

               (b) Seller shall comply with all applicable Laws, including all applicable Environmental Laws, with respect to its performance pursuant to this
Section 8.4. Seller shall promptly provide copies to Buyer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Buyer a reasonable opportunity (at Buyer's own expense) to promptly comment on any submissions Seller intends to deliver or submit to the appropriate regulatory body prior to said submission. Buyer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the investigation or remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work. Notwithstanding the foregoing, Buyer shall not take any actions that shall unreasonably interfere with Seller's performance of the Remediation. Seller shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the property. Buyer shall allow Seller reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Seller in the performance of the Remediation, including providing Seller with reasonable access to employees and documents as necessary.

               (c) If Seller declines to undertake the performance of a Remediation hereunder, Buyer shall be entitled to control the investigation and remediation. Buyer shall promptly provide copies to Seller of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Seller a reasonable opportunity (at Seller's own expense) to promptly comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission. Seller may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remediation, including any field work undertaken by Buyer, and Buyer shall provide Seller with the results of all such field work. Notwithstanding the foregoing, Seller shall not take any actions that shall unreasonably interfere with Buyer's performance of the Remediation. Seller's decision to allow Buyer to undertake Remediation hereunder shall not limit or affect Seller's obligation to indemnify Buyer for said investigation and remediation as otherwise provided in this Agreement.

               (d) Without regard to whether Buyer or Seller is conducting a Remediation pursuant to this Section 8.4, the Parties agree that such Remediation will be conducted in a reasonable manner and consistent with the use of the Site in question as an electric generating station. Without limiting the foregoing, the Parties agree that they will conduct any such Remediation so that the Remediation Standard that is applicable to the Site is the least stringent Remediation Standard that would apply to the Site based on the current use of the Site, and Buyer furthermore covenants that it will accept a deed restriction or other reasonable institutional or engineering controls, if such mechanisms will (A) allow the Remediation of the Site to be completed in the least cost manner in compliance with applicable Environmental Law and (B) not unreasonably interfere with operations at the Site. Notwithstanding the foregoing, if Buyer determines at or after the Closing that it desires a Remediation such that the Site is remediated to a more stringent Remediation Standard, it may do so, provided, that (x) if Seller is managing a Remediation pursuant to this Section 8.4, it has the right, to the extent permitted by Law, to cease conduct of the Remediation and request Buyer to assume the conduct of the Remediation and (y) notwithstanding which of the Parties conducts the Remediation, Buyer shall be liable for the costs and expenses associated with the Remediation to the extent those costs and expenses exceed those that would be associated with a Remediation Standard as determined by the previous sentence.


                                   ARTICLE IX

                                   TERMINATION

          9.1  Termination.

               (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Parties.

               (b) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) at any time prior to the Closing if any Law shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the transactions contemplated by this Agreement or by any Additional Agreement; or (iii) at any time after the first anniversary of the date of this Agreement if the Closing shall not have occurred on or before such date; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party whose breach of this Agreement has caused, or resulted in, the failure of the Closing to occur on or before such date; and provided, further, that if on such date, the conditions to the Closing set forth in Section 7.1(c) or 7.2(c) shall not have been satisfied but all other conditions to the Closing shall be satisfied or shall be capable of being satisfied, then no Party shall be entitled to terminate this Agreement prior to the date which is 180 days after the first anniversary of the date of this Agreement.

               (c) This Agreement may be terminated by Buyer, upon written notice to Seller, if any of Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Buyer.

               (d) This Agreement may be terminated by Seller, upon written notice to Buyer, if any of the Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied), and such denial was not caused by or the result of a breach of this Agreement by Seller.

               (e) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer, upon written notice to Seller, if there has been a breach by Seller of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date thirty
(30) days after receipt by Seller of notice specifying in reasonable detail the nature of such breach, unless Buyer shall have previously waived such breach.

               (f) Except as otherwise provided in this Agreement, this Agreement may be terminated by Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has had a Material Adverse Effect and such breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of notice specifying in reasonable detail the nature of such breach, unless Seller shall have previously waived such breach.

               (g) This Agreement may be terminated by Seller, on the one hand, or Buyer, on the other hand, upon written notice to the other Party, in accordance with the provisions of Section 6.7(b), provided that the Party seeking to so terminate shall have complied with its obligations under Section 6.7.

          9.2 Effect of Termination. Upon termination of this Agreement prior to the Closing pursuant to Section 9.1, this Agreement shall be null and void and of no further force or effect (except that the provisions set forth in Section 6.2, this Section 9.2 and Article X, and the Confidentiality Agreement, shall remain in full force and effect in accordance with their respective terms); and no Party shall have any further Liability under this Agreement (other than for any wilful breach of its obligations hereunder).


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

          10.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, supplemented or otherwise modified only by written agreement entered into by all Parties.

          10.2 Expenses. Except to the extent provided herein, whether or not the transactions contemplated hereby are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs, fees and expenses, including the fees and commissions referred to in Section 10.3. Notwithstanding the foregoing, Buyer shall be responsible for the payment of, or reimbursement of Seller for: (a) all actual out-of-pocket costs, fees and expenses charged by Lawyers Title Insurance Corporation in connection with obtaining any title insurance policy and all endorsements thereto, including policy premiums; (b) all survey costs, fees and expenses incurred by Buyer; (c) all survey costs, fees and expenses incurred by Seller on or prior to the date hereof, but, together with all such costs, fees and expenses incurred in connection with the Related Purchase Agreements, not in excess of $600,000; (d) all filing fees under the HSR Act; and (e) all costs for experts and consultants in accordance with Section 6.4(b).

          10.3 Fees and Commissions. Seller, on the one hand, and Buyer, on the other hand, represent and warrant to the other that, except for Credit Suisse First Boston, Inc. and Reed/Navigant Consulting Group, which are acting for and at the expense of Seller, and CIBC World Markets Corp., which is acting for and at the expense of Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by such Party or its Representatives. Seller, on the one hand, and Buyer, on the other hand, shall pay or otherwise discharge all such brokerage fees, commissions and finder's fees so incurred by such Parties.

          10.4 Bulk Sales Laws. Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Buyer hereby irrevocably waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

          10.5 Waiver of Compliance; Consents. To the extent permitted by applicable Law, any failure of any of the Parties to comply with any covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith.

          10.6 No Survival. No representation or warranty contained in this Agreement shall survive the delivery of the Limited Warranty Deeds and the Closing. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

          10.7 Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THE PURCHASED ASSETS ARE SOLD "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO SELLER AND THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV: SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES REGARDING LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE OR OPERATION OF THE PURCHASED ASSETS, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS; AND SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL AUTHORITY, INCLUDING ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS OR WARRANTIES REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE PURCHASED ASSETS FOR OPERATION AS A POWER PLANT OR AS A FUEL PROCESSING FACILITY, AS APPLICABLE, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED, OR COMMUNICATIONS MADE, BY SELLER OR ITS REPRESENTATIVES, INCLUDING ANY BROKER OR INVESTMENT BANKER, WILL CAUSE OR CREATE ANY SUCH REPRESENTATION OR WARRANTY,

EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS.

          SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE NAMES "CONEMAUGH STATION" AND "KEYSTONE STATION", INCLUDING ALL REPRESENTATIONS AND WARRANTIES OF (1) TITLE; (2) LENGTH, NATURE, EXCLUSIVITY AND CONTINUITY OF USE; (3) STRENGTH OR FAME; AND (4) NONINFRINGEMENT AND NONDILUTION OF TRADEMARK, SERVICE MARK, TRADE NAME OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. BUYER HEREBY ACKNOWLEDGES THAT THE NAMES "CONEMAUGH STATION" AND "KEYSTONE STATION" EACH HAVE A GEOGRAPHIC CONNOTATION ASSOCIATED WITH THE LOCATION OF CERTAIN OF THE PURCHASED ASSETS.

          10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

               (a)  If to Seller, to:

                    Conectiv
                    800 King Street
                    P.O. Box 231
                    Wilmington, Delaware  19899
                    Attention:  Chairman
                    Facsimile:  (302) 429-3367

                    with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Rodney Square
                    Wilmington, Delaware  19801
                    Attention:  Steven J. Rothschild, Esquire
                    Facsimile:  (302) 651-3001

               (b)  if to Buyer, to:

                    NRG Energy, Inc.
                    1221 Nicollet Mall, Suite 700
                    Minneapolis, Minnesota  55403
                    Attention:  Vice President and General Counsel
                    Facsimile:  (612) 373-5392

                    with a copy to:

                    Gray, Plant, Mooty, Mooty & Bennett, P.A.
                    3400 City Center
                    33 South Sixth Street
                    Minneapolis, Minnesota  55402
                    Attention:  Joseph T. Kinning, Esquire
                    Facsimile:  (612) 333-0066

          10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, obligations or remedies hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of the other Parties, nor is this Agreement intended to confer upon any other Person any rights, interests, obligations or remedies hereunder. Notwithstanding the foregoing, (i) Seller may assign all or any portion of its rights, interests, obligations and remedies hereunder to Conectiv, a Delaware corporation, or any of Conectiv's wholly owned subsidiaries; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Seller from any of its obligations hereunder; and (ii) Buyer may assign all or any portion of its rights, interests, obligations and remedies hereunder to (A) any of its wholly owned subsidiaries or (B) a trustee, lending institution or other Person solely for purposes of financing the transactions contemplated hereby; provided, however, that no such assignment shall (A) materially impair or delay the consummation of the transactions contemplated hereby or (B) relieve or discharge Buyer from any of its obligations hereunder.

          10.10 Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles) as to all matters, including validity, construction, effect, performance and remedies. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of


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
the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

          10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          10.12 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or construction of this Agreement. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

          10.13 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.

          10.14 Entire Agreement. This Agreement (including the Schedules and Exhibits), together with the Confidentiality Agreement, embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and the Additional Agreements and supersedes all prior agreements and understandings between or among the Parties with respect to such transactions. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements, other than those expressly set forth or referred to herein or therein. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that there are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth in such agreements contained in any material made available to Buyer pursuant to the terms of the Confidentiality Agreement (including the Offering Memorandum dated June 18, 1999, previously provided to Buyer by or on behalf of Seller, Reed/Navigant Consulting Group and Credit Suisse First Boston, Inc.).


                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Seller and Buyer have caused this Purchase and Sale Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.


                                        DELMARVA POWER & LIGHT COMPANY



                                        By:  /s/ Thomas S. Shaw
                                             ------------------
                                             Name:  Thomas S. Shaw
                                             Title: Executive Vice President


                                        NRG ENERGY, INC.



                                        By:  /s/ Craig A. Mataczynski
                                             -----------------------------------
                                             Name:  Craig A. Mataczynski
                                             Title: Senior Vice President

                                   APPENDIX H

                                   WORKPAPERS

                                       AND

                                      RATES

                      Description of Appendix H Attachments
                      -------------------------------------

Attachment 1:
------------
          Attachment 1 demonstrates that the "Total Divestiture" proposal results in overall lower revenue requirements to Delmarva Power & Light Company's Virginia retail customers than current revenues, with updated fuel costs, or revenues reflecting divestiture of generation assets under a traditional regulatory approach. This Attachment illustrates that current revenues, including updated fuel costs, result in revenues of $28,223,815 for the 12 month period ending July 31, 1999. Delmarva Power & Light Company's "Total Divestiture" proposal results in revenues of $27,496,272 for the same time period. This is a $727,543 or 2.58% revenue reduction when compared to current revenue levels, adjusted for updated fuel costs. Under a traditional regulatory approach (reflecting removal of generation and associated costs and replacement of this capacity by capacity purchased at market-based capacity prices and fuel costs replaced by Virginia hourly load priced at the PJM Locational Marginal Price (LMP) adjusted for losses and gross receipts taxes) the revenues would be $28,257,779 for the 12 month period ending July 31, 1999. This represents a revenue increase of $33,964 or .12% above current revenue levels, adjusted for updated fuel costs.

Attachment 2:
------------

          Page 1 of Attachment 2 summarizes impact on the revenue requirement of removing generation plant and associated costs from the Virginia jurisdictional revenue requirement calculation. The impact of this removal, before the inclusion of replacement capacity for the generation capacity removed, is a reduction in the revenue requirement of $8,074,896. This figure is used in the calculation of revenues under the traditional regulatory approach on page 1 of Attachment 1.

          Page 2 of Attachment 2 summarizes the impact of updating fuel costs and basing the fuel cost on the actual fuel costs from October 1998 through September 1999. The average fuel rate based on this calculation is $0.02067 per kWh. This figure is used in the calculation of current revenues of page 1 of Attachment 1.

          Page 2 of Attachment 2 also includes the calculation of the fuel rate based on the Virginia hourly load data applied to PJM energy rates which results in a fuel rate of $0.03890 per kWh. This figure is used in the calculation of revenues under the traditional regulatory approach on page 1 of Attachment 1.

          Finally, page 2 of Attachment 2 contains the calculation of the replacement capacity costs for the Virginia retail electric jurisdiction of $2,024,326 per year, based on the cost of capacity as of May 2000 and 1999 peak load for the Virginia retail jursidiction. This figure is used in the calculation of revenues under the traditional regulatory approach on page 1 of Attachment 1.

Attachment 3:
------------

          Page 1 of Attachment 3 provides a summary of the present revenues by customer rate class using August 1, 1998 through July 31, 1999 base revenues and fuel rates based on actual fuel costs for the period October 1, 1998 through September 30, 1999. In addition, page 1 of Attachment 3 provides a summary of revenues for Phases I, II and III reflecting proposed bases rate decrease and frozen fuel rates.

          Page 2 of Attachment 3 provides a summary of the Phase III revenues developed on page 1 of Attachment 3 and "Total Divestiture" revenues which reflect fuel charges set at the contract level and base rates adjusted to yield the same overall revenues as the Phase III revenues.


Attachment 4:
------------

          Pages 1 through 9 of Attachment 4 provide the specific rates by customer rate class for Phases I, II and III of the proposed rate decrease and the "Final Proposed Rates" reflecting the "Total Divestiture" proposal.

                                                                                                                      Appendix H
                                                                                                                      Attachment 1
                                                                                                                      Page 1 of 1

                                                  DELMARVA POWER & LIGHT COMPANY
                                Comparison of Current Revenues, Traditional Regulatory Approach and
                                                  the Total Divestiture Proposal
                                         Demonstrating that the Total Divestiture Proposal
            RESULTS IN LOWER OVERALL REVENUE REQUIREMENTS TO DELMARVA POWER & LIGHT COMPANY'S VIRGINIA RETAIL CUSTOMERS
                                            Test Period: 12 Months Ending July 31, 1999

------------------------------------------------------------------------------------------------------------------------------------
Current Revenues:                  Current Base Revenues for the 12 Month Period Ending 7/31/99.  Actual Fuel Costs for the 12
                                   Month Period Ending 9/30/99 adjusted for 8/1/98 - 7/31/99 sales levels.
------------------------------------------------------------------------------------------------------------------------------------
Traditional Regulatory Approach:   Removal of Generation Plant and Associated Costs and Replacement of Capacity by Market-Based
                                   Capacity Price Fuel Costs Replaced by Virginia Hourly Load Priced at PJM LMP Adjusted for
                                   Losses and Gross Receipts Tax.
------------------------------------------------------------------------------------------------------------------------------------
Total Divestiture Proposal:        Total Divestiture of Generation.  Capacity and Fuel Costs Set At Contract Price.  Total Revenues
                                   Set Equal To Phase III Total Revenues.
------------------------------------------------------------------------------------------------------------------------------------
                                                               Traditional   Difference Compared                 Difference Compared
                                                               Regulatory    To Current Revenues     Total       To Current Revenues
                                                  Current       Approach     -------------------   Divestiture   -------------------
                                                  Revenues      Revenues        $           %       Revenues        $
                                                    (A)            (B)         (C)         (D)         (E)         (F)
Line                                                                         (B)-(A)     (C)/(A)                 (E)-(A)     (F)/(A)
------------------------------------------------------------------------------------------------------------------------------------
   1 Current Base Revenues                        $21,324,902  $21,324,902
   2 Removal of Generating Plant and                            $8,074,896
     Associated Costs
                                                  ------------------------
   3 Subtotal (Line 1 + Line 2)                   $21,324,902  $13,250,006
   4 Replacement Capacity                                       $2,024,332
                                                  ------------------------
   5 Total Base Rates (Line 3 + Line 4)           $21,324,902  $15,274,338                         $16,181,654
   6 Fuel Costs at PJM LMP (Avg. Per kWh)            $0.02067     $0.03890                            $0.03390
   7 kWh Sales (12 Mths Ended 7/13/99)            333,764,540  333,764,540                         333,764,540
   8 Fuel Costs (Line 6 x Line 7)                  $6,898,913  $12,983,441                         $11,314,618
------------------------------------------------------------------------------------------------------------------------------------
   9 TOTAL REVENUE REQUIREMENTS (LINE 5 + LINE 8) $28,223,815  $28,257,779   $33,964     0.12%     $27,496,272   -$727,543   -2.58%
------------------------------------------------------------------------------------------------------------------------------------

                                                                      Appendix H
                                                                    Attachment 2
                                                                     Page 1 of 2

                                      Delmarva Power and Light Company
                                  Analysis of Virginia Revenue Requirement
                                         by Plant for 12 M/E 7/31/99
                                  ----------------------------------------
                                      (1)           (2)             (3)
Line                                                               Total
No.                               Peach Bottom     Salem          Nuclear
     Rate Base
     ---------
1  Net Plant                       $77,864,411    $156,436,560   $234,300,971
2  CWIP                             $7,710,147        $447,055     $8,157,202
3  Deferred Tax - Federal         ($13,682,407)   ($36,544,598)  ($50,227,005)
4  ITC - (Balance)                 ($1,662,419)    ($3,339,949)   ($5,002,368)
   -----------------------------------------------------------------------------
5  Net Rate Base                   $70,229,732    $116,999,068   $187,228,800
6  =============================================================================
7  Virginia Allocation Factor         0.027963        0.027963       0.027963
8
9  Virginia Rate Base               $1,963,834      $3,271,645     $5,235,479
10
11 VA Authorized ROR (1998 AIF)         9.012%          9.012%         9.012%
12
13 ROR * Rate Base                    $176,981        $294,841       $471,821
14
15 Earnings
16 O&M Net of Fuel                 $18,005,649     $22,752,844    $40,758,493
17 Depreciation                     $6,611,036      $9,374,762    $15,985,798
18 Other Taxes                        $178,000         $52,000       $230,000
   -----------------------------------------------------------------------------
19 Total Operating Expenses        $24,794,685     $32,179,606    $56,974,291
   =============================================================================
20 Effective Tax Rate 39.4765%     ($9,788,074)   ($12,703,382)  ($22,491,456)
21
22 Earnings                        $15,996,611     $19,476,224    $34,482,835
23
24 Virginia Allocator                 0.027963         0.27963       0.027963
   -----------------------------------------------------------------------------
25 Virginia Retail Earnings           $419,630        $544,614       $964,244
26 =============================================================================
27 Net Virginia Earnings              $596,611        $839,454     $1,436,065
28
29 Revenue Conversion Factor            1.5795          1.5795         1.5795
30
31 REVENUE REQUIREMENT                $942,346      $1,325,918     $2,268,264
                                      (4)           (5)             (6)           (7)               (8)
Line                                                                                           Fossil Plants
No.                               Indian River     Vienna         Conemaugh     Keystone        To Be Sold
     Rate Base
     ---------
1  Net Plant                      $261,142,568     $19,705,741    $21,009,121   $10,988,532    $312,845,962
2  CWIP                             $2,737,358        $754,818        $99,122       $63,503      $3,654,801
3  Deferred Tax - Federal         ($46,485,698)    ($4,557,300)   ($2,167,607)  ($1,554,720)   ($54,765,325)
4  ITC - (Balance)                 ($9,514,435)                                                 ($9,514,435)
   --------------------------------------------------------------------------------------------------------
5  Net Rate Base                  $207,879,793     $15,903,259    $18,940,636    $9,497,315    $252,221,003
6  ========================================================================================================
7  Virginia Allocation Factor         0.027963        0.027963       0.027963      0.027963        0.027963
8
9  Virginia Rate Base               $5,812,943        $444,703       $529,637      $265,573      $7,052,856
10
11 VA Authorized ROR (1998 AIF)         9.012%          9.012%         9.012%        9.012%          9.012%
12
13 ROR * Rate Base                    $523,862         $40,077        $47,731       $23,933        $635,603
14
15 Earnings
16 O&M Net of Fuel                 $33,861,097      $5,520,443     $2,418,021    $2,013,114     $43,812,676
17 Depreciation                    $20,358,608      $2,008,369     $1,296,039      $807,353     $24,470,369
18 Other Taxes                        $330,631        $299,035       $110,000       $95,000        $834,666
   --------------------------------------------------------------------------------------------------------
19 Total Operating Expenses        $54,550,336      $7,827,847     $3,824,060    $2,915,467     $69,117,711
   ========================================================================================================
20 Effective Tax Rate 39.4765%    ($21,534,564)    ($3,090,160)   ($1,509,605)  ($1,150,924)   ($27,285,253)
21
22 Earnings                        $33,015,773      $4,737,687     $2,314,455    $1,764,543     $41,832,458
23
24 Virginia Allocator                 0.027963        0.027963       0.027963      0.027963        0.027963
   --------------------------------------------------------------------------------------------------------
25 Virginia Retail Earnings           $923,220        $132,480        $64,719       $49,342      $1,169,761
26 ========================================================================================================
27 Net Virginia Earnings            $1,447,082        $172,557       $112,450       $73,275      $1,805,364
28
29 Revenue Conversion Factor            1.5795          1.5795         1.5795        1.5795          1.5795
30
31 REVENUE REQUIREMENT              $2,285,667        $272,553       $177,615      $115,738      $2,851,573
                                   (9)            (10)           (11)           (12)           (13)
Line                                                                            Fossil Plants
No.                                Edgemoor       Hay Road       DPL CT's       Other          Total
     Rate Base
     ---------
1  Net Plant                      $124,191,263    $205,367,543    $4,381,287    $333,940,093   $881,087,026
2  CWIP                             $2,462,807      $2,051,200       $90,378      $4,604,385    $16,416,388
3  Deferred Tax - Federal         ($23,694,864)   ($20,100,174)  ($1,007,434)   ($44,802,472) ($149,794,802)
4  ITC - (Balance)                 ($4,524,768)       ($37,185)        ($794)    ($4,562,747)  ($19,079,550)
   --------------------------------------------------------------------------------------------------------
5  Net Rate Base                   $98,434,438    $187,281,384    $3,463,437    $289,179,259   $728,629,062
6  ========================================================================================================
7  Virginia Allocation Factor         0.027963        0.027963      0.027963        0.027963       0.027963
8
9  Virginia Rate Base               $2,752,522      $5,236,949       $96,848      $8,086,320    $20,374,654
10
11 VA Authorized ROR (1998 AIF)         9.012%          9.012%        9.012%          9.012%         9.012%
12
13 ROR * Rate Base                    $248,057        $471,954        $8,728        $728,739     $1,836,164
14
15 Earnings
16 O&M Net of Fuel                 $26,944,300     $13,139,105    $3,489,816      $43,573,221  $128,144,390
17 Depreciation                    $13,161,336      $9,259,693      $586,466      $23,007,495   $63,463,662
18 Other Taxes                        $775,345         $94,419       $35,358         $905,122    $1,969,788
   --------------------------------------------------------------------------------------------------------
19 Total Operating Expenses        $40,880,981     $22,493,217    $4,111,640      $67,485,838  $193,577,840
   ========================================================================================================
20 Effective Tax Rate 39.4765%    ($16,138,380)    ($8,879,535)  ($1,623,132)    ($26,641,047) ($76,417,756)
21
22 Earnings                        $24,742,601     $13,613,682    $2,488,508      $40,844,791  $117,160,084
23
24 Virginia Allocator                 0.027963        0.027963      0.027963         0.027963      0.027963
   --------------------------------------------------------------------------------------------------------
25 Virginia Retail Earnings           $691,877        $380,679       $69,586       $1,142,143    $3,276,147
26 ========================================================================================================
27 Net Virginia Earnings              $939,935        $852,633       $78,314       $1,870,882    $5,112,311
28
29 Revenue Conversion Factor            1.5795          1.5795        1.5795           1.5795        1.5795
30
31 REVENUE REQUIREMENT              $1,484,627      $1,346,734      $123,697        $2,955,058    $8,074,896

                                                                      Appendix H
                                                                    Attachment 2
                                                                     Page 2 of 2

                         Delmarva Power & Light Company
                Calculation of Virginia Retail Electric Fuel Rate
        Based on Actual Fuel Cost Data From October 1998 - September 1999

                                                                     Based On
                                                                 Existing System
                                                                    Fuel Costs
                                                                 ---------------
System Fuel and Interchange Cost                                 $   270,262,191
System Output (kWh)                                               14,328,091,679

Cost per kWh Output                                                     $0.01886
x Loss Factor                                                            1.06730

Cost per kWh Sold                                                       $0.02013
Less:  Base Cost of Fuel                                                       0
Current Year Factor                                               --------------
                                                                        $0.02013

Fuel Rate Before Gross Receipts Tax                                     $0.02013
Gross Receipts Tax Factor                                                1.02680
                                                                  --------------
Fuel Rate with Gross Receipts Tax                                       $0.02067

                         Delmarva Power & Light Company
                Calculation of Virginia Retail Electric Fuel Rate
       Based on Virginia Hourly Load Data Applied To PJM Energy Rates Only
                  For The Period October 1998 - September 1999

Total Virginia Retail Fuel Costs (VA Hr. Load * PJM Rates)         $  13,029,528
Virginia Output (Total Hourly Virginia load data)                    367,153,987

Cost per kWh Output                                                     $0.03549
x Loss Factor                                                            1.06730

Cost per kWh Sold                                                       $0.03788
Less: Base Cost of Fuel                                                        0
                                                                   -------------
Current Year Factor                                                     $0.03788

Fuel Rate Before Gross Receipts Tax                                     $0.03788
Gross Receipts Tax Factor                                                1.02680
                                                                   -------------
Fuel Rate with Gross Receipts Tax                                       $0.03890

                         Delmarva Power & Light Company
  Calculation of Capacity Dollars For The Virginia Retail Electric Jurisdiction
           Based on The Maximum Virginia Load Recorded on July 5, 1999

Maximum Virginia Load Recorded on 7/5/99 (KW)                             84,803
Multiplied by
Capacity Reserve Margin for PJM                                             109%
                                                                   -------------
Virginia Load Grossed Up                                                  92,435
Multiplied by
Cost Of Capacity as of May 2000 ($/KW Year)                        $       21.90

Total Cost of Capacity per Year                                    $   2,024,332

                                                                                                                        Appendix H
                                                                                                                      Attachment 3
                                                                                                                       Page 1 of 2

                                                  DELMARVA POWER & LIGHT COMPANY
        Summary of Present Revenue Using 8/1/98 through 7/31/99 Booked Base Revenue and 10/1/98 through 9/30/99 Fuel Costs
                                                                and
                  Phase I, II and III Revenues reflecting proposed base Rate Decreases and Fuel Charges frozen at
                                             10/1/98 through 9/30/99 Actual Fuel Costs


                                                                            Residential
                                                 -------------------------------------------------------------
Line              Classification                     R           RSH         Subtotal   R-TOU-ND     Total
--------------------------------------------------------------------------------------------------------------
 1 Sales (kWh)                                   94,922,502   46,715,473   141,637,975    27,070   141,665,045

 2 Number of Customers                               13,402        3,639        17,041         3        17,044

 3 Base Revenue                                  $7,460,320   $3,443,191   $10,903,512    $1,914   $10,905,425

 4 Fuel Rate                                       $0.02067     $0.02067                $0.02067

 5 Fuel Revenue                                  $1,962,048     $965,609    $2,927,657      $560    $2,928,216

 6 Total Revenue                                 $9,422,368   $4,408,800   $13,831,169    $2,473   $13,833,642
--------------------------------------------------------------------------------------------------------------
 7 Phase I Decrease                                   0.70%        0.70%                   0.70%
 8 Phase I Revenue Decrease                         $65,957      $30,862       $96,818       $17       $96,835
 9 Percent Base Rate Decrease                         0.88%        0.90%                   0.90%

10 Phase I Base Revenues                         $7,394,364   $3,412,330   $10,806,694    $1,896   $10,808,590
11 Fuel Revenues                                 $1,962,048     $965,609    $2,927,657      $560    $2,928,216
12 Total Phase I Revenues                        $9,356,412   $4,377,939   $13,734,350    $2,456   $13,736,806
--------------------------------------------------------------------------------------------------------------
13 Phase II Decrease                                  0.90%        0.90%                   0.90%
14 Phase II Revenue Decrease                        $84,208      $39,401      $123,609       $22      $123,631
15 Percent Base Rate Decrease                         1.14%        1.15%                   1.17%

16 Phase II Base Revenues                        $7,310,156   $3,372,928   $10,683,084    $1,874   $10,684,959
17 Fuel Revenues                                 $1,962,048     $965,609    $2,927,657      $560    $2,928,216
18 Total Phase II Revenues                       $9,272,204   $4,338,537   $13,610,741    $2,434   $13,613,175
--------------------------------------------------------------------------------------------------------------
19 Phase III Decrease                                 1.00%        1.00%                   1.00%
20 Phase III Revenue Decrease                       $92,722      $43,385      $136,107       $24      $136,132
21 Percent Base Rate Decrease                         1.27%        1.29%                   1.30%

22 Phase III Base Revenues                       $7,217,434   $3,329,543   $10,546,977    $1,850   $10,548,827
23 Fuel Revenues                                 $1,962,048     $965,609    $2,927,657      $560    $2,928,216
24 Total Phase III Revenues                      $9,179,482   $4,295,152   $13,474,634    $2,409   $13,477,043
--------------------------------------------------------------------------------------------------------------
25 Percent Base Rate Change                          -3.26%       -3.30%        -3.27%    -3.33%        -3.27%
   (Phases I, II and III)

26 Percent Fuel Charge Rate Change                    0.00%        0.00%         0.00%     0.00%         0.00%
   (Phases I, II and III)

27 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%    -2.58%        -2.58%
   (Phases I, II and III)

                                                              General Service-Secondary
                                                 --------------------------------------------------
Line              Classification                   SGS-S         ORL          LGS-S       Total
---------------------------------------------------------------------------------------------------
 1 Sales (kWh)                                   86,168,464       32,646    23,140,560  109,341,670

 2 Number of Customers                                2,808            6            14        2,828

 3 Base Revenue                                  $5,565,569       $3,043    $1,046,538   $6,615,149

 4 Fuel Rate                                       $0.02067     $0.02067      $0.02067

 5 Fuel Revenue                                  $1,781,102         $675      $478,315   $2,260,092

 6 Total Revenue                                 $7,346,671       $3,717    $1,524,853   $8,875,242
---------------------------------------------------------------------------------------------------
 7 Phase I Decrease                                   0.70%        0.70%         0.70%
 8 Phase I Revenue Decrease                         $51,427          $26       $10,674      $62,127
 9 Percent Base Rate Decrease                         0.92%        0.86%         1.02%

10 Phase I Base Revenues                         $5,514,142       $3,016    $1,035,864   $6,553,023
11 Fuel Revenues                                 $1,781,102         $675      $478,315   $2,260,092
12 Total Phase I Revenues                        $7,295,244       $3,961    $1,541,179   $8,813,115
---------------------------------------------------------------------------------------------------
13 Phase II Decrease                                  0.90%        0.90%         0.90%
14 Phase II Revenue Decrease                        $65,657          $33       $13,628      $79,318
15 Percent Base Rate Decrease                         1.19%        1.10%         1.32%           $0
                                                                                                 $0
16 Phase II Base Revenues                        $5,448,485       $2,983    $1,022,236   $6,473,705
17 Fuel Revenues                                 $1,781,102         $675      $478,315   $2,260,092
18 Total Phase II Revenues                       $7,229,587       $3,658    $1,500,552   $8,733,797
---------------------------------------------------------------------------------------------------
19 Phase III Decrease                                 1.00%        1.00%         1.00%
20 Phase III Revenue Decrease                       $72,296          $37       $15,006      $87,338
21 Percent Base Rate Decrease                         1.33%        1.23%         1.47%   $6,386,367

22 Phase III Base Revenues                       $5,376,189       $2,947    $1,007,231   $2,260,092
23 Fuel Revenues                                 $1,781,102         $675      $478,315   $8,646,459
24 Total Phase III Revenues                      $7,157,291       $3,621    $1,485,546
---------------------------------------------------------------------------------------------------
25 Percent Base Rate Change                          -3.40%       -3.15%        -3.76%       -3.46%
   (Phases I, II and III)

26 Percent Fuel Charge Rate Change                    0.00%        0.00%         0.00%        0.00%
   (Phases I, II and III)

27 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%       -2.58%
   (Phases I, II and III)

                                                  General
                                                  Service
                                                   Primary      Lighting
                                                 -----------------------       TOTAL
Line              Classification                    GS-P           OL         RETAIL
--------------------------------------------------------------------------------------

 1 Sales (kWh)                                   79,440,964    3,316,861   333,764,540

 2 Number of Customers                                   11        1,618        21,502

 3 Base Revenue                                  $3,429,280     $375,047   $21,324,902

 4 Fuel Rate                                       $0.02067     $0.02067

 5 Fuel Revenue                                  $1,642,045      $68,560    $6,898,913

 6 Total Revenue                                 $5,071,324     $443,607   $28,223,815

--------------------------------------------------------------------------------------
 7 Phase I Decrease                                   0.70%        0.70%
 8 Phase I Revenue Decrease                         $35,499       $3,105      $197,567
 9 Percent Base Rate Decrease                         1.04%        0.83%

10 Phase I Base Revenues                         $3,393,780     $371,942   $21,127,335
11 Fuel Revenues                                 $1,642,045      $68,560    $6,898,913
12 Total Phase I Revenues                        $5,035,825     $440,502   $28,026,248
--------------------------------------------------------------------------------------
13 Phase II Decrease                                  0.90%        0.90%
14 Phase II Revenue Decrease                        $45,322       $3,965      $252,236
15 Percent Base Rate Decrease                         1.34%        1.07%

16 Phase II Base Revenues                        $3,348,458     $367,978   $20,875,099
17 Fuel Revenues                                 $1,642,045      $68,560    $6,898,913
18 Total Phase II Revenues                       $4,990,503     $436,537   $27,774,012
--------------------------------------------------------------------------------------
19 Phase III Decrease                                 1.00%        1.00%
20 Phase III Revenue Decrease                       $49,905       $4,365      $277,740
21 Percent Base Rate Decrease                         1.49%        1.19%

22 Phase III Base Revenues                       $3,298,553     $367,978   $20,597,359
23 Fuel Revenues                                 $1,642,045      $68,560    $6,898,913
24 Total Phase III Revenues                      $4,940,598     $436,537   $27,496,272
--------------------------------------------------------------------------------------
25 Percent Base Rate Change                          -3.81%       -3.05%        -3.41%
   (Phases I, II and III)

26 Percent Fuel Charge Rate Change                    0.00%        0.00%         0.00%
   (Phases I, II and III)

27 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%
   (Phases I, II and III)

                                                                                                         Appendix H
                                                                                                       Attachment 3
                                                                                                        Page 2 of 2

                                           DELMARVA POWER & LIGHT COMPANY
              Summary of Phase III Revenues reflecting proposed base Rate Decreases and Fuel Charges frozen at 10/1/98 through 9/30/99 Actual Fuel Costs
                                                        and
                Total Divestiture Rates reflecting Fuel Charges set at the Contract level and Base
                    Rates adjusted to yield the same overall revenue as the Phase III Revenues

                                                                   Residential
                                                 -------------------------------------------------------------
Line              Classification                     R           RSH        Subtotal    R-TOU-ND      Total
--------------------------------------------------------------------------------------------------------------
 1 Sales (kWh)                                   94,922,502   46,715,473   141,637,975    27,070   141,665,045

 2 Number of Customers                               13,402        3,639        17,041         3        17,044
--------------------------------------------------------------------------------------------------------------
 3 Phase III Base Revenues                       $7,217,434   $3,329,543   $10,546,977    $1,850   $10,548,827
 4 Phase III Fuel Charges                        $1,962,048     $965,609    $2,927,657      $560    $2,928,216
 5 Phase III Total Revenues                      $9,179,482   $4,295,152   $13,474,634    $2,409   $13,477,043
--------------------------------------------------------------------------------------------------------------
 6 Final Divestiture Fuel Rate                     $0.03390     $0.03390                $0.03390
 7 Total Fuel Revenues                           $3,217,873   $1,583,655    $4,801,527      $918    $4,802,445
 8 Difference in Fuel Rates From Phase III       $1,255,825     $618,046    $1,873,870      $358    $1,874,229
 9 kWh Adj. To Base Rates                         -$0.01323    -$0.03390               -$0.01323
--------------------------------------------------------------------------------------------------------------
10 Final Base Rate Revenues                      $5,961,609   $2,711,497    $8,673,107    $1,492    $8,674,598
11 Final Fuel Revenues                           $3,217,873   $1,583,655    $4,801,527      $918    $4,802,445
12 Final Total Revenues                          $9,179,482   $4,295,152   $13,474,634    $2,409   $13,477,043
--------------------------------------------------------------------------------------------------------------
13 Present Base Rate Revenues                    $7,460,320   $3,443,191   $10,903,512    $1,914   $10,905,425
14 Fuel Revenues 10/98-9/99                      $1,962,048     $965,609    $2,927,657      $560    $2,928,216
15 Present Total Revenues                        $9,422,368   $4,408,800   $13,831,169    $2,478   $13,833,642
--------------------------------------------------------------------------------------------------------------
16 Percent Change in Base Rate Revenues             -20.09%      -21.25%       -20.46%   -22.05%       -20.46%
   (Current to Final)
17 Percent Change in Fuel Rate Revenues              64.01%       64.01%        64.01%    64.01%        64.01%
   (Current to Final)
18 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%    -2.58%        -2.58%
   (Current to Final)
--------------------------------------------------------------------------------------------------------------

                                                                General Service-Secondary
                                                 --------------------------------------------------
Line              Classification                   SGS-S          ORL         LGS-S        Total
---------------------------------------------------------------------------------------------------
 1 Sales (kWh)                                   86,168,464       32,646    23,140,560  109,341,670

 2 Number of Customers                                2,808            6            14        2,828
---------------------------------------------------------------------------------------------------
 3 Phase III Base Revenues                       $5,376,189       $2,947    $1,007,231   $6,386,367
 4 Phase III Fuel Charges                        $1,781,102         $675      $478,315   $2,260,092
 5 Phase III Total Revenues                      $7,157,291       $3,621    $1,485,546   $8,646,459
---------------------------------------------------------------------------------------------------
 6 Final Divestiture Fuel Rate                     $0.03390     $0.03390      $0.03390
 7 Total Fuel Revenues                           $2,921,111       $1,107      $784,465   $3,706,683
 8 Difference in Fuel Rates From Phase III       $1,140,009         $432      $306,150   $1,446,590
 9 kWh Adj. To Base Rates                         -$0.01323    -$0.01323     -$0.01323
---------------------------------------------------------------------------------------------------
10 Final Base Rate Revenues                      $4,236,180       $2,515      $701,081   $4,939,776
11 Final Fuel Revenues                           $2,921,111       $1,107      $784,465   $3,706,683
12 Final Total Revenues                          $7,157,291       $3,621    $1,485,546   $8,646,459
---------------------------------------------------------------------------------------------------
13 Present Base Rate Revenues                    $5,565,569       $3,043    $1,046,538   $6,615,149
14 Fuel Revenues 10/98-9/99                      $1,781,102         $675      $478,315   $2,260,092
15 Present Total Revenues                        $7,346,671       $3,717    $1,524,853   $8,875,242
---------------------------------------------------------------------------------------------------
16 Percent Change in Base Rate Revenues             -23.89%      -17.35%       -33.01%      -25.33%
   (Current to Final)
17 Percent Change in Fuel Rate Revenues              64.01%       64.01%        64.01%       64.01%
   (Current to Final)
18 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%       -2.58%
   (Current to Final)
---------------------------------------------------------------------------------------------------

                                                  General
                                                  Service
                                                  Primary     Lighting
                                                 -----------------------     TOTAL
Line              Classification                    GS-P          OL         RETAIL
--------------------------------------------------------------------------------------
 1 Sales (kWh)                                   79,440,964    3,316,861   333,764,540

 2 Number of Customers                                   11        1,618        21,502
--------------------------------------------------------------------------------------
 3 Phase III Base Revenues                       $3,298,553     $363,612   $20,597,359
 4 Phase III Fuel Charges                        $1,642,045      $68,560    $6,898,913
 5 Phase III Total Revenues                      $4,940,598     $432,172   $27,496,272
--------------------------------------------------------------------------------------
 6 Final Divestiture Fuel Rate                     $0.03390     $0.03390
 7 Total Fuel Revenues                           $2,693,049     $112,442   $11,314,618
 8 Difference in Fuel Rates From Phase III       $1,051,004      $43,882    $4,415,705
 9 kWh Adj. To Base Rates                         -$0.01323    -$0.01323
--------------------------------------------------------------------------------------
10 Final Base Rate Revenues                      $2,247,549     $319,730   $16,181,654
11 Final Fuel Revenues                           $2,693,049     $112,442   $11,314,618
12 Final Total Revenues                          $4,940,598     $432,172   $27,496,272
--------------------------------------------------------------------------------------
13 Present Base Rate Revenues                    $3,429,280     $375,047   $21,324,902
14 Fuel Revenues 10/98-9/99                      $1,642,045      $68,560    $6,898,913
15 Present Total Revenues                        $5,071,324     $443,607   $28,223,815
--------------------------------------------------------------------------------------
16 Percent Change in Base Rate Revenues             -34.46%      -14.75%       -24.12%
   (Current to Final)
17 Percent Change in Fuel Rate Revenues              64.01%       64.01%        64.01%
   (Current to Final)
18 Percent Change in Total Revenues                  -2.58%       -2.58%        -2.58%
   (Current to Final)
--------------------------------------------------------------------------------------

                                                                                                                       Appendix H
                                                                                                                       Attachment 4
                                                                                                                       Page 1 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                        Residential Service

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
Line       (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
                                                  (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  First 5 kWh or less        $4.43    99.12%         $4.39    98.86%        $4.34     98.73%        $4.28    -$0.07         $4.21
2  Summer
3  Next 495 kWh            $0.07859    99.12%      $0.07790    98.86%     $0.07701     98.73%    $0.07603    -$0.01323    $0.06280
4  Excess kWh              $0.07314    99.12%      $0.07249    98.86%     $0.07166     98.73%    $0.07075    -$0.01323    $0.05752
5  Winter
6  Next 495 kWh            $0.07859    99.12%      $0.07790    98.86%     $0.07701     98.73%    $0.07603    -$0.01323    $0.06280
7  Excess kWh              $0.06176    99.12%      $0.06121    98.86%     $0.06051     98.73%    $0.05974    -$0.01323    $0.04651
8
9
10 Class Revenue         $9,219,118
11 Number of Customers      160,828
12 kWh Sales             94,922,502
13 Fuel Charges          $1,765,879
14 DSM                      -$7,081
15 Base Rates            $7,460,320    99.12%    $7,394.364    98.86%   $7,310,156     98.73%   $7,217,434 -$1,255,825  $5,961,609

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 2 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                 Residential Service-Space Heating

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
Line       (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
                                                  (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  First 5 kWh or less        $4.43    99.10%         $4.39    98.85%        $4.34     98.71%         $4.28     -$0.07       $4.21
2  Summer
3  Next 495 kWh            $0.07859    99.10%      $0.07789    98.85%     $0.07699     98.71%      $0.07600  -$0.01323    $0.06277
4  Excess kWh              $0.07314    99.10%      $0.07248    98.85%     $0.07164     98.71%      $0.07072  -$0.01323    $0.05749
5  Winter
6  Next 495 kWh            $0.07859    99.10%      $0.07789    98.85%     $0.07699     98.71%      $0.07600  -$0.01323    $0.06277
7  Excess kWh              $0.06176    99.10%      $0.06121    98.85%     $0.06050     98.71%      $0.05972  -$0.01323    $0.04649
8
9
10 Class Revenue         $4,277,360
11 Number of Customers       43,664
12 kWh Sales             46,715,473
13 Fuel Charges            $846,782
14 DSM                     -$12,613
15 Base Rates            $3,443,191    99.10%    $3,412,330    98.85%   $3,372,928     98.71%    $3,329,543  -$618,046   $2,711,497

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 3 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                      Residential Service-TOU

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
Line       (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
                                                  (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Customer Charge          $6.40      99.10%       $6.34      98.83%      $6.27       98.70%       $6.19                    $6.19
2  Summer
3  On-Peak               $0.17984      99.10%    $0.17823      98.83%   $0.07615       98.70%    $0.17386    -$0.01323    $0.16063
4  Off-Peak              $0.03223      99.10%    $0.03194      98.83%   $0.03157       98.70%    $0.03116    -$0.01323    $0.01793
5  Winter
6  On-Peak               $0.14813      99.10%    $0.14680      98.83%   $0.14509       98.70%    $0.14321    -$0.01323    $0.12998
7  Off-Peak              $0.03223      99.10%    $0.03194      98.83%   $0.03157       98.70%    $0.03116    -$0.01323    $0.01793
8
9
10 Class Revenue           $2,428
11 Number of Customers         36
12 kWh Sales               27,070
13 Fuel Charges              $514
14 DSM                         $0
15 Base Rates              $1,914      99.10%      $1,897      98.83%     $1,874       98.70%      $1,850        -$358      $1,492

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 4 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                  Small General Service-Secondary

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
Line       (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
                                                  (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Customer Charge            $6.80    99.08%       $6.74      98.81%        $6.66     98.67%        $6.57                   $6.57
2  Demand
3  Summer
4  First 20 kW               $0.000    99.08%      $0.000      98.81%       $0.000     98.67%        $0.000                 $0.000
5  Over 20 kW                $8.562    99.08%      $8.483      98.81%       $8.382     98.67%        $8.271                 $8.271
6  Winter
7  First 20 kW               $0.000    99.08%      $0.000      98.81%       $0.000     98.67%        $0.000                 $0.000
8  Over 20 kW                $6.863    99.08%      $6.800      98.81%       $6.719     98.67%        $6.630                 $6.630
9  Energy
10 Summer                  $0.08028              $0.07954      98.81%     $0.07859     98.67%      $0.07755  -$0.01323    $0.06432
11 First 3,500 kWh         $0.03306    99.08%    $0.03275      98.81%     $0.03236     98.67%      $0.03193  -$0.01323    $0.01870
12 Over 3,500 kWh                                              99.08%
13 Winter
14 First 3,500 kWh         $0.08028    99.08%    $0.07954      98.81%     $0.07859     98.67%      $0.07755  -$0.01323    $0.06432
15 Over 3,500 kWh          $0.02867    99.08%    $0.02841      98.81%     $0.02807     98.67%      $0.02770  -$0.01323    $0.01447
16 Off-Peak Revenue           $4.85    99.08%       $4.81      98.81%        $4.75     98.67%         $4.68                  $4.68
17 Class Revenue         $7,189,321
18 Number of Customers       33,696
19 kWh Sales             86,168,464
20 Fuel Charges          $1,623,182
21 DSM                         $570
22 Base Rates            $5,565,569    99.08%  $5,514,142      98.81%   $5,448,485     98.67%    $5,376,189 -$1,140,009  $4,236,180

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 5 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                  Large General Service-Secondary

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
Line       (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
                                                  (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Customer Charge           $19.42    98.98%        $19.22    98.68%        $6.66     98.53%        $18.69                $18.69
2  Demand
3  Summer                    $8.078    98.98%         $8.00    98.68%                  98.53%         $7.78                 $7.78
4  Winter                    $6.678    98.98%         $6.61    98.68%                  98.53%         $6.43                 $6.43
5  Energy
6  Summer
7  On-Peak                 $0.03529    98.98%      $0.03493    98.68%     $0.03447     98.53%      $0.03396  -$0.01323   $0.02073
8  Off-Peak                $0.02559    98.98%      $0.02533    98.68%     $0.02500     98.53%      $0.02463  -$0.01323   $0.01140
9  Winter
10 On-Peak                 $0.03529    98.98%      $0.03493    98.68%     $0.03447     98.53%      $0.03396  -$0.01323   $0.02073
11 Off-Peak                $0.02559    98.98%      $0.02533    98.68%     $0.02500     98.53%      $0.02463  -$0.01323   $0.01140
12 Off-Peak Service        $0.08028    98.98%      $0.07946    98.68%     $0.07841     98.53%      $0.07726  -$0.01323   $0.06403
13 Class Revenue         $1,523,771
14 Number of Customer           167
15 kWh Sales             23,140,560
16 Fuel Charges            $472,893
17 DSM                       $4,340
18 Base Rates            $1,046,538    98.98%    $1,035,864    98.68%   $1,002,236     98.53%    $1,007,231  -$306,150   $701,081

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 6 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                  Large General Service-Secondary

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
           (A)               (B)         (C)        (D)          (E)        (F)           (G)       (H)           (I)       (J)
Line                                              (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Customer Charge           $29.00    98.96%        $28.70    98.66%       $28.32     98.51%        $27.90                  $27.90
2  Demand
3  Summer                    $7.756    98.96%        $7.676    98.66%       $7.573     98.51%        $7.460                  $7.460
4  Winter                    $5.858    98.96%        $5.797    98.66%       $5.720     98.51%        $5.635                  $5.635
5  Energy
6  Summer
7  On-Peak                 $0.03071    98.96%      $0.03039    98.66%     $0.02998     98.51%      $0.02953    -$0.01323   $0.01630
8  Off-Peak                $0.02104    98.96%      $0.02082    98.66%     $0.02054     98.51%      $0.02023    -$0.01323   $0.00700
9  Winter
10 On-Peak                 $0.03071    98.96%      $0.03039    98.66%     $0.02998     98.51%      $0.02953    -$0.01323   $0.01630
11 Off-Peak                $0.02104    98.96%      $0.02082    98.66%     $0.02054     98.51%      $0.02023    -$0.01323   $0.00700
12 Off-Peak Service        $0.07595    98.96%      $0.07516    98.66%      0.07416     98.51%      $0.07305    -$0.01323   $0.05982
13 Class Revenue         $4,925,887
14 Less RTP                 $96,411
15 Adj. Class Rev.       $4,829,476
16 Number of Customers          137
17 kWh Sales             87,695,982
18 RTP kWh Sales          8,255,018
19 Adj. kWh Sales        79,440,964
20 Fuel Charges          $1,562,343
21 RTP Fuel Charges         $89,197
22 Adj. Fuel Charges     $1,473,146
23 DSM                     -$72,950
24 Base Rates            $3,436,494
25 RTP Base Rates                $0
26 Adj. Base Rates       $3,429,280    98.96%    $3,393,780    98.66%   $3,348,458     98.51%    $3,298,553  -$1,160,218 $2,138,355

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 7 of 9

                                          DELMARVA POWER & LIGHT COMPANY
                                               Private Area Lighting

                                                                                                        Est.
                                      Phase I    Proposed   Phase II   Proposed  Phase III   Proposed   Avg.    Final       Final
          Rate             Current   Adjustment   Phase I  Adjustment  Phase II  Adjustment  Phase III  Mthly.   Rate      Proposed
         Element            Rate       Factor      Rates     Factor     Rates      Factor      Rates    kWh    Adjustment   Rates
           (A)               (B)         (C)        (D)        (E)       (F)         (G)        (H)     (I)       (J)        (K)
Line                                              (B)x(C)              (D)x(E)                (F)x(G)                      (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Group A
2  Mercury Vapor
3  8,600 Lumen (175 Watt)      $7.18   99.17%       $7.12    98.93%      $7.04     98.81%     $6.96      70    -$0.01323     $6.03
4  High Pressure Sodium
5  5,800 Lumen (70 Watt)       $6.34   99.17%       $6.29    98.93%      $6.22     98.81%     $6.15      36    -$0.01323     $5.67
6  9,500 Lumen (100 Watt)      $6.92   99.17%       $6.86    98.93%      $6.79     98.81%     $6.71      50    -$0.01323     $6.05
7  Group B
8  Mercury Vapor
9  8,600 Lumen (175 Watt)      $7.83   99.17%       $7.77    98.93%      $7.69     98.91      $7.60      70    -$0.01323     $6.67
10 22,500 Lumen (400 Watt)    $13.54   99.17%      $13.43    98.93%     $13.29     98.81%    $13.13     155    -$0.01323    $11.08
11 63,000 Lumen (1,000 Watt)  $21.39   99.17%      $21.21    98.93%     $20.98     98.81%    $20.73     374    -$0.01323    $15.78
12 High Pressure Sodium
13 5,800 Lumen (70 Watt)       $7.61   99.17%       $7.55    98.93%      $7.47     98.81%     $7.38      36    -$0.01323     $6.90
14 9,500 Lumen (100 Watt)      $8.21   99.17%       $8.14    98.93%      $8.05     98.81%     $7.95      50    -$0.01323     $7.29
15 16,000 Lumen (150 Watt)    $10.05   99.17%       $9.97    98.93%      $9.86     98.81%     $9.74      71    -$0.01323     $8.80
16 25,000 Lumen (250 Watt)    $16.26   99.17%      $16.13    98.93%     $15.96     98.81%    $15.77     109    -$0.01323    $14.33
17 50,000 Lumen (400 Watt)    $19.01   99.17%      $18.85    98.93%     $18.65     98.81%    $18.43     164    -$0.01323    $16.26
18
19 Class Revenue            $192,077
20 Number of Customers        18,994
21 kWh Sales               1,542,895
22 Fuel Charges              $29,433
23 DSM                            $0
24 Base Rates               $162,644   99.17%    $161,298     98.93%  $159,579     98.81%  $157,685             -$20,413  $137,273

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 8 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                      Public Lighting Service

                                                                                                         Est.
                                     Phase I     Proposed   Phase II   Proposed  Phase III   Proposed    Avg.     Final       Final
          Rate              Current  Adjustment   Phase I  Adjustment  Phase II  Adjustment  Phase III  Mthly.    Rate      Proposed
         Element             Rate     Factor      Rates     Factor       Rates     Factor      Rates     kWh    Adjustment    Rates
           (A)                (B)       (C)        (D)        (E)         (F)        (G)        (H)      (I)       (J)         (K)
Line                                             (B)x(C)                (D)x(E)                (F)x(G)                       (H)+(I)
------------------------------------------------------------------------------------------------------------------------------------
 1 Group A
 2 Mercury Vapor
 3 4,200 Lumen (100 Watt)
 4 Existing Pole Hi-Pole       $5.78  99.17%     $5.73      98.93%        $5.67    98.81%     $5.60      46    -$0.01323     $4.99
 5 8,600 Lumen (175 Watt)
 6 Existing Pole Hi-Pole       $7.83  99.17%     $7.77      98.93%        $7.69    98.81%     $7.60      70    -$0.01323     $6.67
 7 Metal Lo-Pole              $11.77  99.17%    $11.67      98.93%       $11.55    98.81%    $11.41      70    -$0.01323    $10.48
 8 Metal Energy                $9.31  99.17%     $9.23      98.93%        $9.13    98.81%     $9.02      70    -$0.01323     $8.09
 9 Cust. Owned Energy          $3.23  99.17%     $3.20      98.93%        $3.17    98.81%     $3.13      70    -$0.01323     $2.20
10 12,100 Lumen (400 Watt)
11 Existing Pole Hi-Pole      $10.73  99.17%    $10.64      98.93%       $10.53    98.81%    $10.41      99    -$0.01323     $9.10
12 Cust. Owned Lamp & Only     $7.72  99.17%     $7.66      98.93%        $7.58    98.81%     $7.49      99    -$0.01323     $6.18
13 Cust. Owned Energy          $4.57  99.17%     $4.53      98.93%        $4.48    98.81%     $4.43      99    -$0.01323     $3.12
14 22,500 Lumen (400 Watt)
15 Existing Pole Hi-Pole      $13.53  99.17%    $13.42      98.93%       $13.28    98.81%    $13.12     155    -$0.01323    $11.07
16 Metal Lo-Pole              $17.47  99.17%    $17.33      98.93%       $17.15    98.81%    $16.95     155    -$0.01323    $14.90
17 Cust. Owned Lamp & Only     $9.73  99.17%     $9.65      98.93%        $9.55    98.81%     $9.44     155    -$0.01323     $7.39
18 Cust. Owned Energy          $7.16  99.17%     $7.10      98.93%        $7.02    98.81%     $6.94     155    -$0.01323     $4.89
19 High Pressure Sodium
20 5,800 Lumen (70 Watt)
21 Existing Pole               $7.61  99.17%     $7.55      98.93%        $7.47    98.81%     $7.38      36    -$0.01323     $6.90
22 Cust. Owned Lamp & Only     $5.48  99.17%     $5.43      98.93%        $5.37    98.81%     $5.31      36    -$0.01323     $4.83
23 Cust. Owned Energy          $1.67  99.17%     $1.66      98.93%        $1.64    98.81%     $1.62      36    -$0.01323     $1.14
24 9,500 Lumen (100 Watt)                                                                                      -%0.01323     $0.00
25 Existing Pole               $8.21  99.17%     $8.14      98.93%        $8.05    98.81%     $7.95      50    -$0.01323     $7.29
26 Cust. Owned Lamp & Only     $5.92  99.17%     $5.87      98.93%        $5.81    98.81%     $5.74      50    -$0.01323     $5.08
27 Cust. Owned Energy          $2.31  99.17%     $2.29      98.93%        $2.27    98.81%     $2.24      50    -$0.01323     $1.58
28 16,000 Lumen (150 Watt)
29 Existing Pole              $10.05  99.17%     $9.97      98.93%        $9.86    98.81%     $9.74      71    -$0.01323     $8.80
30 Cust. Owned Lamp & Only     $7.24  99.17%     $7.18      98.93%        $7.10    98.81%     $7.02      71    -$0.01323     $6.08
31 Cust. Owned Energy          $3.28  99.17%     $3.25      98.93%        $3.22    98.81%     $3.18      71    -$0.01323     $2.24
32 25,000 Lumen (250 Watt)
33 Existing Pole              $16.26  99.17%    $16.13      98.93%       $15.96    98.81%    $15.77     109    -$0.01323    $14.33
34 Cust. Owned Energy          $5.04  99.17%     $5.00      98.93%        $4.95    98.81%     $4.89     109    -$0.01323     $3.45
35 50,000 Lumen (400 Watt)
36 Existing Pole              $19.01  99.17%    $18.85      98.93%       $18.65    98.81%    $18.43     164    -$0.01323    $16.26
37 Cust. Owned Lamp & Only    $13.68  99.17%    $13.57      98.93%       $13.43    98.81%    $13.27     164    -$0.01323    $11.10
38 Incandescent (Traffic
   Signals Only)
39 0-40 Watts                   0.35  99.17%     $0.35      98.93%        $0.35    98.81%     $0.35       6    -$0.01323     $0.27
40 41-80 Watts                 $1.03  99.17%     $1.02      98.93%        $1.01    98.81%     $1.00      18    -$0.01323     $0.76
41 81-120 Watts                $1.71  99.17%     $1.70      98.93%        $1.68    98.81%     $1.66      30    -$0.01323     $1.26
42 121-160 Watts                2.16  99.17%     $2.14      98.93%        $2.12    98.81%     $2.09      38    -$0.01323     $1.59
43 161-200 Watts               $2.40  99.17%     $2.38      98.93%        $2.35    98.81%     $2.32      42    -$0.01323     $1.76
44
45 Ornamental or Decorative
   Luminaries                  $2.22  99.17%     $2.20      98.93%        $2.18    98.81%     $2.15                          $2.15
46 Poles
47 Wood 25 ft. To 40 ft.       $4.44  99.17%     $4.40      98.93%        $4.35    98.81%     $4.30                          $4.30
48 Fiberglass or Alum.,
   Embedded, < 25 ft.          $4.44  99.17%     $4.40      98.93%        $4.35    98.81%     $4.30                          $4.30
49 Fiberglass or Alum.,
   Embedded, 25-35 ft.         $8.87  99.17%     $8.80      98.93%        $8.71    98.81%     $8.61                          $8.61
50 Fiberglass or Alum.,
   Bolt Base, 25-35 ft.        $9.86  99.17%     $9.78      98.93%        $9.68    98.81%     $9.57                          $9.57
51
52 Class Revenue            $245,577
53 Number of Customers           426
54 kWh Sales               1,773,966
55 Fuel Charges              $33,174
56 DSM                            $0
57 Base Rates                $212,403  99.17%  $210,644      98.93%    $208,369    98.81%     $205,927          -$23,470  $182,457

                                                                                                                      Appendix H
                                                                                                                      Attachment 4
                                                                                                                      Page 9 of 9

                                                  DELMARVA POWER & LIGHT COMPANY
                                                   Outdoor Recreational Lighting

                                      Phase I    Proposed     Phase II    Proposed     Phase III  Proposed       Final     Final
          Rate             Current   Adjustment   Phase I    Adjustment   Phase II    Adjustment  Phase III      Rate    Proposed
         Element            Rate       Factor      Rates       Factor      Rates        Factor     Rates      Adjustment   Rates
           (A)               (B)        (C)         (D)          (E)        (F)           (G)       (H)           (I)       (J)
Line                                              (B)x(C)                 (D)x(E)                 (F)x(G)                 (H)+(I)
-----------------------------------------------------------------------------------------------------------------------------------
1  Customer Charge          $6.80      99.14%       $6.74      98.90%      $6.67       98.77%       $6.59                   $6.59
2  Energy Charge         $0.08028      99.14%    $0.07959      98.90%   $0.07871       98.77%    $0.07774    -$0.01323   $0.06451
3
4  Revenue                 $3,652
5  Number of Customers         72
6  kWh Sales               32,646
7  Fuel Charges              $610
8  DSM                         $0
9  Base Rates              $3,043      99.14%      $3,016      98.90%     $2,983       98.77%      $2,947        -$432     $2,515